Filed Pursuant to Rule (424)(b)(3)
Registration No. 333-251658

Slack Technologies, Inc.

500 Howard Street

San Francisco, California 94105

LETTER TO STOCKHOLDERS OF SLACK TECHNOLOGIES, INC.

Dear Slack Stockholder:

On December 1, 2020, Slack Technologies, Inc. (which we refer to as “Slack” or the “Company”) entered into an Agreement and Plan of Merger (which, as it may be amended from time to time, we refer to as the “merger agreement”) with salesforce.com, inc. (which we refer to as “Salesforce”), Skyline Strategies I Inc. (which we refer to as “Merger Sub I”), and Skyline Strategies II LLC (which we refer to as “Merger Sub II”). The merger agreement provides for the merger of Merger Sub I with and into Slack, with Slack continuing as the surviving corporation (which we refer to as the “first merger”), immediately followed by a second merger of the surviving corporation into either Merger Sub II or Salesforce, with either Merger Sub II or Salesforce continuing as the surviving company, as applicable (which we refer to as the “second merger” and together with the first merger, the “mergers”).

Slack stockholders as of the close of business on the record date are invited to virtually attend a special meeting of Slack stockholders on March 2, 2021, at 10:00 a.m. Pacific Time, to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated thereby, a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Slack’s named executive officers that is based on or otherwise relates to the mergers, and a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to adopt the merger agreement and approve the transactions contemplated thereby.

Subject to the terms and conditions of the merger agreement, at the first effective time of the first merger (which we refer to as the “first effective time”), each outstanding share of Slack Class A common stock and Slack Class B common stock (other than shares of Slack common stock owned directly or indirectly by Salesforce, Slack or any of their respective subsidiaries immediately prior to the first effective time, shares of Slack common stock as to which dissenters’ rights have been properly perfected, and shares of Slack common stock covered by Slack restricted share awards) will be converted in the first merger into the right to receive 0.0776 shares of Salesforce common stock and the right to receive $26.79 in cash, without interest (which we refer to as the “merger consideration”).

Based on the closing price of Salesforce common stock on November 24, 2020, the last full unaffected trading day before the first published rumor regarding a potential merger transaction, the value of the per share merger consideration payable to holders of Slack common stock upon completion of the first merger was approximately $47.03. Based on the closing price of Salesforce common stock on January 28, 2021, the last practicable date before the date of the proxy statement/prospectus accompanying this notice, the value of the merger consideration payable to holders of Slack common stock upon completion of the first merger was approximately $44.37. Slack stockholders should obtain current stock price quotations for Salesforce common stock and Slack common stock. Salesforce common stock is traded on the New York Stock Exchange under the symbol “CRM,” and Slack common stock is traded on the New York Stock Exchange under the symbol “WORK.”

The Slack board of directors has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of, Slack and its stockholders; has unanimously approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers; and unanimously recommends that Slack stockholders vote “FOR” the adoption of the merger agreement and “FOR” the other proposals described in the accompanying proxy statement/prospectus.

Slack will hold a virtual special meeting of its stockholders to consider certain matters relating to the mergers. Salesforce and Slack cannot complete the mergers unless, among other things, Slack stockholders adopt the merger agreement and approve the transactions contemplated thereby.

Your vote is very important. To ensure your representation at the special meeting, complete and return the applicable enclosed proxy card or submit your proxy by phone or the Internet. Please vote promptly whether or not you expect to virtually attend the special meeting. Submitting a proxy now will not prevent you from being able to vote at the special meeting.

The proxy statement/prospectus accompanying this notice is also being delivered to Slack’s stockholders as Salesforce’s prospectus for its offering of shares of Salesforce common stock in connection with the mergers.

The obligations of Salesforce and Slack to complete the mergers are subject to the satisfaction or waiver of the conditions set forth in the merger agreement, a copy of which is included as part of the accompanying proxy statement/prospectus. The proxy statement/prospectus provides you with detailed information about the mergers. It also contains or references information about Salesforce and Slack and certain related matters. You are encouraged to read the proxy statement/prospectus carefully and in its entirety. In particular, you should carefully read the section entitled “Risk Factors” for a discussion of risks you should consider in evaluating the mergers and the issuance of shares of Salesforce common stock in connection with the mergers and how they will affect you.

Sincerely,
Stewart Butterfield Co-Founder, Chief Executive Officer and Chairperson of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

The proxy statement/prospectus is dated January 29, 2021 and is first being mailed to stockholders of Slack on or about January 29, 2021.

Slack Technologies, Inc.

500 Howard Street

San Francisco, California 94105

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON MARCH 2, 2021

Notice is hereby given that a special meeting of stockholders of Slack Technologies, Inc. (which we refer to as “Slack”) will be held on March 2, 2021 at 10:00 a.m. Pacific Time via a live interactive audio webcast on the Internet (which we refer to as the “Slack special meeting”). You will be able to vote and submit your questions at www.virtualshareholdermeeting.com/WORK2021SM during the meeting. We are holding the special meeting for the following purposes, which are more fully described in the accompanying proxy statement/prospectus:

•

to adopt the Agreement and Plan of Merger, dated as of December 1, 2020 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among salesforce.com, inc. (which we refer to as “Salesforce”), Skyline Strategies I Inc. (which we refer to as “Merger Sub I”), Skyline Strategies II LLC (which we refer to as “Merger Sub II”) and Slack and approve the transactions contemplated thereby (which we refer to as the “merger proposal”); and

•

to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Slack’s named executive officers that is based on or otherwise relates to the mergers contemplated by the merger agreement (which we refer to as the “non-binding compensation advisory proposal”).

Slack stockholder approval of the merger proposal is required to complete the mergers as contemplated by the merger agreement. Slack stockholders will also be asked to approve the non-binding compensation advisory proposal. Slack will transact no other business at the Slack special meeting. The record date for the Slack special meeting has been set as January 25, 2021. Only Slack stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the Slack special meeting via the Slack special meeting website or any adjournments and postponements of the Slack special meeting. For additional information regarding the Slack special meeting, see the section entitled “Special Meeting of Slack Stockholders.”

The Slack board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

The Slack proposals are described in more detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

PLEASE VOTE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE SLACK SPECIAL MEETING VIA THE SLACK SPECIAL MEETING WEBSITE. IF YOU LATER DESIRE TO REVOKE OR CHANGE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FOR FURTHER INFORMATION CONCERNING THE PROPOSALS BEING VOTED UPON, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS.

Your vote is very important. Approval of the merger proposal by the Slack stockholders is a condition to the mergers and requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote on the proposal. Slack stockholders are requested to complete, date, sign and return the enclosed proxy in the envelope provided, which requires no postage if mailed in the United States, or to submit their votes by phone or the Internet. Simply follow the instructions provided on the enclosed proxy card. Abstentions, failure to submit a proxy or vote via the Slack special meeting website and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal.

By Order of the Board of Directors,

David Schellhase General Counsel and Corporate Secretary San Francisco, California

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about salesforce.com, inc. (which we refer to as “Salesforce”) and Slack Technologies, Inc. (which we refer to as “Slack”) from other documents that are not included in or delivered with this proxy statement/prospectus, including documents that Salesforce and Slack have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”). For a listing of documents incorporated by reference herein, see the section entitled “Where You Can Find More Information.” This information is available for you to review free of charge through the SEC’s website at www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or other information concerning Salesforce or Slack, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below.

Salesforce	Slack

salesforce.com, inc. Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, California 94105 Attention: Investor Relations (415) 536-6250	Slack Technologies, Inc. 500 Howard Street San Francisco, California 94105 Attention: Investor Relations (415) 630-7943

To obtain timely delivery of these documents before the Slack special meeting, Slack stockholders must request the information no later than February 23, 2021 (which is five business days before the date of the Slack special meeting).

In addition, if you have questions about the mergers or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, contact MacKenzie Partners, Inc., the proxy solicitor for Slack, toll-free at (800) 322-2885, or for brokers and banks, collect at (212) 929-5500, or by email at proxy@mackenziepartners.com. You will not be charged for any of these documents that you request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Salesforce (File No. 333-251658), constitutes a prospectus of Salesforce under Section 5 of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”) with respect to the shares of common stock of Salesforce, par value $0.001 per share (which we refer to as “Salesforce common stock”) to be issued to Slack stockholders pursuant to the Agreement and Plan of Merger, dated as of December 1, 2020 (which, as it may be amended from time to time, we refer to as the “merger agreement”), among Salesforce, Skyline Strategies I Inc. (which we refer to as “Merger Sub I”), Skyline Strategies II LLC (which we refer to as “Merger Sub II”) and Slack.

This document also constitutes a notice of meeting and proxy statement of Slack under Section 14(a) of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

Salesforce has supplied all information contained or incorporated by reference herein relating to Salesforce, and Slack has supplied all information contained or incorporated by reference herein relating to Slack.

You should rely only on the information contained in or incorporated by reference herein in connection with any vote, the giving or withholding of any proxy or any investment decision in connection with the merger agreement. Salesforce and Slack have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference herein. This proxy statement/prospectus is dated January 29, 2021, and you should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein. Further, you should not assume that the information incorporated by reference herein is accurate as of any date other than the date of the incorporated document. Neither the mailing of this proxy statement/prospectus to Slack stockholders nor the issuance by Salesforce of shares of Salesforce common stock pursuant to the merger agreement will create any implication to the contrary.

All currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

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QUESTIONS AND ANSWERS ABOUT THE MERGERS AND THE SLACK SPECIAL MEETING

The following are answers to certain questions that you may have regarding the Slack special meeting. You are urged to read carefully the remainder of this document because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this document.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Salesforce, Slack, Merger Sub I and Merger Sub II have entered into the merger agreement. The merger agreement provides for two mergers: (a) Merger Sub I will be merged with and into Slack, with Slack continuing as the surviving corporation (which we refer to as the “first merger”), and (b) immediately following the first merger, Slack, as the surviving corporation in the first merger, will be merged with and into either (i) if a revised structure notice (as defined in “—The Mergers and the Merger Agreement”) has not been delivered by Salesforce before the closing, Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of Salesforce, or (ii) if a revised structure notice has been delivered by Salesforce before the closing, Salesforce, with Salesforce surviving the second merger (which we refer to as the “second merger” and together with the first merger, the “mergers”), and your vote is required in connection with the mergers. The merger agreement, which governs the terms of the mergers, is attached to this proxy statement/prospectus as Annex A.

The merger agreement must be adopted by the Slack stockholders in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) in order for the mergers to be consummated. Slack is holding a virtual special meeting of its stockholders (which we refer to as the “Slack special meeting”) to obtain that approval. Slack stockholders will also be asked to vote on a non-binding advisory proposal to approve certain compensation that may be paid or become payable to Slack’s named executive officers that is based on or otherwise relates to the mergers and to approve the adjournment of the special meeting, from time to time, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal. Your vote is very important. We encourage you to submit a proxy to have your shares of Class A common stock, par value $0.0001 per share, of Slack (which we refer to as “Slack Class A common stock”) and Class B common stock, par value $0.0001 per share, of Slack (which we refer to as “Slack Class B common stock” and collectively with the Slack Class A common stock, the “Slack common stock”) voted as soon as possible.

Q:	When and where will the special meeting take place?

A:

The Slack special meeting will be held virtually via the Internet at 10:00 a.m. Pacific Time, on March 2, 2021. The Slack special meeting will be held solely via live webcast and there will not be a physical meeting location. Slack stockholders will be able to attend the Slack special meeting online and vote their shares electronically during the meeting by visiting www.virtualshareholdermeeting.com/WORK2021SM, which we refer to as the “Slack special meeting website.”

Q:	What matters will be considered at the special meeting?

A:	The Slack stockholders are being asked to consider and vote on:

•	a proposal to adopt the merger agreement and approve the transactions contemplated thereby (which we refer to as the “merger proposal”); and

•

to approve, by a non-binding advisory vote, certain compensation that may be paid or become payable to Slack’s named executive officers that is based on or otherwise relates to the mergers contemplated by the merger agreement (which we refer to as the “non-binding compensation advisory proposal”).

Q:	Is my vote important?

A:

Yes. Your vote is very important. The mergers cannot be completed unless the merger proposal is approved by the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote on the proposal. Only Slack stockholders as of the close of business on the record date are entitled to vote at the Slack special meeting. The board of directors of Slack (which we refer to as the “Slack board”) unanimously recommends that such Slack stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	If my shares of Slack common stock are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote those shares for me?

A:

If your shares are held through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you. If this is the case, this proxy statement/prospectus has been forwarded to you by your broker, bank or other nominee. You must provide the record holder of your shares with instructions on how to vote your shares. Otherwise, your broker, bank or other nominee may not vote your shares on any of the proposals to be considered at the Slack special meeting. A so called “broker non-vote” will result if your broker, bank or other nominee returns a proxy but does not provide instruction as to how shares should be voted on a particular matter.

Under the current rules of the NYSE, brokers, banks or other nominees do not have discretionary authority to vote on any of the proposals at the Slack special meeting. Because the only proposals for consideration at the Slack special meeting are nondiscretionary proposals, it is not expected that there will be any broker non-votes at the Slack special meeting. However, if there are any broker non-votes, they will have (i) the same effect as a vote “AGAINST” the merger proposal and (ii) no effect on the non-binding compensation advisory proposal.

Q:	What Slack stockholder vote is required for the approval of the merger proposal and non-binding compensation advisory proposal?

A:

The merger proposal. Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The non-binding compensation advisory proposal. Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock present via the Slack special meeting website or by proxy at the Slack special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote. As an advisory vote, this proposal is not binding upon Slack or the Slack board or Salesforce or the board of directors of Salesforce (which we refer to as the “Salesforce board”), and approval of this proposal is not a condition to completion of the mergers.

Q:	Who will count the votes?

A:	The votes at the Slack special meeting will be counted by an independent inspector of elections appointed by the Slack board.

Q:	What will Slack stockholders receive if the mergers are completed?

A:

As a result of the first merger, each share of Slack common stock issued and outstanding immediately prior to the effective time of the first merger (which we refer to as the “first effective time”) (other than any excluded shares and dissenting shares, as defined in the section entitled “The Merger Agreement—Merger Consideration,” and any Slack restricted stock awards, as defined and discussed in the Question and Answer below, not treated as shares of Slack common stock) will be converted in the first merger into the right to receive (a) 0.0776 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock and (b) $26.79 in cash, without interest (which we refer to as the “merger consideration”). We refer to such shares of Slack common stock eligible to receive the merger consideration as “eligible shares.”

If you receive the merger consideration and would otherwise be entitled to receive a fractional share of Salesforce common stock, you will receive cash in lieu of such fractional share, and you will not be entitled to dividends, voting rights or any other rights in respect of such fractional share. For additional information regarding the merger consideration, see the sections entitled “The Merger—Consideration to Slack Stockholders” and “The Merger Agreement—Merger Consideration.”

Q:	What is the difference between Slack Class A common stock and Slack Class B common stock? Will they receive the same merger consideration?

A:

Under Slack’s amended and restated certificate of incorporation (which we refer to as the “Slack charter”), each share of Slack Class A common stock entitles the holder to one vote while each share of Slack Class B common stock entitles the holder to 10 votes. If the first merger is successfully completed, holders of shares of Slack Class A common stock and Slack Class B common stock will both receive the same merger consideration.

Q:	What will happen to my Slack options?

A:

At the first effective time, each option to purchase shares of Slack common stock (each of which we refer to as a “Slack option”) that is held by an individual who is not an employee of Slack and that is outstanding and unexercised immediately prior to the first effective time will be cancelled and such holders will be entitled to receive the merger consideration in respect of the number of shares of Slack common stock covered by the Slack option, less a number of shares having a value equal to the total exercise price applicable to such option. At the first effective time, all other Slack options that are outstanding and unexercised immediately prior to the first effective time of Slack will be assumed and automatically converted into an option (which we refer to as an “adjusted option”) to purchase a number of shares of Salesforce common stock determined by multiplying the number of shares of Slack common stock equal to the number of shares covered by the Slack option by the option/RSU conversion ratio (as defined below), at a per share exercise price equal to the per share exercise price of the Slack option divided by the option/RSU conversion ratio. The adjusted option will otherwise be subject to the same terms and conditions as were applicable to the corresponding Slack option prior to the first effective time, including vesting terms.

As used in this proxy statement/prospectus, (1) the “Salesforce trading price” means the volume weighted average closing price of Salesforce common stock as reported on the NYSE for the 10 consecutive trading day period ending on the trading day immediately preceding the closing date, (2) the “exchange ratio” means 0.0776, and (3) the “option/RSU conversion ratio” means the sum of (a) the exchange ratio and (b) the cash consideration divided by the Salesforce trading price. See the section entitled “The Merger Agreement—Treatment of Slack Equity Awards” for more information.

Q:	What will happen to my Slack restricted stock units and restricted share awards?

A:

At the first effective time, each Slack restricted stock unit (each of which we refer to as a “Slack RSU award”) and each award of restricted Slack common stock (each of which we refer to as a “Slack restricted share award”) that is outstanding immediately prior to the first effective time held by a non-employee director of Slack will vest as of the first effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Slack common stock subject to such Slack RSU award or Slack restricted share award.

At the first effective time, each Slack RSU award (other than any such award held by any current or former non-employee director) will be assumed and converted into a restricted stock unit (each of which we refer to as an “adjusted RSU award”) with respect to a number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Slack common stock subject to the Slack RSU award by the Option/RSU conversion ratio. Each adjusted RSU award will be subject to the same terms and conditions as were applicable to the corresponding Slack RSU award prior to the first effective time, including vesting terms.

At the first effective time, each Slack restricted share award (other than any such award held by any current or former non-employee director) that is outstanding immediately prior to the first effective time will be assumed and converted into a restricted share award (each of which we refer to as an “adjusted restricted share award”) with respect to a number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Slack common stock subject to the Slack restricted share award by 0.1804; provided that the holder of a Slack restricted share award is entitled to cash in an amount equal to such fractional share multiplied by $260.50, rounded to the nearest cent. Each adjusted restricted share award will be subject to the same terms and conditions as were applicable to the corresponding Slack restricted share award prior to the first effective time, including vesting terms except that any applicable repurchase price per share of Salesforce common stock (rounded up to the nearest whole cent) will be determined by dividing the per share repurchase price of the Slack restricted share award by 0.1804.

See the section entitled “The Merger Agreement—Treatment of Slack Equity Awards” for more information.

Q:	What will happen to the Slack Employee Stock Purchase Plan?

A:

Any Slack employee who is not a participant in any offering period in effect as of the date of the merger agreement (which we refer to as the “current ESPP offering periods”), may not become a participant in the current offering period and no current participant may increase the percentage of his or her payroll deduction election from that in effect on the date of the merger agreement for such current ESPP offering period. If the first effective time occurs after April 9, 2021 (the end of the current ESPP offering period), then the ESPP will be suspended and no new offering period will commence under the ESPP prior to the termination of the merger agreement. If the first effective time occurs before April 9, 2021 (the end of the current ESPP offering period), then the last day of the current ESPP offering period will be accelerated to a date that is three business days prior to the closing date. Subject to the consummation of the mergers, the ESPP will terminate effective immediately prior to the first effective time.

See the section entitled “The Merger Agreement—Treatment of Slack Equity Awards” for more information.

Q:	What equity stake will Slack stockholders hold in Salesforce immediately following the merger?

A:

Based on the number of issued and outstanding shares of Salesforce and Slack common stock as of December 16, 2020, and the exchange ratio of 0.0776 shares of Salesforce common stock for each share of Slack common stock, holders of shares of Slack common stock as of immediately prior to the first effective time would hold, in the aggregate, approximately 5% of the issued and outstanding shares of Salesforce common stock immediately following the first effective time, without giving effect to any shares of Salesforce common stock held by Slack stockholders prior to the completion of the first merger and disregarding stock options, restricted stock units and other equity awards or rights to acquire shares that may be issued by Salesforce or Slack pursuant to any employee stock plan. The exact equity stake of Slack stockholders in Salesforce immediately following the first effective time will depend on the number of shares of Salesforce common stock and Slack common stock issued and outstanding immediately prior to the first effective time, as provided in the section entitled “The Merger Agreement—Merger Consideration.”

Q:	How does the Slack board recommend that I vote?

A:

The Slack board unanimously recommends that Slack stockholders vote “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal. For additional information regarding how the Slack board recommends that Slack stockholders vote, see the section entitled “The Mergers—Recommendation of the Slack Board and Reasons for the Mergers.”

Q:	Why are Slack stockholders being asked to vote on executive officer compensation?

A:

The SEC has adopted rules that require Slack to seek a non-binding advisory vote on certain compensation that may be paid or become payable to Slack’s named executive officers that is based on or otherwise relates to the mergers. Slack urges its stockholders to read the section entitled “The Mergers—Interests of Slack Directors and Executive Officers in the Mergers.”

Q:	Who is entitled to vote at the special meeting?

A:

The Slack board has fixed January 25, 2021 as the record date for the Slack special meeting. All holders of record of shares of Slack common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Slack special meeting via the Slack special meeting website, provided that those shares remain outstanding on the date of the Slack special meeting. As of the record date, there were 501,490,143 shares of Slack Class A common stock outstanding and 79,094,868 shares of Class B common stock outstanding. Attendance at the Slack special meeting via the Slack special meeting website is not required to vote. Instructions on how to vote your shares without virtually attending the Slack special meeting are provided in this section below.

Q:	How many votes do I have?

A:	Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal.

Q:	What constitutes a quorum for the Slack special meeting?

A:

A quorum of Slack stockholders is necessary to hold a valid meeting. The presence at the Slack special meeting, in person (including via the Slack special meeting website) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote at the Slack special meeting constitutes a quorum. Abstentions, withhold votes and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

Q:	What will happen to Slack as a result of the mergers?

A:

If the first merger is completed, Merger Sub I will merge with and into Slack. As a result of the first merger, the separate corporate existence of Merger Sub I will cease, and Slack will continue as the surviving corporation in the first merger and as a wholly owned subsidiary of Salesforce. Immediately after the first merger, Slack, as the surviving corporation in the first merger, will merge into either Merger Sub II or Salesforce. As a result of the second merger, the separate corporate existence of Slack will cease, and either Merger Sub II will continue as the surviving company and as a wholly owned subsidiary of Salesforce or Salesforce will continue as the surviving company. Furthermore, shares of Slack Class A common stock will be delisted from the NYSE and will no longer be publicly traded.

Q:	I own shares of Slack common stock. What will happen to those shares as a result of the mergers?

A:

If the first merger is completed, your shares of Slack common stock will be converted into the right to receive the merger consideration. All such shares of Slack common stock, when so converted, will cease to be outstanding and will automatically be cancelled. Each holder of a share of Slack common stock that was outstanding immediately prior to the first effective time will cease to have any rights with respect to shares of Slack common stock except the right to receive the merger consideration, any dividends or distributions made with respect to shares of Salesforce common stock with a record date after the first effective time of the first merger, and any cash to be paid in lieu of any fractional shares of Salesforce common stock, in each case to be issued or paid upon the exchange of any certificates or book-entry shares of Slack common stock for merger consideration. For additional information, see the sections entitled “The Mergers—Consideration to Slack Stockholders” and “The Merger Agreement—Merger Consideration.”

Q:	Where will the Salesforce common stock that Slack stockholders receive in the first merger be publicly traded?

A:	Assuming the first merger is completed, the shares of Salesforce common stock that Slack stockholders receive in the first merger will be listed and traded on the NYSE.

Q:	What happens if the mergers are not completed?

A:

If the merger proposal is not approved by Slack stockholders or if the mergers are not completed for any other reason, Slack stockholders will not receive any merger consideration in connection with the mergers, and their shares of Slack common stock will remain outstanding. Slack will remain an independent public company and Slack common stock will continue to be listed and traded on the NYSE. Additionally, if the merger proposal is not approved by Slack stockholders or if the mergers are not completed for any other reason, Salesforce will not issue shares of Salesforce common stock to Slack stockholders. If the merger agreement is terminated under specified circumstances, Slack may be required to pay Salesforce a termination fee. For a more detailed discussion of the termination-related fee, see “The Merger Agreement—Termination.”

Q:	What happens if the non-binding compensation advisory proposal is not approved?

A:

This vote is advisory and non-binding, and the mergers are not conditioned or dependent upon the approval of the non-binding compensation advisory proposal. However, Slack and Salesforce value the opinions of Slack stockholders and Salesforce expects to consider the outcome of the vote, along with other relevant factors, when considering future executive compensation, assuming the mergers are completed.

Q:	What is a proxy and how can I vote my shares via the Slack special meeting website?

A:

A proxy is a legal designation of another person to vote the stock you own. Shares of Slack common stock held directly in your name as the stockholder of record as of the close of business on January 25, 2021, the record date, may be voted at the Slack special meeting via the Slack special meeting website. If you choose to attend the Slack special meeting and vote your shares via the Slack special meeting website, you will need the 16-digit control number included on your proxy card. If you are a beneficial owner of Slack common stock but not the stockholder of record of such shares of Slack common stock, you have the right to direct your broker, bank, or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You can also choose to vote your shares before the Slack special meeting via the Slack special meeting website, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Q:	How can I vote my shares without attending the special meeting?

A:	If you are a stockholder of record, there are four ways to vote:

•	by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on March 1, 2021 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on March 1, 2021 (have your Notice or proxy card in hand when you call);

•	by completing and mailing your proxy card; or

•	by Internet during the Slack special meeting. Instructions on how to attend and vote at the Slack special meeting are described at www.virtualshareholdermeeting.com/WORK2021SM.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on March 1, 2021. Proxies submitted by U.S. mail must be received before the start of the Slack special meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail before the meeting, or by Internet during the Slack special meeting, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Registered Stockholders. If shares of Slack common stock are registered directly in your name with our transfer agent, Computershare, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote by Internet during the meeting or vote through the Internet, by telephone, or by filling out and returning the proxy card.

Street Name Stockholders. If shares of Slack common stock are held on your behalf in a brokerage account or by a bank or other nominee, you are considered to be the beneficial owner of shares that are held in “street name,” and the notice was forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank, or other nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You can also choose to vote your shares before the special meeting by Internet or telephone or by Internet during the special meeting, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials relating to the Slack special meeting if you hold shares of Slack common stock in “street name” and also directly in your name as a stockholder of record or otherwise or if you hold shares of Slack common stock in more than one brokerage account.

Stockholders of record. For shares of Slack common stock held directly, complete, sign, date and return each proxy card (or cast your vote by phone or the Internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Slack common stock are voted.

Shares in “street name.” For shares of Slack common stock held in “street name” through a broker, bank or other nominee, follow the instructions provided by your broker, bank or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how will the shares of Slack common stock covered by the proxy be voted?

A:

If you provide a proxy, regardless of whether you provide that proxy by phone, the Internet or completing and returning the applicable enclosed proxy card, the individuals named on the enclosed proxy card will vote your shares of Slack common stock in the way that you indicate when providing your proxy in respect of the shares of common stock you hold in such company. When completing the phone or Internet processes or the proxy card, you may specify whether your shares of Slack common stock should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the Slack special meeting.

Q:	How will my shares of common stock be voted if I return a blank proxy?

A:

If you sign, date and return your proxy and do not indicate how you want your shares of Slack common stock to be voted, then your shares of Slack common stock will be voted “FOR” the approval of the merger proposal and “FOR” the approval of the non-binding compensation advisory proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. If you are a stockholder of record, you can change your vote or revoke your proxy by:

•

notifying Slack’s Corporate Secretary, in writing, at Slack Technologies, Inc., 500 Howard Street, San Francisco, California 94105. Such notice must be received at the above location before 11:59 p.m. Eastern Time on March 1, 2021;

•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on March 1, 2021 (your latest telephone or Internet proxy is the one that will be counted); or

•	attending and voting during the Slack special meeting. Simply logging into the Slack special meeting will not, by itself, revoke your proxy.

In light of shelter-in-place restrictions currently in place due to the recent coronavirus (which we refer to as “COVID-19”) pandemic, we encourage stockholders to change their vote by voting again using the telephone or Internet.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee or by attending the Slack special meeting and voting by Internet during the meeting by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Q:	Where can I find the voting results of the special meeting?

A:	Within four business days following certification of the final voting results, Slack intends to file the final voting results of its special meeting with the SEC in a Current Report on Form 8-K.

Q:	If I do not favor the merger as a Slack stockholder, what are my rights?

A:

Pursuant to Section 262 of the DGCL, holders of Slack common stock who hold their shares through the first effective time, do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Slack common stock, as determined by the Delaware Court of Chancery, if the first merger is completed. The “fair value” of shares of Slack common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that Slack stockholders would otherwise be entitled to receive under the terms of the merger agreement. Slack stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the first merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Slack common stock who wish to preserve any appraisal rights they may have, must so advise Slack by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.

Q:	Are there any risks that I should consider as a Slack stockholder in deciding how to vote?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors.” You also should read and carefully consider the risk factors of Salesforce and Slack contained in the documents that are incorporated by reference in this proxy statement/prospectus.

Q:	What happens if I sell my shares before the special meeting?

A:

The record date for Slack stockholders entitled to vote at the Slack special meeting is earlier than the date of the Slack special meeting. If you transfer your shares of Slack common stock after the record date but before the Slack special meeting, you will, unless special arrangements are made, retain your right to vote at the Slack special meeting but will have transferred the right to receive the merger consideration to the person to whom you transferred your shares of Slack common stock.

Q:	What are the material U.S. federal income tax consequences of the merger to Slack stockholders?

A:

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”). It is a condition to the completion of the mergers that each of Salesforce and Slack receives an opinion from its respective counsel, dated as of the closing date, to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP has delivered an opinion to Salesforce and Slack, respectively, to the same effect as the opinions described in the preceding sentence. Each of the foregoing opinions of counsel is or will be based on, among other things, certain factual representations made by Salesforce and Slack and certain assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the Internal Revenue Service (which we refer to as the “IRS”) or the courts, which may not agree with the conclusions set forth in such opinion.

Assuming that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Salesforce common stock) and the fair market value of the Salesforce common stock received, minus such holder’s adjusted tax basis in its shares of Slack common stock surrendered, and (2) the amount of cash consideration received. (other than cash in lieu of a fractional share of Salesforce common stock). For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Q:	When are the mergers expected to be completed?

A:

Salesforce and Slack are working to complete the mergers as quickly as possible. Subject to the satisfaction or waiver of the conditions described in the section entitled “The Merger Agreement—Conditions to the Completion of the Mergers,” including the approval of the merger proposal by Slack stockholders at the Slack special meeting, the transaction is expected to close in the second quarter of Salesforce’s fiscal year 2022. However, neither Salesforce nor Slack can predict the actual date on which the mergers will be completed, nor can the parties assure you that the mergers will be completed, because completion is subject to conditions beyond either company’s control. In addition, if the mergers are not completed by August 1, 2021, subject to two three-month extensions in order to obtain required regulatory approvals, either Salesforce or Slack may choose not to proceed with the mergers by terminating the merger agreement.

Q:	If I am a Slack stockholder, how will I receive the merger consideration to which I am entitled?

A:

If you are a holder of book-entry shares representing eligible shares of Slack common stock (which we refer to as “Slack book-entry shares”) which are held through the Depository Trust Company (which we refer to as “DTC”), the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, the merger consideration, cash in lieu of any fractional shares of Salesforce common stock and any dividends and other distributions on the shares of Salesforce common stock issuable as merger consideration, in each case, for such Slack book-entry shares held through DTC.

If you are a holder of record of Slack book-entry shares which are not held through DTC, the exchange agent will deliver to you, as soon as practicable after the first effective time, (i) a notice advising you of the effectiveness of the first merger, (ii) a statement reflecting the aggregate whole number of shares of Salesforce common stock (which will be in uncertificated book-entry form) that you have a right to receive pursuant to the merger agreement and (iii) a check in the amount equal to the cash payable in lieu of any fractional shares of Salesforce common stock and dividends and other distributions on the shares of Salesforce common stock issuable to you as merger consideration.

No interest will be paid or accrued on any amount payable for shares of Slack common stock eligible to receive the merger consideration pursuant to the merger agreement.

For additional information on the exchange of Slack common stock for the merger consideration, see the section entitled “The Merger Agreement—Payment for Securities; Exchange.”

Q:	If I am a holder of Slack common stock, will the shares of Salesforce common stock issued in the first merger receive a dividend?

A:

After the completion of the first merger, the shares of Salesforce common stock issued in connection with the first merger will carry with them the right to receive the same dividends on shares of Salesforce common stock as all other holders of shares of Salesforce common stock, for any dividend the record date for which occurs after the mergers are completed.

Salesforce has never paid any cash dividends on its common stock. Salesforce’s board of directors currently intends to retain any future earnings to support operations and to finance the growth and development of its business and does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination related to its dividend policy will be made at the discretion of Salesforce’s board.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Slack has retained MacKenzie Partners, Inc. (which we refer to as “MacKenzie Partners”) to assist in the solicitation process. Slack will pay MacKenzie Partners a fee of approximately $20,000, as well as reasonable and customary documented expenses. Slack also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Q:	What is “householding”?

A:

Slack has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Slack delivers a single copy of the Notice and proxy materials to multiple stockholders who share the same address, unless Slack has received contrary instructions from one or more of such stockholders. This procedure reduces printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Slack will deliver promptly a separate copy of the Notice and proxy materials to any stockholder at a shared address to which Slack delivered a single copy of any of these materials. Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

Q:	What should I do now?

A:

You should read this proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card by mail in the enclosed postage-paid envelope or submit your voting instructions by phone or the Internet as soon as possible so that your shares of Slack common stock will be voted in accordance with your instructions.

Q:	Who can answer my questions about the Slack special meeting or the transactions contemplated by the merger agreement?

A:

If you have questions about the Slack special meeting or the information contained in this proxy statement/prospectus, or desire additional copies of this proxy statement/prospectus or additional proxies, contact Slack’s proxy solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

Banks and Brokers: (212) 929-5500

Email: proxy@mackenziepartners.com

Q:	Where can I find more information about Salesforce, Slack and the mergers?

A:

You can find out more information about Salesforce, Slack and the mergers by reading this proxy statement/prospectus and, with respect to Salesforce and Slack, from various sources described in the section entitled “Where You Can Find More Information.”

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this proxy statement/prospectus and its annexes carefully and in its entirety and the other documents referred to in this proxy statement/prospectus before you decide how to vote with respect to the proposals to be considered and voted on at the Slack special meeting. In addition, Salesforce and Slack incorporate by reference important business and financial information about Salesforce and Slack into this proxy statement/prospectus, as further described in the section entitled “Where You Can Find More Information.” You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “Where You Can Find More Information.” Each item in this summary includes a page reference directing you to a more complete description of that item in this proxy statement/prospectus.

Information About the Companies (page 46)

Salesforce

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Phone: (415) 901-7000

Salesforce, a Delaware corporation, is a global leader in customer relationship management, or CRM, technology that brings companies and customers together. Founded in 1999, Salesforce enables companies of every size and industry to connect with their customers in new ways through existing and emerging technologies, including cloud, mobile, social, blockchain, voice and artificial intelligence, to transform their businesses. Salesforce’s Customer 360 is an integrated platform that unites sales, service, marketing, commerce, integration, analytics and more to give companies a single source of truth about their customers. Salesforce’s service offerings are designed to be intuitive and easy to use. They can generally be deployed quickly, configured easily and integrated with other platforms and enterprise applications. Salesforce sells to businesses worldwide primarily on a subscription basis, through direct sales efforts and also indirectly through partners. Through Salesforce’s platform and other developer tools, Salesforce also enables third parties to develop additional functionality and new applications, or apps that run on Salesforce’s platform, which are sold separately from— or in conjunction with—Salesforce’s service offerings.

Salesforce common stock is traded on the New York Stock Exchange (which we refer to as the “NYSE”) under the ticker symbol “CRM.”

Merger Sub I

Skyline Strategies I Inc.

c/o salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Phone: (415) 901-7000

Merger Sub I, a Delaware corporation, is a wholly owned subsidiary of Salesforce. Merger Sub I is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the first merger. Merger Sub I has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

Merger Sub II

Skyline Strategies II LLC

c/o salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Phone: (415) 901-7000

Merger Sub II, a Delaware limited liability corporation, is a wholly owned subsidiary of Salesforce. Merger Sub II is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the second merger. Merger Sub II has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

Slack

Slack Technologies, Inc.

500 Howard Street

San Francisco, California 94105

Phone: (415) 630-7943

Slack, whose legal name is Slack Technologies, Inc., has transformed business communication. It’s the leading channel-based messaging platform, used by millions to align their teams, unify their systems, and drive their businesses forward. Only Slack offers a secure, enterprise-grade environment that can scale with the largest companies in the world. It is a new layer of the business technology stack where people can work together more effectively, connect all their other software tools and services, and find the information they need to do their best work. Slack is where work happens. Slack was originally incorporated in Delaware in 2009 as Tiny Speck, Inc. In 2014, the company changed its name to Slack Technologies, Inc. and publicly launched its current offering. Slack is headquartered in San Francisco, California.

The Mergers and the Merger Agreement (page 100)

The terms and conditions of the mergers are contained in the merger agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. Salesforce and Slack encourage you to read the merger agreement carefully and in its entirety, as it is the legal document that governs the mergers.

Pursuant to the terms and subject to the conditions included in the merger agreement, Salesforce has agreed to acquire Slack. The Slack board has unanimously approved the merger agreement and the transactions contemplated by the merger agreement.

The merger agreement provides for two mergers: (a) Merger Sub I will be merged with and into Slack, with Slack continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Salesforce (we refer to Slack after completion of the first merger as the “surviving corporation”) and (b) immediately following the first merger, Slack, as the surviving corporation in the first merger, will be merged with and into either: (i) if a revised structure notice (as defined below) has not been delivered by Salesforce before the closing, Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of Salesforce, or (ii) if a revised structure notice has been delivered by Salesforce before the closing, Salesforce, with Salesforce surviving the second merger (we refer to Merger Sub II or Salesforce, as applicable, after completion of the second merger, as the “surviving company”).

Pursuant to the merger agreement, Salesforce may elect the alternative transaction structure (as defined below) upon written notice to Slack (which we refer to as a “revised structure notice”) in the event that 10 business days before the closing, Salesforce and the trustee under that certain Indenture, dated as of April 9, 2020, between Slack and U.S. Bank National Association, as trustee (which we refer to as the “convertible notes indenture”) have not each executed a supplemental indenture to the convertible notes indenture amending the terms thereof to permit the consummation of the second merger with Merger Sub II at the second effective time (as defined in the section entitled “The Merger Agreement—Completion and Effectiveness of the Mergers” without giving rise to a breach of, or any default under, any provision of the convertible notes indenture. Upon delivery of the revised structure notice, the structure of the second merger will be modified to consist of Slack, as the surviving corporation in the first merger, merging with and into Salesforce, with Salesforce continuing as the surviving company (which we refer to as the “alternative transaction structure”).

Merger Consideration (page 101)

As a result of the first merger, each eligible share of Slack Class A common stock and each share of Slack Class B common stock issued and outstanding immediately prior to the first effective time will be automatically cancelled and converted into the right to receive (a) 0.0776 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock, and (b) $26.79 in cash, without interest).

Salesforce will not issue fractional shares of Salesforce common stock in the first merger. Instead, each holder of Slack common stock who otherwise would be entitled to receive fractional shares of Salesforce common stock (after aggregating all shares of such holder) will be entitled to receive, in lieu of fraction shares, an amount in cash, without interest, equal to such fraction of a share of Salesforce common stock to which such holder would otherwise be entitled multiplied by $260.50, rounded to the nearest whole cent.

Risk Factors (page 33)

The mergers and an investment in Salesforce common stock involve risks, some of which are related to the transactions contemplated by the merger agreement. You should carefully consider the information about these risks set forth under the section entitled “Risk Factors,” together with the other information included or incorporated by reference in this proxy statement/prospectus, particularly the risk factors contained in Salesforce’s and Slack’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Slack stockholders should carefully consider the risks set out in that section before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the Slack special meeting. For additional information, see the section entitled “Where You Can Find More Information.”

Treatment of Slack Equity Awards (pages 94 and 102)

At the first effective time:

•

each outstanding and unexercised Slack option held by any individual who is not an employee of Slack or any of its subsidiaries immediately before the first effective time will be cancelled and converted into the right to receive the merger consideration in respect of the number of shares of Slack common stock covered by the Slack option, less a number of shares having a value equal to the total exercise price applicable to such option;

•

each outstanding and unexercised Slack option held by an individual who is an employee of Slack or any of its subsidiaries immediately before the first effective time will be assumed and automatically converted into an adjusted option;

•

each outstanding Slack RSU award and each Slack restricted share award that is held by a non-employee director of Slack will vest as of the first effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Slack common stock subject to such Slack RSU award or Slack restricted share award;

•

each Slack RSU award (other than any such award held by any current or former non-employee director) will be assumed and converted into an adjusted RSU award (as defined in the section entitled “The Merger Agreement—Treatment of Slack Equity Awards—Consideration for Slack Restricted Stock Units and Restricted Share Awards”); and

•

each Slack restricted share award (other than any Slack restricted share award held by any current or former non-employee director of Slack) that is outstanding immediately prior to the first effective time will be assumed and converted into an adjusted restricted share award (as defined in the section entitled “The Merger Agreement—Treatment of Slack Equity Awards—Consideration for Slack Restricted Stock Units and Restricted Share Awards”).

Salesforce’s Reasons for the Mergers (page 88)

Salesforce believes that the acquisition of Slack by Salesforce will provide significant long-term growth prospects and increased stockholder value for the combined company, including as a result of the substantial anticipated synergies resulting from the acquisition.

Recommendation of the Slack Board and Reasons for the Mergers (page 63)

The Slack board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal. For the factors considered by the Slack board in reaching this decision and additional information on the recommendation of the Slack board, see the section entitled “The Mergers—Recommendation of the Slack Board and Reasons for the Mergers.”

Opinions of Slack Financial Advisors (pages 70 and 77)

Opinion of Qatalyst Partners LP, Slack’s Financial Advisor

Slack engaged Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) to provide financial advice in connection with the proposed mergers based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of our business and the industry in which we operate. At the meeting of Slack’s board on December 1, 2020, Qatalyst Partners rendered to Slack’s board its oral opinion, subsequently confirmed in writing, to the effect that, as of December 1, 2020 and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the consideration of $26.79 in cash and 0.0776 shares of Salesforce common stock per share of Slack Class A common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Slack Class A common stock, in their capacity as holders of Slack Class A common stock (other than Salesforce or any of its affiliates), was fair, from a financial point of view, to such holders.

The full text of the written opinion of Qatalyst Partners, dated as of December 1, 2020, is attached to this proxy statement/prospectus as Annex B and is incorporated into this proxy statement/prospectus by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully in its entirety.

Qatalyst Partners’ opinion was provided to Slack’s board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration of $26.79 in cash and 0.0776 shares of

Salesforce common stock per share of Slack Class A common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Slack Class A common stock, in their capacity as such holders, to such holders. It does not address any other aspect of the mergers. It does not constitute a recommendation to any Slack stockholder as to how to vote with respect to the mergers or any other matter and does not in any manner address the price at which the shares of Slack Class A common stock will trade at any time. Qatalyst Partners expressed no opinion regarding the consideration to be received by any holder of Slack Class B common stock under the merger agreement in such holder’s capacity as a holder of Slack Class B common stock.

For a description of the opinion that Slack’s board received from Qatalyst Partners, see the section captioned “The Merger—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor.”

Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor

At a meeting of the Slack board held on December 1, 2020, Goldman Sachs rendered to the Slack board its oral opinion, subsequently confirmed in its written opinion dated December 1, 2020, that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 1, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Slack board in connection with its consideration of the mergers and other transactions contemplated by the merger agreement (which are together referred to in this section of the proxy statement/prospectus as the “transaction”). The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Slack common stock should vote with respect to the transaction or any other matter.

Special Meeting of Slack Stockholders (page 48)

Date, Time, Place and Purpose of the Slack Special Meeting

The Slack special meeting will be held virtually via the Internet on March 2, 2021 at 10:00 a.m. Pacific Time. The Slack special meeting will be held solely via live webcast and there will not be a physical meeting location. Slack stockholders will be able to attend the Slack special meeting online and vote their shares electronically during the meeting by visiting the Slack special meeting website at www.virtualshareholdermeeting.com/WORK2021SM. Slack stockholders will need the 16-digit control number found on their proxy card in order to access the Slack special meeting website.

The purpose of the Slack special meeting is to consider and vote on the merger proposal and the non-binding compensation advisory proposal. Approval of the merger proposal is a condition to the obligation of Slack and Salesforce to complete the mergers. Approval of the non-binding compensation advisory proposal is not a condition to the obligation of either Slack or Salesforce to complete the mergers.

Record Date and Outstanding Shares of Slack Common Stock

Only holders of record of issued and outstanding shares of either class of Slack common stock as of the close of business on January 25, 2021, the record date for the Slack special meeting, are entitled to notice of, and to vote at, the Slack special meeting via the Slack special meeting website or any adjournment or postponement of the Slack special meeting.

As of the close of business on the record date, there were 501,490,143 shares of Slack Class A common stock and 79,094,868 shares of Slack Class B common stock outstanding and entitled to vote at the Slack special meeting. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal.

A complete list of Slack stockholders entitled to vote at the Slack special meeting will be available for inspection at Slack’s principal place of business during regular business hours for a period of no less than 10 days before the Slack special meeting at 500 Howard Street, San Francisco, California 94105. If Slack’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Slack stockholders will be made available for inspection upon request to Slack’s corporate secretary at 500 Howard Street, San Francisco, California 94105, subject to the satisfactory verification of stockholder status. The list of Slack stockholders entitled to vote at the Slack special meeting will also be made available for inspection during the Slack special meeting via the Slack special meeting website at www.virtualshareholdermeeting.com/WORK2021SM.

Quorum; Abstentions and Broker Non-Votes

A quorum of Slack stockholders is necessary to hold a valid meeting. The presence at the Slack special meeting, in person (including via the Slack special meeting website) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote at the Slack special meeting constitutes a quorum. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote to Approve the Merger Proposal

Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The merger proposal is described in the section entitled “Slack Proposals.”

Required Vote to Approve the Non-Binding Compensation Advisory Proposal

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock present via the Slack special meeting website or represented by proxy at the Slack special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The non-binding compensation advisory proposal is described in the section entitled “Slack Proposals.”

Voting by Directors and Executive Officers

As of December 16, 2020, Slack directors, executive officers, and their respective affiliates, as a group, beneficially held and were entitled to vote 7,688,272 shares of Slack Class A common stock and 82,661,892 shares of Class B common stock, representing 62.8% of the voting power of Slack common stock, including the shares covered by voting agreements in favor of Stewart Butterfield.

Slack currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Adjournment

If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, Slack expects that the Slack special meeting will be adjourned by the chairman of the Slack special meeting to solicit additional proxies in accordance with the merger agreement. At any subsequent reconvening of the Slack special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Slack special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Interests of Slack Directors and Executive Officers in the Mergers (page 91)

In considering the recommendation of the Slack board with respect to the merger proposal and the non-binding compensation advisory proposal, Slack stockholders should be aware that the directors and executive officers of Slack have interests in the mergers that may be different from, or in addition to, the interests of Slack stockholders generally. The members of the Slack board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Slack stockholders approve the merger proposal.

Conditions to the Mergers (page 121)

The obligations of Salesforce and Slack to consummate the mergers will be subject to the satisfaction or waiver of the following conditions:

•

Slack Stockholder Approval—The approval of the first merger and the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Slack common stock (which we refer to as the “Slack stockholder approval”);

•	NYSE Listing—The approval of the shares of Salesforce common stock to be issued in the first merger for listing on the NYSE, subject to official notice of issuance;

•

Registration Statement—The effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part of and the absence of any stop order or proceeding seeking a stop order;

•

Government Consents—(i) The expiration or termination of any waiting period (or extensions thereof) applicable to the mergers under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (which we refer to as the “HSR Act”), and (ii) the approval, expiration, termination or receipt of, as applicable, all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under certain specified antitrust and foreign investment laws; and

•

No Legal Prohibition—No governmental entity of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the first effective time or the second effective time, as applicable or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the first effective time or the second effective time, as applicable, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the mergers.

The obligations of Salesforce, Merger Sub I and Merger Sub II to consummate the mergers will be further subject to the satisfaction or waiver of the following conditions:

•

Accuracy of Representations and Warranties—The accuracy of representations and warranties of Slack in the merger agreement, subject to specified materiality standards discussed in the section entitled “The Merger Agreement—Conditions to the Mergers”;

•

Compliance with Covenants—Performance or compliance in all material respects by Slack of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the closing;

•

No Material Adverse Effect—There not having occurred any material adverse effect (as defined in the section entitled “The Merger Agreement—Material Adverse Effect”) with respect to Slack since December 1, 2020, and that is continuing as of immediately prior to the closing;

•

Officer Certificate—The receipt by Salesforce of a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of Slack, certifying that the conditions set forth in the three bullet points immediately above have been satisfied; and

•

Tax Opinion—The receipt by Salesforce of a written opinion from legal counsel to Salesforce, in form and substance reasonably satisfactory to Salesforce, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Slack to consummate the mergers will be further subject to the satisfaction or waiver of the following conditions:

•

Accuracy of Representations and Warranties—The accuracy of representations and warranties of Salesforce, Merger Sub I and Merger Sub II in the merger agreement, subject to specified materiality standards discussed in the section entitled “The Merger Agreement—Conditions to the Mergers”;

•

Compliance with Covenants—Performance or compliance in all material respects by Salesforce, Merger Sub I and Merger Sub II of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the closing;

•

Officer Certificate—The receipt by Slack of a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of Salesforce certifying that the conditions set forth in the two bullet points immediately above have been satisfied; and

•

Tax Opinion—The receipt by Slack of a written opinion from legal counsel to Slack, in form and substance reasonably satisfactory to Slack, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

No Solicitation of Other Offers by Slack (page 112)

Under the terms of the merger agreement, subject to certain exceptions described below, Slack has agreed that, from December 1, 2020 until the earlier of the first effective time or the date (if any) on which the merger agreement is terminated, Slack will not and will cause its subsidiaries, and its and their respective officers and directors not to, and Slack will use reasonable best efforts to cause its and its subsidiaries’ other representatives to not, directly or indirectly:

•

solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to an acquisition proposal (as defined in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Slack”);

•	participate in any negotiations regarding, or furnish to any person any information relating to Slack or any of its subsidiaries in connection with, an actual or potential acquisition proposal;

•	adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any acquisition proposal;

•

withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, the Slack board’s recommendation that Slack stockholders approve the transactions, including the first merger, and adopt the merger agreement and approve the transactions contemplated thereby (which we refer to as the “Slack board recommendation”), or resolve or agree to take any such action;

•

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, such rejection of such acquisition proposal) and reaffirm the Slack board recommendation within such 10-business-day period (or, if earlier, by the second business day prior to the Slack special meeting);

•	fail to include the Slack board recommendation in this proxy statement/prospectus;

•

approve, or authorize, or cause or permit Slack or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements);

•

call or convene a meeting of Slack stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the transactions contemplated by the merger agreement; or

•	resolve or agree to do any of the foregoing.

In addition, under the merger agreement, Slack has agreed that it will and will cause its subsidiaries, and its and their respective officers and directors to, and Slack will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons, or provision of any information to any persons, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal.

Notwithstanding the prohibitions described above, if Slack receives, prior to the receipt of the Slack stockholder approval, an unsolicited bona fide written acquisition proposal that did not result from a breach of Slack’s non-solicitation obligations, Slack, its subsidiaries and its representatives are permitted to contact the person or any of its representatives who has made such acquisition proposal to clarify (and not to negotiate or engage in any discussions regarding or relating to) the material terms and conditions of such acquisition proposal so that Slack may inform itself about such acquisition proposal. Subject to the conditions discussed in the section entitled “The Merger Agreement—No Solicitation of Other Offers by Slack,” Slack, its subsidiaries and its representatives are permitted to furnish non-public information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal.

Change of Recommendation; Match Rights (page 115)

Slack Restrictions on Changes of Recommendation

Subject to certain exceptions described below, the Slack board may not effect a change of recommendation (as defined in the section entitled “The Merger Agreement—Change of Recommendation; Match Rights”).

Permitted Changes of Recommendation in Connection with a Superior Proposal or Intervening Event

Prior to, but not after, the time the merger proposal has been approved by Slack stockholders:

•

the Slack board may make a change of recommendation (but may not terminate the merger agreement) in response to an intervening event (as defined in the section entitled “The Merger Agreement—Changes of Recommendation; Match Rights”) if the Slack board has determined in good faith, after consultation with Slack’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law; or

•

the Slack board may make a change of recommendation and cause Slack to terminate the merger agreement in order to enter into a definitive agreement providing for an unsolicited acquisition proposal received after December 1, 2020 that did not result from a breach of Slack’s non-solicitation obligations and such acquisition proposal is not withdrawn (subject to payment by Slack to Salesforce of the termination fee described under the sections entitled “The Merger Agreement—Termination Fee” and “The Merger Agreement—Expenses”), which the Slack board has determined in good faith after consultation with Slack’s outside legal counsel and financial advisors that such acquisition proposal constitutes a superior proposal, but only if the Slack board has determined in good faith, after consultation with Slack’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Slack must provide Salesforce with four business days’ prior written notice advising Salesforce that the Slack board intends to make a change of recommendation. In each case, Slack must cause its representatives to negotiate in good faith (to the extent Salesforce desires to negotiate) any proposal by Salesforce to amend the merger agreement in a manner that would eliminate the need for the Slack board to make such change of recommendation, and the Slack board must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after taking into account in good faith the amendments to the merger agreement proposed by Salesforce, if any).

Termination of the Merger Agreement (page 123)

Termination by Salesforce or Slack

The merger agreement may be terminated at any time before the closing by mutual written consent of Salesforce and Slack. The merger agreement may also be terminated at any time before the closing by either Salesforce or Slack, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

the closing has not occurred on or before August 1, 2021, subject to (a) an automatic extension to November 1, 2021, if all of the conditions to closing, other than those pertaining to (i) the expiration of the waiting period under the HSR Act and certain other specified antitrust or foreign direct investment laws or (ii) any order or injunction prohibiting the transaction under regulatory laws (which we refer to together as the “regulatory conditions”), have been satisfied or waived and (b) another automatic extension to February 1, 2022 if on November 1, 2021 one or both of the regulatory conditions have not been fulfilled but all other conditions to closing have been satisfied or waived (we refer to August 1, 2021, as so extended, as the “outside date”), and further subject to the exceptions discussed in the section entitled “The Merger Agreement—Termination—Termination by Salesforce or Slack”; and

•	the Slack stockholder approval has not been obtained upon a vote taken thereon at the Slack special meeting.

Termination by Slack

The merger agreement may be terminated at any time before the closing by Slack if:

•

the Slack board effects a change of recommendation and Slack substantially concurrently enters into a definitive agreement providing for a superior proposal, as long as (1) Slack has complied in all material respects with its obligations to provide notice and negotiate with Salesforce regarding amendments to the merger agreement, as described under the sections entitled “The Merger Agreement—No Solicitation of Other Officers by Slack” and “The Merger Agreement—Changes of Recommendation; Match Rights” and (2) substantially concurrently with or prior to (and as a condition to) such termination, Slack pays to Salesforce the $900 million termination fee described below; or

•	upon a Salesforce breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination by Slack”).

Termination by Salesforce

The merger agreement may be terminated by Salesforce:

•

at any time before the receipt of the Slack stockholder approval, if the Slack board has effected a change of recommendation or Slack has materially breached its obligations described under the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Slack” or “The Merger Agreement—Change of Recommendation; Match Rights”; or

•	upon a Slack breach termination event (as defined in the section entitled “The Merger Agreement—Termination—Termination by Salesforce”).

Termination Fee (page 125)

The merger agreement provides that Slack will pay Salesforce a termination fee of $900 million (which we refer to as the “termination fee”) if all of the following occurs:

•

(1)(a) Salesforce or Slack terminates the merger agreement as a result of (x) the closing having not occurred on or before the outside date or (y) the Slack stockholder approval having not been obtained, or (b) Salesforce terminates the merger agreement as a result of breach, failure to perform or violation of the merger agreement by Slack that (except for a breach of Slack’s non-solicitation obligations) first occurred following the making of an acquisition proposal of the type described in (2);

•

(2) after the date of the merger agreement and prior to the date of the termination (or prior to the receipt of the Slack stockholder approval in the case of a termination as a result of the Slack stockholder approval having not been obtained), a bona fide acquisition proposal has been publicly disclosed or otherwise made known to the Slack board or management and in each case is not withdrawn (publicly, if publicly disclosed) at least three business days prior to the earlier of the Slack special meeting and such termination; and

•	(3) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into.

In addition, the merger agreement requires Slack to pay Salesforce the termination fee if any of the following occurs:

•

(1) Salesforce terminates the merger agreement because the Slack board has effected a change of recommendation or Slack has materially breached its obligations described under the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Slack” or “The Merger Agreement—Change of Recommendation; Match Rights;”

•

(2) Slack terminates the merger agreement because the closing has not occurred on or before the outside date, at a time when Salesforce would be permitted to terminate the merger agreement because the Slack board has effected a change of recommendation or Slack has materially breached its obligations described under the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Slack” or “The Merger Agreement—Change of Recommendation; Match Rights;” or

•	(3) Slack terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

In no event will Slack be required to pay the termination fee on more than one occasion.

HSR and Other Regulatory Approvals (page 118)

The completion of the mergers is subject to the expiration or termination of the applicable waiting periods under the HSR Act and the obtaining of any required pre-closing approvals, consents, waivers or clearances under certain specified antitrust and foreign investment laws. This requirement is discussed under “The Mergers—Regulatory Approvals.”

For additional information, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals.”

Financing of the Mergers (page 97)

Salesforce anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of (i) available cash on hand and (ii) third party debt financing. See “The Mergers—Financing of the Mergers” for additional information regarding the anticipated financing of the mergers.

Salesforce’s obligation to complete the mergers is not conditioned upon the receipt of any financing.

Voting and Support Agreement (page 127)

Concurrently with the execution of the merger agreement, certain Slack stockholders, including Stewart Butterfield, Eric Costello, Cal Henderson and Serguei Mourachov (whom we refer to collectively as the “founders”) entered into a voting and support agreement with Salesforce (which, as it may be amended from time to time, we refer to as the “voting and support agreement”), pursuant to which, among other things, and subject to the terms and conditions of the voting and support agreement, each founder agreed to vote, or cause to be voted, all shares of Slack common stock beneficially owned by such founder (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) against any acquisition proposal or any action or agreement that is in opposition to the mergers. The voting and support agreement terminates upon certain events, including the termination of the merger agreement in accordance with its terms.

As of December 16, 2020, the shares of Slack common stock subject to the voting and support agreement represent approximately 13.1% of the outstanding Slack Class A common stock and Slack Class B common stock, or approximately 55.8% of the total aggregate voting power of the shares of Slack Class A common stock and Slack Class B common stock issued and outstanding.

For more information, see the section entitled “Voting and Support Agreement” and Annex D to this proxy statement/prospectus.

Appraisal Rights (page 51 and 141)

Pursuant to Section 262 of the DGCL, holders of Slack common stock who hold their shares through the first effective time, do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Slack common stock, as determined by the Delaware Court of Chancery, if the first merger is completed. The “fair value” of shares of Slack common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that Slack stockholders would otherwise be entitled to receive under the terms of the merger agreement. Slack stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the first merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Slack common stock who wish to preserve any appraisal rights they may have, must so advise Slack by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.

Material U.S. Federal Income Tax Consequences of the Mergers (page 129)

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that each of Salesforce and Slack receives an opinion from its respective counsel dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP has delivered an opinion to Salesforce and Slack, respectively, to the same effect as the opinions described in the preceding sentence. Each of the foregoing opinions of counsel is or will be based on, among other things, certain factual representations made by Salesforce and Slack and certain assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

Assuming that the mergers, taken together, qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder (as defined under the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers”) will generally recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Salesforce common stock) and the fair market value of the Salesforce common stock received, minus such holder’s adjusted tax basis in its shares of Slack common stock surrendered, and (2) the amount of cash consideration received (other than cash in lieu of a fractional share of Salesforce common stock). For additional information, please read the section entitled “Material U.S. Federal Income Tax Consequences of the Mergers.”

The tax consequences to you of the mergers will depend on your particular facts and circumstances. Please consult your tax advisor as to the tax consequences of the mergers in your particular circumstances, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws.

Litigation Relating to the Mergers (page 98)

Between December 28, 2020 and January 25, 2021, five lawsuits were filed by purported Slack stockholders in the United States District Court for the Northern District of California and six lawsuits were filed by purported Slack stockholders in the United States District Court for the Southern District of New York, each in connection with the mergers. The complaints name as defendants Slack, the members of the Slack board, and, with respect to three of the actions, Salesforce, Merger Sub I and Merger Sub II. The complaints allege, among other things, that the defendants caused a materially incomplete and misleading proxy statement relating to the proposed mergers to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and in alleged breach of their fiduciary duties. The complaints allege that Slack’s board of directors breached their fiduciary duties and that Slack, Salesforce, Merger Sub I and Merger Sub II aided and abetted the breaches of fiduciary duty by Slack’s directors. The complaints seek, among other things, injunctive relief, including enjoining defendants from proceeding with or consummating the mergers and directing defendants to commence a sale process reasonably designed to secure the best possible consideration, rescinding the mergers in the event consummated (or awarding rescissory damages), declaratory relief, unspecified monetary damages, and an award of attorneys’ and experts’ fees.

Each of Salesforce and Slack believes that the claims asserted in the lawsuits are without merit and intends to defend vigorously against all claims asserted. For additional information, see the section entitled “The Mergers—Litigation Relating to the Mergers.”

Comparison of Stockholders’ Rights (page 135)

Both Salesforce and Slack are incorporated under the laws of the State of Delaware, and accordingly, the rights of the stockholders of each are currently, and will continue to be governed by the DGCL. However, Salesforce stockholders and Slack stockholders have different rights pursuant to the constituent documents of each of Salesforce and Slack. Upon the completion of the mergers, Slack stockholders will become Salesforce stockholders and will have rights different from those they currently have as Slack stockholders. Certain differences between the constituent documents of Salesforce and Slack are described in the section entitled “Comparison of Stockholders’ Rights.”

Listing of Salesforce Common Stock; Delisting and Deregistration of Slack Common Stock (page 96)

If the mergers are completed, the shares of Salesforce common stock to be issued in the first merger will be listed for trading on the NYSE, shares of Slack common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Slack will no longer be required to file periodic reports with the SEC pursuant to the Exchange Act.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SALESFORCE

The following table sets forth selected historical consolidated financial data of Salesforce (i) as of and for each of the five years ended January 31, 2020, 2019, 2018, 2017 and 2016 and (ii) as of and for the nine months ended October 31, 2020 and 2019. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year.

The consolidated statement of operations data for the fiscal years ended January 31, 2020, 2019 and 2018, and the consolidated balance sheet data as of January 31, 2020 and 2019, are derived from, and are qualified by reference to, Salesforce’s audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2020, previously filed with the SEC on March 5, 2020, and incorporated by reference into this document. The consolidated statement of operations data for the fiscal years ended January 31, 2017 and 2016, and the consolidated balance sheet data as of October 31, 2019, and January 31, 2018, 2017 and 2016, are derived from Salesforce’s consolidated financial statements not included or incorporated by reference into this document. The selected historical consolidated financial data as of October 31, 2020, and for the nine months ended October 31, 2020 and 2019, are derived from Salesforce’s unaudited consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020, previously filed with the SEC on December 4, 2020, and incorporated by reference into this document.

The following selected historical consolidated financial data is only a summary and is not necessarily indicative of future results. Such financial data should be read together with, and is qualified in its entirety by reference to, Salesforce’s historical consolidated financial statements and the accompanying notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are set forth in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020, previously filed with the SEC on March 5, 2020, and incorporated by reference into this document, and in Salesforce’s Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020, previously filed with the SEC on December 4, 2020 and incorporated by reference into this document.

The consolidated statement of operations data for fiscal years 2020, 2019 and 2018 and for the nine months ended October 31, 2020 and 2019, and the selected consolidated balance sheet data as of October 31, 2020 and 2019, and January 31, 2020, 2019, 2018 and 2017, reflect the retrospective adoption of Accounting Standards Update (which we refer to as “ASU”) 2014-09, “Revenue from Contracts with Customers” (which we refer to as “Topic 606”). The consolidated statement of operations data for fiscal years 2020 and 2019 and for the nine months ended October 31, 2020 and 2019 and the selected consolidated balance sheet data as of October 31, 2020 and 2019, and January 31, 2020 and 2019, reflect the prospective adoption of ASU No. 2016-01, “Financial Instruments-Overall (Subtopic 825-10)” (which we refer to as “ASU 2016-01”). The consolidated statement of operations data for fiscal year 2020 and the nine months ended October 31, 2020 and 2019, and the selected consolidated balance sheet data as of October 31, 2020 and 2019 and January 31, 2020 reflect the prospective adoption of ASU 2016-02, “Leases (Topic 842).”

(in millions, except per share data)	Nine Months Ended October 31,		Fiscal Year Ended January 31,
	2020	2019	2020	2019	2018 (as adjusted)	2017 (as adjusted)	2016
Consolidated Statement of Operations:
Revenues:
Subscription and support	$14,500	$11,480	$16,043	$12,413	$9,766	$7,799	$6,205
Professional services and other	935	767	1,055	869	774	638	462

Total revenue	$15,435	$12,247	$17,098	$13,282	$10,540	$8,437	$6,667

(in millions, except per share data)	Nine Months Ended October 31,		Fiscal Year Ended January 31,
	2020	2019	2020	2019	2018 (as adjusted)	2017 (as adjusted)	2016
Income from operations(1)	$262	$333	$297	$535	$454	$218	155
Gains (losses) on strategic investments, net	$1,910	$396	$427	$542	$19	$31	(16)
Net income (loss)	$3,805	$374	$126	$1,110	$360	$323	$(47)
Basic net income (loss) per share	$4.20	$0.46	$0.15	$1.48	$0.50	$0.47	$(0.07)
Diluted net income (loss) per share	$4.11	$0.45	$0.15	$1.43	$0.49	$0.46	$(0.07)
Shares used in computing basic net income (loss) per share	905	809	829	751	715	688	662
Shares used in computing diluted net income (loss) per share	926	829	850	775	735	700	662

	As of October 31,		As of January 31,
(in millions)	2020	2019	2020	2019	2018 (as adjusted)	2017 (as adjusted)	2016
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$9,492	$6,529	$7,947	$4,342	$4,521	$2,209	$2,725
(Negative) working capital(2)	2,712	552	1,118	(572)	(483)	(1,013)	90
Total assets	59,136	49,942	55,126	30,737	21,984	18,286	12,763
Noncurrent debt and other noncurrent liabilities(3)	6,592	6,189	6,396	3,877	1,541	2,824	2,119
Total liabilities	18,826	16,663	21,241	15,132	11,608	10,056	7,760
Retained earnings (accumulated deficit)	5,666	2,109	1,861	1,735	635	275	(653)
Total stockholders’ equity	40,310	33,279	33,885	15,605	10,376	8,230	5,003

(1)

Fiscal year 2020 income from operations includes a $166 million one-time non-cash charge related to the accounting for Salesforce’s business combination with Salesforce.org, in which there was the settlement of the reseller agreement between the two companies.

(2)

Salesforce considers all of its marketable debt securities to be available to support current liquidity needs including those with maturity dates beyond one year, and therefore Salesforce classifies these securities within current assets on the consolidated balance sheets. For consistency in presentation, (negative) working capital in the table above as of January 31, 2016 includes amounts previously reported in marketable securities, noncurrent. In addition, other reclassifications were made to balances as of January 31, 2018, 2017, and 2016 to conform to the current period presentation.

(3)

Amounts include noncurrent operating lease liabilities of (i) $2.4 billion as of October 31, 2020 and $2.5 billion as of October 31, 2019 and (ii) $2.4 billion as of January 31, 2020 and $0 as of January 31, 2019, 2018, 2017 and 2016, respectively.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SLACK

The following table sets forth selected historical consolidated financial data of Slack (i) as of and for each of the four years ended January 31, 2020, 2019, 2018 and 2017 and (ii) as of and for the nine months ended October 31, 2020 and 2019. All references to “fiscal years,” unless otherwise noted, refer to the 12-month fiscal year.

The consolidated financial data for the fiscal years ended January 31, 2020, 2019 and 2018, and as of January 31, 2020 and 2019 have been derived from, and are qualified by reference to, Slack’s selected financial data and audited consolidated financial statements included in its Annual Report on Form 10-K for the fiscal year ended January 31, 2020, which is incorporated by reference into this document. The selected historical consolidated financial data of Slack for the year ended January 31, 2017 and as of January 31, 2018 and 2017 have been derived from Slack’s selected financial data and audited consolidated financial statements for such years, which have not been incorporated by reference herein. The selected historical consolidated financial data for the nine months ended October 31, 2020 and 2019 and as of October 31, 2020 have been derived from Slack’s unaudited consolidated financial data included in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2020, which is incorporated by reference into this document. The selected balance sheet data as of October 31, 2019 has been derived from Slack’s unaudited consolidated financial statements as of October 31, 2019, which have not been incorporated by reference herein.

The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Slack nor does it include the effects of the mergers. This summary should be read together with the consolidated financial statements, the related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Slack’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and Quarterly Report on Form 10-Q for the quarter ended October 31, 2020, each of which is incorporated by reference herein in its entirety. For additional information, see the section entitled “Where You Can Find More Information.”

	Nine Months Ended October 31,		Year Ended January 31,
	2020	2019	2020	2019	2018	2017
	(In thousands, except per share data)
Consolidated Statements of Operations Data:
Revenue	$652,012	$448,519	$630,422	$400,552	$220,544	$105,153
Cost of revenue(1)	86,517	72,820	97,191	51,301	26,364	15,517

Gross profit	565,495	375,699	533,231	349,251	194,180	89,636
Operating expenses:
Research and development(1)	281,450	363,725	457,364	157,538	141,350	96,678
Sales and marketing(1)	338,787	299,440	402,780	233,191	140,188	104,006
General and administrative(1)	155,710	209,624	261,365	112,730	56,493	37,455

Total operating expenses	775,947	872,789	1,121,509	503,459	338,031	238,139

Loss from operations	(210,452)	(497,090)	(588,278)	(154,208)	(143,851)	(148,503)
Interest income (expense) and other income, net	(1,832)	17,323	20,510	16,146	4,581	1,749

Loss before income taxes	(212,284)	(479,767)	(567,768)	(138,062)	(139,270)	(146,754)
Benefit (provision) for income taxes	1,101	504	(589)	(840)	(793)	(155)

Net loss	(211,183)	(479,263)	(568,357)	(138,902)	(140,063)	(146,909)

	Nine Months Ended October 31,		Year Ended January 31,
	2020	2019	2020	2019	2018	2017
	(In thousands, except per share data)
Net income (loss) attributable to noncontrolling interest(2)	7,278	2,792	2,701	1,781	22	(45)

Net loss attributable to Slack	(218,461)	(482,055)	(571,058)	(140,683)	(140,085)	(146,864)
Less: Deemed dividends to preferred stockholders	—	—	—	—	40,883	—

Net loss attributable to Slack common stockholders	$(218,461)	$(482,055)	$(571,058)	$(140,683)	$(180,968)	$(146,864)

Basic and diluted net loss per share:
Net loss per share attributable to Slack common stockholders, basic and diluted	$(0.39)	$(1.38)	$(1.43)	$(1.16)	$(1.47)	$(1.28)

Weighted-average shares used in computing net loss per share attributable to Slack common stockholders, basic and diluted	564,095	348,580	399,461	121,732	122,865	114,887

(1)	Includes stock-based compensation as follows:

	Nine Months Ended October 31,		Year Ended January 31,
	2020	2019	2020	2019	2018	2017
	(In thousands)
Cost of revenue	$7,543	$13,671	$16,013	$732	$491	$630
Research and development	85,705	193,117	226,507	9,948	35,260	34,546
Sales and marketing	44,695	82,792	98,797	2,677	8,044	9,744
General and administrative	31,656	73,707	85,207	9,775	4,288	5,171

Total stock-based compensation	$169,599	$363,287	$426,524	$23,132	$48,083	$50,091

In fiscal year 2020, Slack recorded cumulative stock-based compensation of $245.1 million for all outstanding RSUs as the performance vesting condition was satisfied upon the completion of Slack’s direct listing of its Class A common stock, or the direct listing. Stock-based compensation for fiscal years 2020, 2019, 2018, and 2017 included compensation expense of $0, $14.8 million, $0, and $26.5 million, respectively, related to secondary sales of common stock by certain current and former employees and $0, $0, $39.4 million, and $8.0 million, respectively, related to cash payments attributable to tender offers and repurchases for outstanding common stock.

(2)	Slack’s consolidated financial statements include Slack’s majority-owned subsidiary, Slack Fund. The ownership interest of minority investors in Slack Fund is recorded as a non-controlling interest.

	October 31,		January 31,
	2020	2019	2020	2019	2018
	(In thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents, and marketable securities	$1,575,497	$774,106	$768,592	$841,071	$548,761
Working capital	1,197,957	512,375	450,463	650,324	440,258
Total assets	2,311,257	1,184,852	1,441,706	1,198,956	697,780
Total deferred revenue	401,280	303,924	376,714	241,873	125,453
Convertible senior notes, net	640,767	—	—	—	—
Convertible preferred stock(1)	—	—	—	1,392,101	965,221
Total stockholders’ equity	877,008	747,231	723,899	841,606	519,288

(1)	Prior to the completion of the direct listing in fiscal year 2020, all of the 373.4 million shares of convertible preferred stock converted into an equivalent number of shares of Class B common stock.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table reflects historical information about basic and diluted earnings (loss) per share for the fiscal year ended January 31, 2020 and the nine months ended October 31, 2020, as well as book value per share as of October 31, 2020, on a historical basis, and for Salesforce and Slack on an unaudited pro forma combined basis after giving effect to the mergers as if they had been completed on February 1, 2019. The pro forma data of the combined companies assumes the acquisition of 100% of the Slack Class A common stock and Slack Class B common stock by Salesforce and was derived by combining the historical consolidated financial information of Salesforce and Slack, as described previously in this document.

Slack stockholders should read the information presented in the following table together with the historical financial statements of Salesforce and Slack. The pro forma data is unaudited and is presented for illustrative purposes only. Slack stockholders should not rely on this information as being indicative of the historical results that would have been achieved during the periods presented had the companies always been combined or the future results that the combined company will achieve after the consummation of the mergers. This pro forma information is subject to risks and uncertainties, including those discussed in “Risk Factors.”

	Salesforce Historical	Slack Historical	Pro Forma Combined	Pro Forma Equivalent Slack Share(1)
Fiscal year ended January 31, 2020 for Salesforce and the fiscal year ended January 31, 2020 for Slack
Net income (loss) per share attributable to common stockholders:
Basic earnings (loss) per share	$0.15	$(1.43)	$(1.54)	$(0.12)
Diluted earnings (loss) per share	$0.15	$(1.43)	$(1.54)	$(0.12)
Cash dividends declared per share	0	0	0	0
Nine months ended October 31, 2020 for Salesforce and the nine months ended October 31, 2020 for Slack:
Net income (loss) per share attributable to common stockholders:
Basic earnings (loss) per share	$4.20	$(0.39)	$2.59	$0.20
Diluted earnings (loss) per share	$4.11	$(0.39)	$2.51	$0.20
Cash dividends declared per share	0	0	0	0
Book value per share as of October 31, 2020 for Salesforce and October 31, 2020 for Slack	$44.10	$1.52	$51.72	$4.01

(1)	The Slack pro forma equivalent per share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.0776.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

Salesforce common stock is listed on the NYSE under the symbol “CRM,” and Slack Class A common stock is listed on the NYSE under the symbol “WORK.” The Slack Class B common stock is not publicly traded but converts, on a one-for-one basis, into Slack Class A common stock at the election of the holder.

The following table sets forth the closing sale price per share of Salesforce common stock and Slack Class A common stock reported on the NYSE as of (1) November 24, 2020, the trading day prior to the release of media reports regarding the transaction, (2) November 30, 2020, the trading day before the public announcement of the execution of the merger agreement and (3) January 28, 2021 the latest practicable trading date before the date of this proxy statement/prospectus. The table also shows the estimated implied value of the per share merger consideration for each share of Slack common stock as of the same three days. This implied value was calculated by multiplying the closing prices per share of Salesforce common stock on those dates by an exchange ratio of 0.0776 and adding the cash portion of the merger consideration of $26.79 per share, without interest.

	Salesforce Common Stock	Slack Class A Common Stock	Implied Per Share Value of Merger Consideration
November 24, 2020	$260.84	$29.58	$47.03
November 30, 2020	$245.80	$40.67	$45.86
January 28, 2021	$226.50	$42.24	$44.37

The market prices of Salesforce common stock and Slack Class A common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this proxy statement/prospectus to the date of the Slack special meeting and the date the mergers are completed and thereafter (in the case of Salesforce common stock). The value of the merger consideration to be received in exchange for each share of Slack common stock will fluctuate with changes in the market value of Salesforce common stock until the last trading day before the mergers are complete.

The value of the merger consideration to be received in exchange for each share of Slack common stock when received by Slack stockholders after the mergers are completed could be greater than, less than or the same as shown in the table above. Accordingly, Slack stockholders are advised to obtain current market quotations for Salesforce common stock and Slack Class A common stock in deciding whether to vote in favor of the merger proposal.

Dividends

Salesforce has never paid any cash dividends on its common stock. The Salesforce board currently intends to retain any future earnings to support operations and to finance the growth and development of its business and does not intend to pay cash dividends on its common stock for the foreseeable future. Any future determination related to Salesforce’s dividend policy will be made at the discretion of the Salesforce board.

Slack has never paid any cash dividends on its common stock. Under the terms of the merger agreement, prior to the completion of the mergers, Slack is not permitted to declare, set aside, authorize, make or pay any dividend or other distribution without the consent in writing of Salesforce.

RISK FACTORS

In addition to the other information contained in or incorporated by reference herein, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements,” Slack stockholders should carefully consider the following risks before deciding how to vote with respect to the merger proposal and non-binding compensation advisory proposal to be considered and voted on at the Slack special meeting, together with general investment risks and all of the other information included in, or incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus also contains forward-looking statements that involve risks and uncertainties. Please read the section entitled “Cautionary Statement Regarding Forward-Looking Statements.”

The risks described below are certain material risks, although not the only risks, relating to the transactions contemplated by the merger agreement and each of Salesforce, Slack, the surviving corporation and the surviving company in relation to the mergers. The risks described below are not the only risks that Salesforce or Slack currently face or that Salesforce, the surviving corporation or the surviving company will face after the completion of the mergers. Additional risks and uncertainties not currently known or that are currently expected to be immaterial may also materially and adversely affect the business, financial condition and results of operations of Salesforce, the surviving corporation or the surviving company, or the market price of Salesforce common stock following the completion of the mergers.

If any of the following risks and uncertainties develop into actual events, these events could have a material adverse effect on the business, financial condition and results of operations of Salesforce, Slack, the surviving corporation and/or the surviving company. In addition, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

Risk Factors Relating to the Mergers

The merger consideration is fixed and will not be adjusted. Because the market price of Salesforce common stock may fluctuate, Slack stockholders cannot be sure of the market value of the stock consideration they will receive in exchange for their shares of Slack common stock in connection with the transactions.

In connection with the mergers, each share of Slack common stock issued and outstanding immediately prior to the first effective time (other than dissenting shares, cancelled shares or shares covered by Slack restricted share awards) will be converted into (a) 0.0776 shares of Salesforce common stock and (b) the right to receive $26.79 in cash, without interest. Accordingly, the market value of the stock consideration that you will receive will vary based on the price of Salesforce common stock at the time you receive the merger consideration. The market price of Salesforce common stock may decline after the date of this document, after you exchange your shares and/or after the closing.

A decline in the market price of Salesforce common stock could result from a variety of factors beyond Salesforce’s control, including, among other things, the possibility that Salesforce may not achieve the expected benefits of the acquisition of Slack as rapidly or to the extent anticipated, Slack’s business may not perform as anticipated following the closing, the effect of Salesforce’s acquisition of Slack on Salesforce’s financial results may not meet the expectations of Salesforce, financial analysts or investors, or the addition and integration of Slack’s business may be unsuccessful, may take longer or be more disruptive than anticipated, as well as numerous factors affecting Salesforce and its businesses that are unrelated to Slack.

If the mergers are completed, there will be a lapse of time between each of the date of this proxy statement/prospectus, the date on which Slack stockholders vote to approve the Slack merger proposal at the Slack special meeting, and the date on which Slack stockholders entitled to receive the merger consideration actually receive the merger consideration. The market value of shares of Salesforce common stock may decline during and after these periods as a result of a variety of factors, and consequently, at the time Slack stockholders must decide whether to approve the merger proposal, they will not know the actual market value of any merger consideration they will receive when the mergers are completed. The actual value of any merger consideration received by Slack stockholders at the completion of the mergers will depend on the market value of the shares of Salesforce common stock at that time.

You are urged to obtain current market quotations for shares of Slack Class A common stock and for shares of Salesforce common stock.

If the mergers are completed, Slack stockholders will receive Salesforce shares as part of the merger consideration and will accordingly become Salesforce stockholders. Salesforce common stock may be affected by different factors than those that affect Slack common stock, and Salesforce stockholders will have different rights than Slack stockholders.

Upon consummation of the transactions, Slack stockholders will receive Salesforce shares as part of the merger consideration and will accordingly become Salesforce stockholders. Salesforce’s business differs from that of Slack, and Salesforce’s results of operations and stock price may be adversely affected by factors different from those that would affect Slack’s results of operations and stock price. Following the completion of the mergers, Slack will be part of a larger company, so decisions affecting Slack may be made in respect of the larger combined business as a whole rather than the Slack business individually. For a discussion of the businesses of Salesforce and Slack and of some important factors to consider in connection with those businesses, see the section entitled “Information About the Companies” and the documents incorporated by reference in the section entitled “Where You Can Find More Information,” including, in particular, in the sections entitled “Risk Factors” in each of Salesforce’s and Slack’s Annual Report on Form 10-K for the year ended January 31, 2020 and Quarterly Reports on Form 10-Q for the quarters ended April 30, 2020, July 31, 2020 and October 31, 2020.

In addition, holders of shares of Salesforce common stock will have rights as Salesforce stockholders that differ from the rights they had as Slack stockholders before the transactions. For a comparison of the rights of Salesforce stockholders to the rights of Slack stockholders, see the section entitled “Comparison of Stockholders’ Rights.”

Slack stockholders will be forfeiting all rights with respect to their shares of Slack common stock other than the right to receive the merger consideration, including the right to participate directly in any earnings or future growth of Slack.

If the mergers are completed, Slack stockholders will cease to have any equity interest in Slack and will not participate in its earnings or any future growth, except indirectly through ownership of Salesforce shares received as part of the merger consideration.

Slack directors and officers potentially have interests in the transaction that differ from, or are in addition to, the interests of Slack stockholders generally.

You should be aware that some of the officers and directors of Slack may be deemed to have interests in the mergers that are different from, or in addition to, your interests as a Slack stockholder. These interests may include, among others, agreements that certain officers have entered into with Slack that provide for the acceleration of Slack options, Slack RSU awards and Slack restricted share awards in the event the officer experiences a qualifying termination of employment within a specified period following a change of control of Slack, payments of severance benefits under Slack’s change-in-control severance agreements with executive officers, agreements that certain executive officers have entered into with Salesforce that provide for grants of Salesforce equity awards following the first effective time and certain indemnification obligations. For additional information, see the sections entitled “The Mergers—Interests of Slack Directors and Executive Officers in the Mergers” and “The Merger Agreement—Employee Matters.”

As of December 16, 2020, Slack directors, executive officers, and their respective affiliates, as a group, beneficially held and were entitled to vote 7,688,272 shares of Slack Class A common stock and 82,661,892 shares of Class B common stock, representing 62.8% of the voting power of Slack common stock, including the shares covered by voting agreements in favor of Stewart Butterfield.

Concurrently with the execution of the merger agreement, certain Slack stockholders, including Slack’s founders, Stewart Butterfield, Eric Costello, Cal Henderson and Serguei Mourachov, entered into a voting and support agreement with Salesforce, pursuant to which, among other things, and subject to the terms and conditions of the voting and support agreement, each founder agreed to vote, or cause to be voted, all shares of Slack common stock beneficially owned by such founder, (i) in favor of the approval and adoption of the merger agreement and the transactions contemplated by the merger agreement and (ii) against any acquisition proposal or any action or agreement that is in opposition to the mergers. The voting and support agreement terminates upon certain events, including the termination of the merger agreement in accordance with its terms. As of December 16, 2020, the shares of Slack common stock subject to the voting and support agreement represent approximately 13.1% of the outstanding Slack Class A common stock and Slack Class B common stock, or approximately 55.8% of the total aggregate voting power of the shares of Slack Class A common stock and Slack Class B common stock issued and outstanding. For more information, see the section entitled “Voting and Support Agreement” and Annex D to this proxy statement/prospectus.

Slack stockholders will have a reduced ownership and voting interest in Salesforce as compared to their ownership and voting interest in Slack and will exercise less influence over management.

Currently, Slack stockholders have the right to vote in the election of the Slack board and the power to approve or reject any matters requiring stockholder approval under Delaware law and the Slack certificate of incorporation and bylaws. Upon completion of the first merger, each Slack stockholder who receives shares of Salesforce common stock in the first merger will become a stockholder of Salesforce with a percentage ownership of Salesforce that is smaller than the Slack stockholder’s current percentage ownership of Slack. Based on the number of issued and outstanding shares of Salesforce common stock and shares of Slack common stock as of December 16, 2020 and the exchange ratio of 0.0776, after the first merger Slack stockholders are expected to become owners of approximately 5% of the outstanding shares of Salesforce common stock, without giving effect to any shares of Salesforce common stock held by Slack stockholders prior to the completion of the first merger and disregarding stock options, restricted stock units and other equity awards or rights to acquire shares that may be issued by Salesforce or Slack pursuant to any employee stock plan. Additionally, whereas shares of Slack Class B common stock are entitled to 10 votes per share, which generally provides such stockholders greater influence on the management and policies of Slack, all Salesforce shares are entitled to one vote per share.

Consequently, even if all former Slack stockholders voted together on all matters presented to Salesforce stockholders from time to time, the former Slack stockholders would exercise significantly less influence over Salesforce after the completion of the mergers relative to their influence over Slack prior to the completion of the mergers, and thus would have a less significant impact on the approval or rejection of future Salesforce proposals submitted to a stockholder vote.

The mergers may not be accretive, and may be dilutive, to Salesforce’s earnings per share, which may negatively affect the market price of Salesforce common stock.

In connection with the completion of the mergers, based on the number of issued and outstanding shares of Slack common stock as of December 16, 2020 and the number of outstanding Slack equity awards currently estimated to be payable in Salesforce common stock following the mergers, Salesforce could issue up to approximately 51,798,184 shares of Salesforce common stock. The issuance of these new shares of Salesforce common stock could have the effect of depressing the market price of Salesforce common stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, Salesforce’s earnings per share could cause the price of shares of Salesforce common stock to decline or increase at a reduced rate.

Salesforce and Slack will incur significant transaction and merger-related costs in connection with the mergers, which may be in excess of those anticipated by Salesforce or Slack.

Each of Salesforce and Slack has incurred and expects to continue to incur a number of non-recurring costs associated with negotiating and completing the mergers, combining the operations of the two companies and achieving desired synergies. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the mergers and include, among others, employee retention costs, fees paid to financial, legal and accounting advisors, severance and benefit costs, proxy solicitation costs and filing fees.

Salesforce and Slack will also incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Salesforce and Slack will continue to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the mergers and the integration of the two companies’ businesses. Although Salesforce and Slack each expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Salesforce and Slack to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. For additional information, see the risk factor entitled “The integration of Slack into Salesforce may not be as successful as anticipated” below.

The costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Salesforce following the completion of the mergers.

Many of these costs will be borne by Salesforce or Slack even if the mergers are not completed.

Lawsuits have been filed against Slack, Salesforce, Merger Sub I, Merger Sub II and the members of the Slack board in connection with the mergers and additional lawsuits may be filed in the future. An adverse ruling in any such lawsuit could result in an injunction preventing the completion of the mergers and/or substantial costs to Salesforce and Slack.

Securities class action lawsuits and derivative lawsuits are often brought against public companies that have entered into acquisition, merger or other business combination agreements like the merger agreement. Even if such a lawsuit is without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on Salesforce’s and Slack’s respective liquidity and financial condition.

Between December 28, 2020 and January 25, 2021, five lawsuits were filed by purported Slack stockholders in the United States District Court for the Northern District of California and six lawsuits were filed by purported Slack stockholders in the United States District Court for the Southern District of New York, each in connection with the mergers. The complaints name as defendants Slack, the members of the Slack board, and, with respect to three of the actions, Salesforce, Merger Sub I and Merger Sub II. The complaints allege, among other things, that the defendants caused a materially incomplete and misleading proxy statement relating to the proposed mergers to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Fonseca, Estrada, and Hodges complaints also allege that Slack’s board of directors breached their fiduciary duties in connection with the mergers. The Estrada complaint further alleges that Slack, Salesforce, Merger Sub I, and Merger Sub II aided and abetted the breaches of fiduciary duty by Slack’s directors. The complaints seek, among other things, injunctive relief, including enjoining defendants from proceeding with or consummating the mergers and directing defendants to commence a sale process reasonably designed to secure the best possible consideration, rescinding the mergers in the event consummated (or awarding rescissory damages), declaratory relief, unspecified monetary damages, and an award of attorneys’ and experts’ fees. Each of Salesforce and Slack believes that the claims asserted in the lawsuits are without merit and intends to defend vigorously against all claims asserted. For additional information, see the section entitled “The Mergers—Litigation Relating to the Mergers.”

One of the conditions to the closing of the mergers is that no injunction by any governmental entity having jurisdiction over Salesforce, Slack, Merger Sub I or Merger Sub II has been entered and continues to be in effect and no law has been adopted, in either case that prohibits the closing of the mergers. Consequently, if a plaintiff is successful in obtaining an injunction prohibiting completion of the mergers, that injunction may delay or prevent the mergers from being completed within the expected time frame or at all, which may adversely affect Salesforce’s and Slack’s respective business, financial position and results of operations.

There can be no assurance that any of the defendants will be successful in the outcome of the lawsuits filed thus far or any potential future lawsuits. The defense or settlement of any lawsuit or claim that remains unresolved at the time the mergers are completed may adversely affect Salesforce’s or Slack’s business, financial condition, results of operations and cash flows.

The opinions of Slack’s financial advisors will not reflect changes in circumstances between the signing of the merger agreement and the completion of the mergers.

Slack has received opinions from Qatalyst Partners and Goldman Sachs in connection with the signing of the merger agreement, but has not obtained updated opinions from either financial advisor as of the date of this proxy statement/prospectus. Changes in the operations and prospects of Salesforce or Slack, general market and economic conditions and other factors that may be beyond the control of Salesforce or Slack, and on which Slack’s financial advisors’ opinions were based, may significantly alter the value of Salesforce or Slack or the prices of the shares of Salesforce common stock or of the shares of Slack common stock by the time the mergers are completed. The opinions do not speak as of the time the mergers will be completed or as of any date other than the date of such opinions. Because Slack does not currently anticipate asking its financial advisors to update their opinions, the opinions will not address the fairness of the merger consideration or the exchange ratio, as applicable, from a financial point of view at the time the mergers are completed. The Slack board’s recommendation that Slack stockholders vote “FOR” approval of the merger proposal and the non-binding compensation advisory proposal, however, is made as of the date of this proxy statement/prospectus.

For a description of the opinions that Slack received from its financial advisors, see the sections entitled “The Mergers—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor” and “The Mergers—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor.” A copy of the opinion of Qatalyst Partners, Slack’s financial advisor, is attached as Annex B to this proxy statement/prospectus and a copy of the opinion of Goldman Sachs, Slack’s financial advisor, is attached as Annex C to this proxy statement/prospectus, and each is incorporated by reference herein in its entirety.

The merger agreement limits Slack’s ability to pursue alternatives to the mergers, may discourage certain other companies from making favorable alternative transaction proposals and, in specified circumstances, could require Slack to pay Salesforce a termination fee.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to Slack that might result in greater value to Slack’s stockholders than the mergers, or may result in a potential competing acquirer of Slack proposing to pay a lower per share price to acquire Slack than it might otherwise have proposed to pay. These provisions include a general prohibition on Slack from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the Slack board, entering into discussions with any third party regarding any acquisition proposal for Slack or offer for a competing transaction. Further, even if the Slack board withholds, withdraws, qualifies or modifies its recommendation with respect to the merger proposal, unless the merger agreement has been terminated in accordance with its terms, Slack will still have an obligation to submit the merger proposal to a vote by its stockholders. The merger agreement further provides that under specified circumstances, including after a change of recommendation by the Slack board and a subsequent termination of the merger agreement by the other party in accordance with its terms, Slack may be required to pay Salesforce a cash termination fee of $900 million. For additional information, see the sections entitled “The Merger Agreement—No Solicitation of Other Offers by Slack,” “The Merger Agreement—Change of Recommendation; Match Rights” and “The Merger Agreement—Termination of the Merger Agreement.”

Salesforce expects to obtain financing in connection with the mergers and cannot guarantee that it will be able to obtain such financing on favorable terms or at all.

Salesforce anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of (i) available cash on hand and (ii) third party debt financing. See “The Mergers—Financing of the Mergers” for additional information regarding the anticipated financing of the mergers. Salesforce’s ability to obtain any such new debt financing will depend on, among other factors, prevailing market conditions and other factors beyond Salesforce’s control. Salesforce cannot assure you that it will be able to obtain new debt financing on terms acceptable to it or at all, and any such failure could materially adversely affect its operations and financial condition. Salesforce’s obligation to complete the mergers is not conditioned upon the receipt of any financing.

The mergers may not be completed and the merger agreement may be terminated in accordance with its terms.

The mergers are subject to a number of conditions that must be satisfied or waived prior to the closing, which are described in the section entitled “The Merger Agreement—Conditions to the Mergers.” These conditions to the closing may not be satisfied or waived in a timely manner or at all, and, accordingly, the mergers may be delayed or may not be completed.

In addition, if the closing has not occurred on or before the outside date, either Salesforce or Slack may choose not to proceed with the mergers by terminating the merger agreement, and the parties can mutually decide to terminate the merger agreement at any time, before or after Slack stockholder approval. In addition, Salesforce and Slack may elect to terminate the merger agreement in certain other circumstances as further detailed in the section entitled “The Merger Agreement—Termination of the Merger Agreement.”

Failure to complete the mergers could negatively impact the price of shares of Salesforce common stock and the price of shares of Slack common stock, as well as Salesforce’s and Slack’s respective future businesses and financial results.

The merger agreement contains a number of conditions that must be satisfied or waived prior to the completion of the mergers, which are described in the section entitled “The Merger Agreement—Conditions to the Mergers.” There can be no assurance that all of the conditions to the mergers will be so satisfied or waived. If these conditions are not satisfied or waived, Salesforce and Slack will be unable to complete the mergers.

If the mergers are not completed for any reason, including the failure to receive the Slack stockholder approval, Salesforce’s and Slack’s respective businesses and financial results may be adversely affected, including as follows:

•	Salesforce and Slack may experience negative reactions from the financial markets, including negative impacts on the market price of Salesforce common stock and Slack common stock;

•

the manner in which industry contacts, business partners and other third parties perceive Salesforce and Slack may be negatively impacted, which in turn could affect Salesforce’s and Slack’s marketing operations or their ability to compete for new business or obtain renewals in the marketplace more broadly;

•	Salesforce and Slack may experience negative reactions from employees; and

•

Salesforce and Slack will have expended time and resources that could otherwise have been spent on Salesforce’s and Slack’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Salesforce’s and Slack’s ongoing business and financial results may be adversely affected.

In addition to the above risks, if the merger agreement is terminated and either party’s board seeks an alternative transaction, such party’s stockholders cannot be certain that such party will be able to find a party willing to engage in a transaction on more attractive terms than the mergers.

Completion of the mergers may trigger change-in-control or other provisions in certain agreements to which Slack is a party.

The completion of the mergers may trigger change-in-control or other provisions in certain agreements to which Slack is a party. If Salesforce and Slack are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Salesforce and Slack are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Slack.

Risk Factors Relating to Salesforce and the Surviving Company

Salesforce and the surviving company will be subject to risks arising from the ongoing COVID-19 pandemic.

The COVID-19 pandemic and related public health measures have materially affected how Salesforce and its customers are operating their businesses, and have materially affected Salesforce’s operating results and cash flows; the duration and extent to which this will impact Salesforce’s and the surviving company’s future results remain uncertain. Salesforce’s operations have been, and the surviving company’s operations may be, negatively affected by a range of external factors related to the COVID-19 pandemic that are not within its control. Authorities throughout the world have implemented numerous preventative measures to contain or mitigate further spread of the virus, such as travel bans and restrictions, limitations on business activity, quarantines, work-from-home directives and shelter-in-place orders. These public health measures have caused, and are continuing to cause, business slowdowns or shutdowns in affected areas, both regionally and worldwide, which have impacted Salesforce’s and may impact the surviving company’s business and results of operations and cash flows. For example, these measures and related economic effects contributed to certain customers’ reluctance or inability to submit payments to Salesforce (as well as changes in billing frequency), and adversely impacted the effectiveness of outsourced service providers Salesforce uses to collect payments, and these conditions may persist or worsen. The extent and duration of these measures could also impact Salesforce’s and the surviving company’s ability to address cybersecurity incidents, have resulted in increased internet demand which could cause access issues, could affect Salesforce’s and the surviving company’s ability to develop and support products and services, and could cause issues with access to data centers. As Salesforce continues to monitor the situation and public health guidance, Salesforce may adjust its current policies and practices, and existing and new precautionary measures could negatively affect Salesforce’s and the surviving company’s operations.

The extent of the impact of COVID-19 on Salesforce’s and the surviving company’s operational and financial performance will depend on certain developments, including the duration and spread of the pandemic, future spikes of COVID-19 infections resulting in additional preventative measures to contain or mitigate the spread of the virus, severity of the economic decline attributable to the pandemic and timing and nature of a potential economic recovery, impact on Salesforce’s and the surviving company’s customers and their sales cycles, Salesforce’s and the surviving company’s ability to generate new business leads, impact on Salesforce’s and the surviving company’s customer, employee and industry events, and effect on Salesforce’s and the surviving company’s vendors, all of which are uncertain and cannot be predicted. At this point, the extent to which the pandemic may impact Salesforce’s and the surviving company’s financial condition or results of operations, including Salesforce’s and the surviving company’s long-range plan, is uncertain. Due to Salesforce’s subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in its results of operations until future periods. In addition, uncertainty regarding the impact of COVID-19 on Salesforce’s and the surviving company’s future operating results and financial condition may result in Salesforce and the surviving company taking cost-cutting measures, reducing the level of Salesforce’s and the surviving company’s capital investments and delaying or canceling the implementation of strategic initiatives, any of which may negatively impact their respective business and reputation. If the COVID-19 pandemic has a substantial impact on Salesforce’s or the surviving company’s employees’, partners’ or customers’ business and productivity, Salesforce’s and the surviving company’s results of operations and overall financial performance may be harmed. The global macroeconomic effects of the COVID-19 pandemic and related impacts on Salesforce’s and the surviving company’s customers’ business operations and their demand for their products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided.

The integration of Slack into Salesforce may not be as successful as anticipated.

The mergers involve numerous operational, strategic, financial, accounting, legal, tax and other risks, potential liabilities associated with the acquired businesses, and uncertainties related to design, operation and integration of Slack’s internal control over financial reporting. Difficulties in integrating Slack into Salesforce may result in Slack performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Salesforce’s and Slack’s existing businesses could also be negatively impacted by the mergers. Potential difficulties that may be encountered in the integration process include, among other factors:

•	the inability to successfully integrate Slack into Salesforce in a manner that permits Salesforce to achieve the full revenue and cost savings anticipated from the mergers;

•	complexities associated with managing the larger, more complex, integrated business;

•	not realizing anticipated operating synergies;

•	integrating personnel from the two companies and the loss of key employees;

•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the mergers;

•	integrating relationships with industry contacts and business partners;

•	performance shortfalls at one or both of the companies as a result of the diversion of management’s attention caused by completing the mergers and integrating Slack’s operations into Salesforce; and

•	the disruption of, or the loss of momentum in, each company’s ongoing business or inconsistencies in standards, controls, procedures and policies.

Salesforce may fail to realize all of the anticipated benefits of the mergers or those benefits may take longer to realize than expected.

Salesforce believes that there are significant benefits and synergies that may be realized through leveraging the products, scale and combined enterprise customer bases of Salesforce and Slack. However, the efforts to realize these benefits and synergies will be a complex process and may disrupt both companies’ existing operations if not implemented in a timely and efficient manner. The full benefits of the transactions contemplated by the merger agreement, including the anticipated sales or growth opportunities, may not be realized as expected or may not be achieved within the anticipated time frame, or at all. Failure to achieve the anticipated benefits of the mergers could adversely affect Salesforce’s results of operations or cash flows, cause dilution to the earnings per share of Salesforce, decrease or delay any accretive effect of the mergers and negatively impact the price of Salesforce common stock.

Following completion of the mergers, Salesforce’s success will depend, in part, on its ability to manage its expansion, which poses numerous risks and uncertainties, including the need to integrate the operations and business of Slack into its existing business in an efficient and timely manner, to combine systems and management controls and to integrate relationships with industry contacts and business partners.

In addition, Salesforce and Slack will be required to devote significant attention and resources prior to closing to prepare for the post-closing integration and operation of the surviving company, and Salesforce will be required post-closing to devote significant attention and resources to successfully align the business practices and operations of Salesforce and Slack. This process may disrupt the businesses and, if ineffective, would limit the anticipated benefits of the mergers.

Salesforce and Slack will incur direct and indirect costs as a result of the mergers.

Salesforce and Slack will incur substantial expenses in connection with and as a result of completing the mergers, and, following the completion of the mergers, Salesforce expects to incur additional expenses in connection with combining the businesses and operations of Salesforce and Slack. Factors beyond Salesforce’s control could affect the total amount or timing of these expenses, many of which, by their nature, are difficult to estimate accurately. Moreover, diversion of management focus and resources from the day-to-day operation of the business to matters relating to the transactions could adversely affect each company’s business, regardless of whether the mergers are completed.

Uncertainties associated with the mergers may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Salesforce and Slack are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the mergers and the surviving company’s success after the mergers will depend in part upon the ability of Salesforce and Slack to retain key management personnel and other key employees. Current and prospective employees of Salesforce and Slack may experience uncertainty about their roles within the combined company following the mergers, which may have an adverse effect on the ability of each of Salesforce and Slack to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Salesforce and Slack to the same extent that Salesforce and Slack have previously been able to attract or retain their own employees.

Sales of substantial amounts of Salesforce shares in the open market by former Slack stockholders could depress its stock price.

Other than shares held by persons who will be affiliates of Salesforce after the closing, Salesforce shares that are issued to Slack stockholders, including those shares issued upon the exercise of outstanding stock options or restricted stock units, will be freely tradable without restrictions or further registration under the Securities Act. If the mergers are completed and if former Slack stockholders and Slack employees sell substantial amounts of Salesforce common stock in the public market following consummation of the mergers, the market price of Salesforce common stock may decrease.

Salesforce has outstanding debt.

Salesforce has outstanding debt and other financial obligations, each of which subjects Salesforce to certain risks, including, among others, increasing Salesforce’s vulnerability to general adverse economic and industry conditions, requiring Salesforce to dedicate a portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes, and potentially limiting Salesforce’s ability to borrow additional funds or to borrow funds at rates or on other terms it finds acceptable.

The agreements governing Salesforce’s existing debt (and it is expected that any agreements governing any additional debt that Salesforce may incur or assume to facilitate the mergers or otherwise would) impose restrictions on Salesforce and require Salesforce to maintain compliance with specified covenants. In addition, Salesforce’s existing credit facility requires it to comply with a maximum consolidated leverage ratio covenant, and its future credit facilities may also contain financial covenants. Any failure to comply with such restrictions may result in an event of default under such agreements. Such default may allow the applicable creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Furthermore, if future debt financing is not available when required or is not available on acceptable terms, Salesforce may be unable to grow its business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on its operating results and financial condition.

Salesforce’s and Slack’s business relationships may be subject to disruption due to uncertainty associated with the mergers.

Parties with which Salesforce or Slack do business may experience uncertainty associated with the mergers, including with respect to current or future business relationships with Salesforce or Slack. Salesforce’s and Slack’s business relationships may be subject to disruption as parties with which Salesforce or Slack do business may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Salesforce or Slack. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of each company, including an adverse effect on Salesforce’s ability to realize the anticipated benefits of the mergers. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the mergers or termination of the merger agreement.

Risks Related to Salesforce’s Business

You should read and consider the risk factors specific to Salesforce’s business that will also affect the surviving company after the closing. These risks are described in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information.”

Risks Related to Slack’s Business

You should read and consider the risk factors specific to Slack’s business that will also affect the surviving company after the closing. These risks are described in Slack’s Annual Report on Form 10-K for the year ended January 31, 2020 and its Quarterly Report on Form 10-Q for the quarterly period ended October 31, 2020, which are incorporated by reference into this document, and in other documents that are incorporated by reference into this document. For additional information, see the section entitled “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, and the documents to which Slack and Salesforce refer you in this proxy statement/prospectus, as well as oral statements made or to be made by Slack and Salesforce, may include certain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements relate to future events and anticipated results of operations and business strategies, statements regarding the mergers, including the anticipated benefits of the mergers, the anticipated impact of the mergers on the combined company’s business and future financial and operating results, the expected amount and timing of synergies from the mergers, and the anticipated closing date for the proposed transaction and other aspects of operations or operating results. These forward-looking statements generally can be identified by phrases such as “will,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. It is uncertain whether any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do, what impact they will have on the results of operations and financial condition of the combined company or the price of Salesforce or Slack stock. These forward-looking statements involve certain risks and uncertainties, many of which are beyond the parties’ control, that could cause actual results to differ materially from those indicated in such forward-looking statements, including but not limited to:

•

the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets;

•

the effect of the announcement of the mergers on the ability of Salesforce or Slack to retain and hire key personnel and maintain relationships with customers, suppliers and others with whom Salesforce or Slack do business, or on Salesforce’s or Slack’s operating results and business generally;

•	risks that the mergers disrupt current plans and operations and the potential difficulties in employee retention as a result of the mergers;

•	the outcome of any legal proceedings related to the mergers;

•	the ability of the parties to consummate the mergers on a timely basis or at all;

•	the satisfaction of the conditions precedent to consummation of the mergers, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner;

•	the ability of Salesforce to successfully integrate Slack’s operations;

•	the ability of Salesforce to implement its plans, forecasts and other expectations with respect to Salesforce’s business after the completion of the mergers and realize expected synergies;

•	business disruption following the mergers;

•

the ability to realize the anticipated benefits of the mergers, including the possibility that the expected benefits from the mergers will not be realized or will not be realized within the expected time period;

•	the amount of the costs, fees, expenses and charges related to the mergers;

•	unknown liabilities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the effect of general economic and market conditions;

•	the impact of foreign currency exchange rate and interest rate fluctuations on Salesforce’s or Slack’s results;

•	Salesforce’s business strategy and plan to build its business, including its strategy to be the leading provider of enterprise cloud computing applications and platforms;

•	the pace of change and innovation in enterprise cloud computing services;

•	the seasonal nature of Salesforce’s sales cycles;

•	the competitive nature of the market in which the parties participate;

•	Salesforce’s or Slack’s international expansion strategy;

•	Salesforce’s or Slack’s service performance and security, including the resources and costs required to avoid unanticipated downtime and prevent, detect and remediate potential security breaches;

•	the expenses associated with new data centers and third-party infrastructure providers;

•	additional data center capacity;

•	real estate and office facilities space;

•	Salesforce’s operating results and cash flows;

•	new services and product features;

•	Salesforce’s or Slack’s strategy of acquiring or making investments in complementary businesses, joint ventures, services, technologies and intellectual property rights;

•	the performance and fair value of Salesforce’s investments in complementary businesses through Salesforce’s strategic investment portfolio;

•	Salesforce’s or Slack’s ability to realize the benefits from strategic partnerships and investments;

•

the impact of future gains or losses from Salesforce’s strategic investment portfolio, including gains or losses from overall market conditions that may affect the publicly traded companies within Salesforce’s strategic investment portfolio;

•	Salesforce’s or Slack’s ability to execute its business plans;

•	Salesforce’s ability to successfully integrate acquired businesses and technologies;

•	Salesforce’s ability to continue to grow unearned revenue and remaining performance obligations;

•	Salesforce’s or Slack’s ability to protect its intellectual property rights;

•	Salesforce’s or Slack’s ability to develop its brands;

•	Salesforce’s or Slack’s reliance on third-party hardware, software and platform providers;

•	Salesforce’s dependency on the development and maintenance of the infrastructure of the Internet;

•

the effect of evolving domestic and foreign government regulations, including those related to the provision of services on the Internet, those related to accessing the Internet, and those addressing data privacy, cross-border data transfers and import and export controls;

•	the valuation of Salesforce’s deferred tax assets;

•	the impact of new accounting pronouncements and tax laws;

•	uncertainties affecting Salesforce’s ability to estimate its tax rate;

•	the impact of expensing stock options and other equity awards;

•	the sufficiency of Salesforce’s capital resources;

•	compliance with Salesforce’s or Slack’s debt covenants and lease obligations;

•	current and potential litigation involving Salesforce or Slack; and

•	the impact of climate change.

All of the forward-looking statements Salesforce and Slack make in this proxy statement/prospectus are qualified by the information contained or incorporated by reference herein, including the information contained in this section and the information detailed in Salesforce’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and Salesforce’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020, July 31, 2020 and October 31, 2020, Current Reports on Form 8-K and other filings Salesforce makes with the SEC, which are incorporated herein by reference, and in Slack’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 and Slack’s Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020, July 31, 2020 and October 31, 2020, Current Reports on Form 8-K and other filings Slack makes with the SEC, which are incorporated herein by reference. For additional information, see the sections entitled “Risk Factors” and “Where You Can Find More Information.”

Except as required by law, neither Salesforce nor Slack undertakes or assumes any obligation to update any forward-looking statements, whether as a result of new information or to reflect subsequent events or circumstances or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

INFORMATION ABOUT THE COMPANIES

Salesforce

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Phone: (415) 901-7000

Salesforce, a Delaware corporation, is a global leader in customer relationship management, or CRM, technology that brings companies and customers together. Founded in 1999, Salesforce enables companies of every size and industry to connect with their customers in new ways through existing and emerging technologies, including cloud, mobile, social, blockchain, voice and artificial intelligence, to transform their businesses. Salesforce’s Customer 360 is an integrated platform that unites sales, service, marketing, commerce, integration, analytics and more to give companies a single source of truth about their customers. Salesforce’s service offerings are designed to be intuitive and easy to use. They can generally be deployed quickly, configured easily and integrated with other platforms and enterprise applications. Salesforce sells to businesses worldwide primarily on a subscription basis, through direct sales efforts and also indirectly through partners. Through Salesforce’s platform and other developer tools, Salesforce also enables third parties to develop additional functionality and new applications, or apps that run on Salesforce’s platform, which are sold separately from—or in conjunction with—Salesforce’s service offerings.

Merger Sub I

Skyline Strategies I Inc.

c/o salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Phone: (415) 901-7000

Merger Sub I, a Delaware corporation, is a wholly owned subsidiary of Salesforce. Merger Sub I is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the first merger. Merger Sub I has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

Merger Sub II

Skyline Strategies II LLC

c/o salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, California 94105

Phone: (415) 901-7000

Merger Sub II, a Delaware limited liability corporation, is a wholly owned subsidiary of Salesforce. Merger Sub II is newly formed, and was organized for the purpose of entering into the merger agreement and effecting the second merger. Merger Sub II has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incident to its formation and those incurred in connection with the mergers.

Slack

Slack Technologies, Inc.

500 Howard Street

San Francisco, California 94105

Phone: (415) 630-7943

Slack, whose legal name is Slack Technologies, Inc., has transformed business communication. It’s the leading channel-based messaging platform, used by millions to align their teams, unify their systems, and drive their businesses forward. Only Slack offers a secure, enterprise-grade environment that can scale with the largest companies in the world. It is a new layer of the business technology stack where people can work together more effectively, connect all their other software tools and services, and find the information they need to do their best work. Slack is where work happens. Slack was originally incorporated in Delaware in 2009 as Tiny Speck, Inc. In 2014, the company changed its name to Slack Technologies, Inc. and publicly launched its current offering. Slack is headquartered in San Francisco, California.

SPECIAL MEETING OF SLACK STOCKHOLDERS

Date, Time and Place

The Slack special meeting will be held virtually via the Internet on March 2, 2021 at 10:00 a.m. Pacific Time. The Slack special meeting will be held solely via live webcast and there will not be a physical meeting location. Slack stockholders will be able to attend the Slack special meeting online and vote their shares electronically during the meeting by visiting the Slack special meeting website at www.virtualshareholdermeeting.com/WORK2021SM. Slack stockholders will need the 16-digit control number found on their proxy card in order to access the Slack special meeting website.

Purpose of the Slack Special Meeting

The purpose of the Slack special meeting is to consider and vote on:

•	the merger proposal; and

•	the non-binding compensation advisory proposal.

Slack will transact no other business at the Slack special meeting.

Recommendation of the Slack Board

The Slack board unanimously recommends that Slack stockholders vote:

•	“FOR” the merger proposal; and

•	“FOR” the non-binding compensation advisory proposal.

For additional information on the recommendation of the Slack board, see the section entitled “The Mergers—Recommendation of the Slack Board and Reasons for the Mergers.”

Record Date and Outstanding Shares of Slack Common Stock

Only holders of record of issued and outstanding shares of either class of Slack common stock as of the close of business on January 25, 2021, the record date for the Slack special meeting, are entitled to notice of, and to vote at, the Slack special meeting via the Slack special meeting website or any adjournment or postponement of the Slack special meeting.

As of the close of business on the record date, there were 501,490,143 shares of Slack Class A common stock and 79,094,868 shares of Slack Class B common stock outstanding and entitled to vote at the Slack special meeting. Each share of Class A common stock is entitled to one vote on each proposal and each share of Class B common stock is entitled to 10 votes on each proposal.

A complete list of Slack stockholders entitled to vote at the Slack special meeting will be available for inspection at Slack’s principal place of business during regular business hours for a period of no less than 10 days before the Slack special meeting at 500 Howard Street, San Francisco, California 94105. If Slack’s headquarters are closed for health and safety reasons related to the COVID-19 pandemic during such period, the list of Slack stockholders will be made available for inspection upon request to Slack’s corporate secretary at 500 Howard Street, San Francisco, California 94105, subject to the satisfactory verification of stockholder status. The list of Slack stockholders entitled to vote at the Slack special meeting will also be made available for inspection during the Slack special meeting via the Slack special meeting website at www.virtualshareholdermeeting.com/WORK2021SM.

Quorum; Abstentions and Broker Non-Votes

A quorum of Slack stockholders is necessary to hold a valid meeting. The presence at the Slack special meeting, in person (including via the Slack special meeting website) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote at the Slack special meeting constitutes a quorum. Abstentions, withhold votes, and broker non-votes are counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock present via the Slack special meeting website or represented by proxy at the Slack special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The merger proposal and non-binding compensation advisory proposal are described in the section entitled “Slack Proposals.”

Methods of Voting

Slack stockholders of record may vote their shares in four ways:

•	by Internet at www.proxyvote.com 24 hours a day, seven days a week, until 11:59 p.m. Eastern Time on March 1, 2021 (have your Notice or proxy card in hand when you visit the website);

•	by toll-free telephone at 1-800-690-6903, until 11:59 p.m. Eastern Time on March 1, 2021 (have your Notice or proxy card in hand when you visit the website);

•	by completing and mailing your proxy card; or

•	by Internet during the Annual Meeting. Instructions on how to attend and vote at the Annual Meeting are described at www.virtualshareholdermeeting.com/WORK2021SM.

In order to be counted, proxies submitted by telephone or Internet must be received by 11:59 p.m. Eastern Time on March 1, 2021. Proxies submitted by U.S. mail must be received before the start of the Slack special meeting.

If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail before the meeting, or by Internet during the Slack special meeting, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Voting via the Slack Special Meeting Website

Shares held directly in your name as stockholder of record may be voted at the Slack special meeting via the Slack special meeting website. If you choose to virtually attend the Slack special meeting website and vote your shares at the meeting via the Slack special meeting website, you will need the 16-digit control number included on your proxy card.

If you are a beneficial holder, you will need to obtain a specific control number from your broker, bank or other nominee holder of record giving you the right to vote the shares.

Even if you plan to virtually attend the Slack special meeting, the Slack board recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Slack special meeting.

Voting by Proxy

You may direct your vote by proxy without virtually attending the Slack special meeting. You can vote by proxy by phone, the Internet or mail by following the instructions provided in the enclosed proxy card. If you are a street name stockholder, please follow the instructions from your broker, bank, or other nominee to vote by Internet, telephone, or mail before the meeting, or by Internet during the Slack special meeting, in each case by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Slack common stock, you may contact MacKenzie Partners, Inc., Slack’s proxy solicitor, toll-free at (800) 322-2885, or for brokers and banks, collect at (212) 929-5500 or via email at proxy@mackenziepartners.com.

Adjournment

In accordance with the Slack bylaws, whether or not a quorum is present, the chairman of the Slack special meeting will have the power to adjourn the Slack special meeting from time to time, without notice other than announcement at the meeting. If the Slack special meeting is adjourned, Slack stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the Slack special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Slack special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

In addition, the merger agreement provides that Slack may adjourn or postpone the Slack special meeting (i) after consultation with Salesforce, to the extent necessary to ensure that any supplement or amendment to this proxy statement/prospectus that is required by applicable law is provided to the Slack stockholders within a reasonable amount of time in advance of the Slack special meeting or (ii) if, as of the time the Slack special meeting is scheduled, there are not sufficient affirmative votes in person or proxy at the Slack special meeting to constitute a quorum or to obtain the approval of the merger proposal; provided that Slack will only be permitted to effect one such adjournment or postponement under the circumstances described in clause (ii). If requested by Salesforce under the circumstances described in clause (ii), Slack will be required to adjourn or postpone the special meeting once for a period of up to 10 business days. However, the Slack special meeting will not be adjourned or postponed if it would require a change in the record date.

Revocability of Proxies

If you are a stockholder of record, you can change your vote or revoke your proxy by:

•

notifying Slack’s Corporate Secretary, in writing, at Slack Technologies, Inc., 500 Howard Street, San Francisco, California 94105. Such notice must be received at the above location before 11:59 p.m. Eastern Time on March 1, 2021;

•	voting again using the telephone or Internet before 11:59 p.m. Eastern Time on March 1, 2021 (your latest telephone or Internet proxy is the one that will be counted); or

•	attending and voting during the Slack special meeting. Simply logging into the Slack special meeting will not, by itself, revoke your proxy.

In light of shelter-in-place restrictions currently in place due to COVID-19, stockholders are encouraged to change their vote by voting again using the telephone or Internet.

If you are a street name stockholder, you may revoke any prior voting instructions by contacting your broker, bank or other nominee or by attending the Slack special meeting and voting by Internet during the meeting by using the 16-digit control number, which is in the instructions accompanying your proxy materials, if your broker, bank, or nominee makes those instructions available.

Proxy Solicitation Costs

The enclosed proxy card is being solicited by Slack and the Slack board. In addition to solicitation by mail, Slack’s directors, officers and employees may solicit proxies in person, by phone or by electronic means. These persons will not be specifically compensated for conducting such solicitation.

Slack has retained MacKenzie Partners to assist in the solicitation process. Slack will pay MacKenzie Partners a fee of approximately $20,000, as well as reasonable and customary documented expenses. Slack also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Slack will ask brokers, banks and other nominees to forward the proxy solicitation materials to the beneficial owners of shares of Slack common stock held of record by such nominee holders. Slack will reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Appraisal Rights

Pursuant to Section 262 of the DGCL, holders of Slack common stock who hold their shares through the first effective time, do not vote their shares in favor of adoption of the merger agreement and who comply fully with and properly demand appraisal for their shares under the applicable requirements of Section 262 of the DGCL and do not otherwise withdraw or lose the right to appraisal under Delaware law, have the right to seek appraisal of the fair value of their shares of Slack common stock, as determined by the Delaware Court of Chancery, if the first merger is completed. The “fair value” of shares of Slack common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the value of the merger consideration that Slack stockholders would otherwise be entitled to receive under the terms of the merger agreement. Slack stockholders also should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the first merger, is not an opinion as to, and does not otherwise address, “fair value” under Section 262 of the DGCL. Holders of Slack common stock who wish to preserve any appraisal rights they may have, must so advise Slack by submitting a written demand for appraisal prior to the vote to adopt the merger agreement and approve the transactions contemplated thereby, and must otherwise follow fully the procedures prescribed by Section 262 of the DGCL.

Other Information

The matters to be considered at the Slack special meeting are of great importance to the Slack stockholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by phone or the Internet or complete, date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you submit your proxy by phone or the Internet, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Slack special meeting, contact:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(800) 322-2885

Banks and Brokers: (212) 929-5500

Email: proxy@mackenziepartners.com

Vote of Slack’s Directors and Executive Officers

As of December 16, 2020, Slack directors, executive officers, and their respective affiliates, as a group, beneficially held and were entitled to vote 7,688,272 shares of Slack Class A common stock and 82,661,892 shares of Class B common stock, representing 62.8% of the voting power of Slack common stock, including the shares covered by voting agreements in favor of Stewart Butterfield.

Slack currently expects that all of its directors and executive officers will vote their shares “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

Attending the Slack Special Meeting Virtually

You are entitled to attend the Slack special meeting only if you were a stockholder of record of Slack at the close of business on the record date or you held your shares of Slack beneficially in the name of a broker, bank or other nominee as of the record date, or you hold a valid proxy for the Slack special meeting.

If you were a stockholder of record of Slack at the close of business on the record date and wish to attend the Slack special meeting, you will need the 16-digit control number located on your proxy card.

If a broker, bank or other nominee is the record owner of your shares of Slack common stock, you will need to obtain your specific control number and further instructions from your bank, broker or other nominee.

Results of the Slack Special Meeting

Within four business days following the Slack special meeting, Slack intends to file the final voting results with the SEC on a Current Report on Form 8-K. If the final voting results have not been certified within that four-business day period, Slack will report the preliminary voting results on a Current Report on Form 8-K at that time and will file an amendment to the Current Report on Form 8-K to report the final voting results within four days of the date that the final results are certified.

SLACK STOCKHOLDERS SHOULD CAREFULLY READ THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER PROPOSAL AND THE NON-BINDING COMPENSATION ADVISORY PROPOSAL.

SLACK PROPOSALS

Merger Proposal

It is a condition to the completion of the mergers that Slack stockholders approve the merger proposal. In the first merger, each Slack stockholder will receive, for each eligible share of Slack common stock that is issued and outstanding as of immediately prior to the first effective time, the merger consideration of 0.0776 shares of Salesforce common stock and $26.79 in cash, without interest, further described in the sections entitled “The Mergers—Consideration to Slack Stockholders” and “The Merger Agreement—Merger Consideration.”

The approval by such stockholders of this proposal is required by Section 251 of the DGCL and is a condition to the completion of the mergers.

Approval of the merger proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock entitled to vote on the proposal. Abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger proposal. Failure to vote on the merger proposal will have the same effect as a vote “AGAINST” the merger proposal.

The Slack board unanimously recommends a vote “FOR” the merger proposal.

Non-Binding Compensation Advisory Proposal

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, Slack is required to provide its stockholders the opportunity to vote to approve, on a non-binding, advisory basis, certain compensation that may be paid or become payable to Slack’s named executive officers that is based on or otherwise relates to the mergers, as described in the section entitled “The Mergers—Merger-Related Compensation.” Accordingly, Slack stockholders are being provided the opportunity to cast an advisory vote on such payments.

As an advisory vote, this proposal is not binding upon Slack or the Slack board or Salesforce or the Salesforce board, and approval of this proposal is not a condition to completion of the mergers and is a vote separate and apart from the merger proposal. Accordingly, you may vote to approve the merger proposal and vote not to approve the non-binding compensation advisory proposal and vice versa. Because the merger-related executive compensation to be paid in connection with the mergers is based on the terms of the merger agreement as well as the contractual arrangements with Slack’s named executive officers, such compensation will be payable, regardless of the outcome of this advisory vote, if the merger proposal is approved (subject only to the contractual conditions applicable thereto). However, Slack seeks the support of its stockholders and believes that stockholder support is appropriate as the executive compensation programs are designed to incentivize executives to successfully execute a transaction such as that contemplated by the merger proposal from its early stages until consummation. Accordingly, holders of shares of Slack common stock are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Slack Technologies, Inc. approve, on an advisory, non-binding basis, certain compensation that may be paid or become payable to the named executive officers of Slack Technologies, Inc. that is based on or otherwise relates to the mergers, as disclosed pursuant to Item 402(t) of Regulation S-K under the section entitled “The Mergers—Merger-Related Compensation.”

Approval of the non-binding compensation advisory proposal requires the affirmative vote of a majority of the voting power of all issued and outstanding shares of Slack common stock present via the Slack special meeting website or represented by proxy at the Slack special meeting and entitled to vote on the proposal. Abstentions will have the same effect as a vote “AGAINST” the proposal, and broker non-votes will have no effect on the outcome of the vote.

The Slack board unanimously recommends a vote “FOR” the non-binding compensation advisory proposal.

THE MERGERS

This discussion of the mergers is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement/prospectus as Annex A and incorporated by reference herein in its entirety. You should read the entire merger agreement carefully as it is the legal document that governs the mergers.

Transaction Structure

The merger agreement provides for two mergers: (a) Merger Sub I will be merged with and into Slack, with Slack continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Salesforce and (b) immediately following the first merger, Slack, as the surviving corporation in the first merger, will be merged with and into either: (i) if a revised structure notice has not been delivered by Salesforce before the closing, Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of Salesforce, or (ii) if a revised structure notice has been delivered by Salesforce before the closing, Salesforce, with Salesforce surviving the second merger.

Pursuant to the merger agreement, Salesforce may elect the alternative transaction structure upon delivering a revised structure notice to Slack in the event that 10 business days before the closing, Salesforce and the trustee under the convertible notes indenture have not each executed a supplemental indenture to the convertible notes indenture amending the terms thereof to permit the consummation of the second merger with Merger Sub II at the second effective time without giving rise to a breach of, or any default under, any provision of the convertible notes indenture. Upon delivery of the revised structure notice, the structure of the second merger will be modified to consist of Slack, as the surviving corporation in the first merger, merging with and into Salesforce, with Salesforce continuing as the surviving company.

Consideration to Slack Stockholders

As a result of the first merger, each eligible share of Slack common stock issued and outstanding immediately prior to the first effective time will be automatically cancelled and converted into the right to receive (a) 0.0776 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock, and (b) the right to receive $26.79 in cash, without interest.

Salesforce will not issue fractional shares of Salesforce common stock in the first merger. Instead, each holder of Slack common stock who otherwise would be entitled to receive fractional shares of Salesforce common stock (after aggregating all shares of such holder) will be entitled to an amount in cash, without interest, equal to such fraction of a share of Salesforce common stock multiplied by $260.50, rounded to the nearest whole cent.

Background of the Mergers

The Slack board, together with Slack’s senior management, regularly reviews and assesses Slack’s performance, share price, risks, opportunities and strategy in light of the current business and economic environment, as well as evolving industry dynamics, as they may affect Slack’s long-term strategic goals and plans. As a matter of practice, the Slack board and Slack’s senior management, together with their professional advisors, regularly review and evaluate a wide range of strategic opportunities for business combinations, acquisitions and other financial and strategic alternatives for Slack, including continuing as a standalone company, with a view to maximizing stockholder value.

The Salesforce board of directors, together with members of Salesforce’s management team, regularly consider and pursue opportunities to enhance Salesforce’s product suite, improve customer satisfaction and unlock stockholder value. In this regard, members of Salesforce’s management team have reviewed and discussed business, operational and strategic plans to enhance and complement Salesforce’s existing product suite in light of the current business and economic environment, as well as evolving industry dynamics. As part of Salesforce’s ongoing evaluation of such opportunities, Salesforce’s senior management identified Slack as a potential candidate for a strategic transaction with Salesforce.

Over the past several years, as part of Slack’s and Salesforce’s existing commercial relationships, Mr. Stewart Butterfield, Slack’s Chief Executive Officer, and other representatives of Slack, on the one hand, and Mr. Bret Taylor, Salesforce’s President and Chief Operating Officer, and other representatives of Salesforce, on the other hand, have had discussions from time to time to better understand each other’s respective businesses, platforms and products, and to explore various ways in which they could collaborate in order to advance their shared business objectives.

Prior to August 2020, none of the discussions between representatives of Slack and Salesforce involved the possibility of an acquisition of Slack.

In furtherance of Slack’s strategic priorities, in March 2020, Mr. Butterfield met with Mr. Taylor and indicated that Slack was interested in acquiring Quip from Salesforce. Slack’s indication of interest did not progress into negotiations between the parties, and there were no further developments with respect to Slack’s interest in acquiring Quip through August 27, 2020.

On August 27, 2020, in connection with Salesforce’s regular and ongoing consideration and evaluation of strategic opportunities, Mr. Taylor contacted Mr. Butterfield by phone and indicated that, while Salesforce was not interested in selling Quip, Salesforce had been contemplating possible ways in which the companies could work together in the future. During this conversation and two subsequent phone calls on September 1, 2020 and September 3, 2020, Mr. Taylor raised the possibility of a potential acquisition of Slack. No purchase price or other material terms were discussed by Mr. Taylor and Mr. Butterfield during these conversations.

Subsequent to such discussions, senior executives at Salesforce had numerous internal discussions regarding a potential acquisition of Slack.

On September 7, 2020, Mr. Butterfield reported his conversation with Mr. Taylor to members of the Slack board. Following discussion, the Slack board authorized Mr. Butterfield to further pursue discussions with Salesforce regarding a potential acquisition of Slack, including the provision of high priority diligence information subject to entry into a customary confidentiality agreement.

On September 9, 2020, Ms. Amy Weaver, Salesforce’s President and Chief Legal Officer, and Mr. John Somorjai, Salesforce’s Executive Vice President, Corporate Development & Salesforce Ventures, contacted Mr. David Schellhase, Slack’s General Counsel, by email to circulate a draft confidentiality agreement in connection with continuing the discussion of a potential acquisition of Slack.

On September 10, 2020, Slack and Salesforce entered into a confidentiality agreement to explore a business opportunity of mutual interest. Also on September 10, 2020, Mr. Butterfield spoke with Mr. Taylor about Salesforce’s interest in a potential acquisition of Slack. No purchase price or other material terms were discussed by Mr. Taylor and Mr. Butterfield.

On September 11, 2020, Mr. Butterfield spoke with Mr. Marc Benioff, Salesforce’s Chair and Chief Executive Officer, about Salesforce’s interest in a potential acquisition of Slack. No offer to acquire Slack was made by Mr. Benioff, and no purchase price or other material terms were discussed by Mr. Benioff and Mr. Butterfield.

On September 14, 2020, Salesforce provided Slack with an initial list of high priority diligence requests related to Slack’s business, and Mr. Butterfield, Mr. Schellhase and Mr. Allen Shim, Slack’s Chief Financial Officer, met with Mr. Taylor, Mr. Somorjai, Ms. Weaver and a representative of BofA Securities, Inc.,

Salesforce’s financial advisor in connection with the potential transaction (which we refer to as “BofA Securities”), to discuss a potential acquisition of Slack, including the agenda for a preliminary due diligence meeting the following day. Also on September 14, 2020, the Slack board convened for a special meeting via videoconference, and Mr. Butterfield provided an update to the Slack board on the possible acquisition of Slack by Salesforce.

On September 15, 2020, members of Slack senior management held preliminary due diligence discussions in which high-level diligence information was exchanged with members of Salesforce senior management and representatives of BofA Securities.

On September 16, 2020, the Mergers and Acquisitions Committee of the Salesforce board of directors (which we refer to as the “Salesforce M&A Committee”) held a regularly scheduled meeting via videoconference to discuss and review, among other things, the possible acquisition of Slack. After discussions, the Salesforce M&A Committee authorized management to continue to pursue negotiations with Slack and to submit a non-binding proposal to acquire Slack for a price of $35.00 per share, with 40% of the consideration to be Salesforce common stock and 60% of the consideration to be cash. At the invitation of the Salesforce M&A Committee, members of Salesforce management, representatives of BofA Securities and representatives of Wachtell, Lipton, Rosen & Katz (which we refer to as “Wachtell Lipton”), Salesforce’s outside legal counsel in connection with the potential transaction, attended the meeting.

On September 16, 2020, Mr. Taylor and Mr. Somorjai delivered to Mr. Butterfield a non-binding written proposal to acquire Slack at a price per share of $35.00, with 40% of the consideration to be Salesforce common stock and 60% of the consideration to be cash (although Salesforce indicated an openness to discussing a different mix of cash and stock if preferred by the Slack board). Later that same day, the Slack board discussed the proposal with senior management. Following discussion, the Slack board unanimously concluded that the price per share in the September 16 offer was not compelling enough to warrant further engagement with Salesforce or a change in Slack’s plans to continue to operate as a standalone company. The Slack board instructed senior management to inform Salesforce that any offer for a strategic combination would need to be significantly higher to warrant further engagement.

On September 17, 2020, at a regularly scheduled meeting of the Salesforce board of directors held via videoconference, with members of Salesforce management also in attendance, Mr. Taylor and Mr. Somorjai provided an update to the Salesforce board of directors regarding Salesforce’s merger and acquisition strategy, including a potential acquisition of Slack. At the invitation of the Salesforce board of directors, representatives of BofA Securities attended the meeting.

On September 17, 2020, Mr. Butterfield called Mr. Taylor to convey the Slack board’s position.

On September 21, 2020, Mr. Taylor called Mr. Butterfield to discuss Salesforce’s proposal and conveyed Salesforce’s continued interest in a potential acquisition of Slack.

On September 26, 2020, the Slack board held a special meeting via videoconference with senior management and representatives of Qatalyst Partners LP (which we refer to as “Qatalyst Partners”) present at the invitation of the Slack board. Mr. Butterfield updated the Slack board on his conversations with Salesforce executives about a possible acquisition. Representatives of Qatalyst Partners led a discussion regarding Slack’s current valuation, prospects for growth and for improved valuation, certain market and financial perspectives, Salesforce’s prior acquisition activity, how a negotiation with Salesforce was likely to unfold, other potential acquirers and related matters. After discussion, the Slack board concluded that Slack should continue discussions with Salesforce and determined to have Mike McNamara, John O’Farrell and Graham Smith, all of whom are nonexecutive, independent directors, constitute a special strategic transaction committee of Slack’s board (which we refer to as the “Slack committee”) and be available to assist Mr. Butterfield and the Slack board on matters associated with a possible strategic transaction, and to select financial advisors and negotiate the terms of the financial advisor engagements.

On September 27, 2020, the Slack board held a special meeting via videoconference with senior management and representatives of Goldman Sachs & Co. LLC (which we refer to as “Goldman Sachs”) present at the invitation of the Slack board. At the direction of the Slack board, representatives of Goldman Sachs led a discussion regarding Slack’s current valuation, prospects for growth and improved valuation, certain market and financial perspectives, Salesforce’s prior acquisition activity, how a negotiation with Salesforce was likely to unfold, other potential acquirers and related matters.

On September 28, 2020, the Slack committee held a meeting via videoconference with senior management and a representative of Goodwin Procter LLP, Slack’s outside legal counsel (which we refer to as “Goodwin”) present. The Slack committee reviewed and discussed potential financial advisor choices, relevant qualifications (including previous sell-side engagements opposite Salesforce and the merits of retaining two financial advisors), senior management’s recommendation following the meetings with the potential financial advisors and the absence of any potential conflicts with Salesforce. Following these discussions, the Slack committee approved the engagement of Qatalyst Partners and Goldman Sachs as financial advisors in connection with the exploration of Slack’s strategic options, including the possible acquisition of Slack by Salesforce. The Slack committee discussed economic and other material terms attendant to engagement of financial advisors and authorized management to finalize its engagement with each of Qatalyst Partners and Goldman Sachs within specified parameters.

On September 30, 2020, Mr. Shim, with the approval of the Slack committee, executed an engagement letter formalizing Qatalyst Partners’ engagement to act as financial advisor to the Slack board in connection with a potential transaction.

On October 2, 2020, at the direction of the Slack committee, representatives of Qatalyst Partners and Goldman Sachs discussed the recent Salesforce proposal with representatives of BofA Securities. During this discussion, representatives of Qatalyst Partners and Goldman Sachs reiterated the position of the Slack board that any offer for a strategic combination would need to be significantly higher to warrant further engagement.

Also on October 2, 2020, Mr. Schellhase, with the approval of the Slack board, executed an engagement letter formalizing Goldman Sachs’ engagement to act as financial advisor to the Slack board in connection with a potential transaction. In addition, Goldman Sachs provided a letter to Slack confirming that in the two years preceding the date of the letter, the Investment Banking Division of Goldman Sachs had not been engaged by Salesforce to provide financial advisory or underwriting services for which Goldman Sachs had recognized compensation and disclosing Slack’s entry into capped call transactions (which are referred to in this proxy statement/prospectus as the “capped call transactions”) with Goldman Sachs with respect to Slack’s 0.50% Convertible Senior Notes due 2025 (which are referred to in this proxy statement/prospectus as the “convertible notes”). The section “—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor” of this proxy statement/prospectus describes certain financial advisory and/or underwriting services Goldman Sachs has provided to Slack and its affiliates for the two years preceding December 1, 2020. The Slack board considered the letter, together with certain disclosures regarding Goldman Sachs’ involvement with the capped call transactions, and confirmed that nothing would limit Goldman Sachs’ ability to fulfill its potential responsibilities as financial advisor to the Slack board in connection with the potential transaction.

On October 4, 2020, Mr. Butterfield and Mr. Taylor discussed the Slack and Salesforce positions regarding the September 16 offer. Later on October 4, 2020, Mr. Butterfield spoke again with Mr. Taylor and indicated that the Slack board’s position was firm that the price per share in the September 16 offer was not compelling enough to warrant further engagement with Salesforce or a change in Slack’s plans to continue to operate as a standalone company.

On October 15, 2020, Mr. Taylor contacted Mr. Butterfield to arrange a conversation about Salesforce’s interest in a potential acquisition of Slack and timing of a potential revised non-binding written proposal to acquire Slack.

On October 17, 2020, Mr. Butterfield and Mr. Taylor spoke by phone, and Mr. Taylor indicated that Salesforce was contemplating delivering a revised non-binding written proposal following a special meeting of the Salesforce M&A Committee on October 21, 2020.

On October 21, 2020, the Salesforce M&A Committee held a special meeting via videoconference to discuss and review the status of, and negotiations with respect to, the potential acquisition of Slack. After discussions, the Salesforce M&A Committee authorized management to continue to pursue negotiations with Slack and to submit a revised proposal to acquire Slack. At the invitation of the Salesforce M&A Committee, members of Salesforce management and representatives of BofA Securities and Wachtell Lipton attended the meeting.

On October 21, 2020, following the authorization by the Salesforce M&A Committee, Mr. Somorjai delivered to Mr. Butterfield a revised non-binding written proposal to acquire Slack at a price per share of $42.50, with 50% of the consideration to be Salesforce common stock and 50% of the consideration to be cash (although Salesforce indicated an openness to discussing a different mix of cash and stock if preferred by the Slack board). The proposal was promptly distributed to the Slack board for review. The Slack committee met that same day via videoconference with senior management and representatives of Goodwin, Qatalyst Partners and Goldman Sachs. Mr. Butterfield updated the Slack committee on the status of discussions with Salesforce and the latest proposal received from Salesforce. The Slack committee discussed whether there was any merit to reaching out to any other potential acquirers. Based on discussions between Mr. Butterfield and Mr. Taylor to date, the Slack committee concluded that to optimize the negotiations with Salesforce, they should continue negotiating directly with Salesforce.

On October 22, 2020, the Slack committee again met via videoconference with senior management and representatives of Goodwin, Qatalyst Partners and Goldman Sachs. After discussion, the Slack committee instructed Mr. Butterfield to communicate a counter-proposal of $53.50 per share to Salesforce. Also on October 22, 2020, Mr. Butterfield spoke with Mr. Taylor about arranging a meeting with Mr. Benioff to discuss strategy and potential synergies in connection with a possible transaction.

On October 23, 2020, at the direction of the Slack committee, representatives of Qatalyst Partners and Goldman Sachs held a telephonic discussion with BofA Securities during which representatives of Qatalyst Partners and representatives of Goldman Sachs stated that Salesforce’s October 21 proposal to acquire Slack for $42.50 per share was insufficient and made a counter-proposal of $53.50 per share. Later on October 23, 2020, Mr. Benioff contacted a representative of Goldman Sachs by phone, and the representative of Goldman Sachs reaffirmed Slack’s position that the price to be offered by Salesforce was insufficient.

On October 26, 2020, Mr. Taylor contacted Mr. Butterfield by phone to discuss the latest proposals of each party. Mr. Taylor indicated that Salesforce would be willing to increase its offer to acquire Slack to a price per share of $46.50 per share. Mr. Butterfield indicated that a proposal to acquire Slack for $46.50 per share was insufficient based on his prior discussions with the Slack board and made a counter-proposal of $48.00 per share.

Later on October 26, 2020, Mr. Taylor called Mr. Butterfield by phone again and indicated that Salesforce would be willing to increase its offer to acquire Slack to a price per share of $47.50. Later during the same evening, Mr. Somorjai delivered to Mr. Butterfield a revised written proposal (which had been authorized by the Salesforce M&A Committee in its previous meetings) from Salesforce proposing the acquisition of all of the outstanding shares of Slack for a purchase price of $47.50 per share of Slack class A common stock and class B common stock, with the consideration consisting of 50% Salesforce common stock (to be based on a fixed exchange ratio determined prior to signing) and 50% cash. The revised proposal also included a draft exclusivity agreement, which provided that Slack would engage in exclusive discussions with Salesforce until November 24, 2020, with the possibility of automatic extension for an additional five business days thereafter, unless a party had terminated discussions.

On October 26, 2020, the closing trading price of a share of Salesforce common stock was $241.98 and the closing trading price of a share of Slack Class A common stock was $27.75.

On October 27, 2020, the Slack board held a special meeting via videoconference with representatives of Goodwin, Qatalyst Partners and Goldman Sachs present. At the direction of the Slack board, representatives of Qatalyst Partners discussed the proposal received from Salesforce. The Slack board directed representatives of Qatalyst Partners and Goldman Sachs to discuss with Salesforce the possibility of consideration to be in the form of 60% cash and 40% Salesforce common stock. A representative of Goodwin reviewed the Slack board’s fiduciary duties in considering a potential change-in-control transaction and an agreement to enter into exclusivity regarding such a transaction. After further discussion of the likelihood that another strategic buyer would make a superior offer to acquire Slack, the Slack board authorized Mr. Butterfield to enter into the exclusivity agreement with Salesforce on behalf of Slack and to continue discussions regarding the potential transaction at a price of $47.50 per share. Later on October 27, 2020, Mr. Schellhase, Ms. Weaver and Mr. Somorjai exchanged drafts of an exclusivity agreement, and Mr. Somorjai delivered a revised non-binding written proposal to acquire Slack at a price per share of $47.50 per share with 40% of the consideration to be Salesforce common stock and 60% of the consideration to be cash.

On October 28, 2020, representatives of Slack and Salesforce finalized the terms of the exclusivity agreement, which the parties executed. The executed exclusivity agreement provided that exclusivity would automatically expire in the event that Salesforce voluntarily proposed any reduction in price or change in mix of the per share consideration to be paid to Slack stockholders in connection with the transaction (as outlined in the latest Salesforce proposal).

On November 1, 2020, Slack granted Salesforce and its advisors access to due diligence information provided in a virtual data room. From November 1, 2020 until the execution and delivery of the merger agreement, Salesforce and its representatives conducted due diligence on Slack and participated in multiple due diligence discussions with Slack’s management and Slack’s representatives.

On November 3, 2020, the Slack committee met with senior management and a representative of Goodwin. At the direction of the Slack committee, representatives of Goldman Sachs also attended to lead a discussion regarding the mechanics and economics of unwinding Slack’s outstanding convertible notes and capped call transactions in the event of a strategic transaction. Mr. Shim reviewed Slack’s Initial Three-Year Plan (as defined below) and provided an update on discussions with Salesforce. After discussion, the Slack committee authorized Slack senior management to provide the Initial Three-Year Plan to Salesforce.

On November 4, 2020, Salesforce was provided additional access to substantial materials regarding Slack’s business, financials, material contracts and other matters in a virtual data room.

On November 5, 2020, Salesforce was provided with a copy of Slack’s Initial Three-Year Plan. On the same day, representatives of Salesforce’s and Slack’s respective management teams and their respective advisor teams held a videoconference meeting at which Slack’s management presented an overview of various aspects of Slack’s business in order to facilitate Salesforce’s due diligence.

On November 6, 2020, representatives of Wachtell Lipton furnished initial drafts of the merger agreement and the voting and support agreement to Latham & Watkins LLP, Slack’s outside legal counsel in connection with the potential transaction (which we refer to as “Latham”). The initial draft merger agreement contemplated a “no-shop” provision restricting Slack from soliciting alternative acquisition proposals and without any ability for the Slack board to terminate the merger agreement with Salesforce in favor of an unsolicited superior proposal. The draft voting and support agreement also contemplated that the Slack founders, who collectively controlled a majority of the outstanding voting power, would be obligated to vote in favor of the transaction with Salesforce, ensuring the approval of the transaction with Salesforce for so long as there is no change of board recommendation, and that upon a change of board recommendation (including as a result of an unsolicited superior proposal), shares representing 33.3% of the outstanding voting power would be required to be voted in favor of the transaction with Salesforce. From November 6, 2020 to December 1, 2020, representatives of Salesforce and Slack, with the assistance of Wachtell Lipton and Latham and other professional advisors, negotiated the terms of the merger agreement, the voting and support agreement and related documents.

Additional due diligence sessions involving the Salesforce and Slack management teams and their respective legal and financial advisors occurred on November 9 and November 10, 2020 by videoconference.

On November 12, 2020, the Salesforce board of directors held a special meeting via videoconference to discuss and review the status of negotiations and due diligence regarding the potential acquisition of Slack, including preliminary due diligence findings developed over the course of the substantial diligence performed to date. At the invitation of the Salesforce board, members of Salesforce management and representatives of BofA Securities and Wachtell Lipton attended the meeting.

On November 12, 2020, the Slack committee met via videoconference with members of senior management and representatives of Latham, Goodwin, Qatalyst Partners and Goldman Sachs. At the direction of the Slack committee, representatives of senior management, Qatalyst Partners and Goldman Sachs led a discussion on the status of the transaction, and representatives of Latham reviewed the principal terms of the merger agreement that were subject to ongoing negotiation between the parties. The Slack committee instructed senior management and Latham to reject the voting and support agreement construct proposed by Salesforce and to negotiate for a fiduciary termination right in connection with a superior proposal under the merger agreement, with as low a termination fee as possible.

On November 13, 2020, representatives of Latham furnished revised drafts of the merger agreement and the voting and support agreement to Wachtell Lipton. The revised merger agreement included a fiduciary termination right and a termination fee of 2.5% of Slack’s equity value. The revised voting and support agreement removed the construct proposed by Salesforce that, upon a change of board recommendation (including as a result of an unsolicited superior proposal), shares representing 33.3% of the outstanding voting power would be required to be voted in favor of the transaction with Salesforce.

On November 17, 2020, representatives of Wachtell Lipton furnished revised drafts of the merger agreement and the voting and support agreement to Latham. The revised merger agreement provided for a termination fee of 3.6% of Slack’s equity value and noted that the fiduciary termination right remained an open point.

On November 20, 2020, representatives of Latham furnished a revised draft of the merger agreement to Wachtell Lipton, which provided for a termination fee of 2.75% of Slack’s equity value and a fiduciary termination right.

On November 21, 2020, Slack and representatives of Qatalyst Partners, Goldman Sachs, Goodwin and Latham held reverse due diligence discussions with members of Salesforce senior management regarding several topics, including finance and legal matters. It was agreed that a follow-up reverse due diligence discussion would be scheduled once Salesforce’s quarterly actual results and expected guidance for the next quarter and fiscal year were closer to finalization.

On November 22, 2020, representatives of Wachtell Lipton furnished a revised draft of the merger agreement to Latham. Representatives of Wachtell Lipton conveyed to representatives of Latham that Salesforce would be willing to accept a fiduciary termination right in exchange for a termination fee of 3.3% of Slack’s equity value instead of the 2.75% of Slack’s equity value proposed by Slack.

On November 23, 2020, the Salesforce M&A Committee held a special meeting via videoconference to discuss and review the status of the potential acquisition of Slack, including the due diligence findings developed over the course of the substantial diligence undertaken to date, the expected costs of operating Slack’s business after closing and recent changes in market conditions. Following discussions, the Salesforce M&A Committee remained supportive of the potential transaction, but directed Salesforce management to submit a revised proposal to Slack reflecting these considerations. At the invitation of the Salesforce M&A Committee, members of Salesforce management and representatives of BofA Securities and Wachtell Lipton attended the meeting.

On November 23, 2020, the Slack committee met via videoconference with members of senior management and representatives of Latham, Goodwin, Qatalyst Partners and Goldman Sachs. At the direction of the Slack committee, representatives of senior management, Qatalyst Partners and Goldman Sachs led a discussion on the status of the transaction and the status and results of the reverse due diligence investigations. Representatives of Latham and Goodwin reviewed the principal terms of the merger agreement that were subject to ongoing negotiation between the parties, expected timing for regulatory approvals and Salesforce’s process around financing for the transaction. Mr. Schellhase and Mr. Shim discussed the transaction’s potential to provide a greater potential distribution of the Slack product and allow Slack (as part of the combined company) to more effectively compete. As part of the discussion of transaction terms, representatives of Latham informed the Slack committee that Salesforce had agreed to include a fiduciary termination right, but that, in exchange, Salesforce had requested a termination fee of 3.3% of Slack’s equity value instead of the 2.75% of Slack’s equity value proposed by Slack. The Slack committee instructed management and Latham to negotiate a termination fee as close to 3.0% of Slack’s equity value as possible. The Slack committee also approved the Updated Three-Year Plan (as defined below) and authorized Slack senior management to provide the Updated Three-Year Plan to Salesforce. Later on November 23, 2020, Salesforce was provided with a copy of the Updated Three-Year Plan.

On November 24, 2020, Mr. Taylor contacted Mr. Butterfield and, in connection with the completion of due diligence and in consideration of expected costs of operating Slack’s business after closing and recent changes in market conditions, proposed a reduced price per share of Slack common stock in the transaction of $45.50 per share, which caused exclusivity with Salesforce to automatically expire. On November 24, 2020, the closing trading price of a share of Salesforce common stock was $260.84 and the closing trading price of a share of Slack Class A common stock was $29.58.

On November 25, 2020, a representative of BofA Securities contacted a representative of Qatalyst Partners via phone to provide additional context around the decision to propose a reduced price per share of Slack common stock in the transaction. The representative of Qatalyst Partners indicated that he was confident that the Slack board would have an extremely negative reaction to the proposed reduction.

During market hours on November 25, 2020, the Wall Street Journal reported that Salesforce was in advanced talks to acquire Slack. Slack and Salesforce did not comment with respect to the market rumors. The closing trading price of a share of Salesforce common stock was $246.82 and the closing trading price of a share of Slack Class A common stock was $40.70.

Later that same day, the Slack committee met via videoconference with members of senior management and representatives of Latham, Qatalyst Partners and Goldman Sachs. Representatives of senior management, Qatalyst Partners and Goldman Sachs led a discussion on the status of the transaction and discussions with Salesforce. The Slack committee discussed the revised proposal received from Salesforce. Following discussion, the Slack committee authorized Mr. Butterfield to contact Mr. Taylor and convey that the revised offer would need to be higher to warrant further engagement. The Slack committee also instructed Goldman Sachs to contact Mr. Benioff and convey that the revised proposal from Salesforce was unacceptable and could result in termination of discussions.

Following the Slack committee meeting, a representative of Qatalyst Partners contacted Mr. Butterfield via phone. In light of the decline in the Salesforce share price following the publication of the Wall Street Journal article and the resulting decrease in the value of the stock portion of the deal consideration when measured based on the current Salesforce stock price (as opposed to the unaffected average daily volume weighted average price for a trailing five-day period that would likely be used to determine the exchange ratio), it was agreed that Mr. Butterfield would provide a counter-proposal to Mr. Taylor of approximately $47.00 per share. Subsequently, Mr. Butterfield contacted Mr. Taylor via phone and made the counter-proposal.

Separately, at the direction of the Slack committee, a representative of Goldman Sachs had discussions with Mr. Benioff and Mr. Taylor regarding the revised proposal from Salesforce.

Later on November 25, 2020, at the direction of the Slack board, representatives of Qatalyst Partners and BofA Securities formalized the revised purchase price terms and reached agreement to fix the per share consideration to be paid to Slack stockholders at a per share price of $26.79 in cash and 0.0776 shares of Salesforce common stock, which represented a per share price of approximately $47.00 per share of Slack class A common stock based on the five-day trailing volume weighted average price of a share of Salesforce common stock ending on November 24, 2020.

Separately, representatives of Latham furnished a revised draft of the merger agreement to Wachtell Lipton, which provided for a termination fee of 3.0% of Slack’s equity value and a fiduciary termination right.

Also on November 25, 2020, representatives of Slack held a follow-up reverse due diligence discussion with members of Salesforce senior management to review the latest quarterly actual results of Salesforce and anticipated guidance for the next quarter and fiscal year (which guidance was made public by Salesforce on December 1, 2020).

On November 27, 2020, Slack and Salesforce agreed to reinstate the terms of the exclusivity agreement and extend the exclusivity period through December 1, 2020.

Over the course of November 27 to November 30, representatives of Latham and Wachtell Lipton exchanged several revised versions of the draft merger agreement and the voting and support agreement reflecting the parties’ discussions, with the final terms of the merger agreement (pending approval by each of the Slack board and the Salesforce board) reflecting a termination fee of $900 million (approximately 3.1% of Slack’s equity value) and a fiduciary termination right.

On November 29, 2020, the Slack board met with representatives of senior management and representatives of Latham, Qatalyst Partners and Goldman Sachs. Representatives of Qatalyst Partners reviewed and discussed Qatalyst Partners’ financial analyses regarding the proposed merger consideration contemplated by the proposal received from Salesforce based on the Management Projections (as defined below). Representatives of Latham reviewed the status of the merger agreement and discussed the key provisions including, without limitation, the structure of the transaction, treatment of securities and other equity instruments, provisions related to required regulatory approvals, closing conditions, non-solicitation covenants, the termination fee and termination rights. Thereafter, representatives of Latham reviewed the Slack board’s fiduciary duties in considering a potential sale of Slack. Representatives of Goldman Sachs reviewed and discussed their financial analyses regarding the proposed merger consideration contemplated by the proposal received from Salesforce based on the Management Projections. During the meeting, Mr. Butterfield also informed the Slack board that he had received informal messages from representatives of two large publicly traded U.S. technology companies, each of whom expressed a desire to discuss the market rumors that Salesforce was in advanced talks to acquire Slack on November 25, 2020. However, the Slack board discussed the fact that neither of those parties (nor any other potential acquirers) had made any offers, despite the November 25, 2020 market rumors, and that any potential engagement with additional parties would jeopardize the potential transaction with Salesforce. Following discussion, the Slack board determined that it was unlikely that any other potential acquirer would make a superior proposal to acquire Slack and that it was not in the best interests of Slack or its stockholders to delay the process with Salesforce so that Slack could engage with other parties.

On November 30, 2020, the Salesforce board of directors held a special meeting via videoconference to consider and discuss the terms of the proposed acquisition of Slack by Salesforce. At the invitation of the Salesforce board of directors, members of Salesforce management, representatives of BofA Securities and representatives of Wachtell Lipton attended the meeting. The Salesforce board of directors reviewed the material terms and conditions of the proposed transaction. Representatives of BofA Securities discussed with the directors certain financial aspects of the proposed transaction. Salesforce’s management reviewed the proposed per share consideration to be paid to Slack stockholders at a per share price of $26.79 in cash and 0.0776 shares of Salesforce common stock, which represented (i) $45.86 per share of Slack Class A common stock based on

Salesforce’s closing stock price on November 30, 2020 and (ii) approximately $46.01 per share of Slack class A common stock based on Salesforce’s closing stock price on November 27, 2020. The Salesforce board of directors then engaged in discussion and deliberations, following which the Salesforce board of directors approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Salesforce shares in connection therewith, were advisable and fair to, and in the best interests of, Salesforce and its stockholders.

On December 1, 2020, the Slack board met, together with representatives of senior management and representatives of Latham, Qatalyst Partners and Goldman Sachs. Representatives of Latham reviewed with the Slack board its fiduciary duties in connection with a decision to sell Slack. Representatives of Qatalyst Partners and Goldman Sachs reviewed and discussed their respective financial analyses regarding the proposed merger consideration contemplated by the proposal received from Salesforce based on the Management Projections. Thereafter, at the request of the Slack board, Qatalyst Partners rendered its oral opinion, which was subsequently confirmed by delivery of a written opinion, dated December 1, 2020, to the Slack board that, as of December 1, 2020, based upon and subject to the procedures followed and assumptions, qualifications and limitations considered in connection with the preparation of the opinion, the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement, by the holders of Slack Class A common stock, in their capacity as such holders, was fair, from a financial point of view, to such holders, as further described in the section “—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor.” Representatives of Goldman Sachs then rendered Goldman Sachs’ oral opinion, subsequently confirmed in writing, that, as of the date of such opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, taken in the aggregate, pursuant to the merger agreement was fair, from a financial point of view, to such holders as further described in the section “—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor.”

After discussion and taking into account the factors described below in greater detail in the section “—Recommendation of the Slack Board and Reasons for the Mergers,” the Slack board unanimously (i) determined the terms of the merger agreement and transactions contemplated thereby, including the mergers, to be fair to and in the best interests of Slack and its stockholders, (ii) determined that it is in the best interests of Slack and its stockholders, and declared it advisable, to enter into the merger agreement, (iii) approved the execution and delivery by Slack of the merger agreement, the performance by Slack of its covenants and agreements contained therein and the consummation of the Mergers and the other transactions contemplated by the merger agreement upon the terms and subject to the conditions contained therein and (iv) directed that the merger agreement be submitted for consideration at a meeting of Slack’s stockholders and recommending that the holders of Slack’s common stock approve the transactions contemplated by the merger agreement, including the first merger, and adopt the merger agreement, subject to Section 5.3 of the merger agreement.

On December 1, 2020, after market close, Slack, Salesforce, Merger Sub I and Merger Sub II executed the merger agreement and related transaction documents. Shortly following the execution of the merger agreement, Slack and Salesforce published a joint press release announcing the transaction.

Recommendation of the Slack Board and Reasons for the Mergers

By unanimous vote, the Slack board, at a special meeting held on December 1, 2020, determined that the merger agreement and the transactions contemplated by the merger agreement, including the mergers, are fair to, and in the best interests of Slack and its stockholders; approved and declared advisable the merger agreement and the transactions contemplated thereby, including the mergers; and resolved to recommend that Slack stockholders approve the transactions contemplated by the merger agreement, including the first merger, and adopt the merger agreement. The Slack board unanimously recommends that you vote “FOR” the merger proposal and “FOR” the non-binding compensation advisory proposal.

In evaluating the mergers, the Slack board consulted with Slack’s senior management team, as well as Slack’s outside legal and financial advisors, and, in reaching its decision to approve the merger agreement and declare its advisability and to recommend that Slack’s stockholders vote in favor of the adoption of the merger agreement, the Slack board considered a number of factors, including, but not limited to, the following:

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Premium to Current Equity Price. The default merger consideration to be paid by Salesforce of 0.0776 shares of Salesforce common stock and $26.79 in cash, which implied (i) an equity value of $45.86 per share of Slack common stock, based on Salesforce’s closing stock price on November 30, 2020, the last full trading day before the date of the merger agreement, and would provide Slack’s stockholders with the opportunity to receive approximately (1) a 55% premium over the unaffected closing price of $29.58 per share of Slack Class A common stock on November 24, 2020, the last full trading day before the first published rumor regarding a potential merger transaction, (2) a 62% premium over the 90-day unaffected volume weighted average price of $28.34 and (3) a 15% premium over the unaffected all-time high closing price of $39.90 and (ii) an equity value of $47.03 per share of Slack common stock based on the unaffected closing price of Salesforce common stock as of November 24, 2020, the last full trading day before the first published rumor regarding a potential merger transaction, and would provide Slack’s stockholders with the opportunity to receive approximately (1) a 59% premium over the unaffected closing price of $29.58 per share of Slack Class A common stock on November 24, 2020, (2) a 66% premium over the 90-day unaffected volume weighted average price of $28.34 and (3) an 18% premium over the unaffected all-time high closing price of $39.90.

•

Liquidity and Certainty of Value. The merger consideration to be paid to Slack’s stockholders will consist of cash, which provides immediate liquidity and certainty of value to Slack’s stockholders, and freely tradable Salesforce common stock.

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Future Appreciation. The aggregate consideration to be received by Slack’s stockholders in the first merger consists, as of the unaffected date, of 43% Salesforce common stock, which allows Slack’s stockholders to participate in the future growth of Salesforce and, indirectly, Slack, including any potential appreciation that may be reflected in the value of the combined company (including any resulting synergies) and to attain liquidity should any Slack stockholder choose not to retain its shares of Salesforce common stock.

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Salesforce’s Business Condition and Prospects. The Slack board considered information with respect to Salesforce’s financial condition, results of operations, business, competitive position and business prospects and risks, both on a historical and prospective basis, as well as current industry, economic and market conditions and trends. In considering Salesforce’s condition and prospects, Slack’s board reviewed information regarding Salesforce’s historical performance and received reports from Slack’s senior management team regarding its due diligence review of Salesforce’s business and legal affairs and Salesforce’s management.

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Strategic Benefits. The transaction would leverage Slack’s proven business collaboration technology offerings across Salesforce’s broader platform. The combined company would facilitate a diversity of service offerings, client relationships, geographies and end markets and allow Slack (as part of the combined company) to more effectively compete against third parties. Slack and Salesforce also have similar cultures, including with respect to corporate purpose, focus on customer success and innovation and vibrant user communities.

•

Extensive Negotiations. The Slack board considered the fact that the merger consideration reflected extensive negotiations between Slack and Salesforce and their respective advisors, and the belief of the Slack board that the merger consideration represents the best proposal and economic value available to Slack’s stockholders.

•	Tax Treatment. The Slack board considered the fact that the transaction is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

•	Terms of the Merger Agreement. The Slack board, with the assistance of legal advisors, reviewed the terms of the merger agreement, including:

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the ability of Slack’s board, subject to specified limitations, to respond to and engage in discussions or negotiations regarding unsolicited third-party acquisition proposals under certain circumstances and, ultimately, to terminate the merger agreement in order to accept a superior proposal under specified circumstances;

•

the fact that Slack’s board has the right, after complying with specified covenants and prior to the Slack stockholder approval being obtained, to change its recommendation to the Slack stockholders that they vote in favor of the adoption of the merger agreement if Slack’s board determines in good faith after consultation with Slack’s outside legal counsel and financial advisors, that as a result of a superior proposal or certain intervening events the failure to change its recommendation would be reasonably likely to violate its fiduciary duties to Slack’s stockholders under applicable law; and

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Slack’s right to terminate the merger agreement under certain circumstances, including in order to accept and enter into a definitive agreement with respect to an unsolicited superior offer in certain circumstances, subject to providing Salesforce an opportunity to match such proposal prior to taking such action, and payment to Salesforce of a termination fee of $900 million if the merger agreement is so terminated, which amount the Slack board believes to be reasonable under the circumstances and taking into account the range of such termination fees in similar transactions.

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Likelihood of Completion. The likelihood that the mergers will be consummated, based on, among other things, the limited number of conditions to the mergers, the absence of a financing condition or similar contingency that is based on Salesforce’s ability to obtain financing, the relative likelihood of obtaining required regulatory approvals, the remedies available under the merger agreement to Slack in the event of various breaches by Salesforce, and Salesforce’s reputation in the business technology industry, its financial capacity to complete an acquisition of this size and its prior track record of successfully completing acquisitions, which the Slack board believed supported the conclusion that a transaction with Salesforce could be completed relatively quickly and in an orderly manner.

•	Regulatory Matters. The Slack board considered the regulatory clearances that would be required as a condition to the mergers and the prospects and anticipated timing of obtaining those clearances.

•	Opinions of Financial Advisors.

•

The Slack board considered the opinion of Qatalyst Partners to the effect that, as of December 1, 2020, and based upon and subject to the assumptions, qualifications, limitations and other matters set forth in such opinion, the merger consideration to be received pursuant to, and in accordance with, the merger agreement by the holders of shares of Slack Class A common stock, in their capacity as such holders of Slack Class A common stock (other than Salesforce or any of its affiliates), was fair, from a financial point of view, to such holders, as more fully described below under the section entitled “—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor” and the full text of the written opinion is attached as Annex B to this proxy statement/prospectus.

•

The Slack board also considered the opinion, dated December 1, 2020, of Goldman Sachs to the Slack board that as of such date and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders as more fully described below in the section entitled “—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor” and the full text of the written opinion is attached as Annex C to this proxy statement/prospectus.

Slack’s board also considered a number of potentially negative factors in its deliberations concerning the merger agreement and the mergers, including:

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Risk Associated with Failure to Consummate the Mergers. The possibility that the mergers might not be completed on a timely basis or at all as a result of the failure to receive the required regulatory clearances or satisfy other closing conditions, which could divert Slack management attention and resources from the operation of Slack’s business and increase expenses from an unsuccessful attempt to complete the mergers.

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Incurred Costs. The costs to be incurred in connection with the mergers, regardless of whether the mergers are completed and the risks and contingencies relating to the announcement and pendency of the mergers and the risks and costs to Slack if the transactions are not completed on a timely basis or at all.

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Impact of Announcement. The uncertainty about the effect of the proposed mergers, regardless of whether the mergers are completed, on Slack’s employees, customers and other parties, may impair Slack’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with Slack.

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Risk of Failure to Consummate the Mergers. The risk that adverse changes to the business, assets, liabilities, condition (financial or otherwise) or operating results of Slack or Salesforce could result in a failure to complete the mergers.

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Difficulties of Integrating the Businesses. The potential difficulties of integrating the businesses of Salesforce and Slack and the risk that all or some portion of the potential benefits of the mergers might not be realized or might take longer to realize than expected.

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Restrictions on Conducting Business. The fact that, under the terms of the merger agreement, prior to the completion of the mergers or termination of the merger agreement, Slack is required to conduct its business only in the ordinary course and is subject to specified restrictions on its ability to conduct its business, including in respect of entering into or terminating material contracts, commencing or settling litigation or increasing the compensation of its employees.

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Inability to Solicit Other Takeover Proposals and Termination Fee. Slack’s inability to solicit competing acquisition proposals and the possibility that the termination fee payable by Slack upon termination of the merger agreement could discourage other potential acquirers from making a competing offer to purchase Slack and cause significant cash flow difficulties for Slack if it were required to pay the termination fee of $900 million to Salesforce.

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Salesforce Common Stock as Merger Consideration. The fact that the value of the merger consideration will fluctuate depending on the performance of Salesforce common stock prior to closing of the first merger, and that the merger agreement does not provide termination or walk-away rights to Slack in the event of a decline in the price of Salesforce common stock.

•

Risk to Salesforce Common Stock Price Post-Mergers. The risk of significant selling pressure on the price of Salesforce common stock immediately following the closing of the first merger if a significant number of Slack stockholders seek to sell the Salesforce common stock they received as merger consideration.

In the judgment of Slack’s board, however, these potential risks were more than offset by the potential benefits of the mergers discussed above.

The foregoing discussion of the information and factors considered by the Slack board is not intended to be exhaustive, but includes the material factors that the Slack board considered. In reaching its decision to approve the merger agreement, the mergers, and the other transactions contemplated by the merger agreement, the Slack board did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Slack board considered all these factors as a whole, and overall considered the factors to be favorable to, and to support, its determination. The Slack board conducted an overall review of the factors described above, and reached the consensus that the mergers are fair to, advisable to, and in the best interests of, Slack and Slack’s stockholders.

In considering the recommendation of Slack’s board to adopt the merger agreement, Slack’s stockholders should be aware that the executive officers and directors of Slack have certain interests in the mergers that may be different from, or in addition to, the interests of Slack stockholders generally, as more fully described below under the section captioned “—Interests of Slack Directors and Executive Officers in the Mergers.” The Slack board was aware of these interests and considered them when adopting the merger agreement and recommending that Slack stockholders vote to adopt the merger agreement.

Projected Financial Information

Although Slack has publicly issued limited short-term guidance concerning certain aspects of its expected financial performance, it does not, as a matter of course, make public disclosure of detailed forecasts or projections of its expected financial performance for extended periods due to, among other things, the inherent difficulty of accurately predicting future periods and the likelihood that the underlying assumptions and estimates may prove incorrect. However, in connection with the transaction with Salesforce, Slack’s senior management prepared and approved for use certain unaudited prospective financial information which was provided to and considered by the Slack board and Salesforce, and which was provided to each of Qatalyst Partners and Goldman Sachs, in each case as set forth herein.

Slack’s management initially prepared certain nonpublic, unaudited prospective financial information for fiscal years 2021 through 2024 in October and November 2020 and such non-public, unaudited prospective financial information was discussed with, and approved for use by, the Slack committee on November 3, 2020 (which we refer to as the “Initial Three-Year Plan”) in connection with the evaluation of the strategic transaction with Salesforce. The Initial Three-Year Plan was shared with representatives of Salesforce on November 5, 2020 in connection with their due diligence review.

In November 2020, the Initial Three-Year Plan was subsequently adjusted to reflect Slack’s actual operating results for its fiscal quarter ended October 31, 2020 (which we refer to as the “Updated Three-Year Plan”). The Updated Three-Year Plan (except for the calculations of “Unlevered Free Cash Flow” and “Unlevered Free Cash Flow Less Stock-Based Compensation” and the related “% Margins”) was shared with representatives of Salesforce on November 23, 2020 in connection with their due diligence review.

Slack’s senior management subsequently made certain unaudited prospective extrapolations based on the Updated Three-Year Plan for the fiscal years 2025 through 2031. The Slack board approved the Updated Three-Year Plan and such extrapolations on November 23, 2020. Such extrapolations were not provided to representatives of Salesforce in connection with the transaction. In connection with such approval, the Slack board directed Qatalyst Partners and Goldman Sachs to use the Updated Three-Year Plan and the related extrapolations for fiscal years 2025 through 2031, or a subset thereof, in performing their financial analyses in connection with their respective opinions, as described in more detail in the sections “Opinion of Qatalyst Partners LP, Slack’s Financial Advisor” and “Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor” below.

In November 2020, management prepared certain non-public, unaudited prospective financial information related to the expected utilization by Slack of certain federal net operating loss carryforwards and research and development tax credits of Slack for fiscal years 2022 through 2032 (which we refer to as the “NOL Schedule”) in connection with the evaluation of the strategic transaction with Salesforce. The NOL Schedule was provided to Qatalyst Partners and Goldman Sachs for use in performing their financial analyses in connection with their respective opinions, as described in more detail in the sections “Opinion of Qatalyst Partners LP, Slack’s Financial Advisor” and “Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor” below. The NOL Schedule was not provided to representatives of Salesforce in connection with the transaction.

We refer to any of the Initial Three-Year Plan, the Updated Three-Year Plan and related extrapolated projections for fiscal years 2025 through 2031 and the NOL Schedule as the “Management Projections.” The Management Projections were prepared by Slack on a stand-alone basis and do not take into account the transactions, including any costs incurred in connection with the mergers or the other transactions contemplated thereby or any changes to Slack’s operations or strategy that may be implemented after the completion of the mergers. As a result, actual results likely will differ, and may differ materially, from those contained in the Management Projections.

The information and tables set forth below are included solely to give Slack stockholders access to relevant portions of the Management Projections and are not included in this proxy statement/prospectus to influence any Slack stockholder to vote their shares of Slack common stock in favor of the mergers or for any other purpose.

Initial Three-Year Plan

FYE Jan | $ in millions	FQ4’21E	2022E	2023E	2024E
Revenue	$245	$1,188	$1,562	$2,012
% Growth	35%	33%	31%	29%
Non-GAAP Gross Profit	$214	$1,045	$1,388	$1,812
% Margin	87%	88%	89%	90%
Non-GAAP Operating Income (Loss)[1]	$(9)	$10	$155	$322
% Margin	(4)%	1%	10%	16%

(1)	Excludes the impact of stock-based compensation.

Updated Three-Year Plan and Related Extrapolations

FYE Jan | $ in millions	FQ4’21E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E
Revenue	$245	$1,188	$1,562	$2,012	$2,516	$3,082	$3,698	$4,363	$5,105	$5,922	$6,810
% Growth	35%	32%	31%	29%	25%	23%	20%	18%	17%	16%	15%
Non-GAAP Gross Profit	$214	$1,045	$1,388	$1,812	$2,265	$2,775	$3,330	$3,929	$4,597	$5,333	$6,133
% Margin	87%	88%	89%	90%	90%	90%	90%	90%	90%	90%	90%
Non-GAAP Operating Income (Loss)[1]	$(9)	$10	$155	$322	$503	$740	$998	$1,294	$1,532	$1,777	$2,043
% Margin	(4)%	1%	10%	16%	20%	24%	27%	30%	30%	30%	30%
Unlevered Free Cash Flow1 2	$19	$71	$166	$349	$557	$843	$1,101	$1,374	$1,606	$1,843	$2,127
% Margin	8%	6%	11%	17%	22%	27%	30%	31%	31%	31%	31%
Unlevered Free Cash Flow Less Stock-Based Compensation[3]	$(43)	$(231)	$(235)	$(149)	$(15)	$205	$408	$644	$854	$1,089	$1,397
% Margin	(17)%	(19)%	(15)%	(7)%	(1)%	7%	11%	15%	17%	18%	21%

(1)	Excludes the impact of stock-based compensation.
(2)

Unlevered free cash flow is calculated as non-GAAP operating income (loss), subtracting the impact of cash taxes, and adding or subtracting (as applicable) the net impact of depreciation and amortization, capital expenditures, changes in net working capital, amortization of deferred costs, non-cash operating lease expense and payroll taxes related to stock-based compensation. Unlevered free cash flow excludes the impact of stock-based compensation. Unlevered free cash flow was used by Qatalyst Partners in performing its financial analysis in connection with its opinion as described in more detail in the section “—Opinion of Qatalyst Partners LP, Slack’s Financial Advisor.”

(3)

Unlevered free cash flow less stock-based compensation was used by Goldman Sachs in performing its financial analysis in connection with its opinion as described in more detail in the section “—Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor.”

NOL Schedule

FYE Jan | $ in millions	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Federal NOLs and R&D Tax Credits Gained (Used)	$356	$309	$242	$141	$(21)	$(184)	$(392)	$(564)	$(758)	$(991)	$(184)
Federal Tax Savings[1]	$0	$0	$0	$0	$4	$37	$78	$113	$152	$198	$37

(1)	Assumes an effective tax rate of 20%.

Important Information About the Management Projections

The Management Projections were not prepared with a view toward public disclosure or toward complying with U.S. generally accepted accounting principles (which we refer to as “GAAP”), nor were they prepared with a view toward compliance with the published guidelines of the SEC, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projections of prospective financial information. The non-GAAP financial measures used in the Management Projections were approved by Slack for the use by its financial advisors in connection with their respective opinions and were relied upon by the Slack board in connection with its consideration of the mergers and the transaction consideration. The SEC rules, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure, do not apply to non-GAAP financial measures provided to Qatalyst Partners, Goldman Sachs or to the Slack board in connection with a proposed business combination like the mergers if the disclosure is included in a document like this proxy statement/prospectus. In addition, reconciliations of non-GAAP financial measures to a GAAP financial measure were not relied upon by Qatalyst Partners or Goldman Sachs for purposes of its opinion or by the Slack board in connection with its consideration of the merger agreement, the mergers and the transaction consideration. Accordingly, Slack has not provided a reconciliation of the financial measures included in the Management Projections to the relevant GAAP financial measures. In addition, the Management Projections were not prepared with a view towards complying with GAAP. The Management Projections may differ from published analyst estimates and forecasts and do not take into account any events or circumstances after the date they were prepared, including the announcement of the mergers.

While the Management Projections are presented with numerical specificity, the Management Projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond Slack management’s control. Further, given that the Management Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year beyond their preparation. Important factors that may affect actual results and may result in such projections not being achieved include: the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, the inability to complete the mergers, or the failure to satisfy other conditions to completion of the mergers, including that a governmental entity may prohibit, delay or refuse to grant approval for the completion of the mergers, and risks and uncertainties pertaining to our business, including the risks and uncertainties detailed in our public periodic filings with the SEC. In addition, the ability to achieve the Management Projections may depend on, in part, whether or not the strategic goals, objectives and targets are reached over the applicable period. The assumptions upon which the Management Projections were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Slack operates, and the risks and uncertainties described in the section “Cautionary Statements Regarding Forward-Looking Statements,” all of which are difficult or impossible to predict accurately and many of which are beyond our control. The Management Projections also reflect assumptions by Slack management that are subject to change and are susceptible to multiple interpretations and periodic revisions based on actual results, revised prospects for the Slack business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated when such projections were prepared.

Accordingly, there can be no assurance that the Management Projections will be realized, and actual results may differ, and may differ materially, from those shown. The inclusion of the Management Projections in this proxy statement/prospectus should not be regarded as an indication that any of Slack, Qatalyst Partners, Goldman Sachs, Salesforce or any of their respective affiliates, officers, directors, advisors or other representatives considered or consider the Management Projections necessarily predictive of actual future events, and the Management Projections should not be relied upon as such. None of Slack, Qatalyst Partners, Goldman Sachs, Salesforce or any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the Management Projections. None of Slack, Qatalyst Partners, Goldman Sachs, Salesforce or any of their respective affiliates, officers, directors, advisors or other representatives has made or makes any representation to any stockholder or other person regarding the ultimate performance of Slack compared to the information contained in the Management Projections or that forecasted results will be achieved.

In addition, the Management Projections have not been updated or revised to reflect information or results after the date they were prepared or as of the date of this proxy statement/prospectus, and except as required by applicable securities laws, Slack does not intend to update or otherwise revise the Management Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the underlying assumptions are shown to be in error.

The Management Projections were prepared by, and are the responsibility of, Slack’s management. The Management Projections have not been audited. Neither the independent registered public accounting firm of Slack nor the independent registered public accounting firm of Salesforce or any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Projections contained herein, nor have they expressed any opinion or any other form of assurance on such information or their achievability, and the independent accounting firms of Slack and Salesforce assume no responsibility for, and disclaim any association with, the Management Projections.

Opinion of Qatalyst Partners LP, Slack’s Financial Advisor

Slack retained Qatalyst Partners to act as financial advisor to the Slack board in connection with a potential transaction such as the mergers and to evaluate whether the merger consideration to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Slack Class A common stock, in their capacity as holders of Slack Class A common stock (other than Salesforce or any of its affiliates), was fair, from a financial point of view, to such holders. Slack selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of the business and affairs of Slack and the industry in which it operates. Qatalyst Partners has provided its written consent to the reproduction of the Qatalyst Partners’ opinion in this proxy statement/prospectus. At the meeting of the Slack board on December 1, 2020, Qatalyst Partners rendered its oral opinion, subsequently confirmed in writing, that, as of such date and based upon and subject to the considerations, limitations and other matters set forth therein, the consideration of $26.79 in cash and 0.0776 shares of Salesforce common stock per share of Slack Class A common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Slack Class A common stock, in their capacity as holders of Slack Class A common stock (other than Salesforce or any of its affiliates), was fair, from a financial point of view, to such holders. Qatalyst Partners delivered its written opinion, dated December 1, 2020, to the Slack board following the meeting of the Slack board.

The full text of Qatalyst Partners’ written opinion, dated December 1, 2020, to the Slack board is attached as Annex B to this proxy statement/prospectus and is incorporated by reference herein. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. Slack stockholders should read the opinion carefully and in its entirety.

Qatalyst Partners’ opinion was provided to the Slack board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the consideration of $26.79 in cash and 0.0776 shares of

Salesforce common stock per share of Slack Class A common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by the holders of shares of Slack Class A common stock, other than Salesforce or any of its affiliates, and it does not address any other aspect of the mergers. It does not constitute a recommendation as to how any Slack stockholder should vote with respect to the merger proposal or any other matter and does not in any manner address the price at which the shares of Slack Class A common stock or shares of Salesforce common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion attached as Annex B to this proxy statement/prospectus.

In arriving at its opinion, Qatalyst Partners reviewed the merger agreement, certain related documents, and certain publicly available financial statements and other business and financial information of Slack and Salesforce. Qatalyst Partners also reviewed certain forward-looking information relating to Slack prepared by the management of Slack, including financial projections and operating data of Slack, which are described above in the section entitled “—Projected Financial Information.” Additionally, Qatalyst Partners discussed the past and current operations and financial condition and the prospects of Slack and Salesforce, with senior management of Slack and Salesforce, respectively. Qatalyst Partners also reviewed the historical market prices and trading activity for the shares of Slack Class A common stock and shares of Salesforce common stock, and compared the financial performance of Slack and Salesforce and the prices and trading activity of Slack Class A common stock and Salesforce common stock with that of certain other selected publicly traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, Qatalyst Partners by Slack and Salesforce. With respect to the Management Projections, Qatalyst Partners was advised by management of Slack, and Qatalyst Partners assumed, that such projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Slack of the future financial performance of Slack and other matters covered thereby. Qatalyst Partners assumed that the mergers will be consummated in accordance with the terms set forth in the merger agreement, without any modification, waiver or delay and that the mergers will have the tax consequences as set forth in the merger agreement and as described in discussions with representatives of Slack. In addition, Qatalyst Partners assumed that, in connection with the receipt of all the necessary approvals of the proposed mergers, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on Slack, Salesforce or the contemplated benefits expected to be derived in the proposed mergers. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Slack or Salesforce or their respective affiliates, nor was Qatalyst Partners furnished with any such evaluation or appraisal. In arriving at its opinion, Qatalyst Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving Slack. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of Slack as to the existing and future technology and products of Slack and the risks associated with such technology and products. Qatalyst Partners’ opinion has been approved by Qatalyst Partners’ opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the mergers or any other matter and does not in any manner address what the value of shares of Salesforce common stock actually will be when issued pursuant to the mergers or the price at which Slack Class A common stock or Salesforce common stock will trade or otherwise be transferable at any time.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Events occurring after the date of the opinion may affect Qatalyst Partners’ opinion and the assumptions used in preparing it, and Qatalyst Partners has not assumed any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion does not address the underlying business decision of Slack to engage in the mergers, or the relative merits of the mergers as compared to any strategic alternatives that may be available to Slack. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the consideration of $26.79 in cash and 0.0776 shares of Salesforce common stock per share of Slack Class A common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by Slack stockholders, other than Salesforce or any affiliates of Salesforce, and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of Salesforce or Slack or any of their respective affiliates, or any class of such persons, relative to such consideration. Qatalyst Partners expressed no opinion regarding the consideration to be received by any holder of Slack Class B common stock under the merger agreement in such holder’s capacity as a holder of Slack Class B common stock.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated December 1, 2020. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both the consensus of third-party research analysts’ projections of the future financial performance of Slack as of November 30, 2020 (which we refer to as the “analyst projections”) and the Management Projections.

Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Illustrative Discounted Cash Flow Analysis

Qatalyst Partners performed an illustrative discounted cash flow (which we refer to as “DCF”) analysis, which is designed to imply a range of estimated potential, present values per share for Slack Class A common stock as of October 31, 2020 by:

•	adding:

•

the implied net present value of the estimated future unlevered free cash flows excluding the impact of stock-based compensation (which we refer to as “UFCF”) of Slack, based on the Management Projections, for fourth quarter of fiscal year 2021 through fiscal year 2026 (which implied present value was calculated by using a range of discount rates of 8.25% to 9.75%, based on an estimated weighted average cost of capital for Slack);

•

the implied net present value of a corresponding terminal value of Slack, calculated by multiplying Slack’s estimated UFCF in fiscal year 2027 of approximately $918 million, based on the Management Projections (but assuming an effective tax rate of 20%, as provided by Slack’s management, and which tax rate excludes the effect of Slack’s estimated remaining federal net operating losses and research and development tax credits for fiscal year 2027, as such tax attributes were separately valued, as described in the second succeeding bullet point below), by a range of fully diluted enterprise value to next-12-month’s estimated UFCF multiples of 30.0x to 45.0x, and discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future UFCF of Slack described above;

•	the cash and cash equivalents of Slack as of October 31, 2020, as provided by Slack’s management; and

•

the implied net present value of Slack’s estimated federal tax savings due to its net operating loss balance and research and development tax credits for the fiscal years 2027 and beyond (as provided by Slack’s management and set forth in the NOL Schedule), discounted to present value using the same range of discount rates used in the calculation of the implied net present value of the estimated future UFCF of Slack described above.

•	subtracting:

•	the face value of Slack’s outstanding convertible debt as of October 31, 2020, as provided by Slack’s management; and

•	the value of Slack’s non-controlling interest as of October 31, 2020, as provided by Slack’s management.

•

dividing the resulting amount by the number of fully-diluted shares of Slack common stock outstanding (calculated using the treasury stock method and including 0.6M shares of Slack common stock issuable under its employee share purchase program), adjusted for stock options, restricted stock units and restricted share awards, and in-the-money convertible debt (calculated using the net share settlement method and excluding any make-whole shares or other change of control adjustments), all as provided by Slack’s management as of November 27, 2020, with each of the above-referenced estimated future UFCFs, terminal value and federal tax savings due to net operating losses and research and development tax credits for the fiscal years 2027 and beyond having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 17% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by Slack’s management.

Based on the calculations set forth above, this analysis implied a range of values for Slack’s common stock of approximately $27.04 to $41.44 per share of Slack Class A common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020, the last full trading day before the first published rumor regarding a potential merger transaction.

Selected Companies Analysis

Qatalyst Partners reviewed and compared selected financial information and public market multiples for Slack with publicly available information and public market multiples for selected companies. The companies used in this comparison were those companies listed below, which were selected by Qatalyst Partners in its professional judgment, based on factors including that they are publicly traded companies in similar lines of business to Slack, having a similar business model, having similar financial performance, or having other relevant or similar characteristics. Based upon research analyst consensus estimates for calendar year 2021, and using the closing prices as of November 30, 2020 for shares of the selected companies, Qatalyst Partners calculated, among other things, the implied fully-diluted enterprise value divided by estimated consensus revenue for calendar year 2021 (which we refer to as the “CY2021E revenue multiples”) for each of the selected companies.

Selected Companies	CY2021E Revenue Multiple
Zoom Video Communications, Inc.	45.4x
Coupa Software Incorporated	41.0x
Datadog, Inc.	40.6x
ZoomInfo Technologies Inc.	36.2x
Okta, Inc.	33.4x

Selected Companies	CY2021E Revenue Multiple
Atlassian Corporation Plc	28.8x
DocuSign, Inc.	26.1x
Twilio Inc.	24.8x	[1]
RingCentral, Inc.	20.2x
Anaplan, Inc.	19.5x
Asana, Inc.	19.3x
HubSpot, Inc.	17.8x
AppFolio, Inc.	16.2x
Smartsheet Inc.	15.2x
Everbridge, Inc.	14.7x
Zendesk, Inc.	13.2x

[1]	Reflects Twilio Inc.’s capitalization pro forma for its acquisition of Segment.io, Inc. based on Twilio Inc.’s public filings as of November 2, 2020.

The CY2021E revenue multiple for Slack was 15.5x based on the analyst projections using Slack’s closing share price on November 24, 2020.

Based on an analysis of the CY2021E revenue multiples for the selected companies and the application of its professional judgment, Qatalyst Partners selected a representative range of 15.0x to 33.0x and applied this range to Slack’s estimated calendar year 2021 revenue based on the analyst projections and to Slack’s estimated fiscal year 2022 revenue based on the Management Projections. Based on the same fully diluted share count as used in the above discounted cash flow analysis, this analysis implied a range of per share values of approximately $30.02 to $63.75 per share of Slack Class A common stock based on the Management Projections and approximately $28.64 to $60.84 per share of Slack Class A common stock based on the analyst projections. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020.

No company included in the selected companies analysis is identical to Slack. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Slack, such as the impact of competition on the business of Slack and the industry in general, industry growth and the absence of any material adverse change in the financial condition and prospects of Slack or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, are not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared thirteen selected public company transactions involving companies in the software industry announced between August 2011 and June 2019, including transactions involving companies participating in similar lines of business to Slack, having similar business models, having similar financial performance, or having other relevant or similar characteristics. These transactions are listed below:

Announcement Date	Target	Acquirer	Transaction Multiples
			Revenue LTM	Revenue NTM
June 10, 2019	Tableau Software, Inc.	salesforce.com, inc.	13.2x	10.9x
February 4, 2019	The Ultimate Software Group, Inc.	Hellman & Friedman	10.0x	8.4x
October 28, 2018	Red Hat, Inc.	International Business Machines Corporation	10.6x	9.3x
October 15, 2018	SendGrid, Inc.	Twilio Inc.	14.3x	11.5x
March 20, 2018	MuleSoft, Inc.	salesforce.com, inc.	21.8x	15.7x
January 29, 2018	Callidus Software Inc.	SAP SE	9.8x	8.3x
December 17, 2017	Aconex Limited	Oracle Corporation	9.4x	8.1x
July 28, 2016	NetSuite Inc.	Oracle Corporation	11.8x	9.1x
June 1, 2016	Demandware, Inc.	salesforce.com, inc.	11.2x	8.9x
September 18, 2014	Concur Technologies, Inc.	SAP SE	12.6x	10.2x
December 20, 2012	Eloqua, Inc.	Oracle Corporation	9.8x	8.2x
December 3, 2011	SuccessFactors, Inc.	SAP SE	10.9x	8.7x
August 18, 2011	Autonomy Corporation plc	Hewlett-Packard Company	11.8x	9.6x

For each of the transactions listed above, Qatalyst Partners reviewed, among other things, the implied fully-diluted enterprise value of the target company as a multiple of analyst estimates of the next-12-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 10.0x to 20.0x applied to Slack’s estimated next-12-months revenue (calculated as the four quarters ending on July 31, 2021 and based on the analyst projections). Based on the same fully diluted share count as used in the above discounted cash flow analysis (with the exception of assuming cash settlement of the convertible notes with an assumed make-whole adjustment and cash settlement of the capped calls based on a Black-Scholes option calculation model, each based on an assumed March 15, 2021 closing date for the mergers), this analysis implied a range of values for Slack’s common stock of approximately $17.95 to $33.15 per share of Slack Class A common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020.

For each of the transactions listed above, Qatalyst Partners also reviewed the implied fully-diluted enterprise value of the target company as a multiple of the last-12-months revenue of the target company. Based on the analysis of such metrics for the transactions noted above, Qatalyst Partners selected a representative range of 15.0x to 30.0x applied to Slack’s last-12-months revenue (calculated as the four quarters ending on July 31, 2020). Based on the same fully diluted share count as used in the immediately preceding paragraph, this analysis implied a range of values for Slack’s common stock of approximately $20.44 to $38.15 per share of Slack Class A common stock. Qatalyst Partners noted that the implied value of the consideration to be received by Slack stockholders pursuant to the merger agreement was $45.86 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 30, 2020 and $47.03 per share of Slack Class A common stock, based on Salesforce’s closing stock price on November 24, 2020.

No company or transaction utilized in the selected transactions analysis is identical to Slack or the mergers. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to general business, market and financial conditions and other matters, many of which are beyond the control of Slack, such as the impact of competition on the business of Slack or the industry generally, industry growth and the absence of any material adverse change in the financial condition of Slack or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, are not in itself a meaningful method of using selected company data. Because of the unique circumstances of each of these transactions and the mergers, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the mergers by the Slack board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of Slack. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Slack. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the consideration of $26.79 in cash and 0.0776 shares of Salesforce common stock per share of Slack Class A common stock to be received pursuant to, and in accordance with, the terms of the merger agreement by Slack stockholders, other than Salesforce or any affiliates of Salesforce, and in connection with the delivery of its opinion to the Slack board. Qatalyst Partners expressed no opinion regarding the consideration to be received by any holder of Slack Class B common stock under the merger agreement in such holder’s capacity as a holder of Slack Class B common stock. These analyses do not purport to be appraisals or to reflect the price at which Slack Class A common stock might actually trade.

Qatalyst Partners’ opinion and its presentation to the Slack board was one of many factors considered by the Slack board in deciding to approve the merger agreement. The analyses as described above should not be viewed as determinative of the opinion of the Slack board with respect to the consideration of $26.79 in cash and 0.0776 shares of Salesforce common stock per share of Slack Class A common stock to be received by Slack stockholders pursuant to the mergers or of whether the Slack board would have been willing to agree to a different consideration. The consideration of $26.79 in cash and 0.0776 shares of Salesforce common stock per share of Slack Class A common stock was determined through arm’s-length negotiations between Slack and Salesforce and was approved by the Slack board. Qatalyst Partners provided advice to Slack during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to Slack or that any specific consideration constituted the only appropriate consideration for the mergers.

Qatalyst Partners provides investment banking and other services to a wide range of corporations and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of Slack, Salesforce or certain of their respective affiliates. During the two year period prior to December 1, 2020, the date of Qatalyst Partners’ written opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and Slack or Salesforce pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to Slack or Salesforce or any of their respective affiliates for which it would expect to receive compensation.

Under the terms of its engagement letter, Qatalyst Partners provided Slack with financial advisory services in connection with the proposed mergers for which it will be paid approximately $60 million (provided that the final actual fee will be, in part, based on an average of the closing price of Salesforce common stock over ten consecutive trading days up to and including the second trading day immediately preceding the closing of the mergers, and, accordingly, the final fee may vary significantly from this estimate), $5 million of which was payable upon delivery of its opinion dated December 1, 2020 (regardless of the conclusion reached in the opinion), and the remaining portion of which will be paid upon, and subject to, the closing of the mergers. Slack has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. Furthermore, Slack has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Opinion of Goldman Sachs & Co. LLC, Slack’s Financial Advisor

At a meeting of the Slack board held on December 1, 2020, Goldman Sachs rendered to the Slack board its oral opinion, subsequently confirmed in its written opinion dated December 1, 2020, that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, taken in the aggregate, pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated December 1, 2020, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Slack board in connection with its consideration of the mergers and other transactions contemplated by the merger agreement (which are together referred to in this section of the proxy statement/prospectus as the “transaction”). The Goldman Sachs opinion does not constitute a recommendation as to how any holder of shares of Slack common stock should vote with respect to the transaction or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual report to stockholders and Annual Report on Form 10-K of Slack for the fiscal year ended January 31, 2020;

•	the registration statement on Form S-1 of Slack, dated April 26, 2019, as amended, including the prospectus contained therein, relating to the registration and resale of Slack Class A common stock;

•	annual reports to stockholders and Annual Reports on Form 10-K of Salesforce for the five fiscal years ended January 31, 2020;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Slack and Salesforce;

•	certain other communications from Slack and Salesforce to their respective stockholders;

•	certain publicly available research analyst reports for Slack and Salesforce; and

•

the Management Projections, including certain analyses prepared by the management of Slack related to the expected utilization by Slack of certain net operating loss carryforwards of Slack, as approved for Goldman Sachs’ use by Slack, which are referred to as the “NOL Forecasts.”

Goldman Sachs also held discussions with members of senior managements of Slack and Salesforce regarding their assessment of the past and current business operations, financial condition, and future prospects of Salesforce, and with members of senior management of Slack regarding their assessment of the past and current business operations, financial condition and future prospects of Slack; reviewed the reported price and trading activity for shares of Slack Class A common stock and shares of Salesforce common stock; compared certain financial and stock market information for Slack and Salesforce with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs, with the consent of the Slack board, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the consent of the Slack board that the Management Projections and the NOL Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Slack. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Slack or Salesforce or any of their respective subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on Slack or Salesforce or on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs also assumed that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of Slack to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to Slack; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to the acquisition of, or other business combination with, Slack or any other alternative transaction. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of its opinion, to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, of the merger consideration to be paid to such holders, taken in the aggregate, pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including any ongoing obligations of Slack, any allocation of the merger consideration payable pursuant to the merger agreement, including among the holders of Slack Class A common stock and Slack Class B common stock, the fairness of the transaction to, or any consideration received in connection therewith, by the holders of any other class of securities, creditors, or other constituencies of Slack; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Slack, or class of such persons, in connection with the transaction, whether relative to the merger consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, taken in the aggregate, pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the prices at which shares of Slack Class A common stock or Salesforce common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Slack, Salesforce or the transaction, or as to the impact of the transaction on the solvency or viability of Slack or Salesforce or the ability of Slack or Salesforce to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, the date of its written opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Slack board in connection with its consideration of the transaction and such opinion does not constitute a recommendation as to how any holder of shares of Slack common stock should vote with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

Summary of Financial Analyses

The following is a summary of the material financial analyses presented by Goldman Sachs to the Slack board in connection with rendering to the Slack board the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 30, 2020, the last trading day before the public announcement of the transaction (which we refer to for the purposes of this section of the proxy statement/prospectus as the “pre-announcement date”) and is not necessarily indicative of current market conditions.

Implied Premia and Multiple Analysis

Goldman Sachs calculated and compared certain implied premia and multiples using an implied value of the merger consideration per share of Slack common stock as of November 24, 2020, the last trading date prior to the first media accounts regarding a possible acquisition of Slack by Salesforce (which is referred to in this section of the proxy statement/prospectus as the “unaffected date”) and as of the pre-announcement date. For purposes of its analysis, Goldman Sachs calculated an implied value of the merger consideration per share of Slack common stock of $47.03 as of the unaffected date (which is referred to in this section of the proxy statement/prospectus as the “unaffected implied merger consideration”) by adding (i) the cash consideration of $26.79 to (ii) an implied value of the stock consideration of $20.24, calculated by multiplying the exchange ratio of 0.0776 by the closing price per share of Salesforce common stock on the unaffected date of $260.84. Goldman Sachs also calculated an implied value of the merger consideration per share of Slack common stock of $45.86 as of the pre-announcement date (which is referred to in this section of the proxy statement/prospectus as the “pre-announcement implied merger consideration”) by adding (i) the cash consideration of $26.79 to (ii) an implied value of the stock consideration of $19.07, calculated by multiplying the exchange ratio of 0.0776 by the closing price per share of Salesforce common stock on the pre-announcement date of $245.80. Goldman Sachs then compared these implied merger considerations to (i) the closing price of shares of Slack Class A common stock on the unaffected date (which price is referred to in this section of the proxy statement/prospectus as the “unaffected closing price”), (ii) the volume weighted average price (which is referred to in this section of the proxy statement/prospectus as the “VWAP”) of shares of Slack Class A common stock during the 10 trading-day period ended on the unaffected date (which is referred to in this section of the proxy statement/prospectus as the “10-day VWAP”), (iii) the VWAP of shares of Slack Class A common stock during the 20 trading day period ended on the unaffected date (which is referred to in this section of the proxy statement/prospectus as the “20-day VWAP”), (iv) the VWAP of shares of Slack Class A common stock during the three calendar month period ended on the unaffected date (which is referred to in this section of the proxy statement/prospectus as the “three-month VWAP”), and (v) the highest closing price of shares of Slack Class A common stock over the 52-week period ended on the unaffected date (which is referred to in this section of the proxy statement/prospectus as the “52-week high”).

The results of these calculations are as follows:

Slack Common Stock Reference Price	Implied Premium to Unaffected Implied Merger Consideration	Implied Premium to Pre-Announcement Implied Merger Consideration
Unaffected Closing Price of $29.58	59%	55%
10-day VWAP of $29.52	59%	55%
20-day VWAP of $26.92	75%	70%
Three-month VWAP of $27.63	70%	66%
52-Week High of $39.90	18%	15%

In addition, Goldman Sachs calculated implied equity values for Slack by multiplying (i) each of the unaffected implied merger consideration and the pre-announcement implied merger consideration by (ii) the number of fully diluted outstanding shares of Slack common stock as of such dates, as provided by the management of Slack and approved for Goldman Sachs’ use by the management of Slack. Goldman Sachs then calculated implied enterprise values for Slack (which are referred to in this section of the proxy statement/prospectus as “EV”) by adding to each of such implied equity values, Slack’s net debt as of such dates, as provided by the management of Slack and approved for Goldman Sachs’ use by the management of Slack. For purposes of this section of the proxy statement/prospectus, “net debt” refers to debt (including amounts associated with the assumed conversion of the convertible notes at their original conversion rate less amounts assumed to be received by Slack pursuant to the capped call transactions entered into by Slack in connection therewith) and non-controlling interests less cash.

Using the foregoing, Goldman Sachs calculated the following implied multiples:

•	Implied EV of Slack, calculated as of the unaffected date, as a multiple of next twelve month (“NTM”) revenue of Slack, using Wall Street research analyst consensus estimates;

•	Implied EV of Slack, calculated as of the pre-announcement date, as a multiple of NTM revenue of Slack, using Wall Street research analyst consensus estimates;

•

Implied EV of Slack, calculated as of the unaffected date, as a multiple of fiscal year 2022 revenues of Slack using the Management Projections and Wall Street research analyst consensus estimates; and

•

Implied EV of Slack, calculated as of the pre-announcement date, as a multiple of fiscal year 2022 revenues of Slack using the Management Projections and Wall Street research analyst consensus estimates.

The results of these calculations are as follows:

Metric	Implied EV//Revenue Multiple as of Unaffected Date	Implied EV/Revenue Multiple as of Pre-Announcement Date
NTM Estimated Revenue (Wall Street Research Analyst Consensus Estimates)	29.2x	28.4x
Fiscal year 2022E Revenue (Wall Street Research Analyst Estimates)	25.5x	24.8x
Fiscal year 2022E Revenue (Management Projections)	24.3x	23.6x

Illustrative Discounted Cash Flow Analysis

Using the Management Projections, Goldman Sachs performed an illustrative discounted cash flow analysis on Slack to derive a range of illustrative present values per share of Slack common stock. Using discount rates ranging from 6.5% to 9.5%, reflecting estimates of Slack’s weighted average cost of capital, and the mid-year convention, Goldman Sachs discounted to present value as of October 31, 2020 (i) estimates of unlevered free cash flow (which is referred to as “Unlevered Free Cash Flow Less Stock-Based Compensation” as described under the section entitled —“Projected Financial Information”) for Slack for the years 2021 through 2031 as reflected in the Management Projections and (ii) a range of illustrative terminal values for Slack, which were calculated by applying an illustrative range of terminal year multiples of 25.0x to 35.0x to an assumed terminal year NTM unlevered free cash flow (which analysis implied perpetuity growth rates ranging from 2.3% to 6.3%). Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Slack’s target capital structure weightings, the cost of long-term debt, future applicable marginal cash tax rate and a beta for the company, as well as certain financial metrics for the United States financial markets generally. The illustrative terminal value to NTM unlevered free cash flow multiple range for Slack was derived by Goldman Sachs using its professional judgment and experience, taking into account, among other things, EV as of November 30, 2020 as a multiple of to NTM unlevered free cash flow for large cap software peers, based on financial and trading data as of November 30, 2020 and Institutional Brokers’ Estimate System (“IBES”) estimates (as described below under the section entitled “—Selected Companies Analysis”).

Goldman Sachs derived a range of illustrative enterprise values for Slack by adding the range of present values it calculated for the unlevered free cash flow and for the illustrative terminal values, as described above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for Slack, the net debt of Slack and added the net present value of the net operating losses as reflected in the NOL Forecasts, each as provided by the management of Slack and approved for Goldman Sachs’ use by the management of Slack, to derive a range of illustrative equity values for Slack. Goldman Sachs calculated the net present value of the net operating losses using an illustrative discount rate of 8.0%, reflecting an estimate of Slack’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Slack common stock, as provided by the management of Slack and approved for Goldman Sachs’ use by the management of Slack and the treasury stock method, to derive a range of illustrative present values per share of Slack common stock, rounded to the nearest $1.00, of $26 to $46.

Illustrative Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Slack common stock. For this analysis, Goldman Sachs used the Management Projections for each of the fiscal years 2022 to 2024. Goldman Sachs first calculated the implied enterprise values for Slack as of January 31 for each of the fiscal years 2021 to 2023, by applying enterprise value to NTM revenue multiples, which are referred to in this section as “EV/NTM revenue,” of 16.0x to 20.0x to NTM revenue estimates for Slack for each of the fiscal years 2022 to 2024 based on the Management Projections. These illustrative multiple estimates were derived by Goldman Sachs using its professional judgment and experience, taking into account current and historical EV/NTM revenue multiples for Slack and for selected companies (as described below under the section entitled “—Selected Companies Analysis”). Goldman Sachs then subtracted the amount of Slack’s forecasted net debt for each of the fiscal years 2021 to 2023, respectively, as of the relevant year-end, each as provided by Slack and approved for Goldman Sachs’ use by the management of Slack, from the respective implied enterprise values in order to derive a range of illustrative equity values for Slack as of January 31 for each of the fiscal years 2021 to 2023. Goldman Sachs then divided the results by the number of projected year-end fully diluted outstanding shares of Slack common stock for each of the fiscal years 2021 to 2023, respectively, as provided by the management of Slack and approved for Goldman Sachs’ use by the management of Slack to derive a range of implied future share prices. Goldman Sachs then discounted the January 31, 2021 to January 31, 2023 implied future share price values back to October 31, 2020 using an illustrative discount rate of 8.0%, reflecting an estimate of Slack’s cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Slack, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Slack common stock, rounded to the nearest $1.00, of $31 to $50 per share.

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry since 2016. For each of the selected transactions where information was publicly available, Goldman Sachs calculated and compared the implied EV/NTM revenue of the applicable target company based on the total consideration paid in the transaction as a multiple of the target company’s

NTM revenue based on IBES estimates at the time each such selected transaction was announced. While none of the target companies that participated in the selected transactions are directly comparable to Slack, the target companies that participated in the selected transactions are companies with operations that, for the purpose of analysis, may be considered similar to certain of Slack’s results, market size and product profile.

The following table presents the results of this analysis:

Selected Precedent Transactions
Announcement Date	Acquiror	Target	EV/NTM Revenue
April 2016	Oracle Corp.	Textura Corp.	6.1x
May 2016	Vista Equity Partners (“Vista”)	Marketo, Inc.	5.9x
June 2016	Microsoft Corp. (“Microsoft”)	LinkedIn Corp.	6.8x
June 2016	Salesforce	Demandware, Inc.	8.9x
July 2016	Oracle Corp.	NetSuite Inc.	9.2x
January 2018	SAP SE (“SE”)	Callidus Software, Inc.	8.3x
March 2018	Salesforce	MuleSoft Inc.	15.7x
June 2018	Workday, Inc.	Adaptive Insights, Inc.	10.9x
October 2018	Cloudera, Inc.	Hortonworks, Inc.	5.3x
October 2018	International Business Machines Corp	Red Hat, Inc.	9.4x
October 2018	Twilio Inc.	SendGrid, Inc.	11.5x
November 2018	Vista	Apptio, Inc.	7.1x
December 2018	Vista	Mindbody, Inc.	6.7x
February 2019	Hellman & Friedman LLC	The Ultimate Software Group, Inc.	8.3x
June 2019	Salesforce	Tableau Software, Inc.	11.0x

Median			8.3x
25th Percentile			6.7x
75th Percentile			10.9x

Based on the results of the foregoing calculations and Goldman Sachs’ analyses of the various transactions and its professional judgment, Goldman Sachs applied a reference range of EV/NTM revenue multiples of 10.0x to 20.0x to Slack’s NTM revenue for the quarter ended October 31, 2020, as provided by the management of Slack, as reflected in the Management Projections to derive a range of implied enterprise values for Slack. Goldman Sachs then subtracted from the range of implied enterprise values the net debt for Slack as of October 31, 2020 as provided by the management of Slack, to derive a range of illustrative equity values for Slack. Goldman Sachs divided the results by the number of fully diluted outstanding shares of Slack common stock as provided by the management of Slack, to derive a range of implied values per share of Slack common stock, rounded to the nearest $1.00, of $17 to $33.

Premia Analysis

Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for the selected transactions referred to above under the section entitled “—Selected Transactions Analysis,” to the extent premia data was available. Using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in the transactions relative to the target’s last undisturbed closing stock price prior to the announcement of the transaction. This analysis indicated a median premium of 45%. This analysis also indicated a 25th percentile premium of 19% and a 75th percentile premium of 62%. Using this analysis, Goldman Sachs applied a reference range of illustrative premia of 19% to 62% to the unaffected closing price of $29.58, and calculated a range of implied equity values per share of Slack common stock, rounded to the nearest $1.00, of $35 to $48.

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial and stock market information, ratios and public market multiples for Slack to corresponding financial and stock market information, ratios and public market multiples for the following software companies (the collaboration peers, high growth software peers, and SaaS application peers, collectively “selected companies”):

•	Collaboration Peers

•	Zoom Video Communications, Inc.

•	Atlassian, Inc.

•	DocuSign, Inc.

•	Dropbox Inc.

•	Box, Inc.

•	High Growth Software Peers

•	Shopify Inc.

•	Okta, Inc.

•	Twilio Inc.

•	Coupa Software Inc.

•	Zscaler, Inc.

•	HubSpot, Inc.

•	Elastic, Inc.

•	Anaplan, Inc.

•	SaaS Application Peers

•	Salesforce

•	ServiceNow, Inc.

•	Workday, Inc.

•	Large Cap Software Peers

•	Microsoft

•	Intuit Inc. (“Intuit”)

•	Autodesk Inc. (“Autodesk”)

•	SAP

Although none of the selected companies or large cap software peers are directly comparable to Slack, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Slack.

Goldman Sachs calculated and compared EV/NTM revenue multiples for Slack, the collaboration peers, the high growth software peers, and the SaaS application peers, based on financial and trading data as of November 30, 2020, information Goldman Sachs obtained from Bloomberg, publicly available historical data, market data and IBES estimates. Goldman Sachs calculated average EV/NTM revenue multiples over certain time periods prior to and including the pre-announcement date, except as otherwise indicated for Slack and Salesforce.

Selected Companies

AVERAGE of

EV/NTM REVENUE MULTIPLES1

Period ending on pre-announcement date	Slack (unaffected)[2]	Salesforce (unaffected)[2]	Collaboration Peers	High Growth Software Peers	SaaS Application Peers
Three months	16.7x	10.1x	24.0x	27.5x	11.4x
Six months	18.5x	9.0x	23.2x	26.8x	10.7x
Post-COVID-19[3]	18.5x	8.2x	20.2x	22.6x	9.8x
One year	18.1x	8.0x	18.6x	21.3x	9.8x
Direct Listing[4]	19.4x	7.7x	16.0x	20.2x	10.1x
Three years	N/A	7.5x	12.2x	16.6x	10.1x
10 years	N/A	6.9x	9.5x	12.0x	9.4x

[1]	Multiples presented represent the average of the EV/NTM revenue for the subset of selected companies.
[2]	Multiples are calculated for the specified periods prior to and including the unaffected date of November 24, 2020.
[3]	“Post COVID-19” is considered to be the period starting from February 18, 2020.
[4]	“Direct Listing” refers to the period starting from June 20, 2019, the date on which Slack’s Class A common stock began trading on the NYSE.

Goldman Sachs also calculated and compared EV as of November 30, 2020 as a multiple of NTM unlevered free cash flow for the large cap software peers referred to above for calendar year 2021 based on financial and trading data as of November 30, 2020 and IBES estimates.

The following table presents the results of this analysis:

Large Cap Software Peers

EV to NTM Unlevered Free Cash Flow Multiple

Calendar Year 2021

Microsoft	Intuit	SAP	Autodesk
28.1x	32.1x	24.6x	38.1x

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Slack or Salesforce or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Slack board as to the fairness from a financial point of view of the merger consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Slack common stock, taken in the aggregate, pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Slack, Salesforce, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between Slack and Salesforce and was approved by the Slack board. Goldman Sachs provided advice to Slack during these negotiations. Goldman Sachs did not, however, recommend any specific merger consideration to Slack or the Slack board or that any specific merger consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Slack board was one of many factors taken into consideration by the Slack board in making its determination to approve the transaction. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Slack, Salesforce, and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transaction. Goldman Sachs acted as financial advisor to Slack in connection with, and participated in certain of the negotiations leading to, the transaction. Goldman Sachs has provided certain financial advisory and/or underwriting services to Slack and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as a financial advisor with respect to the direct listing of 118,429,640 shares of Slack Class A common stock in June 2019 and as bookrunner with respect to the public offering of the convertible notes (aggregate principal amount of $862,500,000) in April 2020. During the two year period ended December 1, 2020, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Slack and/or its affiliates of approximately $16.5 million. During the two year period ended December 1, 2020, the Investment Banking Division of Goldman Sachs has not been engaged by Salesforce or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Slack, Salesforce and their respective affiliates for which the Investment Banking Division of Goldman Sachs may receive compensation. In addition, a Director on the Slack board is currently affiliated with Goldman Sachs as a Senior Director.

In addition, concurrent with the issuance of the convertible notes in April 2020, Slack entered into the capped call transactions with Goldman Sachs (with respect to 25%) and other counterparties (which we refer to, collectively, as the “capped call counterparties”), each acting as principal for its own account. The capped call transactions consisted of the purchase by Slack of capped call options with respect to collectively approximately 27,826,837 shares of Slack Class A common stock, the aggregate number of shares of Slack Class A common stock into which the $862,500,000 aggregate principal amount of the convertible notes are convertible (at the initial conversion rate of 32.2630 shares of Slack Class A common stock per $1,000 in principal amount of convertible notes) and with an initial strike price equal to the conversion price of the convertible notes of approximately $31.00 per share of Slack Class A common stock, subject to an initial cap price of $48.62 per share of Slack Class A common stock. As of December 17, 2020, all of the capped call transactions remain outstanding, with a strike price of approximately $31.00 and a cap price of $48.62. The capped call transactions were intended to offset a portion of the potential dilutive effect on stockholders of Slack of the conversion of the convertible notes and/or any potential cash payment in excess of the principal amount of the convertible notes that Slack may make in connection with a cash settlement of the convertible notes, up to the cap price. The capped call transactions generally require the capped call counterparties to deliver to Slack in respect of each Convertible Note that is surrendered for conversion, a number of shares of Slack Class A common stock (and/or in certain circumstances, at Slack’s election, cash) determined based on the excess, if any, of the lower of the cap price and the price of the shares of Slack Class A common stock at that time (determined over a period specified in the capped call transactions) over the strike price per share of Slack Class A common stock.

The capped call transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the transaction. In particular, under the terms of the capped call transactions, each of Goldman Sachs and the other counterparties, each acting separately as calculation agent under the capped call transactions to which it is a party, is entitled in certain circumstances to make adjustments to the exercise price of the embedded call options sold by Slack to Goldman Sachs and the other counterparties to reflect the economic effect of the announcement of the transaction on the capped call transactions. In addition, each of Goldman Sachs and the other counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the capped call transactions to which it is a party, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such capped call transactions in accordance with their terms and pay any amounts due to Slack under various circumstances, including on or following consummation or abandonment of the transaction. All actions or exercises of judgment by Goldman Sachs, in its capacity as calculation agent, pursuant to the terms of the capped call transactions to which it is a party must be performed in good faith and a commercially reasonable manner.

As a result of the capped call transactions, the capped call counterparties are expected to have market exposure to the price of the shares of Slack Class A common stock. It is the ordinary practice of the capped call counterparties to engage in hedging activities to limit their respective market exposure to the price of the stock underlying privately negotiated equity derivative transactions with issuers of such stock, such as the capped call transactions. In connection with the capped call transactions to which it is a party, Goldman Sachs (and its affiliates) have engaged, and will continue to engage, in accordance with applicable law in hedging and other market transactions (which may include the entering into or unwinding of various derivative transactions with respect to Slack Class A common stock) that are generally intended to substantially neutralize Goldman Sachs’ exposure as a result of the capped call transactions to which it is a party to changes in the price of Slack Class A common stock. Such hedging activity is at Goldman Sachs’ own risk and may result in a gain or loss to Goldman Sachs that may be greater than or less than the initial expected contractual benefit to Goldman Sachs under the capped call transactions to which it is a party. The amount of any such gain or loss will not be known until the applicable capped call transactions have been exercised, expired or terminated in accordance with their terms and Goldman Sachs shall have completed all of its hedge unwind activities. In connection with the preparation of presentations to the senior management of Slack and the Slack board, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised Slack in connection with the transaction, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the capped call transactions.

To mitigate the exposure from the capped call transactions, as of December 17, 2020, Goldman Sachs held a net long economic position of approximately one million shares of Slack Class A common stock and was long and short a small number of various other options on Slack Class A common stock.

Under the terms of the convertible notes, upon the consummation of a merger, tender offer or certain other events involving Slack (including the transaction), holders of the convertible notes may elect to convert their notes or put their notes to Slack at par. If holders of the convertible notes elect to convert or put their notes in these circumstances or otherwise under the terms of the convertible notes, a portion of the capped call transactions corresponding to the portion of the convertible notes that are converted or put may terminate. In the event of such termination, each capped call counterparty will determine the amount of any termination payment owed to Slack under its capped call transactions in accordance with the termination provisions of its capped call transactions, unless otherwise agreed by the parties. If any convertible notes are not converted or put in connection with a merger, tender offer or other event involving Slack (including the transaction) and remain outstanding following the consummation of such an event, a corresponding portion of the capped call transactions will remain outstanding, subject to any adjustments made to the terms of the capped call transactions as a result of the announcement and the consummation of a merger, tender offer or other event involving Slack (including the transaction), as described above.

On November 3, 2020, Goldman Sachs provided the Slack board with materials that summarized, based on theoretical models, the potential effects of the announcement and of the consummation of an acquisition of Slack on the capped call transactions to which Goldman Sachs is a counterparty. The materials included preliminary illustrative analyses by Goldman Sachs’ Investment Banking Division for a range of stated assumptions regarding takeout prices for shares of Slack Class A common stock and volatilities, as well as based on other reasonable assumptions, in the event of an acquisition of Slack for greater than 10% cash consideration. The materials calculated over a range of potential takeout prices for the shares of Slack common stock ranging from $35.00 per share to $55.00 per share) and volatilities (55%, 60%, 65% and 70%) and for an announcement date of December 1, 2020, and other stated assumptions that upon the full unwind of Goldman Sachs’ capped call transactions, Goldman Sachs might owe Slack a termination payment ranging from approximately $26.2 million to approximately $48.5 million and might realize a net gain (after taking into account any estimated hedging gains or losses) ranging from a net gain of approximately $2.5 million to a net gain of approximately $17.8 million. The materials also calculated under the stated assumptions that as the takeout price for shares of Slack Class A common stock increased from $35 per share to $55 per share, Goldman Sachs’ net gain under the capped call transactions (after taking into account any estimated hedging gains or losses) would increase under each assumed volatility scenario. In accordance with industry practice, Goldman Sachs maintains customary institutional information barriers reasonably designed to prevent the unauthorized disclosure of confidential information by personnel in its Investment Banking Division to the personnel in its Securities Division who are undertaking hedging and other market transactions with respect to Goldman Sachs’ capped call transactions. In connection with the preparation of presentations to Slack senior management and the Slack board, personnel in Goldman Sachs’ Investment Banking Division, including the representatives of Goldman Sachs who have advised Slack in connection with the transaction, from time to time, have received or may receive input from personnel in Goldman Sachs’ Securities Division into how to model, or reports of historical measures or estimates of, Goldman Sachs’ and/or Goldman Sachs’ Investment Banking Division’s profit and/or loss over certain measurement periods related to the capped call transactions.

The amount of any termination payment owed by a capped call counterparty to Slack as a result of the termination of its capped call transactions will vary depending on the number of convertible notes converted by note-holders, the actual conversion date(s) of the convertible notes, and market conditions (including, for example, interest rates and volatility and price of Slack common stock) and the valuation model used to determine such amount and, accordingly, the amount of any termination payment owed by a capped call counterparty to Slack may be significantly different from the illustrative amounts described above. The consummation of the transaction could result in a capped call counterparty paying Slack an amount that is greater than, equal to, or less than the amount such capped call counterparty would have paid or delivered to Slack upon exercise, expiration or termination of its capped call transactions in the absence of the transaction.

The indenture governing the convertible notes and the confirmations containing the terms of the capped call transactions were included as exhibits to Slack’s Current Report on Form 8-K filed with the SEC on April 9, 2020, which contains additional disclosure regarding the convertible notes and a description of the capped call transactions. All references in this section to share counts, conversion prices, cap prices and strike prices are subject to adjustment from time to time in accordance with the terms of the confirmations relating to the capped call transactions.

The Slack board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated October 2, 2020 Slack engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between Slack and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of the announcement of the transaction, at approximately $38.9 million, all of which is contingent upon consummation of the transaction. In addition, Slack has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Salesforce’s Reasons for the Mergers

In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Salesforce board consulted with Salesforce’s management, as well as Salesforce’s legal and financial advisors, and considered a number of factors, including the following factors which it viewed as supporting its decision to approve the merger agreement and the transactions contemplated by the merger agreement (not in any relative order of importance):

•

the view that Slack is a premier channels-based messaging platform, which will enable Salesforce to play a greater role in driving digital transformation and create the operating system for a new way to work;

•	the view that Slack’s platform will enhance Salesforce’s value to its customers by seamlessly integrating with applications that customers use to collaborate, communicate and get work done;

•

the view that Slack’s platform, when combined with the Salesforce Customer 360, presents an opportunity to transform how customers communicate, collaborate and take action on their information across Salesforce as well as information from all of their other business applications and systems;

•	the view that Slack addresses a multi-billion dollar market opportunity that is growing at a fast rate, including in light of the shift to a work-from-anywhere environment;

•	Slack’s demonstrated ability to meaningfully scale its business with attractive growth prospects;

•	the expectation that the combined company would create additional growth opportunities by leveraging the respective strengths of each business, which is expected to create long-term stockholder value;

•	the strength of Slack’s management team and engineering team, and the cultural synergies between the two companies;

•

the view that the terms and conditions of the merger agreement and the transactions contemplated therein, including the representations, warranties, covenants, closing conditions and termination provisions, are comprehensive and favorable to completing the proposed transactions;

•

the fact that the merger agreement places limitations on Slack’s ability to seek a competing proposal and requires Slack to pay Salesforce a termination fee of $900 million if Salesforce or Slack terminates the merger agreement under certain circumstances, including if Slack consummates or enters into an agreement with respect to a competing acquisition proposal within a certain time period;

•	the expectation that the conditions to the consummation of the mergers will be satisfied on a timely basis;

•	the amount and form of consideration to be paid in the transaction, including the fact that the exchange ratio is fixed;

•

current financial market conditions and the current and historical market prices and volatility of, and trading information with respect to, shares of Salesforce common stock and Slack Class A common stock;

•

the Salesforce board’s and the Salesforce management’s familiarity with the business operations, strategy, earnings and prospects of each of Salesforce and Slack and the scope and results of the due diligence investigation of Slack conducted by Salesforce;

•

the entry into the voting and support agreement by Slack’s founders, pursuant to which they agreed, among other things, to vote all of their shares of Slack Class A common stock and Class B common stock in favor of the adoption of the merger agreement and the approval of the merger proposal, subject to certain terms and conditions; and

•	Slack management’s endorsement of the mergers and the Slack board’s unanimous recommendation in favor of the mergers.

The Salesforce board also considered a variety of uncertainties and risks and other potentially negative factors concerning the transactions, including the following (not in any relative order of importance):

•	the risk that the potential benefits of the acquisition may not be fully or even partially achieved, or may not be achieved within the expected time frame;

•	costs associated with the transactions;

•	the risk that the transactions may not be consummated despite the parties’ efforts or that the closing of the transactions may be unduly delayed;

•

the risks associated with the occurrence of events which may materially and adversely affect the operations or financial condition of Slack and its subsidiaries, which may not entitle Salesforce to terminate the merger agreement;

•	the challenges and difficulties relating to combining the operations of Salesforce and Slack;

•

the risk of diverting Salesforce’s management’s focus and resources from other strategic opportunities and from operational matters while working to implement the acquisition of Slack, and other potential disruptions associated with combining the two companies;

•

the effects of and changes in general competitive, economic, political and market conditions, fluctuations and volatility on Salesforce, Slack or the combined company, including as a result of COVID-19; and

•	various other risks associated with the acquisition and the businesses of Salesforce, Slack and the combined company, some of which are described under the section entitled “Risk Factors.”

The Salesforce board concluded that the potential negative factors associated with the acquisition were outweighed by the potential benefits of the mergers. Accordingly, the Salesforce board approved the merger agreement and the transactions contemplated by the merger agreement.

The foregoing discussion of the information and factors considered by the Salesforce board is not intended to be exhaustive, but includes the material positive and negative factors considered by the Salesforce board. In view of the variety of factors considered in connection with its evaluation of the acquisition, the Salesforce board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual directors may have given different weights to different factors. The Salesforce board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Salesforce board based its determination on the totality of the information presented.

Regulatory Approvals

U.S. Antitrust

Under the HSR Act and the rules and regulations promulgated thereunder, the mergers may not be completed until Salesforce and Slack each files a Notification and Report Form with the Federal Trade Commission (which we refer to as the “FTC”) and the Antitrust Division of the U.S. Department of Justice (which we refer to as the “DOJ”), and the applicable waiting period has expired or been terminated. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification and report forms or the early termination of that waiting period. If the FTC or DOJ issues a request for additional information and documents (which we refer to as the “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period.

Salesforce and Slack each filed a Notification and Report Form with respect to the transaction with the FTC and DOJ on December 14, 2020. On January 13, 2021, Salesforce and Slack each voluntarily withdrew its HSR filing and re-filed it on January 15, 2021, restarting the 30-day waiting period. The waiting period with respect to the notification and report forms filed under the HSR Act is scheduled to expire at 11:59 p.m., Eastern Time, on February 16, 2021, unless extended or earlier terminated.

At any time before or after consummation of the transactions, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary under the applicable statutes, including seeking to enjoin the completion of the mergers, seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. At any time before or after the completion of the transactions, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary. Such action could include seeking to enjoin the completion of the mergers or seeking divestiture of substantial assets of the parties, or requiring the parties to license, or hold separate, assets or to terminate existing relationships and contractual rights. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that a challenge to the transactions on antitrust grounds will not be made, or if such a challenge is made, what the result will be. The parties obligation to consummate the transaction is subject to certain conditions. See the section entitled “The Merger Agreement—Conditions to the Mergers.”

Foreign Regulatory Approvals

The mergers are also subject to clearance or approval by regulatory authorities in certain other jurisdictions. The merger cannot be completed until Salesforce and Slack obtain clearance to consummate the merger or applicable waiting periods have expired or been terminated in each applicable jurisdiction. Salesforce and Slack, in consultation and cooperation with each other, will file notifications, as required with regulatory authorities in certain other jurisdictions, as promptly as practicable after the date of the merger agreement. The relevant regulatory authorities could take such actions under the applicable regulatory laws as they deem necessary or desirable, including seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights.

Although Salesforce and Slack currently believe they should be able to obtain the required regulatory approvals described above in a timely manner, they cannot be certain when or if it will be obtained or, if obtained, whether such expiration, termination or approval will require terms, conditions or restrictions not currently contemplated that will be detrimental to Salesforce or its subsidiaries, the surviving corporation, or the surviving company after the completion of the mergers. Salesforce and Slack have agreed to take certain actions to obtain the required regulatory approvals. For additional information, see the section entitled “The Merger Agreement—HSR and Other Regulatory Approvals.”

Neither Salesforce nor Slack is aware of any material governmental approvals or actions that are required for completion of the mergers other than as described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Interests of Slack Directors and Executive Officers in the Mergers

In considering the recommendation of the Slack board with respect to the merger proposal and the non-binding compensation advisory proposal, Slack stockholders should be aware that the directors and executive officers of Slack have interests in the mergers that may be different from, or in addition to, the interests of Slack stockholders generally. The members of the Slack board were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, in approving the merger agreement and in determining to recommend that Slack stockholders approve the merger proposal.

Arrangements with Salesforce

Certain of Slack’s executive officers have interests in the form of continued employment with Salesforce following the completion of the mergers.

New Offer Letters with Salesforce

In connection with the merger agreement and contingent upon the closing of the mergers, each of Stewart Butterfield, Cal Henderson and Tamar Yehoshua entered into offer letters with Salesforce pursuant to which Mr. Butterfield will serve as President and Chief Executive Officer of Slack, Mr. Henderson will serve as Chief Technology Officer of Slack and Ms. Yehoshua will serve as Chief Product Officer of Slack. Under the offer letters, Mr. Butterfield is entitled to an annual base salary of $650,000, and Mr. Henderson and Ms. Yehoshua are each entitled to an annual base salary of $500,000. Mr. Butterfield will have a target annual bonus opportunity under the Salesforce Gratitude Bonus Plan of 100% of his annual base salary, and Mr. Henderson and Ms. Yehoshua’s target annual bonus opportunity under the Salesforce Gratitude Bonus Plan will be 50% of their annual base salary. The offer letters also provide for Salesforce to grant each of Mr. Henderson and Ms. Yehoshua the following Salesforce equity awards: (i) a number of restricted stock units (which we refer to as the “retention RSUs”) calculated by dividing $2,500,000 by the average closing sale price of one share of Salesforce common stock during the two calendar months preceding the month in which the retention RSUs will be granted and (ii) an option to acquire a number of shares of Salesforce common stock (which we refer to as the “retention options”) calculated by dividing $2,500,000 by the quotient obtained by dividing the average closing sale price of one share of Salesforce common stock during the two calendar months preceding the month in which the stock options will be granted by the Salesforce option conversion factor. The retention RSUs and retention options will vest as to 50% of the shares of Salesforce common stock underlying the awards on each of the third and fourth anniversaries of the grant date, subject to continued employment with Salesforce.

Waiver Letters with Salesforce

On November 30, 2020, each of Mr. Butterfield, Mr. Henderson and Ms. Yehoshua entered into a waiver and acknowledgment agreement with Salesforce and Slack (each of which we refer to as a “waiver letter” and collectively the “waiver letters”) that amends the rights that each executive has under the Executive Severance Plan (as defined in “—Slack Amended and Restated Executive Severance Plan”) in consideration for the benefits that each executive may receive as a result of the completion of the mergers and continued employment with Slack, Salesforce or one of their respective affiliates. Under the waiver letters, the vesting schedule of each Slack equity award held by Messrs. Butterfield and Henderson that is outstanding as of the closing of the mergers is amended to provide that 50% of the shares underlying such equity awards (determined on a tranche by tranche basis) will vest on each of the first and second anniversaries of the closing of the mergers, subject to continued employment with Salesforce. Under Ms. Yehoshua’s waiver letter, the vesting of any Slack equity award held by Ms. Yehoshua that remains outstanding and unvested as of the second anniversary of the closing of the mergers will fully accelerate on such second anniversary of the closing, subject to continued employment with Salesforce. The waiver letters also provide for the following: (i) the definition of “good reason” as it applies to the executive will no longer include a material diminution in the executive’s position, responsibilities, authority or duties as grounds for a resignation for good reason, (ii) Mr. Butterfield, Mr. Henderson and Ms. Yehoshua will not have the right to assert good reason under the terms of the Executive Severance Plan or any of executive’s equity award agreements with Slack as a result of any changes to executive’s position, responsibilities, authority or duties and (iii) the accelerated vesting of equity awards in connection with certain terminations of the executive’s employment will only apply to unvested awards held by the executive prior to the closing of the mergers. The waiver letters also provide that each executive will be eligible to participate in any Salesforce severance plan applicable to similarly situated employees of Salesforce once the Executive Severance Plan ceases to apply on the first anniversary of the closing of the mergers.

Treatment of Executive Officer and Director Equity Awards in the Mergers

Slack Restricted Stock Units and Slack Restricted Share Awards held by Non-Employee Directors

At the first effective time, each outstanding Slack RSU award and each Slack restricted share award that is held by a non-employee director of Slack will vest as of the first effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Slack common stock subject to such Slack RSU award or Slack restricted share award.

Slack Options, Slack Restricted Stock Units and Slack Restricted Share Awards held by Executive Officers

At the first effective time, each Slack option, Slack RSU award and Slack restricted share award that is outstanding immediately prior to the first effective time and held by an executive officer of Slack will be assumed at the first effective time and converted into an adjusted option, an adjusted RSU award or adjusted restricted share award in a manner that preserves the intrinsic value of the award as further described below in the section entitled “The Mergers—Treatment of Slack Equity Awards.” Under the Executive Severance Plan, each assumed option, adjusted RSU award and adjusted restricted share award will be subject to full vesting acceleration upon a termination of the executive officer’s employment by Salesforce without cause or by the executive for good reason prior to the first anniversary of the closing of the mergers as further described below under the section entitled “—Executive Severance Plan.” The Slack options, Slack RSU awards and Slack restricted share awards held by Messrs. Butterfield and Henderson and Ms. Yehoshua and assumed by Salesforce are subject to the modified and accelerated vesting terms provided in their waiver letters as described above under the section entitled “Waiver Letters with Salesforce.”

Quantification of Payments

For an estimate of the amounts that would be payable to each of Slack’s named executive officers on settlement of their assumed Slack equity awards, see the section entitled “ —Merger-Related Compensation—Golden Parachute Compensation” below. The estimated aggregate amount that would be payable to Slack’s three covered executive officers who are not named executive officers in settlement of their currently outstanding unvested options to purchase 385,446 shares of Slack common stock upon the first effective time of the first merger is $8,685,437, and the estimated aggregate amount that would be payable to Slack’s three covered executive officers who are not named executive officers in settlement of their 1,128,767 currently outstanding Slack RSUs upon the first effective time is $48,254,789. The estimated aggregate amount that would be payable to Slack’s seven non-employee directors in settlement of their 142,263 Slack RSUs that are currently outstanding is $6,081,743, and the estimated amount that would be payable to two of Slack’s non-employee directors in settlement of such directors’ 130,377 currently outstanding Slack restricted shares is $5,573,617. The amounts in this paragraph are determined using a per share price of Slack common stock of $42.75, the average closing price of a share of Slack Class A common stock over the first five business days following the first public announcement of the mergers.

Slack Amended and Restated Executive Severance Plan

Each of Slack’s executive officers participates in the Slack Amended and Restated Executive Severance Plan (which, as amended or modified from time to time, we refer to as the “Executive Severance Plan”) that provides for severance and accelerated vesting benefits in connection with certain terminations of employment. Under the Executive Severance Plan, if an executive’s employment with Slack is terminated by Slack without cause or the executive resigns for good reason, as each is defined in the Executive Severance Plan, then, in exchange for a release of claims, the executive would be entitled to receive (i) a lump sum cash payment equal to 6, or, in the case of Mr. Butterfield, 12 months’ of the executive’s base salary and (ii) a monthly cash payment over 6 or, in the case of Mr. Butterfield, 12 months in an amount equal to Slack’s monthly contribution towards healthcare coverage. In the event the termination or resignation occurs within the period beginning three months prior to a change in control, including the mergers, and ending 12 months after the change in control, then, in lieu of the foregoing benefits, the executive would be entitled to receive (i) a lump sum cash payment equal to 12 months’ of the executive’s base salary, (ii) a monthly cash payment over 12 months in an amount equal to Slack’s monthly contribution towards healthcare coverage, (iii) accelerated vesting of all equity awards held by the executive; provided, that any equity awards subject to performance conditions will be deemed satisfied at the higher of target levels specified in the applicable award agreements or actual achievement, and (iv) a lump sum cash amount equal to the executive’s annual target bonus, pro-rated through the date of termination or resignation. Payments under the Executive Severance Plan are subject to a clawback in the event that Slack determines that after an eligible participant’s date of termination that circumstances constituting cause existed at or prior to the eligible participant’s date of termination.

No Section 280G Golden Parachute Excise Tax Gross-Ups

Neither the Executive Severance Plan, nor any other Slack plan, policy, agreement or arrangement provides any employee, officer or director with the right to a tax “gross-up” payment in connection with any “golden parachute” or other tax liability triggered in connection with the mergers.

Annual Cash Bonus

Executive officers will remain eligible for an annual cash bonus under the Slack 2021 Discretionary Bonus Plan based on the achievement of pre-established performance criteria. Slack expects to adopt a fiscal year 2022 bonus program in early 2021 consistent with the 2021 Discretionary Bonus Plan. If the closing of the mergers occurs on or after July 31, 2021, a pro-rated portion of the fiscal year 2022 Discretionary Bonus Plan will be paid out to Slack executive officers, as well as all other employees, immediately prior to the closing of the mergers based on 100% of target. As of the date of this proxy statement/prospectus, Slack has not determined the 2021 annual bonus amount for any executive officer.

Merger-Related Compensation

This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for each of our named executive officers that is based on or otherwise relates to the mergers and that will or may become payable to the named executive officers at the completion of the mergers or on a qualifying termination of employment upon or following the consummation of the mergers. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules. The “golden parachute” compensation payable to these individuals is subject to a non-binding advisory vote of Slack stockholders. The “named executive officers” are the individuals listed as such in Slack’s most recent annual proxy statement.

The table below assumes that (i) the first effective time occurs on December 16, 2020; (ii) the employment of each named executive officer will be terminated immediately following the first effective time without cause or due to resignation for good reason entitling the named executive officer to receive severance payments and benefits under the Executive Severance Plan; (iii) the named executive officer’s base salary rate and annual target bonus remain unchanged from that in effect as of the date of this filing; (iv) the per share merger consideration is equal to $42.75; (v) no named executive officer receives any additional equity grants on or prior to the first effective time that will vest on or prior to the first effective time; and (vi) no named executive officer enters into a new agreement or is otherwise legally entitled to, prior to the first effective time, additional compensation or benefits.

Golden Parachute Compensation

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Total ($)
Stewart Butterfield	820,251	92,949,856	—	93,770,107
Allen Shim	620,120	21,150,293	—	22,029,213
Robert Frati	878,920	16,543,881	—	17,164,001

(1)

The amounts for each named executive officer represent the aggregate dollar value of severance payments that the executive would be entitled to receive upon a termination of employment by Slack without cause or due to resignation for good reason under the Executive Severance Plan within the period commencing three months prior to and ending 12 months following a change in control of Slack as described in the subsection entitled “—Interests of Slack Directors and Executive Officers in the Mergers—Slack Amended and Restated Executive Severance Plan” above.

(2)

Amounts represent the value of unvested equity awards held by each named executive officer that would be accelerated upon a termination of employment by Slack without cause or due to resignation for good reason under the Executive Severance Plan within the period commencing three months prior to and ending 12 months following a change in control of Slack.

The following table shows the number and estimated value of the unvested Slack options and Slack RSU awards held by the named executive officers:

	Number of Shares of Slack Common Stock underlying Unvested Options	Value of Unvested Slack Options	Number of Unvested Slack RSUs and Shares of Restricted Stock	Value of Unvested Slack RSUs and Restricted Stock	Total Value of Unvested Options, RSUs and Restricted Stock
Named Executive Officer	(#)	($)(A)	(#)	($)(B)	($)
Stewart Butterfield	697,471	12,861,365	1,873,415	80,088,491	92,949,856
Allen Shim	178,294	4,047,429	400,067	17,102,864	21,150,293
Robert Frati	244,809	5,624,590	255,422	10,919,291	16,543,881

(A)

The estimated value of the Slack options equals the aggregate merger consideration in respect of each share covered by such Slack option, less a number of shares having a value equal to the aggregate exercise price of such option.

(B)

The estimated value of Slack RSUs and Slack restricted stock equals the aggregate number of shares underlying the Slack RSUs or Slack restricted stock multiplied by $42.75, the average closing price per share of Slack Class A common stock over the first five business days following the first public announcement of the transaction.

Treatment of Slack Equity Awards

Consideration for Slack Options in the Mergers—Generally

At the first effective time, each Slack option that is held by an individual who is not an employee of Slack and that is outstanding and unexercised immediately prior to the first effective time will be cancelled and such holders will be entitled to receive the merger consideration in respect of the number of shares of Slack common stock covered by the Slack option, less a number of shares having a value equal to the total exercise price applicable to such option.

At the first effective time, all other Slack options that are outstanding and unexercised immediately prior to the first effective time of Slack will be assumed and automatically converted into an adjusted option to purchase a number of shares of Salesforce common stock determined by multiplying the number of shares of Slack common stock equal to the number of shares covered by the Slack option by the option/RSU conversion ratio, at a per share exercise price equal to the per share exercise price of the Slack option divided by the option/RSU conversion ratio. The adjusted option will otherwise be subject to the same terms and conditions as were applicable to the corresponding Slack option prior to the first effective time, including vesting terms.

Consideration for Slack Restricted Stock Units and Slack Restricted Share Awards in the Mergers—Generally

At the first effective time, each Slack RSU award and each Slack restricted share award that is outstanding immediately prior to the first effective time held by a non-employee director of Slack will vest as of the first effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Slack common stock subject to such Slack RSU award or Slack restricted share award.

At the first effective time, each Slack RSU award (other than any such award held by any current or former non-employee director) will be assumed and converted into an adjusted RSU award with respect to a number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Slack common stock subject to the Slack RSU award by the option/RSU conversion ratio. Each adjusted RSU award will be subject to the same terms and conditions as were applicable to the corresponding Slack RSU award prior to the first effective time, including vesting terms.

At the first effective time, each Slack restricted share award (other than any such award held by any current or former non-employee director) that is outstanding immediately prior to the first effective time will be assumed and converted into an adjusted restricted share award with respect to a number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Slack common stock subject to the Slack restricted share award by 0.1804; provided that the holder of a Slack restricted share award is entitled to cash in an amount equal to such fractional share multiplied by $260.50, rounded to the nearest cent. Each adjusted restricted share award will be subject to the same terms and conditions as were applicable to the corresponding Slack restricted share award prior to the first effective time, including vesting terms except that any applicable repurchase price per share of Salesforce common stock (rounded up to the nearest whole cent) will be determined by dividing the per share repurchase price of the Slack restricted share award by the restricted stock conversion ratio of 0.1804.

Slack Employee Stock Purchase Plan

Pursuant to the merger agreement, as soon as practicable following the date of the merger agreement, Slack shall take all actions with respect to the ESPP that are necessary to provide that: (i) with respect to the current ESPP offering period that ends on April 9, 2021, no Slack employee who is not a participant in the ESPP as of the date of the merger agreement may become a participant in the ESPP and no current participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the merger agreement for the current ESPP offering period; (ii) subject to the consummation of the mergers, the ESPP shall terminate effective immediately prior to the first effective time; (iii) if the first effective time occurs after April 9, 2021 (the end of the current ESPP offering period), then the ESPP shall be suspended and no new offering period shall be commenced under the ESPP prior to the termination of the merger agreement; and (iv) if the first effective time occurs before April 9, 2021 (the end of the current ESPP offering period), then the last day of the current ESPP offering period shall be accelerated to a date three business days prior to the closing date of the mergers.

Registration of Salesforce Common Stock

Pursuant to the merger agreement, as soon as reasonably practicable after the first effective time, Salesforce will file one or more appropriate registration statements with the SEC (on Form S-3 or Form S-8, or any successor or other appropriate forms) relating to the shares of Salesforce common stock issuable with respect to the adjusted options, adjusted RSU awards and adjusted restricted share awards. Salesforce will use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as any adjusted options, adjusted RSU awards and adjusted restricted share awards remain outstanding.

Indemnification and Insurance

For six years after the first effective time, Salesforce must, or must cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Slack or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce, the indemnified parties against any costs and expenses (including advancing attorneys’ fees and expenses) in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the first effective time, whether asserted or claimed prior to, at or after the first effective time, in connection with such person serving as an executive officer, director, employee or other fiduciary of Slack, any of its subsidiaries or any other person if such service was at the request or for the benefit of Slack or any of its subsidiaries.

In addition, for a period of six years following the first effective time, Salesforce is required to maintain in effect the provisions in the organizational documents of Slack and any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of executive officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the first effective time, Slack is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the first effective time with respect to matters arising at or prior to the first effective time, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Slack for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Slack may purchase as much coverage as reasonably practicable for such amount.

For additional information, see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification Insurance.”

Listing of Salesforce Shares; Delisting and Deregistration of Slack Common Stock

Salesforce will use its reasonable best efforts to cause the shares of Salesforce common stock to be issued in the first merger to be listed for trading on the NYSE, and following the first effective time, the parties will cooperate in taking, or causing to be taken, all actions necessary to delist the Class A common stock of Slack from the NYSE and deregister such shares under the Exchange Act, effectively terminating Slack’s obligations to file periodic reports with the SEC pursuant to the Exchange Act.

Accounting Treatment of the Mergers

Salesforce and Slack prepare their respective financial statements in accordance with GAAP. The accounting guidance for business combinations requires the use of the acquisition method of accounting for the mergers, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill. Salesforce will be treated as the acquirer for accounting purposes.

Treatment of Indebtedness

For a description of Salesforce’s and Slack’s existing indebtedness, see Salesforce’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2020, filed on December 4, 2020, and Slack’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2020, filed on December 3, 2020, each of which is incorporated by reference into this proxy statement/prospectus.

On January 26, 2021, Salesforce began soliciting consents, on behalf of Slack, from holders of Slack’s convertible notes to certain proposed amendments to the convertible notes indenture, which we refer to as the consent solicitation. The consent solicitation is being made upon the terms and subject to the conditions set forth in the consent solicitation statement, dated as of January 26, 2021, which we refer to as the consent solicitation statement. The primary purpose of the consent solicitation is to amend the convertible notes indenture to modify the merger covenant with respect to Slack’s convertible notes to remove the requirement that the successor in any merger of Slack with or into another person be a corporation and to make certain other conforming changes, which we refer to as the proposed amendments. Upon effectiveness of the proposed amendments, the merger covenant applicable to Slack’s convertible notes will not prohibit Slack from merging into Merger Sub II, with Merger Sub II continuing as the surviving company, in the second merger. The proposed amendments would not affect the other rights of holders of Slack’s convertible notes, including rights with respect to events or transactions that constitute a make-whole fundamental change (as defined in the convertible notes indenture).

The consent solicitation will expire at 5:00 p.m., New York City time, on February 1, 2021, unless Salesforce earlier terminates or extends it. Consummation of the consent solicitation, and the effectiveness of the supplemental indenture implementing the proposed amendments, is conditioned on receipt of valid consents from holders of Slack’s convertible notes in respect of at least a majority of the aggregate principal amount of such notes (determined in accordance with the convertible notes indenture) and the satisfaction or waiver of certain other closing conditions described in the consent solicitation statement. If the consent solicitation is consummated, the proposed amendments will become operative upon the closing of the first merger and the payment of a consent fee in accordance with the consent solicitation statement. There can be no assurance that the consent solicitation will be consummated or that the proposed amendments will become operative.

For more details on the treatment of Slack’s existing indebtedness under the merger agreement, see the section entitled “The Merger Agreement—Treatment of Indebtedness.” The terms and timing of any offers to purchase and/or any other convertible note consent solicitations (as defined in the section entitled “The Merger Agreement—Treatment of Indebtedness”) discussed in this proxy statement/prospectus have not been determined as of the date of this proxy statement/prospectus.

This proxy statement/prospectus does not constitute an offer to sell or the solicitation of an offer to buy any debt securities of Salesforce or Slack. It does not constitute a prospectus or prospectus equivalent document for any such securities. No offering of any debt securities of Salesforce shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act or an exemption therefrom.

Financing of the Mergers

Salesforce anticipates that the funds needed to complete the transactions contemplated by the merger agreement will be derived from a combination of (i) available cash on hand and (ii) third party debt financing.

In connection with its entry into the merger agreement, Salesforce obtained a commitment from Citigroup Global Markets Inc., Bank of America, N.A., JPMorgan Chase Bank, N.A. and certain other financial institutions for a 364-day senior unsecured bridge loan facility, which we refer to as the “bridge loan facility”. The original commitments in respect of the bridge loan facility were $10.0 billion, but were reduced to $7.0 billion on December 23, 2020 following Salesforce’s entry into the term loan agreement referred to below. The availability of the bridge loan facility is conditioned on the consummation of the acquisition of Slack in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions. Salesforce expects to replace the remaining commitments in respect of the bridge loan facility prior to the consummation of the mergers with the proceeds of the issuance of one or more series of senior unsecured debt securities and/or other incurrences of indebtedness (or commitments in respect thereof).

On December 23, 2020, Salesforce entered into a $3.0 billion three-year senior unsecured term loan agreement to finance a portion of the cash consideration payable by Salesforce in connection with the mergers, the repayment of certain debt of Slack and to pay fees, costs and expenses related thereto. The availability of the term loan facility is conditioned on the consummation of the acquisition of Slack in accordance with the terms of the merger agreement (subject to certain exceptions and qualifications) and certain other conditions.

Salesforce’s obligation to complete the mergers is not conditioned upon the receipt of any financing.

Tax Treatment of the Mergers

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that each of Salesforce and Slack receives an opinion from its respective counsel dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP has delivered an opinion to Salesforce and Slack, respectively, to the same effect as the opinions described in the preceding sentence. Each of the foregoing opinions of counsel is or will be based on, among other things, certain factual representations made by Salesforce and Slack and certain assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

Litigation Relating to the Mergers

Between December 28, 2020 and January 25, 2021, (i) five lawsuits were filed by purported Slack stockholders in the United States District Court for the Northern District of California, captioned Wang v. Slack Technologies, Inc., et al. (Case No. 3:20-cv-09369), filed on December 28, 2020, Lowinger v. Slack Technologies, Inc., et al. (Case No. 3:21-cv-00117), filed on January 7, 2021, Estrada v. Slack Technologies, Inc., et al. (Case No. 3:21-cv-00180), filed on January 8, 2021, Bushansky v. Slack Technologies, Inc., et al. (Case No. 3:21-cv-00488), filed on January 20, 2021, and Katz v. Slack Technologies, Inc., et al. (Case No. 3:21-cv-00555), filed on January 23, 2021, and (ii) six lawsuits were filed by purported Slack stockholders in the United States District Court for the Southern District of New York, captioned Vazirani v. Slack Technologies, Inc., et. al. (Case No. 1:21-cv-00089), filed on January 5, 2021, Fonseca v. Slack Technologies, Inc., et al., filed on January 6, 2021 (Case No. 1:21-cv-00105), Gillespie v. Slack Technologies, Inc., et al. (Case No. 1:21-cv-00115), filed on January 6, 2021, Pearson v. Slack Technologies, Inc., et al. (Case No. 1:21-cv-00335), filed on January 14, 2021, Hodges v. Slack Technologies, Inc., et al. (Case No. 1:21-cv-00551), filed January 21, 2021, and Suhovsky v. Slack Technologies, Inc., et al. (Case No. 1:21-cv-00592), filed January 22, 2021. The Estrada and Katz actions assert claims on behalf of a purported class of Slack stockholders, while the other actions assert claims individually. The complaints name as defendants Slack, the members of the Slack board, and, with respect to Gillespie, Estrada and Pearson, Salesforce, Merger Sub I and Merger Sub II. The complaints allege, among other things, that the defendants caused a materially incomplete and misleading proxy statement relating to the proposed mergers to be filed with the SEC in violation of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. The Fonseca, Estrada, and Hodges complaints also allege that Slack’s board of directors breached their fiduciary duties in connection with the mergers. The Estrada complaint further alleges that Slack, Salesforce, Merger Sub I, and Merger Sub II aided and abetted the breaches of fiduciary duty by

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Slack’s directors. The complaints seek, among other things, injunctive relief, including enjoining defendants from proceeding with or consummating the mergers and directing defendants to commence a sale process reasonably designed to secure the best possible consideration, rescinding the mergers in the event consummated (or awarding rescissory damages), declaratory relief, unspecified monetary damages, and an award of attorneys’ and experts’ fees.

Each of Salesforce and Slack believes that the claims asserted in the lawsuits are without merit and intends to defend vigorously against all claims asserted. Additional lawsuits arising out of or relating to the merger agreement and the mergers may be filed in the future. If additional similar complaints are filed, absent new or different allegations that are material, neither Salesforce nor Slack will necessarily announce such additional filings.

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THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement entered into by Salesforce, Merger Sub I, Merger Sub II and Slack, a copy of which is attached hereto as Annex A and is incorporated by reference herein in its entirety. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. You are encouraged to read the merger agreement carefully and in its entirety because it is the legal document that governs the mergers. The description of the merger agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the merger agreement. The legal rights and obligations of the parties are governed by the specific language of the merger agreement and not this summary.

The Mergers

The merger agreement provides for two mergers: (a) Merger Sub I will be merged with and into Slack, with Slack continuing as the surviving corporation in the first merger and as a wholly owned subsidiary of Salesforce and (b) immediately following the first merger, Slack, as the surviving corporation in the first merger, will be merged with and into either: (i) if a revised structure notice (as defined below) has not been delivered by Salesforce before the closing, Merger Sub II, with Merger Sub II continuing as a wholly owned subsidiary of Salesforce, or (ii) if a revised structure notice has been delivered by Salesforce before the closing, Salesforce, with Salesforce surviving the second merger.

Pursuant to the merger agreement, Salesforce may elect the alternative transaction structure (as defined below) upon written notice to Slack (which we refer to as a “revised structure notice”) in the event that 10 business days before the closing, Salesforce and the trustee under the convertible notes indenture have not each executed a supplemental indenture to the convertible notes indenture amending the terms thereof to permit the consummation of the second merger with Merger Sub II at the second effective time without giving rise to a breach of, or any default under, any provision of the convertible notes indenture. Upon delivery of the revised structure notice, the structure of the second merger will be modified to consist of Slack, as the surviving company in the first merger, merging with and into Salesforce, with Salesforce continuing as the surviving company.

Completion and Effectiveness of the Mergers

Under the merger agreement, the closing of the mergers will take place virtually by exchange of documents and signatures at 4:00 a.m., Pacific Time, on the fifth business day after the satisfaction or, to the extent permitted by applicable law, waiver of the last of the conditions (other than any such conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the closing), unless another date or place is agreed to in writing by Salesforce and Slack. The merger agreement provides that in the event the closing would occur prior to March 15, 2021, Salesforce may elect to delay the closing, upon written notice delivered to Slack no later than three business days prior to the date on which the closing would have otherwise occurred and subject to certain conditions, until 4:00 a.m., Pacific Time, on March 15, 2021 (or on a date after the original closing date and prior to March 15, 2021, if Salesforce elects such other date by written notice delivered to Slack no later than two business days prior to such date). For more information on the conditions to the mergers, please see the section entitled “—Conditions to the Mergers.” We refer to the date on which the completion of the mergers occurs as the “closing date.”

On the closing date, the parties will cause a certificate of merger with respect to the first merger and a certificate of merger with respect to the second merger to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL and the Delaware Limited Liability Company Act (which we refer to as the “DLLCA”), as applicable, and make any other filings, recordings or publications required to be made under the DGCL and DLLCA, as applicable, in connection with the mergers. The first merger will become effective at such time as the first certificate of merger is duly filed with the Secretary of State of the State of

Delaware or at such other time as specified in the first certificate of merger. At the first effective time, all of the property, rights, privileges, immunities, powers and franchises of Slack and Merger Sub I will vest in Slack as the first surviving corporation, and all of the liabilities, obligations and duties of Slack and Merger Sub I will become liabilities, obligations and duties of Slack as the first surviving corporation. The second merger will become effective at such time as the second certificate of merger is duly filed with the Secretary of State of the State of Delaware or at such other time as specified in the second certificate of merger. We refer to the time at which such second merger becomes effective as the “second effective time.” At the second effective time, all of the property, rights, privileges, immunities, powers and franchises of Slack and Merger Sub II or Salesforce, as applicable, will vest in Merger Sub II or Salesforce, as applicable, as the surviving company, and all of the liabilities, obligations and duties of Slack and Merger Sub II or Salesforce, as applicable, will become liabilities, obligations and duties of Merger Sub II or Salesforce, as applicable, as the surviving company.

Merger Consideration

At the first effective time, by virtue of the first merger and without any action on the part of the holder thereof:

•

each share of Slack common stock issued and outstanding immediately prior to the first effective time (other than any shares of Slack common stock as to which dissenters’ rights have been properly perfected (which we refer to as “dissenting shares”), cancelled shares (as defined below) or shares covered by Slack restricted share awards) will be automatically cancelled and converted into the right to receive the merger consideration, consisting of (a) 0.0776 shares of Salesforce common stock, with cash in lieu of any fractional shares of Salesforce common stock, and (b) the right to receive $26.79 in cash, without interest;

•

each share of Slack common stock issued and outstanding immediately prior to the first effective time that is owned or held in treasury by Slack or is owned by Salesforce or any direct or indirect wholly owned subsidiary of Salesforce or Slack will be cancelled without any consideration delivered in exchange therefor (which we refer to as the “cancelled shares”); and

•

each share of common stock of Merger Sub I issued and outstanding immediately prior to the first effective time will automatically be converted into and become one validly issued, fully paid and nonassessable common share, par value $0.0001, of the surviving corporation (which we refer to as the “surviving corporation stock”).

Notwithstanding the above, if the percentage of aggregate Salesforce common stock consideration, disregarding any factional shares in respect of which cash is paid, to be delivered to the holders of Slack common stock is less than 41% of the aggregate merger consideration for U.S. federal income tax purposes, then the amount of cash otherwise payable to the holders of Slack common stock under the merger agreement (other than to holders of dissenting shares), equal to the amount of cash that would be necessary to cause such percentage to equal 41%, shall instead by payable to such holders in an equivalent amount of Salesforce common stock (with each share of Salesforce common stock valued for purposes of this paragraph at $260.50).

All such shares of Slack common stock, when so converted, will cease to be outstanding and will automatically be cancelled and cease to exist. Each holder of a share of Slack common stock that was outstanding immediately prior to the first effective time (excluding any dissenting shares, cancelled shares or shares covered by Slack restricted share awards) will cease to have any rights with respect thereto, except the right to receive the merger consideration to which such holder is entitled by virtue of the first merger and any dividends or other distributions payable to such holder with respect to such shares upon such surrender.

At the second effective time, by virtue of the second merger and without any action on the part of the holder thereof, (a) each share of surviving corporation stock issued and outstanding immediately prior to the second effective time will be automatically cancelled and (b) each limited liability company interest of Merger Sub II issued and outstanding prior to the second effective time will remain outstanding as a limited liability company interest of the surviving company, except that, in the event Salesforce has delivered the revised structure notice to Slack, each share of Salesforce common stock issued and outstanding immediately prior to the second effective time shall remain outstanding as a share of common stock of the surviving company.

Fractional Shares

Salesforce will not issue fractional shares of Salesforce common stock in the first merger. Instead, each holder of Slack common stock who otherwise would be entitled to receive fractional shares of Salesforce common stock (after aggregating all shares of such holder) will be entitled to an amount in cash, without interest, equal to such fraction of a share of Salesforce common stock multiplied by $260.50, rounded to the nearest whole cent.

Exchange of Slack Common Stock for the Merger Consideration

Salesforce anticipates retaining Computershare Trust Company, N.A., as the depositary and exchange agent for the first merger to handle the exchange of Slack common stock for the merger consideration.

Book-Entry Shares

No holder of book-entry shares of Slack common stock will be required to deliver a certificate or letter of transmittal or surrender such book-entry shares of Slack common stock to the exchange agent to receive the merger consideration. In lieu thereof, each book-entry share of Slack common stock will automatically upon the first effective time be entitled to receive, and Salesforce will cause the exchange agent to pay and deliver in exchange therefor as promptly as reasonably practicable after the first effective time (and in any event within five business days following the first effective time), the merger consideration (including cash in lieu of any fractional shares of Salesforce common stock), and the payment of any dividends or other distributions, without interest, which prior to proper exchange of such shares of Slack common stock had become payable with respect to the shares of Salesforce common stock issuable as merger consideration in respect of such shares of Slack common stock.

No Interest

No interest will be paid or will accrue on any portion of the merger consideration payable in respect of any Slack share.

Termination of Rights

At the first effective time, the stock transfer books of Slack will be closed immediately, and there will be no further registration of transfers on the stock transfer books of Slack of the shares of Slack common stock that were outstanding immediately prior to the first effective time. After the first effective time, each share of Slack common stock that has not been surrendered will represent only the right to receive, upon such surrender, the merger consideration to which such holder is entitled by virtue of the first merger and any dividends or other distributions payable to such holder with respect to such shares upon such surrender.

Treatment of Slack Equity Awards

Consideration for Slack Options in the Mergers—Generally

At the first effective time, each Slack option that is held by an individual who is not an employee of Slack and that is outstanding and unexercised immediately prior to the first effective time will be cancelled and such holders will be entitled to receive the merger consideration in respect of the number of shares of Slack common stock covered by the Slack option, less a number of shares having a value equal to the total exercise price applicable to such option.

At the first effective time, all other Slack options that are outstanding and unexercised immediately prior to the first effective time of Slack will be assumed and automatically converted into an adjusted option to purchase a number of shares of Salesforce common stock determined by multiplying the number of shares of Slack common stock equal to the number of shares covered by the Slack option by the option/RSU conversion ratio, at a per share exercise price equal to the per share exercise price of the Slack option divided by the option/RSU conversion ratio. The adjusted option will otherwise be subject to the same terms and conditions as were applicable to the corresponding Slack option prior to the first effective time, including vesting terms.

Consideration for Slack Restricted Stock Units and Slack Restricted Share Awards in the Mergers—Generally

At the first effective time, each Slack RSU award and each Slack restricted share award that is outstanding immediately prior to the first effective time held by a non-employee director of Slack will vest as of the first effective time and will be cancelled and converted into the right to receive the merger consideration in respect of each share of Slack common stock subject to such Slack RSU award or Slack restricted share award.

At the first effective time, each Slack RSU award (other than any such award held by any current or former non-employee director) will be assumed and converted into an adjusted RSU award with respect to a number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Slack common stock subject to the Slack RSU award by the option/RSU conversion ratio. Each adjusted RSU award will be subject to the same terms and conditions as were applicable to the corresponding Slack RSU award prior to the first effective time, including vesting terms.

At the first effective time, each Slack restricted share award (other than any such award held by any current or former non-employee director) that is outstanding immediately prior to the first effective time will be assumed and converted into an adjusted restricted share award with respect to a number of shares of Salesforce common stock (rounded down to the nearest whole share) determined by multiplying the number of shares of Slack common stock subject to the Slack restricted share award by 0.1804; provided that the holder of a Slack restricted share award is entitled to cash in an amount equal to such fractional share multiplied by $260.50, rounded to the nearest cent. Each adjusted restricted share award will be subject to the same terms and conditions as were applicable to the corresponding Slack restricted share award prior to the first effective time, including vesting terms except that any applicable repurchase price per share of Salesforce common stock (rounded up to the nearest whole cent) will be determined by dividing the per share repurchase price of the Slack restricted share award by the restricted stock conversion ratio of 0.1804.

Slack Employee Stock Purchase Plan

Pursuant to the merger agreement, as soon as practicable following the date of the merger agreement, Slack shall take all actions with respect to the ESPP that are necessary to provide that: (a) with respect to the current ESPP offering period that ends on April 9, 2021, no Slack employee who is not a participant in the ESPP as of the date of the merger agreement may become a participant in the ESPP and no current participant may increase the percentage amount of such participant’s payroll deduction election from that in effect on the date of the merger agreement for the current ESPP offering period; (b) subject to the consummation of the mergers, the ESPP shall terminate effective immediately prior to the first effective time; (c) if the first effective time occurs after April 9, 2021 (the end of the current ESPP offering period), then the ESPP shall be suspended and no new offering period shall be commenced under the ESPP prior to the termination of the merger agreement; and (d) if the first effective time occurs before April 9, 2021 (the end of the current ESPP offering period), then the last day of the current ESPP offering period shall be accelerated to a date three business days prior to the closing date of the mergers.

Registration of Salesforce Common Stock

Pursuant to the merger agreement, at or as soon as reasonably practicable after the first effective time, Salesforce will file a registration statement with the SEC on Form S-8, or any successor form, to the extent such form is available, relating to the shares of Salesforce common stock issuable with respect to the adjusted options, adjusted restricted share awards and adjusted RSU awards. Salesforce will use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for as long as any adjusted options, adjusted restricted share awards and adjusted RSU awards remain outstanding.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Slack with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	requisite stockholder approval;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC reports and filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events;

•	compliance with laws and permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation, orders;

•	intellectual property;

•	privacy and data protection;

•	real property, assets;

•	material contracts;

•	environmental matters;

•	customers, suppliers, resellers, government entities;

•	insurance;

•	information supplied for SEC filings;

•	opinion of financial advisor;

•	takeover statutes;

•	related party transactions; and

•	finders and brokers.

The merger agreement also contains customary representations and warranties of Salesforce, Merger Sub I and Merger Sub II, including with respect to:

•	organization and qualification;

•	subsidiaries;

•	capitalization;

•	corporate authority relative to the merger agreement;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	SEC reports and filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of changes or events;

•	compliance with laws and permits;

•	litigation, orders;

•	information supplied for SEC filings;

•	sufficient funds and valid issuance of Salesforce common stock in the merger;

•	finders and brokers;

•	no Slack common stock ownership;

•	activity of Merger Sub I and Merger Sub II; and

•	tax matters.

Certain representations and warranties contained in the merger agreement are qualified by “material adverse effect,” as described below. The representations and warranties contained in the merger agreement will expire at the first effective time. The representations, warranties and covenants made by Slack in the merger agreement are qualified by information contained in Slack’s confidential disclosure letter delivered to Salesforce in connection with the execution of the merger agreement and by filings that Slack has made with the SEC since June 3, 2019 and publicly available before December 1, 2020 (the date of the merger agreement). The representations, warranties and covenants made by Salesforce, Merger Sub I and Merger Sub II in the merger agreement are qualified by information contained in Salesforce’s confidential disclosure letter delivered to Slack in connection with the execution of the merger agreement and by filings that Salesforce has made with the SEC since February 1, 2019 and publicly available before December 1, 2020 (the date of the merger agreement). The representations, warranties and covenants of each party in the merger agreement were made only for the purposes of, and were and are solely for the benefit of the parties to, the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosure letters made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to holders of Slack common stock. Accordingly, the representations and warranties may not describe the actual state of affairs as of December 1, 2020 (the date of the merger agreement), or at any other time, and holders of Slack common stock should not rely on them as statements of fact. These confidential disclosure letters contain information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the merger agreement. Holders of Slack common stock are not third-party beneficiaries of these representations, warranties and covenants under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Slack or any of its affiliates or of Salesforce or any of its affiliates.

Material Adverse Effect

A “material adverse effect” with respect to Salesforce or Slack means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of such party and its subsidiaries, taken as a whole, except that no such change, effect, development, circumstance, condition, state of facts, event or occurrence to the extent resulting or arising from any of the following will be deemed to constitute a material adverse effect or will be taken into account when determining whether a material adverse effect exists or has occurred:

(a)	any changes in U.S., regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions;

(b)	any changes in conditions in the business collaboration technology industry;

(c)	any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world;

(d)	any changes after December 1, 2020 (the date of the merger agreement) in GAAP or the interpretation thereof;

(e)	any changes after December 1, 2020 (the date of the merger agreement) in applicable law or the interpretation thereof;

(f)

any failure by such party to meet any internal or published projections, estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by such party to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account);

(g)

any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of December 1, 2020 (the date of the merger agreement);

(h)

the execution and delivery of the merger agreement, the identity of Salesforce, Slack or any of their subsidiaries, as applicable, the pendency or consummation of the merger agreement, the transactions contemplated by the merger agreement, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, including any litigation arising out of or relating to the merger agreement or the transactions contemplated by the merger agreement, in each case, only to the extent resulting from the execution and delivery of the merger agreement, the identity of Salesforce, Slack or any of their subsidiaries, as applicable, the pendency or consummation of the merger agreement, the transactions contemplated by the merger agreement, or the public announcement of the merger agreement or the transactions contemplated by the merger agreement, as applicable (except that this clause (h) will not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of the merger agreement, the pendency or consummation of the transactions contemplated by the merger agreement); and

(i)

any action or failure to take any action which action or failure to act is requested in writing by the other party or otherwise expressly required by the terms of the merger agreement (other than pursuant to Slack’s covenant to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business until the earlier of the first effective time or the date (if any) the merger agreement is terminated); provided that, with respect to the exceptions in clauses (a), (b), (c), (d), (e) and (g), if such change, effect, development, circumstance, condition, state of facts, event or occurrence has had a disproportionate adverse effect on such party relative to other companies operating in the business collaboration technology industry, then only the incremental disproportionate adverse effect of such change, effect, development, circumstance, condition, state of facts, event or occurrence will be taken into account for the purpose of determining whether a “material adverse effect” exists or has occurred.

Conduct of Business Before Completion of the Mergers

Restrictions on Slack’s Operations

The merger agreement provides for certain restrictions on Slack’s and its subsidiaries’ activities until the earlier of the first effective time or the date (if any) the merger agreement is terminated. In general, except as specifically permitted, set forth in Slack’s confidential disclosure letter, or required by the merger agreement, as required by applicable law or as consented to in writing by Salesforce, subject to specified exceptions set forth in the merger agreement, Slack and each of its subsidiaries is required to use reasonable best efforts to conduct its business in all material respects in the ordinary course of business and use reasonable best efforts to (a) preserve intact its and their present business organizations, goodwill and ongoing business, (b) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (c) preserve its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, governmental entities, employees and other persons with whom it and they have material business relations. In addition, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Salesforce (which, in certain specified cases, may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Slack must not and must cause each of its subsidiaries not to, directly or indirectly:

•	amend, modify, waive, rescind, change or otherwise restate Slack’s or any of its subsidiaries’ certificate of incorporation, bylaws or equivalent organizational documents;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of Slack or any of its subsidiaries) (other than dividends or distributions made by any wholly owned subsidiary of Slack to Slack or any wholly owned subsidiary of Slack);

•

enter into any agreement or arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

•

split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (a) the acceptance of shares of Slack common stock as payment of the exercise price of Slack options or for withholding taxes in respect of Slack equity awards or (b) any such transaction involving only wholly owned subsidiaries of Slack;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in Slack or any of its subsidiaries or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units;

•

take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Slack equity award under any existing Slack equity plan (except as otherwise provided by the express terms of any Slack equity award), other than (a) issuances of Slack common stock in respect of any exercise of Slack options outstanding on the date of the merger agreement or the vesting or settlement of Slack equity awards outstanding on the date of the merger agreement, in all cases in accordance with their respective terms as of the date of the merger agreement, (b) issuances of Slack common stock in respect of any awards outstanding under the ESPP in respect of the current ESPP offering periods, (c) sales of shares of Slack common stock pursuant to the exercise of Slack options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Slack equity awards in order to satisfy tax withholding obligations or (d) transactions solely between Slack and its wholly owned subsidiaries or between such wholly owned subsidiaries;

•

except as required by any Slack benefit plan in existence as of the date of the merger agreement and set forth in Slack’s confidential disclosure letter, (a) increase the compensation or benefits payable or to become payable to any Slack director, executive officer or employee; (b) grant to any Slack director, executive officer or employee any increase in severance or termination pay; (c) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of Slack’s directors, executive officers or employees; (d) enter into any employment, severance or retention agreement (excluding offer letters that do not provide for severance or change-in-control benefits) with any of Slack’s directors, executive officers or employees; (e) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Slack benefit plan, except for certain exceptions described in the merger agreement; (f) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Slack benefit plan; (g) terminate the employment of any Slack employee at the level of senior vice president or above, other than for cause; (h) hire any new Slack employees, except for non-officer employees at the level of vice president or below; (i) provide any funding for any rabbi trust or similar arrangement; (j) enter into a contract or relationship with a professional employer organization; or (k) form or otherwise establish any employing entity in any country that does not currently have an employing entity;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (a) transactions solely between Slack and its wholly owned subsidiaries or between such wholly owned subsidiaries, (b) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (c) transactions involving an amount up to $50 million cash consideration in the aggregate, in each case, that (x) does not included any “earnout,” deferred or contingent payment obligations or any other future obligation to pay and (y) would not reasonably be expected to materially delay, impede or prevent the consummation of the transactions on or before the outside date (with such term as described under “—Termination of the Merger Agreement”);

•

liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of Slack and/or its subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

•

make any loans, advances or capital contributions to, or investments in, any other person, except for (a) loans solely among Slack and its wholly owned subsidiaries or solely among Slack’s wholly owned subsidiaries, (b) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or (c) loans, advances, capital contributions or investments in entities not listed on a national securities exchange of up to $15 million cash consideration in the aggregate (so long as such loans, advances, capital contributions or investments are non-controlling minority interests of less than 10% of the total outstanding capital stock of such person and do not involve any board seat or other indicia of control);

•

sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any lien (other than certain permitted liens), any of its material properties, rights or assets (including shares of Slack or its subsidiaries), except (a) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (b) nonexclusive licenses of Slack’s intellectual property or products entered into in the ordinary course of business consistent with past practice with customers and resellers, and (c) pursuant to transactions solely among Slack and its wholly owned subsidiaries or solely among such wholly owned subsidiaries;

•	terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by Slack or any of its subsidiaries of any open source software;

•

enter into or become bound by, or amend, modify, terminate or waive any contract related to the acquisition or disposition or grant of any license with respect to material intellectual property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any of Slack’s material intellectual property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (a) nonexclusive licenses of (x) Slack’s intellectual property (other than patents on a stand-alone basis) or (y) Slack products, in each case entered into in the ordinary course of business consistent with past practice and (b) distribution rights for Slack products made or entered into in the ordinary course of business consistent with past practice;

•

(a) enter into certain specified types of material contracts or any other material contract outside of the ordinary course of business consistent with past practice, (b) materially modify, materially amend, extend or terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any material contract, or, other than in the ordinary course of business consistent with past practice, waive, release or assign any rights or claims thereunder, or (c) materially modify or amend or terminate, or waive or release or assign any rights under, any material government bid or submit any new government contract bid that would have been a material government bid if submitted prior to the date of the merger agreement;

•

except in accordance with Slack’s capital budget provided to Salesforce before the date of the merger agreement, make any capital expenditure, enter into agreements or arrangements providing for any capital expenditure or otherwise commit to do so;

•

commence, waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding other than the compromise or settlement of any claim, litigation or proceeding that is not brought by governmental entities and that (a) is for an amount not to exceed, for any such compromise or settlement individually $1,000,000 or in the aggregate, $2,000,000, (b) does not impose any injunctive relief on Slack or its subsidiaries and does not involve the admission of wrongdoing by Slack, any of its subsidiaries or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Salesforce or any of its subsidiaries and (c) does not provide for the license of any intellectual property or the termination, modification or amendment of any license of Slack intellectual property;

•

make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable law;

•	amend or modify in any material respect any privacy statement of Slack or any of its subsidiaries;

•

make, change or revoke any material tax election, adopt or change any tax accounting period or material method of tax accounting, amend any material tax return, file any material tax return that is materially inconsistent with a previously filed tax return of the same type for a prior taxable period (taking into account any amendments prior to the date of the merger agreement), settle or compromise any material liability for taxes or any tax audit, claim or other proceeding relating to a material amount of taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. law), surrender any right to claim a material refund of taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes;

•

take any action, or knowingly fail to take any action, which action or failure to act would or would be reasonably expected to prevent or impede the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for the incurrence and repayment of any indebtedness solely among Slack and its wholly owned subsidiaries or solely among such wholly owned subsidiaries;

•	enter into any transactions or contracts with any affiliate or other person that would be required to be disclosed by Slack under Item 404 of Regulation S-K of the SEC;

•

fail to use commercially reasonable efforts to maintain Slack’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of Slack and its subsidiaries;

•

(a) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (b) materially modify or amend or exercise any right to renew any Slack lease, or waive any material term or condition thereof or grant any material consents thereunder, (c) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by Slack, or any interest therein or part thereof, (d) knowingly commit any waste or nuisance on any such property or (e) make any material changes in the construction or condition of any such property, in each case of (b) through (e), other than in the ordinary course of business consistent with past practice;

•	other than the Slack special meeting, convene any special meeting (or any adjournment or postponement thereof) of the holders of Slack common stock;

•	terminate or modify or waive in any material respect any right under any material permit;

•	adopt or otherwise implement any stockholder rights plan, “poison pill” or other comparable agreement;

•

amend, modify, supplement or terminate the convertible notes indenture or certain capped call confirmations or take any action that would result in a change to the conversion rate (as defined in the convertible notes indenture as in effect on December 1, 2020) or the applicable percentage, option entitlement, strike price or cap price (each as defined in the applicable capped call confirmations as in effect on December 1, 2020) from that set forth in the merger agreement;

•

take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date;

•

to the extent within Slack’s or any of its subsidiaries’ control, take any action to cause, or that would result in, the conversion of Class B common stock of Slack into Class A common stock of Slack; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Restrictions on Salesforce’s Operations

The merger agreement provides for certain restrictions on Salesforce’s and its subsidiaries’ activities until the earlier of the first effective time or the date (if any) on which the merger agreement is terminated. In general, except as specifically permitted or required by the merger agreement, as required by applicable law or as consented to in writing by Slack (which consent may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement, Salesforce must not and must cause its subsidiaries not to, directly or indirectly:

•

amend, modify, waive, rescind, change or otherwise restate the organizational documents of Salesforce (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the holders of Slack common stock, or adversely affect the holders of Slack common stock relative to other holders of Salesforce common stock;

•

authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Salesforce or any of its subsidiaries), except dividends and distributions paid or made in the ordinary course of business consistent with past practice by Salesforce or its subsidiaries to Salesforce or any other wholly owned subsidiary of Salesforce;

•

split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, except for any such transaction involving only wholly owned subsidiaries of Salesforce and any transaction that would require an adjustment to the merger consideration and for which the proper adjustment is made;

•	liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Salesforce, Merger Sub I or Merger Sub II;

•

acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any person (or any business or division thereof) that (a) would require (i) the filing by Salesforce or any of its subsidiaries of a Notification and Report Form pursuant to the HSR Act with respect to such acquisition or (ii) any pre-closing approvals, consents, waivers or clearances under certain specified antitrust and foreign investment laws with respect to such acquisition and (b) would reasonably be expected to prevent (i) any waiting period (or extensions thereof) applicable to the transactions contemplated by the merger agreement under the HSR Act from expiring or terminating prior to the outside date or (ii) Salesforce, Merger Sub I or Merger Sub II from obtaining, prior to the outside date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the transactions contemplated by the merger agreement under certain specified antitrust and foreign investment laws;

•

take any action, or knowingly fail to take any action, which action or failure to act would, or would be reasonably expected to prevent or impede the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the transactions contemplated by the merger agreement on or before the outside date; or

•	agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Slack Special Meeting and Board Recommendation

The merger agreement requires Slack to (a) as promptly as practicable following effectiveness of the registration statement of which this proxy statement/prospectus forms a part, duly call, set a record date for, give notice of, convene (in any event on a date within 45 days of the effectiveness of this registration statement, subject to adjournment or postponement) and hold a meeting of its stockholders for the purpose of seeking the Slack stockholder approval, (b) submit the merger proposal to its stockholders at such meeting and (c) not submit any other proposal in connection with such meeting (other than the merger-related compensation proposal and the adjournment proposal) without the prior written consent of Salesforce. Slack is only entitled to adjourn or postpone the special meeting without Salesforce’s consent (x) after consultation with Salesforce, if adjournment or postponement is required by law to ensure any supplement or amendment to this proxy statement/prospectus or the registration statement is provided to stockholders within a reasonable amount of time in advance of the special meeting, or (y) if there are not sufficient votes at such meeting to constitute a quorum or to obtain approval of the merger proposal (to allow additional time for solicitation of proxies), subject to certain limits on the number and length of such adjournments or postponements. In addition, Salesforce has the right to require Slack to effect one adjournment or postponement for a period up to 10 business days each under the circumstances described in the foregoing clause (y) so long as no resulting change in the record date would be required.

Slack will use its reasonable best efforts to (A) solicit from the Slack stockholders proxies in favor of the adoption of the merger agreement and approval of the transactions contemplated by the merger agreement and (B) take all other action necessary or advisable to secure the Slack stockholder approval, including, unless the Slack board has validly made a change of recommendation in accordance with the terms of the merger agreement, communicating the Slack board recommendation and include the Slack board recommendation in this proxy statement/prospectus.

Even if an adverse recommendation change has been made pursuant to the terms of the merger agreement, unless the merger agreement has been terminated in accordance with its terms, the Slack special meeting will be convened and the merger agreement will be submitted to the Slack stockholders for approval at the Slack special meeting, and the obligations of the parties under the merger agreement will continue in full force and effect and will not be affected by the commencement, public proposal, public disclosure or communication to Slack of any acquisition proposal, as defined below under the section entitled “—No Solicitation of Other Offers by Slack.”

No Solicitation of Other Offers by Slack

Under the terms of the merger agreement, subject to certain exceptions described below, Slack has agreed that, from December 1, 2020 (the date of the merger agreement) until the earlier of the first effective time or the date (if any) on which the merger agreement is terminated, Slack will not and will cause its subsidiaries, and its and their respective officers and directors not to, and Slack will use reasonable best efforts to cause its and its subsidiaries’ other representatives not to, directly or indirectly:

(a)

solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer, which constitutes or would reasonably be expected to lead to an acquisition proposal (as defined below);

(b)	participate in any negotiations regarding, or furnish to any person any information relating to Slack or any of its subsidiaries in connection with, an actual or potential acquisition proposal;

(c)	adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any acquisition proposal;

(d)

withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, the Slack board recommendation, or resolve or agree to take any such action;

(e)

if an acquisition proposal has been publicly disclosed, fail to publicly recommend against any such acquisition proposal within 10 business days after the public disclosure of such acquisition proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Salesforce, such rejection of such acquisition proposal) and reaffirm the Slack board’s recommendation that Slack stockholders approve the transactions contemplated by the merger agreement, including the first merger, and adopt the merger agreement within such 10-business-day period (or, if earlier, by the second business day prior to the Slack special meeting);

(f)

fail to include the Slack board’s recommendation that Slack approve the transactions contemplated by the merger agreement, including the first merger, and adopt the merger agreement in this proxy statement/prospectus;

(g)

approve, or authorize, or cause or permit Slack or any of its subsidiaries to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any acquisition proposal (other than certain confidentiality agreements);

(h)

call or convene a meeting of Slack stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the transactions contemplated by the merger agreement; or

(i)	resolve or agree to do any of the foregoing.

We refer to each action set forth in clauses (c), (d), (e), (f), (g), (h) and (i) (to the extent clause (i) is related to the foregoing clauses (c), (d) (e), (f), (g) or (h)) above as a “change of recommendation.”

In addition, under the merger agreement, Slack has agreed that:

•

it will and will cause its subsidiaries, and its and their respective officers and directors to, and Slack will use its reasonable best efforts to cause its and its subsidiaries’ other representatives to, immediately cease any and all solicitations, encouragements, discussions or negotiations with any persons, or provision of any information to any persons, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•

it will promptly request in writing that each person that previously executed a confidentiality agreement with Slack in connection with its consideration of an acquisition proposal or a potential acquisition proposal promptly destroy or return to Slack all nonpublic information furnished by Slack or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement; and

•	it will terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by such person and its representatives.

Under the merger agreement, Slack must enforce, and not waive, terminate or modify without Salesforce’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Slack board determines in good faith after consultation with Slack’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable law, Slack may, with prior written notice to Salesforce, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of the merger agreement) to make, on a confidential basis to the Slack board, an acquisition proposal, conditioned upon such person agreeing to disclosure of such acquisition proposal to Salesforce, in each case as contemplated by the merger agreement.

Notwithstanding the prohibitions described above, if Slack receives, prior to the receipt of the Slack stockholder approval, an unsolicited bona fide written acquisition proposal that did not result from a breach of Slack’s non-solicitation obligations, then Slack, its subsidiaries and its representatives are permitted to contact the person or any of its representatives who has made such acquisition proposal to clarify (and not to negotiate or engage in any discussions regarding or relating to) the material terms and conditions of such acquisition proposal so that Slack may inform itself about such acquisition proposal. Further, Slack, its subsidiaries and its representatives are permitted to furnish nonpublic information to such person and engage in discussions or negotiations with such person with respect to the acquisition proposal, as long as:

•

the Slack board determines in good faith, after consulting with Slack’s outside legal counsel and financial advisors, that such proposal constitutes, or would reasonably be expected to result in, a superior proposal;

•

the Slack board determines in good faith, after consulting with Slack’s outside legal counsel, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law; and

•

(x) prior to providing any such nonpublic information, the person making the acquisition proposal enters into a confidentiality agreement that contains terms that are no less favorable in the aggregate to Slack than those contained in the confidentiality agreement between Salesforce and Slack (provided that the confidentiality agreement is not required to include a standstill provision) and that does not in any way restrict Slack or its representatives from complying with its disclosure obligations under the merger agreement, and (y) Slack also provides Salesforce, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Salesforce.

Under the merger agreement, Slack will notify Salesforce promptly (and in any event within 24 hours) of Slack’s or any of Slack’s controlled affiliates’ or its or their respective representatives’ receipt of any acquisition proposal, any proposals or inquiries that would reasonably be expected to lead to an acquisition proposal, or any inquiry or request for nonpublic information relating to Slack or any of its subsidiaries by any person who has made or would reasonably be expected to make any acquisition proposal. The notice must include the identity of the person making the acquisition proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to any such inquiry or request, including unredacted copies of all written requests, proposals, correspondence or offers (including any proposed agreements received by Slack or its representatives relating to such acquisition proposal) or, if such acquisition proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Slack will keep Salesforce reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such acquisition proposal or potential acquisition proposal, and as to the nature of any information requested of Slack with respect thereto and promptly (and in any event within 24 hours), provide to Salesforce copies of all proposals, offers and proposed agreements relating to an acquisition proposal received by Slack or its representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Slack also must promptly provide (and in any event within 24 hours) Salesforce with any material nonpublic information concerning Slack provided to any other person in connection with any acquisition proposal that was not previously provided to Salesforce. Without limiting the foregoing, Slack will promptly (and in any event within 24 hours after such determination) inform Salesforce in writing if Slack determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal to the extent otherwise permitted by the merger agreement.

An “acquisition proposal” for purposes of the merger agreement means any offer, proposal or indication of interest from any person or entity, other than a proposal or offer by Salesforce or a subsidiary of Salesforce, at any time relating to any transaction or series of related transactions involving:

•	any acquisition or purchase by any person, directly or indirectly, of more than 15% of any class of outstanding Slack voting or equity securities (whether by voting power or number of shares);

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any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person or group beneficially owning more than 15% of any class of outstanding Slack voting or equity securities (whether by voting power or number of shares);

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any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction, in each case involving Slack and any other person or group, pursuant to which the Slack stockholders immediately prior to such transaction hold less than 85% of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or

•	any sale, lease, exchange, transfer or other disposition to any person or group of more than 15% of the consolidated assets of Slack and its subsidiaries (measured by fair market value).

A “superior proposal” for purposes of the merger agreement means a bona fide, written acquisition proposal by a third party which the Slack board determines in good faith (after consultation with Slack’s outside legal counsel and financial advisors) to be more favorable to Slack stockholders from a financial point of view than the mergers, taking into account all relevant factors, including all the terms and conditions of such proposal or offer (including the merger consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and the merger agreement, as well as any changes to the terms of the merger agreement proposed by Salesforce in response to any acquisition proposal. When determining whether an offer constitutes a superior proposal, references in the definition of the term “acquisition proposal” to “15%” or “85%” will be replaced with references to “80%” and “20%,” respectively.

Change of Recommendation; Match Rights

At any time prior to the receipt of Slack stockholder approval:

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the Slack board may make a change of recommendation in response to an intervening event (as defined below) if the Slack board has determined in good faith, after consultation with Slack’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law; or

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the Slack board may make a change of recommendation and cause Slack to terminate the merger agreement in order to enter into a definitive agreement providing for an unsolicited acquisition proposal received after December 1, 2020 (the date of the merger agreement) that did not result from a breach of Slack’s non-solicitation obligations and such acquisition proposal is not withdrawn (subject to payment by Slack to Salesforce of the termination fee described under the section entitled “—Termination Fee” and “—Expenses”), which the Slack board has determined in good faith after consultation with Slack’s outside legal counsel and financial advisors that such acquisition proposal constitutes a superior proposal, but only if the Slack board has determined in good faith, after consultation with Slack’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable law.

Prior to making a change of recommendation for any reason set forth above, Slack must provide Salesforce with four business days’ prior written notice advising Salesforce that the Slack board intends to make a change of recommendation. The notice must specify in reasonable detail the reasons for such change of recommendation due to an intervening event, or the material terms and conditions of the acquisition proposal (including a copy of any proposed definitive agreement) for any change of recommendation due to a superior proposal. In each case, Slack must cause its representatives to negotiate in good faith (to the extent Salesforce desires to negotiate) any proposal by Salesforce to amend the merger agreement in a manner that would eliminate the need for the Slack board to make such change of recommendation, and the Slack board must make the required determination regarding its fiduciary duties again at the end of such four business day negotiation period (after taking into account in good faith the amendments to the merger agreement proposed by Salesforce, if any). With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the amount, form or mix of consideration proposed to be received by Slack stockholders as a result of such superior proposal), Slack must notify Salesforce of each such amendment, revision or change and the applicable four-day business period will be extended until at least three business days after the time that Salesforce receives notification of such revision.

An “intervening event” for purposes of the merger agreement means any change, effect, development, circumstance, condition, state of facts, event or occurrence that is material to Slack and its subsidiaries, taken as a whole, and was not known by or reasonably foreseeable to Slack or the Slack board as of or before December 1, 2020 (the date of the merger agreement), except that in no event will the following events, changes or developments constitute an “intervening event”: (a) the receipt, existence or terms of an acquisition proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (b) changes in the market price or trading volume of the Slack Class A common stock, the Salesforce common stock or any other securities of Slack, Salesforce or their respective subsidiaries, or any change in credit rating or the fact that Slack meets or exceeds (or that Salesforce fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (c) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (d) changes in GAAP, other applicable accounting rules or applicable law or, in any such case, changes in the interpretation thereof or (e) natural disasters, epidemics or pandemics (including the existence and impact of the COVID-19 pandemic).

Nothing in the merger agreement prohibits Slack or the Slack board from (a) disclosing to Slack stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (b) making any “stop, look and listen” communication to Slack stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act, or (c) making any legally required disclosure to Slack stockholders with regard to an acquisition proposal, in each case so long as any such disclosure (x) includes an express reaffirmation of the Slack board’s recommendation that Slack stockholders approve the transaction contemplated by the merger agreement, including the first merger, and adopt the merger agreement and (y) does not include any statement that constitutes, and does not otherwise constitute, a change of recommendation under the merger agreement.

Access

From the date of the merger agreement until the earlier of the first effective time or the date (if any) on which the merger agreement is terminated, to the extent permitted by applicable law, Slack will give, and will cause each of its subsidiaries to give, Salesforce and its representatives reasonable access during normal business hours and upon reasonable advance notice to Slack’s offices, properties, contracts, personnel, books and records (so long as such access does not unreasonably interfere with Slack’s business), and Slack will use reasonable best efforts, and will cause each of its subsidiaries to furnish as promptly as practicable to Salesforce all information concerning Slack’s business, properties, offices, contracts and personnel as Salesforce reasonably requests. However, Slack is not required to provide access to or disclose information that may not be disclosed pursuant to contractual or legal restrictions, that is subject to attorney-client, attorney work product or other legal privilege, or in the good-faith judgment of Slack that would violate applicable law; provided that Slack will use commercially reasonable efforts to make alternative arrangements for disclosure that do not violate such restrictions or privileges.

Tax Matters

Under the merger agreement, none of the parties shall (and each party shall cause its respective subsidiaries not to) take any action (or knowingly fail to take any reasonable action) which action (or failure to act) would or would reasonably be expected to prevent or impede the mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The parties intend the merger agreement to meet the requirements of measuring continuity of interest pursuant to Treasury Regulations Section 1.368-1(e)(2)(i). The parties shall treat, for U.S. federal income tax purposes, the mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and no party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each of the parties shall use its reasonable best efforts and will cooperate in good faith with one another to obtain certain tax opinions from each of Salesforce’s and Slack’s outside legal counsel. In connection therewith, each party will deliver to each of

Salesforce’s and Slack’s outside legal counsel a representation letter dated as of the closing date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Salesforce or Slack, as applicable (in each case, the representation letter will contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow each of Salesforce’s and Slack’s legal counsel to provide the opinions specified in the merger agreement).

Financing Cooperation

Under the merger agreement, prior to the first effective time, Slack and its subsidiaries will, and will use their reasonable best efforts to cause their representatives to, provide all customary cooperation and customary financial information, in each case that is reasonably requested by Salesforce in connection with any financing obtained or to be obtained by Salesforce for the purpose of financing the transactions contemplated by the merger agreement or any transaction undertaken in connection therewith, including by (x) furnishing, or causing to be furnished, to Salesforce audited and unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for Slack for certain periods before the closing date and (y) using reasonable best efforts to cause Slack’s and its subsidiaries’ independent accountants, as requested by Salesforce, to consent to the use of their audit reports on the financial statements of Slack and its subsidiaries in any materials relating to any such financing or in connection with any filings made with the SEC or pursuant to the Securities Act or Exchange Act in connection with any such financing and to provide any “comfort letters” necessary and reasonably requested by Salesforce in connection with any debt capital markets transaction comprising a part of any such financing and to participate in customary due diligence sessions. However, (a) no such cooperation will be required to the extent it would (i) unreasonably disrupt the conduct of Slack’s business, (ii) require Slack or its subsidiaries to incur any fees, expenses or other liability prior to the first effective time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of Slack or any of its subsidiaries to incur any material personal liability, (iv) require Slack to waive or amend any terms of the merger agreement or (v) require Slack to provide any information that is prohibited or restricted by applicable law or is legally privileged (provided that Slack will use commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege), and (b) Slack and its subsidiaries will not be required to execute any credit or security documentation or any other definitive agreement (other than customary authorization letters) or provide any indemnity prior to the first effective time (and in no event will Slack’s breach of its obligations described in this paragraph be considered in determining the satisfaction of certain conditions to closing the mergers, subject to certain conditions set forth in the merger agreement).

The merger agreement requires Salesforce to indemnify and hold harmless Slack, its subsidiaries, and their respective representatives from and against any and all liabilities or losses incurred by them in connection with any such financing and any information utilized in connection therewith, subject to certain exceptions set forth in the merger agreement. If the merger agreement is validly terminated, Salesforce shall, promptly upon request by Slack, reimburse Slack and its subsidiaries for all reasonable and documented out-of-pocket costs actually incurred in connection with such financing cooperation, subject to certain exceptions set forth in the merger agreement.

Treatment of Indebtedness

The merger agreement requires Slack and its subsidiaries to deliver all notices and take all other actions required to facilitate at or prior to the first effective time the termination of all commitments outstanding under the Revolving Credit and Guaranty Agreement, dated as of May 30, 2019, among Slack, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, the repayment in full of all obligations outstanding thereunder, the release of all liens securing such obligations, and the release of all guarantees in connection therewith. The merger agreement also requires that Slack deliver to Salesforce at certain dates prior to the closing date customary draft and executed payoff letters and related guarantee and lien release documentation from the agent on behalf of the lenders under such credit agreement.

With respect to Slack’s existing convertible notes and certain derivatives arrangements relating thereto, the merger agreement requires:

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Slack and its subsidiaries to take all actions required by, or reasonably requested by Salesforce pursuant to, the convertible note indenture, and applicable law as a result of the execution and delivery of the merger agreement or the consummation of the transactions contemplated thereby, including giving notices, delivering to the trustee, holders or other applicable persons related documents or instruments and executing, or causing to be executed, as applicable, at the applicable effective time one or more supplemental indentures, officer’s certificates and opinions of counsel, in each case pursuant to the convertible notes indenture; and

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Slack to (i) facilitate the settlement of its capped call transactions incurred in connection with its convertible notes substantially concurrently with the first effective time as reasonably requested by Salesforce (subject to the terms governing each capped call transaction) and (ii) cooperate with Salesforce with respect to its efforts to settle the capped call transactions and the negotiation of any termination or settlement payment or valuation related thereto (and the merger agreement prohibits Slack from taking certain actions set forth in the merger agreement relating to the capped call transactions).

In addition, with respect to Slack’s existing convertible notes, the merger agreement provides that Salesforce and/or any of its subsidiaries may commence any of the following:

•	one or more offers to purchase any or all of such outstanding convertible notes for cash, Salesforce common stock or a combination thereof, which we refer to as the offers to purchase; or

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subject to certain limitations, solicit the consent of the holders of Slack’s convertible notes regarding certain proposed amendments to the convertible notes indenture, which we refer to as the convertible note consent solicitations.

The closing of any transaction described in the immediately preceding paragraph would not be consummated until, and would not be a condition to, the closing of the mergers and any such transaction would be funded using consideration provided by Salesforce or any of its subsidiaries (other than Slack and its subsidiaries). At the expense of Salesforce and its subsidiaries, Slack will, and will cause its subsidiaries to and will use its reasonable best efforts to cause its and their respective representatives to, upon the reasonable request of Salesforce or any of its subsidiaries, provide cooperation in connection with any of the transactions described in this paragraph as set forth in the merger agreement.

The merger agreement also requires that as promptly as practical on or after the Free Trade Date (as defined in the convertible notes indenture) and in any event no later than the De-Legending Deadline Date (as defined in the convertible notes indenture), Slack will remove (or cause to be removed) the Restrictive Notes Legend (as defined in the convertible notes indenture) from the convertible notes, and cause such convertible notes to be assigned an unrestricted CUSIP number as a result thereof, in each case, in accordance with the terms of the convertible notes indenture.

HSR and Other Regulatory Approvals

Under the merger agreement, Salesforce and Slack are required to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as practicable, including:

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preparing and filing or otherwise providing, in consultation with the other party and as promptly as practicable and advisable, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any governmental entity in order to consummate the transactions contemplated by the merger agreement; and

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taking all actions as may be necessary, subject to the limitations in the merger agreement, to obtain (and cooperating with each other in obtaining) all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Further, Salesforce and Slack each agree to:

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make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable, and in any event within 15 business days after the date of the merger agreement (unless a later date is mutually agreed between the parties), and supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable; and

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make all other necessary or advisable filings as promptly as reasonably practicable, and supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any other applicable regulatory laws.

Notwithstanding the foregoing, none of Salesforce, Merger Sub I, Merger Sub II or any of their respective subsidiaries is required to, and Slack may not and may not permit any of its subsidiaries to, without the prior written consent of Salesforce, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (1) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of Slack, the surviving corporation, the surviving company, Salesforce, Merger Sub I, Merger Sub II or any of their respective subsidiaries, (2) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of Slack, the surviving corporation, the surviving company, Salesforce, Merger Sub I, Merger Sub II or any of their respective subsidiaries or (3) impose any restriction, requirement or limitation on the operation of the business or portion of the business of Slack, the surviving corporation, the surviving company, Salesforce, Merger Sub I, Merger Sub II or any of their respective subsidiaries (in the case of each of clauses (1), (2) and (3), if any such action would reasonably be expected to, individually or in the aggregate, (x) materially reduce the reasonably anticipated benefits to Salesforce of the transactions contemplated by the merger agreement or (y) impact Salesforce, Slack or their respective subsidiaries in a manner or amount that is material relative to the value of Slack and its subsidiaries, taken as a whole). However, if requested by Salesforce, Slack or its subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on Slack or its subsidiaries in the event the mergers are completed.

Under the merger agreement, in connection with and without limiting the efforts referenced above to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the transactions under the HSR Act or any other regulatory laws to the extent not prohibited by applicable law, Salesforce and Slack also agree to:

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cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party;

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furnish the other party with such necessary information and reasonable assistance as the other party may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental entity;

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promptly inform the other party of any communication with the DOJ, the FTC or any other governmental entity, by promptly providing copies to the other party of any such written communications (or, in the case of oral communications, advise the other party of such communications), and of any communication received or given in connection with any proceeding by a private party; and

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permit the other party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other applicable governmental entity, or, in connection with any proceeding by a private party, with any other person, and to the extent permitted by the DOJ, the FTC or other applicable governmental entity or other person, give the other party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or any other governmental entity or other person.

Employee Matters

Under the merger agreement, Salesforce will assume, honor and fulfill all of Slack’s benefit plans in accordance with their terms as in effect immediately prior to the date of the merger agreement or as subsequently amended or terminated as permitted pursuant to the terms of such Slack benefit plans and the merger agreement.

For a period of 12 months following the first effective time, Salesforce has agreed to provide, with respect to each employee of Slack who becomes an employee of Salesforce or its subsidiaries as of the first effective time (which we refer to as the “continuing employees”), (a) substantially comparable aggregate on target earnings (consisting of base pay or wage rate, as applicable, and incentive cash compensation opportunity, but excluding equity incentive compensation) to those in effect for such continuing employee immediately prior to the closing; provided that, for each continuing employee whose compensation does not include commissions, such continuing employee shall also be provided at least the same wage rate or base salary as those in effect for such continuing employee immediately prior to the closing and (b) employee benefits (including health and welfare benefits, but excluding equity incentive compensation, retirement benefits and cash bonus opportunities) that are, in the aggregate, no less favorable to such continuing employee than (i) for the period from the first effective time through December 31, 2021, those in effect for such continuing employee immediately prior to the closing and (ii) for the period from January 1, 2022 through the first anniversary of the first effective time, those in effect for similarly situated employees of Salesforce and its subsidiaries and (c) retirement benefits that are, in Salesforce’s discretion, either no less favorable to such continuing employee than (i) those in effect for such continuing employee immediately prior to the first effective time or (ii) those in effect for similarly situated employees of Salesforce and its subsidiaries.

Salesforce also has agreed under the merger agreement to recognize years of service with Slack or its subsidiaries under all employee benefit plans maintained by Salesforce or its affiliates for the benefit of continuing employees, except to the extent that any such recognition would result in a duplication of benefits, and to waive certain participation restrictions for continuing employees who become eligible to participate in Salesforce welfare plans. Slack will terminate its 401(k) plan(s) as of the day immediately preceding the first effective time if Salesforce provides timely written notice requesting such termination in accordance with the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for six years after the first effective time, Salesforce must, or must cause the surviving company to, indemnify and hold harmless, to the fullest extent permitted under applicable law and the organizational documents of Slack or its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce, each current and former director and executive officer of Slack and its subsidiaries (which we refer to as the “indemnified parties”) against any costs and expenses (including advancing attorneys’ fees and expenses) in connection with any actual or threatened claims in respect of acts or omissions occurring or alleged to have occurred at or prior to the first effective time, whether asserted or claimed prior to, at or after the first effective time, in connection with such person serving as an executive officer, director, employee or other fiduciary of Slack, any of its subsidiaries or any other person if such service was at the request or for the benefit of Slack or any of its subsidiaries.

In addition, for a period of six years following the first effective time, Salesforce is required to maintain in effect the provisions in the organizational documents of Slack and any indemnification agreements in existence as of the date of the merger agreement that were provided to Salesforce (except to the extent such agreement provides for an earlier termination) regarding elimination of liability, indemnification of executive officers, directors and employees and advancement of expenses that are in existence as of the date of the merger agreement.

At or prior to the first effective time, Slack is required to purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the first effective time with respect to matters arising at or prior to the first effective time, with a one-time cost not in excess of 300% of the last aggregate annual premium paid by Slack for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, Slack may purchase as much coverage as reasonably practicable for such amount.

Other Covenants and Agreements

The merger agreement contains additional covenants and agreements relating to, among other matters:

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consultation and consent rights regarding any press releases or other public statements with respect to the merger agreement, the mergers, or the other transactions contemplated by the merger agreement;

•	certain additional employee and employee benefit matters;

•	certain reporting requirements under Section 16(a) of the Exchange Act;

•	the approval for the listing of the Salesforce common stock to be issued in connection with the first merger on the NYSE;

•	the delisting of Slack common stock;

•	eliminating any applicability of state takeover laws;

•	notice, cooperation and coordination relating to transaction-related litigation, if any; and

•	resignations of Slack directors.

Conditions to the Mergers

The obligations of Salesforce and Slack to effect the mergers will be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by Salesforce, Merger Sub I, Merger Sub II and Slack, as the case may be, to the extent permitted by applicable law:

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Slack Stockholder Approval—The approval of the first merger and the adoption of the merger agreement by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares of Slack common stock;

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NYSE Listing—The approval of the shares of Salesforce common stock to be issued in the first merger for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto), subject to official notice of issuance;

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Registration Statement—The effectiveness under the Securities Act of the registration statement of which this proxy statement/prospectus forms a part of and the absence of any stop order or proceeding seeking a stop order;

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Government Consents—(i) The expiration or termination of any waiting period (or extensions thereof) applicable to the mergers under the HSR Act and (ii) the approval, expiration, termination or receipt of, as applicable, all applicable filing, registrations, waiting periods (or extensions thereof) and approvals under certain specified antitrust and foreign investment laws; and

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No Legal Prohibition—No governmental entity of competent jurisdiction has (i) enacted, issued or promulgated any law that is in effect as of immediately prior to the first effective time or the second effective time, as applicable or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the first effective time or the second effective time, as applicable, which, in each case, has the effect of restraining or enjoining or otherwise prohibiting the consummation of the mergers.

The obligations of Salesforce, Merger Sub I and Merger Sub II to consummate the mergers will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Salesforce, Merger Sub I or Merger Sub II, as the case may be, to the extent permitted by applicable law:

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Accuracy of Representations and Warranties—The representations and warranties of Slack in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of December 1, 2020 (the date of the merger agreement), and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Slack (with such term as described under the section entitled “—Material Adverse Effect”), except that (1) certain representations and warranties related to its qualification, organization and subsidiaries, its authority to enter into the merger agreement, the opinion of Slack’s financial advisor, anti-takeover laws and finders’ and brokers’ fees must be true and correct in all material respects, if not qualified by materiality or material adverse effect, and in all respects, if qualified by materiality or material adverse effect; (2) certain representations and warranties related to its capitalization must be true and correct in all respects, except for any de minimis inaccuracies; and (3) Slack’s representation and warranty that no material adverse effect on Slack (with such term as described under the section entitled “—Material Adverse Effect”) has occurred since January 31, 2020, must be true and correct in all respects, in each case, as of December 1, 2020 (the date of the merger agreement), and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

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Compliance with Covenants—Performance or compliance in all material respects by Slack of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the closing;

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No Material Adverse Effect—There not having occurred any material adverse effect (with such term as described under the section entitled “—Material Adverse Effect”) with respect to Slack since December 1, 2020, and that is continuing as of immediately prior to the closing;

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Officer Certificate—The receipt by Salesforce of a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of Slack, certifying that the conditions set forth in the three bullet points immediately above have been satisfied; and

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Tax Opinion—The receipt by Salesforce of a written opinion from legal counsel to Salesforce, in form and substance reasonably satisfactory to Salesforce, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The obligations of Slack to consummate the Mergers will be further subject to the satisfaction on or prior to the closing date of each of the following conditions, any and all of which may be waived in whole or in part by Slack to the extent permitted by applicable law:

•

Accuracy of Representations and Warranties—The representations and warranties of Salesforce, Merger Sub I and Merger Sub II in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect) being true and correct as of December 1, 2020 (the date of the merger agreement) and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or material adverse effect) have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Salesforce (with such term as described under the section entitled “—Material Adverse Effect”), except that (1) certain representations and warranties related to its qualification and organization, their respective authority to enter into the merger agreement, and finders and brokers fees must be true and correct in all material respects, if not qualified by materiality or material adverse effect, and in all respects, if qualified by materiality or material adverse effect; (2) certain representations and warranties related to their respective capitalization must be true and correct in all respects, except for any de minimis inaccuracies; and (3) Salesforce’s representation and warranty that no material adverse effect on Salesforce (with such term as defined in the merger agreement and described under “—Material Adverse Effect”) has occurred since January 31, 2020 must be true and correct in all respects, in each case, as of December 1, 2020 (the date of the merger agreement), and as of the closing date as though made on and as of the closing date (except for representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•

Compliance with Covenants—Performance or compliance in all material respects by Salesforce, Merger Sub I and Merger Sub II of the obligations, covenants and agreements required to be performed or complied with by it at or prior to the closing;

•

Officer Certificate—The receipt by Slack of a certificate, dated as of the closing date, signed by the chief executive officer or chief financial officer of Salesforce certifying that the conditions set forth in the two bullet points immediately above have been satisfied; and

•

Tax Opinion—The receipt by Slack of a written opinion from legal counsel to Slack, in form and substance reasonably satisfactory to Slack, dated as of the closing date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the mergers, taken together, will qualify as a “reorganization” within the meaning of Section  368(a) of the Code.

Termination of the Merger Agreement

Termination by Salesforce or Slack

The merger agreement may be terminated at any time before the closing:

•	by mutual written consent of Salesforce and Slack; or

•	by either Salesforce or Slack, if:

•

any governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement;

•

the closing has not occurred by, on or before August 1, 2021, except that (a) if on such outside date all of the conditions to closing, other than certain conditions related to the approval, expiration, termination or receipt of, as applicable, under the HSR Act and certain specified antitrust and foreign investment laws, the absence of any injunction or other legal prohibition on the consummation of the mergers (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other regulatory law) and those conditions that by their nature are to be satisfied at closing (but provided that such conditions shall then be capable of being satisfied if the closing were to take place on such date), have been satisfied or waived, then the outside date will automatically be extended one time for an additional three months and (b) if on the outside date as so extended pursuant to clause (a), all of the conditions to closing, other than certain conditions related to the approval, expiration, termination or receipt of, as applicable, under the HSR Act and certain specified antitrust and foreign investment laws, the absence of any injunction or other legal prohibition on the consummation of the mergers (to the extent any such injunction or order is in respect of, or any such law is, the HSR Act or any other regulatory law) and those conditions that by their nature are to be satisfied at closing (but provided that such conditions shall then be capable of being satisfied if the closing were to take place on such date), have been satisfied or waived, then the outside date will automatically be extended one time for an additional three months. This right to terminate the merger agreement will not be available to any party whose action or failure to fulfill any obligation under the merger agreement has been a proximate cause of the failure of the transactions to be consummated by the outside date, and such action or failure to act constitutes a material breach of the merger agreement; or

•	the Slack stockholder approval has not been obtained upon a vote taken thereon at the Slack special meeting.

Termination by Slack

The merger agreement may be terminated at any time before the closing by Slack if:

•

the Slack board effects a change of recommendation and Slack substantially concurrently enters into a definitive agreement providing for a superior proposal, as long as (1) Slack has complied in all material respects with its obligations to provide notice and negotiate with Salesforce regarding amendments to the merger agreement, as described under the sections entitled “—No Solicitation of Other Offers by Slack” and “—Change of Recommendation; Match Rights” and (2) substantially concurrently with or prior to (and as a condition to) such termination, Slack pays to Salesforce the $900 million termination fee described below; or

•

(1)(a) Salesforce, Merger Sub I and/or Merger Sub II has breached, failed to perform or violated their respective covenants or agreements under the merger agreement, or (b) any of the representations and warranties of Salesforce, Merger Sub I or Merger Sub II in the merger agreement have become inaccurate, in either event in a manner that would give rise to a failure of the conditions in the merger agreement related to the representations and warranties of Salesforce, Merger Sub I and Merger Sub II or the performance by Salesforce, Merger Sub I and Merger Sub II of their respective obligations prior to closing; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Slack of such breach, failure to perform, violation or inaccuracy; and (3) Slack is not then in breach of any of its representations, warranties, covenants or agreements under the merger agreement, which breach would give rise to the failure of the conditions in the merger agreement related to the representations and warranties of Slack, the performance by Slack of its obligations prior to closing, and the absence of a material adverse effect on Slack (we refer to the events in the clauses (1), (2) and (3) as a “Salesforce breach termination event”).

Termination by Salesforce

The merger agreement may be terminated by Salesforce:

•

at any time before the receipt of the Slack stockholder approval, if the Slack board has effected a change of recommendation or Slack has materially breached its obligations described under the section entitled “—No Solicitation of Other Offers by Slack” or “—Change of Recommendation; Match Rights”; or

•

at any time before the closing, if (1) Slack has breached, failed to perform or violated its covenants or agreements under the merger agreement or any of the representations and warranties of Slack in the merger agreement have become inaccurate, in either event in a manner that would give rise to the failure of the conditions in the merger agreement related to the representations and warranties of Salesforce, Merger Sub I and Merger Sub II, the performance by Salesforce, Merger Sub I and Merger Sub II of their respective obligations prior to closing, and the absence of a material adverse effect on Slack; (2) such breach, failure to perform, violation or inaccuracy is incapable of being cured by the outside date or, if capable of being cured by the outside date, is not cured before the earlier of the business day immediately prior to the outside date and the 30th calendar day following receipt of written notice from Salesforce of such breach, failure to perform, violation or inaccuracy; and (3) neither Salesforce, Merger Sub I nor Merger Sub II is then in breach of any of its representations, warranties, covenants or agreements under the merger agreement, which breach would give rise to the failure of the conditions in the merger agreement related to the representations and warranties of Salesforce, Merger Sub I and Merger Sub II and the performance by Salesforce, Merger Sub I and Merger Sub II of their respective obligations prior to closing (we refer to the events in the clauses (1), (2) and (3) as a “Slack breach termination event”).

Termination Fee

The merger agreement provides that Slack will pay Salesforce a termination fee of $900 million if:

•

(1)(a) Salesforce or Slack terminates the merger agreement as a result of the closing having not occurred on or before the outside date or the Slack stockholder approval having not been obtained, or (b) Salesforce terminates the merger agreement as a result of breach, failure to perform or violation of the merger agreement by Slack that (except for a breach of Slack’s non-solicitation obligations) first occurred following the making of an acquisition proposal of the type described in (2); (2) after the date of the merger agreement and prior to the date of the termination (or prior to the receipt of the Slack stockholder approval in the case of a termination as a result of the Slack stockholder approval having not been obtained), a bona fide acquisition proposal has been publicly disclosed or otherwise made known to the Slack board or management and in each case is not withdrawn (publicly, if publicly disclosed) at least three business days prior to the earlier of the Slack special meeting and such termination; and (3) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into;

•

(1) Salesforce terminates the merger agreement because the Slack board has effected a change of recommendation or Slack has materially breached its obligations described under the section entitled “—No Solicitation of Other Offers by Slack” or “—Change of Recommendation; Match Rights” or (2) Slack terminates the merger agreement because the closing has not occurred on or before the outside date, at a time when Salesforce would be permitted to terminate the merger agreement because the Slack board has effected a change of recommendation or Slack has materially breached its obligations described under the section entitled “—No Solicitation of Other Offers by Slack” or “—Change of Recommendation; Match Rights”; or

•	Slack terminates the merger agreement in order to enter into a definitive agreement providing for a superior proposal.

In no event will Slack be obligated to pay the termination fee on more than one occasion. In the event that the termination fee is received by Salesforce, none of Slack, any of its subsidiaries, any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents will have any further liability or obligation relating to or arising out of the merger agreement or the transactions contemplated by the merger agreement, except for fraud or willful breach of the merger agreement occurring prior to the termination of the merger agreement.

Effect of Termination

In the event of termination of the merger agreement in accordance with its terms, the merger agreement will become null and void (except that provisions relating to the effect of termination, payment of the termination fee and certain other miscellaneous provisions, together with the confidentiality agreement between Slack and Salesforce, will survive any such termination), and there will be no liability on the part of any of the parties; provided that no party will be relieved of liability for any fraud or willful breach of the merger agreement prior to such termination. For purposes of the merger agreement, “willful breach” means an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of the merger agreement, and “fraud” means common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

Expenses

Except as otherwise expressly provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense, except that Salesforce will pay all fees under the HSR Act and any other applicable regulatory laws relating to such transactions.

Amendments, Enforcements and Remedies, Extensions and Waivers

Amendments

The merger agreement may be amended by written agreement of each of the parties at any time.

Enforcements and Remedies

Under the merger agreement, the parties have agreed that each party will be entitled to:

•	an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement;

•	a decree or order of specific performance specifically enforcing the terms and provisions of the merger agreement; and

•	any further equitable relief, in each case, in addition to any other remedy to which a party is entitled at law or in equity.

Extensions and Waivers

Under the merger agreement, at any time prior to the first effective time, any party may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other parties; and

•	waive compliance by the other parties with any of the agreements or conditions for the benefit of such party.

VOTING AND SUPPORT AGREEMENT

Concurrently with the execution of the merger agreement, on December 1, 2020, Salesforce and the Slack founders entered into a voting and support agreement, with respect to all shares of Slack Class A common stock and Class B common stock that each founder beneficially owns as of the date of the merger agreement or thereafter. The following summary describes certain material provisions of the voting and support agreement, a copy of which is attached hereto as Annex D and incorporated by reference herein in its entirety. The description of the voting and support agreement in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the complete text of the voting and support agreement.

Voting

Each founder has irrevocably and unconditionally agreed that from the date of the voting and support agreement until the date that the voting and support agreement terminates, such founder will vote or cause to be voted all shares of Slack common stock that he or she beneficially owns, among other things:

•	in favor of the approval and adoption of the merger agreement;

•	against any acquisition proposal;

•

against any action or agreement that is in opposition to the mergers or that would result in a breach of any covenant, representation or warranty of Slack or any of its subsidiaries contained in the merger agreement; and

•

against any other action that would impede, interfere with, delay, postpone, frustrate the purposes of or adversely affect the transactions contemplated by the merger agreement, including the mergers, or the voting and support agreement or the performance by Slack of its obligations under the merger agreement.

As of December 16, 2020, the voting and support agreement covered 75,963,188 shares of Slack common stock, or approximately 55.8% of the total aggregate voting power of the shares of Slack common stock issued and outstanding.

Restrictions on Inconsistent Arrangements and Transfers

The voting and support agreement contains customary provisions restricting the founders from entering into arrangements inconsistent with the terms of the voting and support agreement during the term of the voting and support agreement. Each founder has also agreed that, with limited exceptions, prior to the termination of the voting and support agreement, it will not transfer, constructively transfer, or otherwise enter into any agreement or understanding with respect to a transfer or constructive transfer relating to, any shares of Slack common stock beneficially owned or acquired by such founder on or after the date of the voting and support agreement. Subject to limited exceptions, under the voting and support agreement, the founders have agreed not to cause the conversion of any shares of Slack Class B common stock into shares of Class A common stock.

Other Covenants

Each founder has agreed, to the full extent permitted by law, to irrevocably and unconditionally waive, and agree not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the merger that it may have by virtue of its ownership of any shares of Slack common stock.

Each founder has also agreed not to commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Salesforce, Merger Sub I, Merger Sub II or Slack or any of their respective affiliates and each of their successors, directors, managers or officers relating to the negotiation, execution or delivery of the voting and support agreement or the merger agreement or the completion of the transactions contemplated thereby, including any claim (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of the voting and support agreement, or the merger agreement, or (ii) alleging a breach of any duty of the Slack board or any founder in connection with the voting and support agreement or the merger agreement or the completion of the transactions contemplated thereby.

Until the voting and support agreement has terminated, and subject to limited exceptions, each founder has agreed not to, directly or indirectly, solicit any acquisition proposal or participate in or cooperate with negotiations regarding potential acquisitions proposals.

Termination

The voting and support agreement will terminate with respect to a founder and Salesforce upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, (ii) the first effective time, (iii) the entry without the prior written consent of such founder into any amendment, waiver or modification to the merger agreement that results in a decrease in the merger consideration or changes the mix of merger consideration, and (iv) the delivery of written notice by Salesforce to such founder of termination of the voting and support agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS

The following discussion is a summary of the material U.S. federal income tax consequences of the mergers to U.S. Holders (as defined below) that exchange their shares of Slack common stock for shares of Salesforce common stock and cash in the mergers. The following summary is based upon the provisions of the Code, its legislative history, existing and proposed U.S. Treasury Regulations promulgated thereunder and rulings and other administrative pronouncements issued by the IRS and judicial decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect, and to differing interpretations. Any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only U.S. Holders who hold Slack common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion is based upon the assumption that the mergers will be completed in accordance with the merger agreement and as described in this proxy statement/prospectus. Holders of Slack common stock that are not U.S. Holders, and holders of Slack capital stock other than Slack common stock, should consult their tax advisors as to the tax consequences of the mergers. Moreover, this discussion does not address any U.S. federal tax consequences other than income tax consequences (such as estate, gift or other non-income tax consequences) or any state, local or foreign income or non-income tax consequences. In addition, this discussion does not purport to be a complete analysis of all of the U.S. federal income tax consequences (such as the Medicare contribution tax on net investment income or consequences that may arise under the Foreign Account Tax Compliance Act (including the Treasury Regulations promulgated thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith)) that may be relevant to U.S. Holders in light of their particular circumstances and does not address all of the U.S. federal income tax consequences that may be relevant to particular holders of Slack common stock that are subject to special rules, including, but not limited to:

•	banks or other financial institutions;

•

partnerships or other pass-through entities (or other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes) or investors in such partnerships or pass-through entities;

•	mutual funds;

•	S corporations or investors in such S corporations;

•	insurance companies;

•	tax-exempt organizations or governmental organizations;

•	dealers or brokers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that actually or constructively own or have owned at least five percent of Slack common stock (by vote or value);

•	regulated investment companies;

•	real estate investment trusts;

•	tax-qualified retirement plans;

•	persons that hold Slack common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	persons that are liable for the alternative minimum tax;

•	individuals who are U.S. expatriates and former citizens or long-term residents of the United States;

•

holders who acquired their shares of Slack common stock through the exercise of an employee stock option, in connection with a restricted stock unit or restricted share award, or otherwise as compensation;

•	holders who hold their shares as “qualified small business stock” within the meaning of Section 1202(c) of the Code; and

•	persons that have a functional currency other than the U.S. dollar.

If a partnership (or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) holds Slack common stock, the tax treatment of a partner in such partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships and partners in such a partnership should consult their tax advisors about the tax consequences of the mergers to them.

For purposes of this discussion, the term “U.S. Holder” means a beneficial owner of Slack common stock which is, or is treated for U.S. federal income tax purposes as, any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (i) is subject to the primary supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more United States persons (as defined in Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person; or

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

The following discussion is a summary of material U.S. federal income tax consequences of the mergers to U.S. Holders under current law and is for general information only. All stockholders should consult their tax advisors as to the tax consequences of the mergers in their particular circumstances, including the applicability and effect of U.S. federal, state, local or foreign income or other tax laws.

The mergers, taken together, are intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the mergers that each of Salesforce and Slack receives an opinion from its respective counsel dated as of the closing date to the effect that the mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus is a part, each of Wachtell, Lipton, Rosen & Katz and Latham & Watkins LLP has delivered an opinion to Salesforce and Slack, respectively, to the same effect as the opinions described in the preceding sentence. Each of the foregoing opinions of counsel is or will be based on, among other things, certain factual representations made by Salesforce and Slack and certain assumptions, all of which must be consistent with the state of facts existing at the time of the mergers. If any of these representations and assumptions are, or become, inaccurate or incomplete, such opinions may be invalid, and the conclusions reached therein could be jeopardized. An opinion of counsel represents counsel’s best legal judgment and is not binding on the IRS or the courts, which may not agree with the conclusions set forth in such opinion.

No ruling has been, or will be, sought by Slack or Salesforce from the IRS with respect to the mergers and there can be no assurance that the IRS will not challenge the qualification of the mergers, taken together, as a “reorganization” under Section 368(a) of the Code or that a court would not sustain such a challenge. The discussion below assumes the mergers will qualify as a “reorganization” under Section 368(a) of the Code. All U.S. Holders are encouraged to consult their tax advisors regarding the tax consequences to them in the event the mergers do not so qualify.

Tax Consequences of the Mergers

A U.S. Holder generally will recognize gain (but not loss) in an amount equal to the lesser of: (1) the sum of the amount of cash consideration (other than cash in lieu of a fractional share of Salesforce common stock) and the fair market value of the Salesforce common stock received, minus that U.S. Holder’s adjusted tax basis in its shares of Slack common stock surrendered in exchange therefor, and (2) the amount of cash consideration received (other than cash in lieu of a fractional share of Salesforce common stock). Any recognized gain will generally be long-term capital gain if the U.S. Holder’s holding period with respect to the shares of Slack common stock surrendered is more than one year.

If a U.S. Holder acquired different blocks of shares of Slack common stock at different times or different prices, any gain or loss may be determined separately for each identifiable block of shares. U.S. Holders should consult their tax advisors regarding the manner in which cash consideration and Salesforce common stock should be allocated among different blocks of shares of Slack common stock surrendered and the determination of the tax bases and holding periods of the Salesforce common stock received.

In some cases, if a U.S. Holder actually or constructively owns Salesforce common stock after the mergers, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. Holder could have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. Holder, including the application of certain constructive ownership rules, U.S. Holders should consult their tax advisors regarding the potential tax consequences of the mergers to them, and U.S. Holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of the Salesforce common stock received (including fractional shares deemed received and redeemed as described in the section entitled “Cash in Lieu of a Fractional Share” below) will be equal to the aggregate adjusted tax basis of the shares of Slack common stock surrendered, reduced by the amount of cash consideration received by the U.S. Holder (excluding any cash in lieu of a fractional share) and increased by the amount of gain (excluding any gain recognized with respect to cash in lieu of a fractional share), if any, recognized by the U.S. Holder in the mergers. The holding period of the Salesforce common stock received (including fractional shares deemed received and redeemed as described in the section entitled “Cash in Lieu of a Fractional Share” below) will include the holding period of the shares of Slack common stock surrendered.

Cash in Lieu of a Fractional Share

A U.S. Holder who receives cash in lieu of a fractional share of Salesforce common stock will be treated as having received the fractional share pursuant to the mergers and then as having exchanged that fractional share with Salesforce for cash in a redemption transaction.

A U.S. Holder receiving cash in lieu of a fractional share of Salesforce common stock will generally recognize gain or loss equal to the difference between the amount of cash received and such U.S. Holder’s tax basis in such fractional share of Salesforce common stock. Any gain or loss recognized generally would be long-term capital gain or loss if the U.S. Holder’s holding period in such Salesforce common stock, as determined in accordance with the rules discussed above, exceeds one year at the closing of the mergers. The deductibility of capital losses is subject to limitations.

In some cases, if a U.S. Holder actually or constructively owns Salesforce common stock after the mergers, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. Holder could have dividend income up to the amount of the cash consideration received. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. Holder, including the application of certain constructive ownership rules, U.S. Holders should consult their tax advisors regarding the potential tax consequences of the mergers to them, and U.S. Holders that are corporations should consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to payments made in connection with the first merger. Backup withholding will not apply, however, if the U.S. Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable certification requirements. Any amounts withheld may be allowed as a refund or credit against a U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSEQUENCES RELATING TO THE MERGERS, AND IS NOT, AND IS NOT INTENDED TO BE, TAX ADVICE. ALL STOCKHOLDERS ARE STRONGLY ADVISED AND ARE EXPECTED TO CONSULT THEIR LEGAL AND TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER U.S. FEDERAL TAX LAWS, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS.

DESCRIPTION OF SALESFORCE CAPITAL STOCK

Salesforce’s authorized capital stock consists of 1,600,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value. The following description of Salesforce’s capital stock does not purport to be complete and is subject to, and qualified in its entirety by, Salesforce’s amended and restated certificate of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus forms a part.

Common Stock

As of December 21, 2020, approximately 917,734,496 shares of Salesforce’s common stock were outstanding.

Each share of Salesforce’s common stock entitles its holder to one vote on all matters to be voted upon by Salesforce’s stockholders. A majority of the votes cast is required for stockholders to elect directors (except that directors are elected by a plurality of the votes cast in a contested director election) and to take action on all other matters, except as otherwise required by law. Subject to any preferences that may apply to any preferred stock that may at the time be outstanding, holders of Salesforce’s common stock will receive ratably any dividends Salesforce’s board of directors declares out of funds legally available for that purpose. If Salesforce liquidates, dissolves or winds up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference of any preferred stock that may at the time be outstanding. Salesforce’s common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions.

Preferred Stock

Salesforce’s board of directors has the authority, without further action by Salesforce’s stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. Salesforce’s board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on Salesforce’s common stock, diluting the voting power of Salesforce’s common stock, impairing the liquidation rights of Salesforce’s common stock, or delaying or preventing a change in control. The ability to issue preferred stock could delay or impede a change in control.

Anti-Takeover Provisions

Some provisions of Delaware law, Salesforce’s amended and restated certificate of incorporation and bylaws may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Delaware Law

Salesforce is subject to Section 203 of the DGCL, which regulates, subject to some exceptions, acquisitions of publicly held Delaware corporations. In general, Section 203 prohibits Salesforce from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person becomes an interested stockholder, unless:

•	Salesforce’s board of directors approved the business combination or the transaction in which the person became an interested stockholder prior to the date the person attained this status;

•

upon consummation of the transaction that resulted in the person becoming an interested stockholder, the person owned at least 85% of Salesforce’s voting stock outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and issued under employee stock plans under which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date the person became an interested stockholder, Salesforce’s board of directors approved the business combination and the stockholders other than the interested stockholder authorized the transaction at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding stock not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•	any merger or consolidation involving Salesforce and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of Salesforce’s assets;

•	in general, any transaction that results in the issuance or transfer by Salesforce of any of Salesforce’s stock to the interested stockholder;

•	any transaction involving Salesforce that has the effect of increasing the proportionate share of Salesforce’s stock owned by the interested stockholders; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits provided by or through us.

In general, Section 203 defines an “interested stockholder” as any person who, together with the person’s affiliates and associates, owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Amended and Restated Certificate of Incorporation and Bylaw Provisions

Salesforce’s amended and restated certificate of incorporation and bylaws provide that:

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with Salesforce’s bylaws, and stockholders may not act by written consent;

•	Salesforce’s board of directors is expressly authorized to make, alter or repeal Salesforce’s bylaws;

•

special meetings of the stockholders may only be called by the stockholders upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15 percent or more of the voting power of the then outstanding shares of capital stock entitled to vote on the matter or matters to be brought before the proposed special meeting, and otherwise in accordance with the certificate of incorporation and bylaws;

•	stockholders may not fill vacancies on the board of directors;

•	Salesforce’s board of directors is authorized to issue preferred stock without stockholder approval;

•	stockholders must satisfy advance notice procedures to submit proposals or nominate directors for consideration at a stockholders’ meeting;

•	stockholders may not cumulate votes in the election of directors; and

•

we will indemnify officers and directors against losses that they may incur as a result of investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

COMPARISON OF STOCKHOLDERS’ RIGHTS

This section describes the material differences between the rights of holders of shares of Slack common stock and the rights of holders of shares of Salesforce common stock. Slack and Salesforce are each incorporated under the laws of the State of Delaware, and, accordingly, the rights of Slack stockholders and Salesforce stockholders are both governed by the laws of the State of Delaware. The differences between the rights of Slack stockholders and Salesforce stockholders primarily result from differences between the organizational documents of Slack and Salesforce. As a result of the mergers, holders of shares of Slack common stock that receive the merger consideration in respect of their shares of Slack common stock will become holders of shares of Salesforce common stock. As a result, following the mergers, the rights of Slack stockholders who become Salesforce stockholders will continue to be governed by the laws of the State of Delaware and will also then be governed by the Salesforce amended and restated certificate of incorporation and bylaws.

This section does not include a complete description of all differences between the rights of Slack stockholders and Salesforce stockholders, nor does it include a complete description of the specific rights referred to below. Furthermore, the description of some of the differences in these rights in this section is not intended to indicate that other differences that may be equally important do not exist. All Slack stockholders and Salesforce stockholders are urged to read carefully the relevant provisions of the DGCL, as well as each company’s organizational documents. This summary is qualified in its entirety by reference to the full text of each of the Salesforce certificate of incorporation, the Salesforce bylaws, the Salesforce corporate governance guidelines, the Slack certificate of incorporation, the Slack bylaws and the Slack corporate governance guidelines. For information on how to obtain a copy of these documents, see the section entitled “Where You Can Find More Information.”

Salesforce Stockholders	Slack Stockholders
Authorized Capital Stock

The authorized capital stock of Salesforce currently consists of (1) 1,600,000,000 shares of Salesforce common stock, and (2) 5,000,000 shares of Salesforce preferred stock.

The authorized capital stock of Slack consists of (i) 5,700,000,000 shares of common stock, par value $0.0001 per share, consisting of 5,000,000,000 shares of Class A common stock and 700,000,000 shares of Class B common stock and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share.

As of January 25, 2021 the record date for the Slack special meeting, there were outstanding (i) 501,490,143 shares of Slack Class A common stock, (ii) 79,094,868 shares of Slack Class B common stock and (iii) no shares of Slack preferred stock.

Voting Rights

The Salesforce amended and restated bylaws (which we refer to as the “Salesforce bylaws”) provide that each holder of Salesforce common stock is entitled to one vote for each such share.	Holders of Slack Class A common stock are entitled to one vote per share, and holders of Slack Class B common stock are entitled to 10 votes per share, on all matters submitted to a vote of stockholders. The holders of Slack Class A common stock and Class B common stock will generally vote together as a single class on all matters submitted to a vote of Slack stockholders, unless otherwise required by Delaware law or the Slack charter.

Salesforce Stockholders	Slack Stockholders
Quorum

Under the Salesforce bylaws, holders of a majority of the voting power of the outstanding shares of stock entitled to vote at any meeting of stockholders, present in person or represented by proxy, will constitute a quorum, unless otherwise provided by law, the Salesforce charter, the Salesforce bylaws or the rules of the NYSE.

The Slack bylaws provide that, at any meeting of the stockholders, the holders of a majority of the voting power of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, will constitute a quorum for all purposes, except to the extent that the presence of a larger number is required by Delaware law.

The Slack bylaws provide that the chairman of any annual or special meeting will have the power to adjourn or recess the meeting from time to time, without notice other than announcement at the meeting.

Number of Directors and Size of Board

The Salesforce charter and the Salesforce bylaws provide that the number of directors will be fixed from time to time exclusively by the Salesforce board. The Salesforce board currently consists of 11 directors.	Neither the Slack charter nor bylaws provide for a maximum number of directors; however, the Slack charter provides that the number of directors may not be less than one. The exact number of directors is fixed by a majority of the Slack board from time to time. There are currently eight members of the Slack board.

Term of Directors

Salesforce’s directors are elected to one-year terms. The Salesforce charter does not provide for staggered terms.	The Slack charter provides that the board be divided into three classes: Class I, Class II and Class III. Each director will hold office until the third annual meeting following his or her election and until his or her successors have been duly elected and qualified, or otherwise until his or her earlier death, disability, resignation, disqualification or removal.

Removal of Directors

The Salesforce bylaws provide that the entire Salesforce board may be removed from office at any time but only by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of Salesforce capital stock entitled to vote thereon, voting together as a single class.	The Slack charter allows for removal of any director by the stockholders only for cause.

Filling Vacancies on the Board of Directors

The Salesforce bylaws provide that newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Salesforce board may be filled only by the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the sole remaining	The Slack charter and bylaws provide that any vacancy on the Slack board or newly created directorship will be filled by the vote of a majority of the remaining directors, even though less than a quorum.

Salesforce Stockholders	Slack Stockholders
director. The directors so chosen shall hold office for a term expiring at the first annual meeting of stockholders held following their election and until their respective successors are duly elected and qualified or until their earlier death, resignation or removal.

Special Stockholders’ Meetings

The Salesforce bylaws provide that special meetings of stockholders may be called at any time by the Salesforce board, the Chairman of the Salesforce board, the Chief Executive Officer of Salesforce or the President of Salesforce. The Salesforce certificate of incorporation provides that a special meeting of the stockholders shall be called by the Chairman of the Salesforce board or the Secretary of Salesforce upon the written request of one or more stockholders of record that own, or who are acting on behalf of persons who own, shares representing 15% or more of the voting power of the then-outstanding shares of capital stock of Salesforce entitled to vote on the matter or matters to be brought before the proposed special meeting; provided that the qualifications and requirements set forth in Salesforce’s certificate of incorporation are satisfied.

The Slack bylaws provide that a special meeting of the Slack stockholders may be held at the request of:

•  the Chairman of the Slack board; or

•  the Slack board pursuant to a resolution adopted by a majority of the whole Slack board.

Delivery and Notice Requirements of Stockholder Nominations and Proposals

Under the Salesforce bylaws, for business to be properly brought before an annual meeting by a stockholder, business must be brought: (a) pursuant to Salesforce’s proxy materials with respect to such meeting, (b) by or at the direction of the Salesforce board or (c) by a stockholder of Salesforce who (1) is a stockholder of record at the time of the giving of the notice required by the Salesforce bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (2) has timely complied in proper written form with the notice procedures set forth in the Salesforce bylaws. Subject to certain exceptions, to be timely, a stockholder’s notice must be received not later than the 45th day and not earlier than the 75th day before the one-year anniversary of the date on which Salesforce first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. For director nomination at special meetings, to be timely, the stockholder nomination must be received by Salesforce’s company secretary not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the

The Slack bylaws provide that a stockholder must give advance written notice to the Slack Corporate Secretary of a director nomination to be considered at an annual meeting, or at a special meeting at which the Slack board has determined that directors are to be elected.

With respect to nominations to be considered at an annual meeting, the notice must be in writing, meet the requirements of the Slack bylaws, and be delivered not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the annual meeting for the preceding year, except that if the annual meeting is more than 30 days before or after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be delivered not later than the close of business on the later of:

•  the 90th day prior to the date of such annual meeting; or

•  the 10th day following the day on which public announcement of the date of such meeting is first made by Slack.

Salesforce Stockholders	Slack Stockholders
Salesforce board to be elected at such meeting. In addition, for business to be properly brought before an annual meeting by a stockholder, such business must be a proper matter for stockholder action pursuant to the Salesforce bylaws, the Salesforce charter and applicable laws.

In the event that the number of directors to be elected to the Slack board at an annual meeting is increased by the Slack board and there is no public announcement by Slack that names all of the nominees for director or specifies the size of the increased board at least 10 days prior to the last day a stockholder may otherwise deliver a notice, a stockholder’s notice will be considered timely with respect to nominees for any new positions created by such increase if it is delivered to the Slack Corporate Secretary by the close of business on the 10th day following the day on which such public announcement is first made by Slack.

Director nominations to be considered at a special meeting must be in writing, meet the requirements of the Slack bylaws and be delivered not earlier than the close of business on the 120th day prior to the special meeting and not later than the close of business on the later of the 90th day prior to the date of such special meeting or the 10th day following the day on which the public announcement of the date of the special meeting is first made by Slack.

Stockholder Action by Written Consent

The Salesforce charter and the Salesforce bylaws provide that no action may be taken by the stockholders by written consent.

The Slack bylaws provide that the affirmative vote of a majority of the voting power of the shares, present in person or represented by proxy, at a meeting and entitled to vote on the subject matter will be the act of the stockholders, except in the election of directors.

The Slack certificate of incorporation provides that stockholders may not act by written consent.

Amendment of Charter

The affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the capital stock of Salesforce entitled to vote generally in the election of directors, voting together as a single class, has the power to amend the charter.

Generally, the Slack charter may be amended upon a resolution of the Slack board and approved by:

•  the holders of at least 66 2/3% of the voting power of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any

Amendment of Bylaws

The Salesforce board has the power to adopt, amend or repeal the Salesforce bylaws. The Salesforce bylaws may also be amended by the affirmative vote of the holders of at least a majority of the total voting power of outstanding capital stock, voting together as a single class.	The Slack charter and bylaws provide that the Slack board is authorized to adopt, amend or repeal the Slack bylaws at any meeting at which a quorum is present by the affirmative vote of a majority of the whole Slack board.

Salesforce Stockholders	Slack Stockholders
The Slack charter and bylaws provide that they may be adopted, amended or repealed by the affirmative vote of the holders of 66 2/3% of the voting power of all of the then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

Exculpation of Directors

The Salesforce charter provides that a director of Salesforce shall not be personally liable to Salesforce or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to Salesforce or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of Salesforce shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

The DGCL provides that a corporation may limit or eliminate a director’s personal liability for monetary damages to the corporation or its stockholders for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to such corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) willful or negligent violation of provisions of Delaware law governing payment of dividends and stock purchases or redemptions or (iv) any transaction from which the director derived an improper personal benefit.

The Slack charter provides that no Slack director will be personally liable to Slack or Slack stockholders for monetary damages for breach of any fiduciary duties as a director, to the fullest extent permitted by the DGCL.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, the liability of Slack directors will be eliminated or limited to the fullest extent permitted by the DGCL, as amended.

Indemnification of Directors, Officers and Employees

Under the Salesforce bylaws, subject to certain qualifications, Salesforce is required to indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of Salesforce or is or was serving at the request of Salesforce as a director or officer of another corporation, or as a controlling person of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer against all	The Slack bylaws provide that Slack will indemnify, to the fullest extent permitted by the DGCL, any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Slack, or is or was a director or officer of Slack serving at the request of Slack as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the

Salesforce Stockholders	Slack Stockholders
expenses, liability and loss reasonably incurred or suffered by such person in connection with such proceeding.

best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

The Slack bylaws provide that Slack will pay the expenses (including attorneys’ fees) incurred by a person potentially eligible for indemnification (as specified above) in defending any proceeding in advance of its final disposition upon receipt of a written request therefor and an undertaking by such person to repay all amounts advanced if it should be ultimately determined that such person is not entitled to be indemnified.

Exclusive Forum

None.

Under the Slack bylaws, unless Slack consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain actions is a state or federal court located within the State of Delaware, in all cases subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. These actions include:

•  any derivative action or proceeding brought on behalf of Slack;

•  any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee or stockholder of Slack to Slack or Slack’s stockholders;

•  any action asserting a claim arising pursuant to any provision of the DGCL, the Slack certificate of incorporation or the Slack bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

•  any action asserting a claim governed by the internal affairs doctrine.

Unless Slack consents in writing to the selection of an alternative forum, the United States District Court for the Northern District of California will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provision does not apply to actions arising under the Exchange Act.

APPRAISAL RIGHTS

If the first merger is consummated, holders of shares of Slack common stock are entitled to appraisal rights in connection with the first merger under Section 262 (which we refer to as “Section 262”) of the DGCL, provided they comply with the conditions established by Section 262.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement/prospectus as Annex E and expressly incorporated herein by reference. Failure to precisely follow any of the statutory procedures set forth in Section 262 may result in the loss or waiver of your appraisal rights. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of Slack common stock who make the demand described below with respect to such shares, do not vote in favor of adoption of the merger agreement, continuously hold such shares through the first effective time, and otherwise comply with the statutory requirements of Section 262 will be entitled to an appraisal of their shares of Slack common stock and to receive payment for the fair value of their shares of Slack common stock as of the first effective time, exclusive of any element of value arising from the accomplishment or expectation of the first merger, as determined by the Delaware Court of Chancery, together with interest, if any and except as otherwise provided below, to be paid upon the amount determined to be fair value. The “fair value” of shares of Slack common stock as determined by the Delaware Court of Chancery may be more than, less than, or equal to the merger consideration per share that holders are otherwise entitled to receive under the terms of the merger agreement. Stockholders should be aware that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the first merger, is not an opinion as to, and does not otherwise address “fair value” under Section 262. All references in this summary of appraisal rights to a “stockholder” or “holders of Slack common stock” are to the record holder or holders of such shares as of immediately prior to the first effective time of the first merger and as to which appraisal rights are asserted. A person having a beneficial interest in shares of Slack common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, not less than 20 days before the meeting to vote on the transaction a constituent corporation submitting the matter to a vote of stockholders must notify the stockholders who were stockholders on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to Section 262 that appraisal rights are available. A copy of Section 262 must be included with such notice. This proxy statement/prospectus constitutes Slack’s notice to Slack’s stockholders that appraisal rights are available in connection with the first merger, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex E, in compliance with the requirements of Section 262. Holders of Slack common stock who wish to exercise such appraisal rights should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of appraisal rights under the DGCL.

Holders of Slack common stock who wish to exercise their appraisal rights of their shares must deliver to Slack a written demand for appraisal of such shares before the vote is taken to approve the Slack merger proposal. The demand must reasonably inform Slack of the identity of the holder of record of shares of Slack common stock who intends to demand appraisal of his, her or its shares of Slack common stock and that the stockholder intends thereby to demand the appraisal of his, her or its shares. A Slack stockholder seeking appraisal of his, or her, or its shares may not vote such holder’s shares in favor of the Slack merger proposal. In addition, a holder of shares of Slack common stock wishing to exercise appraisal rights must hold of record the shares of Slack common stock on the date the written demand for appraisal is made and must continue to hold such shares of Slack common stock of record through the first effective time.

A proxy that is submitted and does not contain voting instructions will, unless properly revoked, be voted in favor of the Slack merger proposal, and it will constitute a waiver of the Slack stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a Slack stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Slack merger proposal or abstain from voting on the Slack merger proposal. Voting against or failing to vote on the Slack merger proposal, or providing a proxy to vote against or abstain from voting on the Slack merger proposal, by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Slack merger proposal.

All demands for appraisal should be addressed to Slack’s General Counsel, 500 Howard Street, San Francisco, California 94105, and must be delivered before the vote is taken to approve the Slack merger proposal at the Slack special meeting. A stockholder’s failure to deliver the written demand to Slack prior to the taking of the vote on the Slack merger proposal at the Slack Special meeting will result in the loss of the stockholder’s appraisal rights.

Only a holder of record of shares of Slack common stock is entitled to demand an appraisal of the shares registered in that holder’s name. Accordingly, to be effective, a demand for appraisal by a stockholder of Slack common stock must be made by, or on behalf of, the record stockholder. A person having a beneficial interest in shares of Slack common stock that are held of record in the name of another person, such as a broker, fiduciary, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized herein properly and in a timely manner to perfect appraisal rights. If shares of Slack common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), bank or other nominee, such demand must be executed by or for the record owner. If a stockholder holds shares of Slack common stock through a broker or bank who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and should identify the depository nominee as record holder. If a Slack stockholder holds shares of Slack common stock through a broker, bank or other nominee and wishes to exercise appraisal rights, such stockholder should consult with his, her or its broker, bank or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of Slack common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal must be made in that capacity. If the shares of Slack common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, bank or other nominee who holds shares of Slack common stock as a nominee for others, may exercise his, her or it’s right of appraisal with respect to the shares of Slack common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, or otherwise exercise his, her or it’s right of appraisal with respect to only certain shares held of record by the record owner. In that case, the written demand should state the number of shares of Slack common stock as to which appraisal is sought. Where no number of shares of Slack common stock is expressly mentioned, the demand will be presumed to cover all shares of Slack common stock held in the name of the record owner.

Within 10 days after the first effective time, the surviving corporation in the first merger must give notice that the first merger has become effective to each stockholder of Slack who has demanded appraisal in accordance with Section 262 and who did not vote in favor of the proposal to adopt the merger agreement and approve the transactions contemplated thereby.

Within 120 days after the first effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Slack common stock held by all dissenting stockholders. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such petition and has no present intention to file a petition and holders should not assume that the surviving corporation will file a petition. In the event that the surviving corporation does not file such petition, it is the obligation of the holders of Slack common stock to initiate all necessary action to perfect their appraisal rights with respect to shares of Slack common stock within the time prescribed in Section 262. If, within 120 days after the first effective time, no petition has been filed as provided above, all rights to appraisal will be lost and those shares will be deemed to have been converted at the first effective time into the consideration set forth in the merger agreement. In addition, within 120 days after the first effective time, any stockholder who has theretofore complied with the applicable provisions of Section 262 will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares of Slack common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of Slack common stock held either in a voting trust or by a nominee on behalf of such person and for which appraisal has been properly demanded may, in such person’s own name, file a petition for appraisal or request from the surviving corporation such statement. The statement must be given within 10 days after such written request has been received by the surviving corporation.

At any time within 60 days after the first effective time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw their demand for appraisal and to accept the terms offered in the first merger by delivering to the surviving corporation a written withdrawal of stockholder’s demand and an acceptance of the first merger; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court of Chancery shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the first merger within 60 days.

If a petition for appraisal is duly filed by a stockholder or beneficial owner and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Slack common stock and with whom agreements as to the value of their shares of Slack common stock have not been reached. If the petition was filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. If a petition for an appraisal is timely filed, at the hearing on such petition, the Delaware Court of Chancery will determine which stockholders have complied with Section 262 of the DGCL and are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Slack common stock, and who hold shares represented by certificates, to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, because the shares of Slack common stock will be listed on a national securities exchange, immediately prior to the first merger, the Delaware Court of Chancery shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares of Slack common stock entitled to appraisal exceeds 1% of the outstanding shares of Slack common stock eligible for appraisal or (2) the value of the consideration provided in the first merger for such total number of shares exceeds $1 million. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation in the first merger and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the surviving corporation in the first merger.

After determination of the stockholders entitled to appraisal of their shares of Slack common stock, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will appraise the shares of Slack common stock, determining their fair value as of the first effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the first merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of such value (together with any applicable interest) by the surviving corporation to the stockholders entitled thereto. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as provided in the following sentence, interest from the first effective time through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the first effective time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceeding, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided in the preceding sentence only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of shares as determined by the Delaware Court of Chancery and (ii) interest theretofore accrued, unless paid at that time.

Neither Slack nor Salesforce anticipates offering more than the merger consideration provided for in the merger agreement to any Slack stockholder exercising appraisal rights and they reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Slack common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., 457 A.2d 701 (Del. 1983), the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., 634 A.2d 345 (Del. 1993), the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the Slack stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a dissenting stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Slack common stock entitled to appraisal. In the absence of such an order, each party bears its own fees and expenses. Any Slack stockholder who demanded and perfected appraisal rights will not, after the first effective time, be entitled to vote shares of

Slack common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Slack common stock, other than with respect to payment as of a record date prior to the first effective time.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT/DIRECTORS OF SLACK

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 16, 2020, for:

•	each of our named executive officers for fiscal year 2020;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of more than five percent of the outstanding shares of our Class A or Class B common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable.

We have based percentage ownership of our common stock on 494,291,274 shares of our Class A common stock and 83,441,133 shares of our Class B common stock outstanding as of December 16, 2020. We have deemed shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of December 16, 2020 to be outstanding and to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person. We have deemed shares of our common stock subject to RSUs for which the service condition has been satisfied or would be satisfied within 60 days of December 16, 2020 to be outstanding and to be beneficially owned by the person holding the RSUs for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to stock options or RSUs outstanding for the purpose of computing the percentage ownership of any other person. This table also presents shares subject to the voting proxy held by our Chief Executive Officer, Stewart Butterfield, pursuant to certain voting agreements between Mr. Butterfield and certain other stockholders.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Slack Technologies, Inc., 500 Howard Street, San Francisco, California 94105.

	Shares Beneficially Owned
	Class A		Class B		Total Voting%†	Total Ownership%
	Shares	%	Shares	%
5% Stockholders:
Entities affiliated with Accel(1)	1,284,682	*	8,146,695	9.8%	6.2%	1.6%
Entities affiliated with Morgan Stanley(2)	65,857,099	13.3%	—	—	5.0%	11.4%
Entities affiliated with T. Rowe Price(3)	61,997,396	12.5%	—	—	4.7%	10.7%
Entities affiliated with The Vanguard Group(4)	37,567,806	7.6%	—	—	2.8%	6.5%
Entities affiliated with FMR(5)	21,827,230	4.4%	—	—	1.6%	3.8%
Named Executive Officers and Directors:
Stewart Butterfield(6)	2,488,318	*	38,584,666	46.1%	29.2%	7.1%
Shares subject to voting proxy(7)	235,307	*	35,640,565	42.6%	26.8%	6.2%
Total(6)(7)	2,723,625	*	74,225,231	88.7%	55.9%	13.3%
Allen Shim(8)	2,131,753	*	255,012	*	*	*
Robert Frati(9)	268,280	*	61,250	*	*	*
Andrew Braccia(10)	1,770,344	*	8,146,695	9.8%	6.3%	1.7%
Edith Cooper(11)	187,981	*	17,090	*	*	*
Sarah Friar(12)	—	—	406,017	*	*	*
Sheila B. Jordan(13)	3,273	*	—	—	*	*
Michael M. McNamara(14)	4,647	*	—	—	*	*
John O’Farrell(15)	1,018,138	*	—	—	*	*
Graham Smith(16)	44,000	*	150,000	*	*	*
All directors and executive officers as a group (13 persons)(17)	8,522,646	1.7%	83,384,791	99.1%	63.0%	15.9%

*	Represents less than one percent (1%).
†

Percentage of total voting power represents voting power with respect to all shares of our Class A common stock and Class B common stock, as a single class. The holders of our Class A common stock are entitled to one vote per share, and holders of our Class B common stock are entitled to ten votes per share.

(1)

Consists of (i) 58,325 shares of Class A common stock held of record by Accel Growth Fund Investors 2016 L.L.C., (ii) 174,973 shares of Class B common stock held of record by Accel Growth Fund Investors 2016 L.L.C., (iii) 1,219,420 shares of Class A common stock held of record by Accel Growth Fund IV L.P., (iv) 3,658,260 shares of Class B common stock held of record by Accel Growth Fund IV L.P., (v) 6,937 shares of Class A common stock held of record by Accel Growth Fund IV Strategic Partners L.P., (vi) 20,812 shares of Class B common stock held of record by Accel Growth Fund IV Strategic Partners L.P., (vii) 154,555 shares of Class B common stock held of record by Accel Investors 2009 L.L.C., (viii) 3,849,170 shares of Class B common stock held of record by Accel X L.P., and (ix) 288,925 shares of Class B common stock held of record by Accel X Strategic Partners L.P. The managing member of Accel Growth Fund Investors 2016 L.L.C. are Andrew Braccia, Sameer Gandhi, Ping Li, Tracy Sedlock, Ryan Sweeney, and Richard Wong, all of whom share voting and dispositive power with regard to the shares held by Accel Growth Fund Investors 2016 L.L.C. Accel Growth Fund IV Associates L.L.C. is the general partner of each Accel Growth Fund IV L.P. and Accel Growth Fund IV Strategic Partners L.P. (the “Accel Growth Fund IV Entities”). The managing members of Accel Growth Fund IV Associates L.L.C. are Andrew Braccia, Sameer Gandhi, Ping Li, Tracy Sedlock, Ryan Sweeney, and Richard Wong. Accel Growth Fund IV Associates L.L.C. has sole voting and dispositive power with regard to the shares held by the Accel Growth Fund IV Entities, and its managing members share such powers. The managing member of Accel Investors 2009 L.L.C. are Andrew Braccia, Kevin Efrusy, Sameer Gandhi, Ping Li, Tracy Sedlock, and Richard Wong, all of whom share voting and dispositive power with regard to the shares held by Accel Investors 2009 L.L.C. Accel X Associates L.L.C. is the general partner of each of Accel X L.P. and Accel X Strategic Partners L.P. (together, the “Accel X Entities”). The managing members of Accel X Associates

L.L.C. are Andrew Braccia, Kevin Efrusy, Sameer Gandhi, Ping Li, Tracy Sedlock, and Richard P. Wong. Accel X Associates L.L.C. has sole voting and dispositive power with regard to the shares held by the Accel X Entities. The address for each of these entities is 500 University Avenue, Palo Alto, CA 94301.
(2)	Based on information reported by Morgan Stanley on Form 13F filed with the SEC on November 13, 2020. Morgan Stanley listed its address as 1585 Broadway, New York, NY 10036.
(3)

Based on information reported by T. Rowe Price Associates, Inc. on Form 13F filed with the SEC on November 16, 2020. T. Rowe Price Associates, Inc. listed its address as 100 E. Pratt Street, Baltimore, MD 21202.

(4)	Based on information reported by Vanguard Group, Inc. on Form 13F filed with the SEC on November 16, 2020. Vanguard Group, Inc. listed its address as PO Box 2600 V26, Valley Forge, PA 19482-2600.
(5)	Based on information reported by FMR LLC on Form 13F filed with the SEC on November 13, 2020. FMR LLC listed its address as 245 Summer Street, Boston, MA 02210.
(6)

Consists of (i) 982,623 shares of Class A common stock held of record by Mr. Butterfield, 122,817 shares of which are subject to repurchase by the Company, (ii) 38,355,865 shares of Class B common stock held of record by Mr. Butterfield, 987,928 shares of which are subject to repurchase by the Company, (iii) 697,471 shares of Class A common stock subject to outstanding options held by Mr. Butterfield that are exercisable within 60 days of December 16, 2020, all of which are subject to repurchase by the Company, (iv) 228,801 shares of Class B common stock subject to outstanding RSUs held by Mr. Butterfield that vest within 60 days of December 16, 2020, and (v) 808,224 shares of Class A common stock held by a charitable foundation and over which Mr. Butterfield retains voting and dispositive power.

(7)

Consists of shares of Class A common stock and Class B common stock currently held, or that may be acquired within 60 days of December 16, 2020, by other stockholders over which, except under limited circumstances, Mr. Butterfield holds an irrevocable proxy, pursuant to voting agreements between Mr. Butterfield and each of such stockholders. We do not believe that the parties to these voting agreements constitute a “group” under Section 13 of the Exchange Act.

(8)

Consists of (i) 496,141 shares of Class A common stock held of record by Mr. Shim, (ii) 26,366 shares of Class A common stock subject to outstanding options held by Mr. Shim that are exercisable within 60 days of December 16, 2020, (iii) 198,605 shares of Class B common stock subject to outstanding options held by Mr. Shim that are exercisable within 60 days of December 16, 2020, (iv) 3,833 shares of Class A common stock subject to outstanding RSUs held by Mr. Shim that vest within 60 days of December 16, 2020, (v) 56,407 shares of Class B common stock subject to outstanding RSUs held by Mr. Shim that vest within 60 days of December 16, 2020, (vi) 1,529,105 shares of Class A common stock held of record by the Shim-Park Family Revocable Trust, and (vii) 76,308 shares of Class A common stock held of record by the Allen Shim 2019 Grantor Retained Annuity Trust dated May 1, 2019.

(9)

Consists of (i) 228,014 shares of Class A common stock held of record by Mr. Frati, (ii) 35,155 shares of Class A common stock subject to outstanding options held by Mr. Frati that are exercisable within 60 days of December 16, 2020, (iii) 38,000 shares of Class B common stock subject to outstanding options held by Mr. Frati that are exercisable within 60 days of December 16, 2020, (iv) 5,111 shares of Class A common stock subject to outstanding RSUs held by Mr. Frati that vest within 60 days of December 16, 2020, and (v) 23,250 shares of Class B common stock subject to outstanding RSUs held by Mr. Frati that vest within 60 days of December 16, 2020.

(10)

Consists of (i) shares of Class A common stock and Class B common stock held by the entities affiliated with Accel identified in footnote one, (ii) 422,674 shares of Class A common stock held of record by the UA 10/26/2005 AKB Living Trust, (iii) 29,748 shares of Class A common stock held of record by the Braccia Family GST Exempt Trust, and (iv) 33,240 shares of Class A common stock held of record by various trusts for which Mr. Braccia is a trustee.

(11)

Consists of (i) 187,981 shares of Class A common stock held of record by Ms. Cooper and (ii) 17,090 shares of Class B common stock subject to outstanding RSUs held by Ms. Cooper that vest within 60 days of December 16, 2020.

(12)

Consists of (i) 246,340 shares of Class B common stock held of record by the David Riley and Sarah Friar Revocable Trust Dated August 11, 2006, 25,377 shares of which are subject to repurchase by the Company, and (ii) 159,677 shares of Class B common stock held of record by the Sarah Friar 2019 Grantor Retained Annuity Trust Dated February 1, 2019.

(13)	Consists of 3,273 shares of Class A common stock held of record by Ms. Jordan.
(14)	Consists of 4,647 shares of Class A common stock held of record by Mr. McNamara.
(15)	Consists of 1,018,138 shares of Class A common stock held of record by a family trust for which Mr. O’Farrell is a trustee.
(16)

Consists of (i) 44,000 shares of Class A common stock held of record by Mr. Smith and (ii) 150,000 shares of Class B common stock held of record by Mr. Smith, 105,000 shares of which are subject to repurchase by the Company.

(17)

Consists of (i) 7,688,272 shares of Class A common stock held of record by our current directors, executive officers, and trusts affiliated with our directors and executive officers, 122,817 shares of which are subject to repurchase by the Company, (ii) 82,661,892 shares of Class B common stock held of record by our current directors, executive officers, and trusts affiliated with our directors and executive officers, 1,118,305 shares of which are subject to repurchase by the Company, (iii) 816,997 shares of Class A common stock subject to outstanding options held by our directors and executive officers that are exercisable within 60 days of December 16, 2020, 697,471 shares of which are subject to repurchase by the Company, (iv) 290,605 shares of Class B common stock subject to outstanding options held by our directors and executive officers that are exercisable within 60 days of December 16, 2020, (v) 17,377 shares of Class A common stock subject to outstanding RSUs held by our directors and executive officers that vest within 60 days of December 16, 2020, and (vi) 432,294 shares of Class B common stock subject to outstanding RSUs held by our directors and executive officers that vest within 60 days of December 16, 2020; in each case including shares of Class A common stock and Class B common stock currently held, or that may be acquired within 60 days of December 16, 2020, by other stockholders over which, except under limited circumstances, Mr. Butterfield holds an irrevocable proxy, pursuant to voting agreements between Mr. Butterfield and each of such stockholders.

LEGAL MATTERS

The validity of the shares of Salesforce common stock offered hereby will be passed upon for Salesforce by Wachtell, Lipton, Rosen & Katz.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Slack by Latham & Watkins LLP.

Certain U.S. federal income tax consequences of the transaction will be passed upon for Salesforce by Wachtell, Lipton, Rosen & Katz.

EXPERTS

Salesforce

The consolidated financial statements of salesforce.com, inc. appearing in salesforce.com, inc.’s Annual Report (Form 10-K) for the year ended January 31, 2020, and the effectiveness of salesforce.com, inc.’s internal control over financial reporting as of January 31, 2020, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Slack

The consolidated financial statements of Slack Technologies, Inc. and subsidiaries as of January 31, 2020 and 2019, and for each of the years in the three-year period ended January 31, 2020, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

HOUSEHOLDING OF PROXY MATERIALS

Slack has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Slack may deliver a single copy of the Notice and, if applicable, proxy materials to multiple stockholders who share the same address, unless Slack has received contrary instructions from one or more of such stockholders. This procedure reduces Slack’s printing costs, mailing costs, and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, Slack will deliver promptly a separate copy of the Notice and, if applicable, proxy materials to any stockholder at a shared address to which Slack delivered a single copy of any of these materials. To receive a separate copy, or, if a stockholder is receiving multiple copies, to request that Slack only send a single copy of the Notice and, if applicable, proxy materials, such stockholder may contact us at:

Slack Technologies, Inc.

Attention: Investor Relations

500 Howard Street

San Francisco, California 94105

(415) 630-7943

In light of shelter-in-place restrictions currently in place due to COVID-19, stockholders are encouraged to contact Slack by telephone instead of physical mail to help ensure timely receipt of any request for proxy materials.

Street name stockholders may contact their broker, bank, or other nominee to request information about householding.

FUTURE STOCKHOLDER PROPOSALS

Slack Stockholder Proposals

If the merger agreement is not adopted by the requisite vote of the Slack stockholders or if the mergers are not completed for any reason, Slack intends to hold an annual meeting of its stockholders in 2021 (which we refer to as the “Slack 2021 annual meeting”). If the Slack 2021 annual meeting occurs, pursuant to the Slack bylaws, Slack stockholders of record may present proposals that are proper subjects for consideration at an annual meeting and/or nominate persons to serve on the Slack board at such annual meeting.

Slack stockholders may present proper proposals for inclusion in Slack’s annual meeting proxy statement and for consideration at the Slack 2021 annual meeting of stockholders by submitting their proposals in writing to Slack’s Corporate Secretary in a timely manner. For a stockholder proposal to be considered for inclusion in Slack’s proxy statement for the 2021 annual meeting of stockholders, Slack’s Corporate Secretary must have received the written proposal at Slack’s principal executive offices not later than January 5, 2021. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals should be addressed to: Slack Technologies, Inc., Attention: Corporate Secretary, 500 Howard Street, San Francisco, California 94105.

Slack’s bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Slack’s bylaws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (i) specified in Slack’s proxy materials with respect to such annual meeting, (ii) otherwise properly brought before such annual meeting by or at the direction of Slack’s board or (iii) properly brought before such meeting by a stockholder of record entitled to vote at such annual meeting who has delivered timely written notice to Slack’s Corporate Secretary, which notice must contain the information specified in our bylaws. To be timely for the 2021 annual meeting of stockholders, Slack’s Corporate Secretary must receive the written notice at Slack’s principal executive offices not earlier than January 5, 2021, and not later than the close of business on February 4, 2021.

Holders of Slack’s common stock may propose director candidates for consideration by Slack’s nominating and corporate governance committee. Any such recommendations must include the nominee’s name and qualifications for membership on Slack’s board and be directed to our Corporate Secretary at the address set forth above.

In addition, Slack’s bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must provide the information required by Slack’s bylaws. In addition, the stockholder must give timely notice to Slack’s Corporate Secretary in accordance with Slack’s bylaws, which, in general, require that the notice be received by Slack’s Corporate Secretary within the time periods described above for stockholder proposals that are not intended to be included in a proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

Both Salesforce and Slack file annual, quarterly and current reports, proxy statements and other business and financial information with the SEC. Salesforce’s and Slack’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. You will also be able to obtain many of these documents, free of charge, from Salesforce by accessing Salesforce’s website at http://www.Salesforce.com under the “Investors” link and then the “Financials” link or from Slack at http://www.Slack.com under the “Investor Relations” link and then under the heading “Financials.”

Salesforce has filed a registration statement on Form S-4, of which this document forms a part. As permitted by SEC rules, this document does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. Statements contained in this document as to the contents of any contract or other documents referred to in this document are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to or incorporated by reference into the registration statement. These documents contain important information about the companies and their financial condition.

The SEC allows Salesforce and Slack to incorporate certain information into this document by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information that is superseded by information in this document or by more recent information incorporated by reference into this document. The documents that are incorporated by reference contain important information about the companies, and you should read this document together with any other documents incorporated by reference in this document.

This document incorporates by reference the following documents that have previously been filed with the SEC by Salesforce:

•	Annual Report on Form 10-K for the year ended January 31, 2020 (filed with the SEC on March 5, 2020);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020, July 31, 2020 and October 31, 2020 (filed with the SEC on June  1, 2020, August  28, 2020 and December 4, 2020, respectively);

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on June 11, 2020 (filed with the SEC on May 1, 2020);

•

Current Reports on Form 8-K filed with the SEC on February 25, 2020 (with respect to Item 5.02), March  30, 2020, April  24, 2020, June  1, 2020, June  12, 2020, December  1, 2020 (with respect to Item 5.02), December  1, 2020 (with respect to Item 1.01 and Item 8.01) and December 23, 2020 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•

Any description of shares of Salesforce common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•

Amended and Restated Certificate of Incorporation of Salesforce, dated June  7, 2019 (filed with the SEC as Exhibit 3.1 to Salesforce’s Current Report on Form 8-K filed with the SEC on June 7, 2019); and

•	Amended and Restated Bylaws of Salesforce, dated June 7, 2019 (filed with the SEC as Exhibit 3.2 to Salesforce’s Current Report on Form 8-K filed with the SEC on June 7, 2019).

This document also incorporates by reference the following documents that have previously been filed with the SEC by Slack:

•	Annual Report on Form 10-K for the year ended January 31, 2020 (filed with the SEC on March 12, 2020);

•

Quarterly Reports on Form 10-Q for the quarterly periods ended April 30, 2020, July 31, 2020 and October 31, 2020 (filed with the SEC on June  4, 2020, September  8, 2020 and December 3, 2020, respectively);

•	Definitive Proxy Statement on Schedule 14A for the Annual Meeting of Stockholders on June 19, 2020 (filed with the SEC on May 5, 2020);

•

Current Reports on Form 8-K filed with the SEC on March 19, 2020, April 7, 2020, April  9, 2020, June  23, 2020, December  1, 2020 and December 18, 2020 (in each case excluding any information furnished pursuant to Item 2.02 or Item 7.01);

•	Any description of shares of Slack common stock contained in a registration statement filed pursuant to the Exchange Act and any amendment or report filed for the purpose of updating such description;

•

Amended and Restated Certificate of Incorporation of Slack, dated May  13, 2019 (filed with the SEC as Exhibit 3.2 to Slack’s Registration Statement on Form S-1/A filed with the SEC on May 13, 2019); and

•	Amended and Restated Bylaws of Slack, dated September 8, 2020 (filed with the SEC as Exhibit 3.2 to Slack’s Quarterly Report on Form 10-Q filed with the SEC on September 8, 2020).

In addition, Salesforce and Slack are incorporating by reference (i) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of the initial registration statement on Form S-4 filed by Salesforce on December 23, 2020, and prior to the effectiveness of the registration statement of which this proxy statement/prospectus forms a part, and (ii) any documents they may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this proxy statement/prospectus and prior to the date of the respective special meetings of the Salesforce stockholders and the Slack stockholders; provided, however, that Salesforce and Slack are not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference herein or certain other information concerning Salesforce or Slack, without charge, upon written or oral request to the applicable company’s principal executive offices. The respective addresses and phone numbers of such principal executive offices are listed below:

Salesforce	Slack

salesforce.com, inc. Salesforce Tower 415 Mission Street, 3rd Floor San Francisco, California 94105 Attention: Investor Relations (415) 536-6250	Slack Technologies, Inc. 500 Howard Street San Francisco, California 94105 Attention: Investor Relations (415) 630-7943

To obtain timely delivery of these documents before the Slack special meeting, Slack stockholders must request the information no later than February 23, 2021 (which is five business days before the date of the Slack special meeting).

Neither Salesforce nor Slack has authorized anyone to give any information or make any representation about the mergers or its companies that is different from, or in addition to, that contained in this document or in any of the materials that have been incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

salesforce.com, inc.

Skyline Strategies I Inc.,

Skyline Strategies II LLC

and

Slack Technologies, Inc.

dated as of

December 1, 2020

A-i

A-ii

Annex A	Certain Definitions
Annex B	Form of Voting Agreement
Annex C	Form of Certificate of Incorporation
Annex D	Form of Bylaws
Annex E	Form of Limited Liability Company Agreement

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 1, 2020, is by and among salesforce.com, inc., a Delaware corporation (“Parent”), Skyline Strategies I Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”), and Slack Technologies, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement, unless the context clearly provides otherwise. Parent, Merger Sub I, Merger Sub II and the Company are each sometimes referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, it is proposed that Merger Sub I shall merge with and into the Company, with the Company surviving the merger as a wholly owned Subsidiary of Parent (the “First Merger”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to which each share of Class A common stock, par value $0.0001 per share, of the Company (“Class A Common Stock”) and each share of Class B common stock, par value $0.0001 per share, of the Company (“Class B Common Stock,” and, together with Class A Common Stock, the “Company Common Stock”), in each case, issued and outstanding immediately prior to the First Effective Time, other than Dissenting Shares, shares covered by Company Restricted Share Awards and Cancelled Shares, will be converted into the right to receive a combination of cash and shares of common stock, par value $0.001 per share, of Parent (“Parent Common Stock”);

WHEREAS, immediately following the First Merger, a second merger shall occur (a) if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, by the Surviving Corporation merging with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned Subsidiary of Parent in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act (the “DLLCA”) or (b) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, by the Surviving Corporation merging with and into Parent, with Parent surviving the merger in accordance with the applicable provisions of the DGCL (such second step merger, the “Second Merger,” and, together with the First Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board of Directors”) unanimously (i) determined that the terms of this Agreement and the transactions contemplated hereby (the “Transactions”), including the Mergers, are fair to, and in the best interests of, the Company and its stockholders (the “Company Stockholders”), (ii) determined that it is in the best interests of the Company and the Company Stockholders and declared it advisable to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders approve the Transactions, including the First Merger, and adopt this Agreement (the “Company Board Recommendation”);

WHEREAS, the board of directors of each of Parent, Merger Sub I and Merger Sub II, and the sole stockholder of Merger Sub I and the sole member of Merger Sub II, have approved this Agreement and determined that this Agreement and the Transactions, including the Mergers and the issuance of Parent Common Stock in connection therewith, are advisable and fair to, and in the best interests of, Parent, Merger Sub I and Merger Sub II and their respective stockholder(s) and/or member(s);

WHEREAS, as a condition to Parent, Merger Sub I and Merger Sub II entering into this Agreement, and incurring the obligations set forth herein, and as an inducement and in consideration for Parent, Merger Sub I and

Merger Sub II to enter into the Merger Agreement, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub I and Merger Sub II are entering into a voting agreement, in the form attached as Annex B hereto, with certain Company Stockholders pursuant to which, among other things, such Company Stockholders have agreed, subject to the terms thereof, to vote all of such Company Stockholders’ shares of Company Common Stock in accordance with the terms of such voting agreement (the “Voting Agreement”);

WHEREAS, for U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend that the Mergers, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code; and

WHEREAS, Parent, Merger Sub I, Merger Sub II and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Transactions and also to prescribe various conditions to the Transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGERS

Section 1.1. The Mergers. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the relevant provisions of the DGCL, at the First Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease. The Company will become a wholly owned Subsidiary of Parent and will continue as the surviving corporation in the First Merger (the “Surviving Corporation”). Upon the terms and subject to the conditions set forth in this Agreement, immediately following the First Effective Time and as part of a single integrated transaction, at the Second Effective Time, (a) if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, the Surviving Corporation shall be merged with and into Merger Sub II and Merger Sub II will continue as the surviving entity in the merger and as a wholly owned Subsidiary of Parent (the “Surviving LLC”) in accordance with the applicable provisions of the DGCL and the DLLCA or (b) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, the Surviving Corporation shall be merged with and into Parent, with Parent surviving the merger in accordance with the applicable provisions of the DGCL. “Surviving Company” means (i) if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, the Surviving LLC or (ii) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, Parent.

Section 1.2. Effect of the Mergers. At the First Effective Time, the effects of the First Merger and, at the Second Effective Time, the effects of the Mergers, shall be as provided in this Agreement, the applicable Certificate of Merger and the applicable provisions of the DGCL and, unless the Revised Structure Notice shall have been delivered by Parent in accordance with Section  2.7, the DLLCA.

Section 1.3. The Closing. The closing of the Mergers (the “Closing”) shall take place by means of a virtual closing through electronic exchange of documents and signatures at 4:00 a.m., Pacific Time, on the fifth (5th) Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at the Closing), unless another date or place is agreed to in writing by the Company and Parent; provided that, in the event that pursuant to the foregoing terms, the Closing would occur on a date that is prior to March 15, 2021, at Parent’s written election delivered to the Company no later than three (3) Business Days prior to the date on which the Closing would have otherwise occurred (and provided that (i) such election shall be irrevocable upon delivery and effective as of 4:00 a.m., Pacific Time, on the date on which the Closing would have otherwise occurred (such date, the “Original Closing Date”), (ii) upon effectiveness of such election, and subject to (A) confirmation by the Company to Parent in writing that the Company is ready, willing and able to consummate the Closing on the Original Closing Date and (B) the delivery by the Company to Parent of the certificate specified in Section 7.2(d) dated as of the Original Closing Date (and not the Closing Date so delayed pursuant to this proviso) solely with respect to the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.2(c), each of the conditions to the obligations of Parent set forth in Section 7.2(a) and Section 7.2(c) (other than with respect to non-fulfillment of the condition set forth in Section 7.2(a) as a result of willful breach by the Company occurring after the Original Closing Date) shall be deemed to have been irrevocably fulfilled in all respects (for the avoidance of doubt, as a condition to the Closing, the Company will be required to deliver the certificate specified in Section 7.2(d) with respect to Section 7.2(a), solely with respect to the absence of any willful breach by the Company occurring after the Original Closing Date), and (iii) in the case of such election, Parent shall have irrevocably waived its right to terminate this Agreement pursuant to Section 8.1(c)(ii) (other than as a result of willful breach by the Company occurring after the Original Closing Date)), the Closing shall take place at 4:00 a.m., Pacific Time, on March 15, 2021 (or on a date after the Original Closing Date and prior to March 15, 2021, if Parent, in its sole discretion, elects such other date by written notice delivered to the Company no later than two (2) Business Days prior to such other date) if, except to the extent provided above in this sentence, the conditions set forth in Article VII are satisfied or waived as of such time, or if such conditions are not satisfied or waived as of such time, the timing of the Closing shall be determined in accordance with this Section 1.3, unless another date or place is agreed to in writing by the Company and Parent. The date on which the Closing takes place is referred to as the “Closing Date.”

Section 1.4. Effective Times. Subject to the provisions of this Agreement, on the Closing Date, a certificate of merger satisfying the applicable requirements of the DGCL, in form and substance reasonably satisfactory to Parent and the Company (the “First Certificate of Merger”), shall be duly executed by the Company and filed with the Secretary of State of the State of Delaware, and the Parties shall make any other filings, recordings or publications required to be made under the DGCL in connection with the First Merger. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or, if otherwise agreed to by the Company and Parent, at such later time as may be specified in the First Certificate of Merger (the effective time of the First Merger being referred to as the “First Effective Time”). Immediately following the First Effective Time, (a) if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, a certificate of merger satisfying the applicable requirements of the DLLCA, in form and substance reasonably satisfactory to Parent and the Company shall be duly executed by Merger Sub II and filed with the Secretary of State of the State of Delaware, and the Parties shall make any other filings, recordings or publications required to be made under the DLLCA in connection with the Second Merger or (b) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, a certificate of merger satisfying the applicable requirements of the DGCL, in form and substance reasonably satisfactory to Parent and the Company (a certificate of merger pursuant to clause (a) or (b), the “Second Certificate of Merger” and each of which, including the First Certificate of Merger, may be referred to as a “Certificate of Merger”) shall be duly executed by Parent and filed with the Secretary of State of the State of Delaware, and the Parties shall make any other filings, recordings or publications required to be made under the DGCL in connection with the Second Merger. The Second Merger shall become effective upon the filing of the Second Certificate of Merger with the Secretary of State of the State of Delaware or, if otherwise agreed to by the Company and Parent, at such later time as may be specified in the Second Certificate of Merger (the effective time of the Second Merger being referred to as the “Second Effective Time”).

Section 1.5. Governing Documents. Unless otherwise determined by Parent prior to the First Effective Time, and by virtue of the Mergers and pursuant to each Certificate of Merger:

(a) At the First Effective Time, the certificate of incorporation and the bylaws of the Company shall be amended in their entireties to read as the certificate of incorporation and bylaws, respectively, of Merger Sub I, in the forms attached as Annex C and Annex D hereto, respectively, and as in effect immediately prior to the First Effective Time, and as so amended shall be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law; provided that the name of the Surviving Corporation shall be “Slack Technologies, Inc.”

(b) At the Second Effective Time, (i) if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, the certificate of formation of Merger Sub II and the limited liability company agreement of Merger Sub II, in the form attached as Annex E hereto, each as in effect immediately prior to the Second Effective Time, shall be amended to provide that the name of the Surviving LLC shall be “Slack Technologies, LLC” and as so amended shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended as provided therein or by applicable Law, or (ii) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, the certificate of incorporation and the bylaws of Parent, as in effect immediately prior to the Second Effective Time, shall be the certificate of incorporation and bylaws, respectively, of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

Section 1.6. Officers and Directors. Unless otherwise determined by Parent prior to the First Effective Time, the Parties will use their respective best efforts to cause:

(a) The officers of Merger Sub I immediately prior to the First Effective Time, to be the initial officers of the Surviving Corporation from and after the First Effective Time and the directors of Merger Sub I immediately prior to the First Effective Time to be the initial directors of the Surviving Corporation from and after the First Effective Time.

(b) (i) If the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, the Managing Member (as defined in the limited liability company agreement of the Surviving LLC) of the Surviving LLC immediately prior to the Second Effective Time shall remain the Managing Member after the Second Effective Time and the officers of Merger Sub II as of immediately prior to the Second Effective Time shall be the officers of the Surviving LLC from and after the Second Effective Time, or (ii) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, the officers and directors of Parent immediately prior to the Second Effective Time shall remain the officers and directors of the Surviving Company after the Second Effective Time.

ARTICLE II

TREATMENT OF SECURITIES

Section 2.1. Treatment of Capital Stock.

(a) The First Merger. At the First Effective Time by virtue of the First Merger and without any action on the part of the holder thereof:

(i) Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time (other than any Dissenting Shares, Cancelled Shares or shares covered by Company Restricted Share Awards) shall be converted into (A) 0.0776 (the “Exchange Ratio”) fully paid and nonassessable shares of Parent Common Stock, subject to Section 2.5 with respect to fractional shares (the “Stock Consideration”), and (B) the right to receive $26.79 in cash, without interest (the “Cash Consideration” and, together with the Stock

Consideration, the “Merger Consideration”). From and after the First Effective Time, all shares of Company Common Stock (other than any Dissenting Shares, Cancelled Shares, shares covered by Company Restricted Share Awards) shall cease to be issued and outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a valid certificate or certificates which immediately prior to the First Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) or evidenced by way of book-entry in the register of stockholders of the Company immediately prior to the First Effective Time (each, a “Book-Entry Share”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration upon the surrender of such shares of Company Common Stock in accordance with Section 2.2, including the right to receive, pursuant to Section 2.5, cash in lieu of fractional shares of Parent Common Stock, if any, into which such shares of Company Common Stock would have been converted pursuant to this Section 2.1(a)(i) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 2.2(f).

(ii) Each share of Company Common Stock issued and outstanding immediately prior to the First Effective Time that is owned or held in treasury by the Company or is owned by Parent or any direct or indirect wholly owned Subsidiary of Parent or of the Company shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor (collectively, the “Cancelled Shares”).

(iii) Each share of common stock of Merger Sub I issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one validly issued, fully paid and nonassessable common share, par value $0.0001 per share, of the Surviving Corporation.

(b) The Second Merger. At the Second Effective Time by virtue of the Second Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.0001 per share, of the Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be cancelled and retired and shall cease to exist. Each limited liability company interest of Merger Sub II issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a limited liability company interest of the Surviving LLC; provided that in the event the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7, each share of Parent Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain outstanding as a share of common stock of the Surviving Company.

(c) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are issued and outstanding immediately prior to the First Effective Time and that are owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such stockholders shall have failed to perfect any available right of appraisal under applicable Law, but, instead, the holders thereof shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the foregoing, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right of appraisal, the shares of Company Common Stock held by such stockholder shall not be deemed Dissenting Shares for purposes of this Agreement and shall thereupon be deemed to have been converted into the Merger Consideration at the First Effective Time in accordance with Section 2.1(a). The Company shall give Parent (A) prompt notice of any demands for appraisal filed pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands and any other instruments served or delivered in connection with such demands pursuant to the DGCL and received by the Company and (B) the opportunity and right to participate in all negotiations and proceedings with respect to demands made pursuant to Section 262 of the DGCL (it being understood that, subject to good-faith consultation with Parent, the Company will have the right to direct and control any such negotiations and proceedings). The Company shall not, except with the prior written consent of Parent, (x) make any payment with respect to any such demand, (y) offer to settle or settle any such demand or (z) waive any failure to timely deliver a written demand for appraisal or timely take any other action to perfect appraisal rights in accordance with the DGCL.

(d) Adjustment to Merger Consideration. The Merger Consideration shall be adjusted appropriately, without duplication, to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock or Parent Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Company Common Stock or shares of Parent Common Stock outstanding after the date hereof and prior to the First Effective Time. Nothing in this Section 2.1(d) shall be construed to permit the Company or Parent to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 2.2. Payment for Securities; Surrender of Certificates.

(a) Exchange Fund. Prior to the First Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as the exchange agent in connection with the First Merger (the “Exchange Agent”). The Exchange Agent shall also act as the agent for the Company Stockholders for the purpose of receiving and holding their Certificates and Book-Entry Shares and shall obtain no rights or interests in the shares represented thereby. At or immediately after the First Effective Time, Parent shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of Parent Common Stock issuable pursuant to Section 2.1(a) in book-entry form equal to the Stock Consideration (excluding any Fractional Share Consideration) and (ii) cash in immediately available funds in an amount sufficient to pay the Cash Consideration in accordance with Section 2.1(a) and the Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions under Section 2.2(f) (such evidence of book-entry shares of Parent Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Company Common Stock. In the event the Exchange Fund shall be insufficient to pay the Merger Consideration in accordance with Section 2.1, the Fractional Share Consideration in accordance with Section 2.5 and any dividends or other distributions under Section 2.2(f), Parent shall promptly deposit, or cause to be deposited, additional funds with the Exchange Agent in an amount that is equal to the shortfall that is required to make such payment. Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration in accordance with Section 2.5, and any amounts payable in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated P-1 or A-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Parent.

(b) Procedures for Surrender.

(i) Company Common Stock Certificates. Promptly after the First Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate and whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) in exchange for payment of the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f) for each share of Company Common Stock formerly represented by such Certificate, and the Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof and, if required by Parent, an indemnity bond) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (x) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (y) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such Tax either has been paid or is not required to be paid.

(ii) Book-Entry Shares. Any holder of any Book-Entry Shares and whose shares of Company Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration. In lieu thereof, each registered holder of one or more Book-Entry Shares shall automatically upon the First Effective Time be entitled to receive, and Parent shall cause the Exchange Agent to pay and deliver as promptly as reasonably practicable after the First Effective Time (and in any event within five (5) Business Days following the First Effective Time) the applicable Merger Consideration pursuant to the provisions of this Article II, including any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.5, and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), for each share of Company Common Stock formerly represented by such Book-Entry Share, and the Book-Entry Share so exchanged shall be forthwith cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the person in whose name such Book-Entry Shares are registered.

(iii) No Interest. No interest shall be paid or accrue on any portion of the Merger Consideration payable upon surrender of any Certificate (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or in respect of any Book-Entry Share.

(c) Transfer Books; No Further Ownership Rights in Company Common Stock. At the First Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Company Common Stock on the records of the Company. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the First Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II. If, after the First Effective Time, Certificates or Book-Entry Shares are presented to Parent for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Exchange Fund; No Liability. At any time following the first (1st) anniversary of the First Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Exchange Agent’s routine administrative procedures, to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look only to Parent (subject to abandoned property, escheat or similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f), payable upon due surrender of their Certificates (or affidavit of loss in lieu thereof in accordance with Section 2.2(e)) or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, Merger Sub I, the Surviving Corporation, the Surviving Company or the Exchange Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof and, if required by Parent, an indemnity bond, the applicable Merger Consideration payable in respect thereof pursuant to Section 2.1, including any amount payable in respect of Fractional Share Consideration in accordance with Section 2.5, and any dividends or other distributions on shares of Parent Common Stock in accordance with Section 2.2(f).

(f) Dividends or Distributions with Respect to Parent Common Stock. No dividends or other distributions with respect to Parent Common Stock with a record date after the First Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Parent Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by Parent to the Exchange Agent and shall be included in the Exchange Fund, in each case, until the surrender of such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share in accordance with this Agreement. Subject to applicable Law, following surrender of any such Certificate (or affidavit of loss in lieu thereof and, if required by Parent, an indemnity bond) or Book-Entry Share, there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the First Effective Time theretofore paid with respect to such shares of Parent Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the First Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.3. Treatment of Company Equity Awards.

(a) At the First Effective Time, each Company Option (whether vested or unvested) held by any individual who is not an employee of the Company or a Company Subsidiary immediately prior to the First Effective Time shall, in each case, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company Option becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Net Share covered by such Company Option, less applicable Tax withholdings.

(b) At the First Effective Time, each Company Option that is outstanding and unexercised immediately prior to the First Effective Time (other than a Company Option covered by Section 2.3(a)) shall, without any action on the part of Parent, the Company or the holder thereof, cease to represent a right to acquire shares of Company Common Stock and shall be assumed and converted automatically into an option to purchase the number of shares of Parent Common Stock (each, an “Adjusted Option”) equal to the product obtained by multiplying (x) the number of shares of Company Common Stock subject to the Company Option immediately prior to the First Effective Time, by (y) the Option/RSU Conversion Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted Option shall have an exercise price per share of Parent Common Stock equal to (i) the per share exercise price for shares of Company Common Stock subject to the corresponding Company Option immediately prior to the First Effective Time divided by (ii) the Option/RSU Conversion Ratio, rounded up to the nearest whole cent. Each Adjusted Option shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Option under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(c) At the First Effective Time, each Company RSU and each Company Restricted Share Award that is outstanding immediately prior to the First Effective Time and that is held by a non-employee director of the Company will vest as of the First Effective Time and shall, without any action on the part of Parent, the Company or the holder thereof, be cancelled, with the holder of such Company RSU or Company Restricted Share Award becoming entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each share of Company Common Stock subject to such Company RSU or Company Restricted Share Award immediately prior to the First Effective Time.

(d) At the First Effective Time, each Company RSU (other than any Company RSU covered by Section 2.3(c)) that is outstanding immediately prior to the First Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into a restricted stock unit with respect to a number of shares of Parent Common Stock (each, an “Adjusted RSU”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company RSU immediately prior to the First Effective Time by (ii) the Option/RSU Conversion Ratio, with any fractional shares rounded down to the nearest whole share. Each Adjusted RSU shall otherwise be subject to the same terms and conditions applicable to the corresponding Company RSU under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(e) At the First Effective Time, each Company Restricted Share Award (other than any Company Restricted Share Award covered by Section 2.3(c)) that is outstanding immediately prior to the First Effective Time shall, without any action on the part of Parent, the Company or the holder thereof, be assumed and converted automatically into an award covering a number of shares of restricted Parent Common Stock (each, an “Adjusted Restricted Share Award”) equal to the product obtained by multiplying (i) the total number of shares of Company Common Stock subject to the Company Restricted Share Award immediately prior to the First Effective Time by (ii) the Restricted Stock Conversion Ratio, with any fractional shares rounded down to the nearest whole share (provided that the holder of the relevant Company Restricted Share Award shall be entitled to cash in an amount equal to such fractional share multiplied by the Parent Trading Price, rounded to the nearest whole cent). The per share repurchase price of each such Adjusted Restricted Share Award shall be equal to the quotient obtained by dividing (i) the per share repurchase price applicable to the Company Restricted Share Award by (ii) the Restricted Stock Conversion Ratio, rounded up to the nearest cent. Each Adjusted Restricted Share Award shall otherwise be subject to the same terms and conditions applicable to the corresponding Company Restricted Share Award under the applicable Company Equity Plan and the agreements evidencing grants thereunder, including vesting terms.

(f) As soon as practicable following the date hereof, the Company shall take all actions with respect to the Company ESPP that are necessary to provide that: (i) with respect to any offering periods in effect as of the date hereof (the “Current ESPP Offering Periods”), no employee who is not a participant in a Current ESPP Offering Period as of the date hereof may become a participant in the Current ESPP Offering Period, and no participant may increase the percentage amount of his or her payroll deduction election from that in effect on the date hereof for such Current ESPP Offering Periods; (ii) subject to the consummation of the Mergers, the Company ESPP shall terminate effective immediately prior to the First Effective Time; (iii) if the Current ESPP Offering Periods terminate prior to the Effective Time, then the Company ESPP shall be suspended and no new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement; and (iv) if any Current ESPP Offering Period is still in effect at the First Effective Time, then the last day of such Current ESPP Offering Period shall be accelerated to a date that is three (3) Business Days prior to the Closing Date.

(g) Prior to the First Effective Time, the Company shall pass such resolutions and take such other actions as are necessary so as to cause the treatment of the Company Equity Awards and the Company ESPP as contemplated by this Section 2.3.

(h) Parent shall file with the SEC, at or as soon as reasonably practicable after the First Effective Time, a registration statement on Form S-8 (or any successor form), to the extent such form is available, relating to the shares of Parent Common Stock issuable with respect to the Adjusted Options, Adjusted Restricted Share Awards and Adjusted RSUs. Parent shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or statements for so long as Adjusted Options, Adjusted Restricted Share Awards and Adjusted RSUs remain outstanding.

Section 2.4. Withholding. Each of the Company, Parent, Merger Sub I, the Surviving Corporation, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement any amounts as are required to be withheld or deducted with respect to such payment under the Code, or any other applicable state, local or non-U.S. Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.5. Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of Company Common Stock converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after aggregating all shares represented by the Certificates and Book-Entry Shares delivered by such holder) shall receive, in lieu thereof, cash, without interest, in an amount equal to such fraction of a share of Parent Common Stock multiplied by the Parent Trading Price, rounded to the nearest whole cent.

Section 2.6. Tax Treatment.

(a) For U.S. federal income Tax purposes, Parent, Merger Sub I, Merger Sub II and the Company intend that the Mergers, taken together, will be treated as a single integrated transaction that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, and this Agreement is intended to be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g) and for purposes of Sections 354 and 361 of the Code.

(b) The Parties acknowledge and agree that for purposes of determining the value of Parent Common Stock to be received by Company Stockholders pursuant to the transactions contemplated by this Agreement under Revenue Procedure 2018-12, 2018-6 IRB 349 (“Rev. Proc. 2018-12”), (i) the “Safe Harbor Valuation Method” within the meaning of Rev. Proc. 2018-12 will be the Average of the Daily Volume Weighted Average Prices as described in Section 4.01(1) of Rev. Proc. 2018-12; (ii) the “Measuring Period” within the meaning of Section 4.02 of Rev. Proc. 2018-12 will be the five (5) consecutive trading days ending on November 24, 2020; (iii) the “national securities exchange” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be the NYSE; and (iv) the “authoritative reporting source” within the meaning of Section 3.01(4)(a)(ii) of Rev. Proc. 2018-12 will be Bloomberg Finance L.P. The Parties further agree that the valuation of Parent Common Stock by reference to the methodology described in this Section 2.6(b) is intended to qualify for the “Safe Harbor Valuation Method” within the meaning of Section 4.01(1) of Rev. Proc. 2018-12 and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 2.7. Alternative Transaction Structure. Notwithstanding the foregoing or anything in this Agreement to the contrary, in the event that ten (10) Business Days prior to the Closing, the Company and the trustee under the Convertible Notes Indenture have not each executed a supplemental indenture to the Convertible Notes Indenture in accordance with the terms thereof amending the terms thereof to permit the consummation of the Second Merger at the Second Effective Time without giving rise to a breach of, or any default under, any provision of the Convertible Notes Indenture, then Parent may irrevocably elect the Alternative Transaction Structure (as defined below) (by written notice to the Company at least one (1) Business Day prior to the anticipated Closing Date, a “Revised Structure Notice”; provided that if the Closing does not occur on the anticipated Closing Date, Parent may revoke such Revised Structure Notice and, at a later date, irrevocably elect to deliver a new written notice at least one (1) Business Day prior to the actual Closing Date), and upon delivery of such Revised Structure Notice, the structure of the Second Merger shall be modified such that for all purposes hereunder the Second Merger shall consist of the Surviving Corporation merging with and into Parent, with the separate existence of the Surviving Corporation ceasing and Parent continuing as the surviving corporation in the Second Merger (the “Alternative Transaction Structure”). If the Alternative Transaction Structure is adopted in accordance with the preceding sentence, (i) all references to “Merger Sub II” or “Surviving LLC” herein shall be deemed deleted from this Agreement (or replaced with “Parent,” solely to the extent the context requires such replacement to give effect to the Alternative Transaction Structure), and any representations, warranties, covenants or agreements of Merger Sub II or the Surviving LLC, as applicable, under this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub I, Merger Sub II or the Surviving LLC for any representations, warranties, covenants or agreements of Merger Sub II under this Agreement and (ii) all other provisions of this Agreement shall be given effect and shall continue in full force and effect and the Merger and the other transactions contemplated by this Agreement shall (subject to the terms and conditions hereof) occur.

Section 2.8. Limitation on Cash Consideration Payable. Notwithstanding anything in this Agreement to the contrary, if the Threshold Percentage (determined without regard to this sentence) is less than 41%, then an amount of cash otherwise payable to the holders of Company Common Stock under this Agreement (other than to holders of Dissenting Shares), equal to the amount of cash that would be necessary to cause the recomputed Threshold Percentage to equal 41%, shall instead be payable to such holders in an equivalent amount of Parent Common Stock (with each Parent Common Stock valued for this purpose at the Parent Trading Price); provided that cash shall be payable in respect of fractional shares of Parent Common Stock in accordance with Section 2.5. This Section 2.8 (including the defined terms used herein) is intended to cause this Agreement to satisfy the requirements of Treasury Regulations Section 1.368-1(e) (treating not less than 41% as a “substantial part” solely for such purpose) and shall be interpreted in a manner consistent therewith.

ARTICLE III

REPRESENTATIONS AND

WARRANTIES OF THE COMPANY

Except as disclosed in (x) any Company SEC Documents filed or furnished by the Company with the SEC since June 3, 2019, and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein, but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article III for which it is reasonably apparent on its face that such information is relevant to such other section), the Company represents and warrants to Parent, Merger Sub I and Merger Sub II as set forth below.

Section 3.1. Qualification, Organization, Subsidiaries, etc.

(a) The Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Except as would not be material to the Company and the Company

Subsidiaries, taken as a whole, each Company Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date. The Company has filed with the SEC, prior to the date hereof, a complete and accurate copy of the Company Governing Documents as amended to the date hereof. The Company Governing Documents are in full force and effect and the Company is not in violation of the Company Governing Documents. The Company has made available to Parent prior to the date hereof complete and accurate copies of the certificates of incorporation and bylaws, or equivalent organizational or governing documents, of and each of the Company’s “significant subsidiaries” within the meaning of Rule 1-02 of Regulation S-X of the SEC, each as currently in effect (including, for the avoidance of doubt, Slack Fund L.L.C.).

(b) All the issued and outstanding shares of capital stock of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are wholly owned, directly or indirectly, by the Company free and clear of all Liens, other than Permitted Liens or Liens arising under any applicable securities Law. Section 3.1(b) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Subsidiary and each Person in which the Company or any Company Subsidiary owns an equity or other economic interest, together with (i) the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary or such other Person, (ii) the type and percentage of interests held, directly or indirectly, by the Company in each Company Subsidiary or in each such other Person, (iii) in the case of a Company Subsidiary, the names and the type of and percentage of interests held by any Person other than the Company or a Company Subsidiary in such Company Subsidiary and (iv) the classification for U.S. federal income Tax purposes of each Company Subsidiary.

Section 3.2. Capitalization.

(a) The authorized capital stock of the Company consists of 5,000,000,000 shares of Class A Common Stock, 700,000,000 shares of Class B Common Stock and 100,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”). As of November 27, 2020 (the “Company Capitalization Date”), (i) (A) 490,545,440 shares of Class A Common Stock (including 127,880 restricted shares of Class A Common Stock granted under Company Equity Plans and 694,541 restricted shares of Class A Common Stock granted under the arrangements set forth on Section 3.2(a)(i)(A)(1) of the Company Disclosure Letter) were issued and outstanding and 85,807,290 shares of Class B Common Stock (including 1,141,293 restricted shares of Class B Common Stock granted under Company Equity Plans and 50,753 restricted shares of Class B Common Stock granted under the arrangements set forth on Section 3.2(a)(i)(A)(2) of the Company Disclosure Letter) were issued and outstanding, (B) no shares of Class A Common Stock and no shares of Class B Common Stock were held in the Company’s treasury, (C) no shares of Class A Common Stock and no shares of Class B Common Stock were held by the Company Subsidiaries, (D) Company Options covering 1,434,853 shares of Class A Common Stock were outstanding, with a weighted average exercise price per share of $24.31, (E) Company Options covering 5,797,270 shares of Class B Common Stock were outstanding, with a weighted average exercise price per share of $5.50, (F) Company RSUs covering 15,920,993 shares of Class A Common Stock were outstanding; and (G) Company RSUs covering 21,580,605 shares of Class B Common Stock were outstanding; (ii) 74,775,212 shares of Class A Common Stock and no shares of Class B Common Stock were reserved for issuance pursuant to the Company Equity Plans; (iii) 12,770,714 shares of Class A Common Stock were reserved for issuance pursuant to the Company ESPP; (iv) 35,479,196 shares of Class A Common Stock were reserved for issuance pursuant to the Convertible Notes Indenture; and (v) no shares of Company Preferred Stock were issued or outstanding. All the outstanding shares of Company Common Stock are, and all shares of Company Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights. The Company has sufficient authorized and unissued shares of Class A Common Stock to effect the conversion of all outstanding shares of Class B Common Stock into shares of Class A Common Stock. From and after the date of the Convertible Notes Indenture, no event or circumstance has occurred that has resulted in an adjustment to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) from 32.2630 shares of Common Stock (as defined in the Convertible Notes Indenture as in effect on the date hereof) per $1,000 principal amount of Convertible Notes. From and after the date of the Capped Call Confirmations, no event or circumstance has occurred that has resulted in an adjustment (other than as a result of this Agreement or the Transactions) to the applicable Applicable Percentage (as defined in each Capped Call Confirmation as in effect on the date hereof) set forth in each Capped Call Confirmation as of the date of original effectiveness thereof, the applicable Option Entitlement (as defined in each Capped Call Confirmation as in effect on the date hereof) set forth in each Capped Call Confirmation as of the date of original effectiveness thereof, the Strike Price (as defined in each Capped Call Confirmation as in effect on the date hereof) from $30.9953 or the Cap Price (as defined in each Capped Call Confirmation as in effect on the date hereof) from $48.6200.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, of (i) each Company Equity Award, (ii) the name of the Company Equity Award holder, (iii) the number of shares of Company Common Stock underlying each Company Equity Award, (iv) the date on which the Company Equity Award was granted, (v) the Company Equity Plan under which the Company Equity Award was granted, (vi) the vesting schedule with respect to the Company Equity Award, including any right of acceleration of such vesting schedule, (vii) the exercise price of each Company Equity Award, if applicable, and (viii) the expiration date of each Company Equity Award, if applicable.

(c) Except as set forth in Section 3.2(a) and Section 3.2(b), and other than the shares of Company Common Stock that have become outstanding after the Company Capitalization Date that were reserved for issuance as set forth in Section 3.2(a)(ii) and issued in accordance with the terms of the applicable Company Equity Plan and Company Equity Award, in each case as of the date hereof: (i) the Company does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which the Company or any Company Subsidiary is a party or is otherwise bound obligating the Company or any Company Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests or (D) provide any amount of funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned or in any other Person. There are no outstanding obligations of the Company or any Company Subsidiary (1) restricting the transfer of, (2) affecting the voting rights of, (3) requiring the repurchase, redemption or disposition of, or containing any right of first refusal, right of first offer or similar right with respect to, (4) requiring the registration for sale of or (5) granting any preemptive or anti-dilutive rights with respect to, any shares of capital stock or other equity interests of the Company or any Company Subsidiary.

(d) Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or, other than the Convertible Notes, which are convertible into or exercisable for cash and/or securities having the right to vote) with the Company Stockholders on any matter.

(e) Other than the Founders Voting Agreements, there are no voting trusts or other agreements, commitments or understandings to which the Company or any Company Subsidiary (or to the Company’s Knowledge, a Company Stockholder) is a party with respect to the voting of the capital stock or other equity interests of the Company or any Company Subsidiary. True and complete copies of each Founders Voting Agreement in effect as of the date hereof have been made available to Parent prior to the date hereof. To the Company’s Knowledge, (i) none of the parties thereto is in any breach of or any default under the terms of any Founders Voting Agreement and (ii) each Founders Voting Agreement is a valid, binding and enforceable obligation on each party thereto and is in full force and effect, subject to the Enforceability Limitations.

Section 3.3. Corporate Authority.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement, the performance of the Company’s obligations under this Agreement, and the consummation of the Transactions have been duly and validly authorized by the Company Board of Directors and no other corporate proceedings (pursuant to the Company Governing Documents or otherwise) on the part of the Company are necessary to authorize the performance of the Company’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the First Merger, the receipt of the Company Stockholder Approval and, with respect to the Mergers, for the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware.

(b) The affirmative vote of the holders of a majority of the outstanding Company Common Stock entitled to vote thereon (the “Company Stockholder Approval”) to approve the First Merger and adopt this Agreement is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve and adopt this Agreement and to consummate the Transactions, including the Mergers.

(c) On or prior to the date hereof, the Company Board of Directors has unanimously (i) determined that the terms of the Transactions, including the Mergers, are fair to, and in the best interests of, the Company and the Company Stockholders, (ii) determined that it is in the best interests of the Company and the Company Stockholders, and declared it advisable, to enter into this Agreement, (iii) approved the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Mergers and the other Transactions upon the terms and subject to the conditions contained herein and (iv) resolved to recommend that the Company Stockholders approve the Transactions, including the First Merger, and adopt this Agreement. None of the foregoing actions by the Company Board of Directors has been rescinded or modified in any way (unless a Change of Recommendation has been effected after the date hereof in accordance with the terms of Section 5.3).

(d) On or prior to the date hereof, the Company Board of Directors, including all of the Independent Directors (as defined in the Charter), unanimously (i) determined that the Transactions, including the Mergers, constitute a Change of Control Transaction (as defined in the Company Charter) and (ii) the entry and execution of the Voting Agreement does not constitute a Transfer (as defined in the Company Charter) of the Company Stockholders of any Class B Common Stock.

(e) This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent, Merger Sub I and Merger Sub II, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, examinership, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (collectively, the “Enforceability Limitations”).

Section 3.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws of the jurisdictions set forth on Section 3.4(a) of the Company Disclosure Letter and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by the Company of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date.

(b) The execution and delivery by the Company of this Agreement do not, and, subject to the receipt of the Company Stockholder Approval and except as described in Section 3.4(a), the consummation of the Transactions and performance and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Material Contract binding upon the Company or any Company Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of the Company or any Company Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Company Governing Documents or the organizational or governing documents of any Company Subsidiary or (iii) conflict with or violate any Laws applicable to the Company or any Company Subsidiary or any of their respective properties, rights or assets, other than in the case of clause (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Company Material Adverse Effect or (2) a material adverse effect on the ability of the Company to consummate the Transactions, including the Mergers, prior to the Outside Date.

Section 3.5. SEC Reports and Financial Statements.

(a) Since June 3, 2019, the Company has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Company SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Company SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Company SEC Documents contained (or, with respect to the Company SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Company SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since February 1, 2019, neither the Company nor any Company Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Company SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Company SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Company’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Company SEC

Documents (including the financial statements included therein). No Company Subsidiary is required to file any forms, reports or other documents with the SEC.

(b) The consolidated financial statements (including all related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with United States Generally Accepted Accounting Principles (“GAAP”) applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes).

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither the Company nor any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither the Company nor any Company Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among the Company or any Company Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company in the Company’s published financial statements or any Company SEC Documents.

Section 3.6. Internal Controls and Procedures. The Company has established and maintains, and at all times since June 3, 2019, has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2017, the Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board of Directors (the material circumstances of which disclosure (if any) and significant facts learned during the preparation of such disclosure have been made available to Parent prior to the date hereof) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (iii) any written claim or allegation regarding clause (i) or (ii). Since January 31, 2017, neither the Company nor any Company Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls.

Section 3.7. No Undisclosed Liabilities. Neither the Company nor any Company Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of January 31, 2020, included in the Company SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since January 31, 2020 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8. Absence of Certain Changes or Events.

(a) From January 31, 2020, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) From January 31, 2020 through the date hereof, (i) except to the extent it relates to the events giving rise to and the discussion and negotiation of this Agreement and the Transactions, the businesses of the Company and the Company Subsidiaries have been conducted in all material respects in the ordinary course of business and (ii) neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of, or require the consent of Parent under, Section 5.1 (other than any actions specified by clause (i), (iv), (v), (vii), (x), (xi), (xii), (xvi), (xxii) or (xxix) (to the extent clause (xxix) relates to the foregoing clauses)).

Section 3.9. Compliance with Law; Permits.

(a) The Company and each Company Subsidiary are and have been since January 31, 2017 in compliance with, and not in default under or in violation of, any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to the Company or such Company Subsidiary or any of their respective properties or assets, except where such non-compliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company and the Company Subsidiaries are and have been since January 31, 2017 in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Company Permit and none of the Company or any Company Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2015, none of the Company or any

Company Subsidiary, in connection with the business of the Company or any Company Subsidiary, or, to the Company’s Knowledge, any other third party (including the Company’s or the Company Subsidiaries’ respective Representatives) acting on behalf of the Company or any Company Subsidiary, has directly or indirectly (i) taken any action in violation of any applicable Anti-Corruption Law, (ii) offered, authorized, provided or given (or made attempts at doing any of the foregoing) any payment or thing of value to any Person, including a “foreign official” (as defined by the FCPA), for the purpose of influencing any act or decision of such Person to unlawfully obtain or retain business or other advantage or (iii) taken any other action that would constitute an offer to pay, a promise to pay or a payment of money or anything else of value, or an authorization of such offer, promise or payment, directly or indirectly, to any Representative of another Person in the course of their business dealings with the Company or any Company Subsidiary, in order to unlawfully induce such Person to act against the interest of his or her employer or principal.

(d) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2015, none of the Company or any Company Subsidiary has been subject to any actual, pending, or, to the Company’s Knowledge, threatened civil, criminal, or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, Proceedings, demand letters, settlements or enforcement actions, or made any voluntary disclosures to any Governmental Entity, involving the Company or any Company Subsidiary in any way relating to applicable Anti-Corruption Laws. The Company and each Company Subsidiary has established and maintains a compliance program and reasonable internal controls and procedures appropriate to the requirements of applicable Anti-Corruption Laws.

(e) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2015, the Company and the Company Subsidiaries have at all times conducted their businesses in all respects in accordance with United States economic sanctions Laws administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) and all other applicable Import Restrictions and Export Controls in any countries in which any of the Company and the Company Subsidiaries conduct business. Since January 31, 2015, the Company and the Company Subsidiaries have maintained in all material respects all records required to be maintained in the Company’s and the Company Subsidiaries’ possession as required under the Import Restrictions and Export Controls.

(f) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2015, none of the Company or any Company Subsidiary has sold, exported, re-exported, transferred, diverted, or otherwise disposed of any products, Software, or technology (including products derived from or based on such technology) to any destination, entity, or Person prohibited by the Laws of the United States or any other country, without obtaining prior authorization from the competent Governmental Entities as required by those Laws. The Company and the Company Subsidiaries have complied in all material respects with all terms and conditions of any license issued or approved by the Directorate of Defense Trade Controls, the Bureau of Industry and Security, or OFAC that is or has been in force since January 31, 2015. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2015, except pursuant to valid licenses, license exceptions or exemptions, the Company and the Company Subsidiaries have not released or disclosed controlled technical data or technology to any foreign national whether in the United States or abroad.

(g) None of the Company or any Company Subsidiary, nor, to the Company’s Knowledge, any director, officer, agent, employee or affiliate of the Company or any Company Subsidiary: (x) is, or is controlled or owned by, one or more Persons or entities targeted by sanctions administered by OFAC, the Department of Commerce Bureau of Industry or Security (BIS) or included on any sanctioned party list administered by OFAC (including the List of Specially Designated Nationals and Blocked Persons or Foreign Sanctions Evaders, Denied Persons List, Entities List, or Unverified List, or the Department of State Debarred Parties List, Excluded Parties

List, Terrorist Exclusion List, the United Nations Security Council Consolidated List, or any other lists of known or suspected terrorists, terrorist organizations or other prohibited Persons made publicly available or provided to the Company or any Company Subsidiary by any Governmental Entity (such entities, Persons or organizations collectively, the “Restricted Parties”) or (y) has, since January 31, 2015, conducted any business with or engaged in any transaction or arrangement with or involving, directly or indirectly, any Restricted Parties or countries subject to economic or trade sanctions in violation of applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary is subject to any pending or, to the Company’s Knowledge, threatened action by any Governmental Entity that would restrict its ability to engage in export transactions, bar it from exporting or otherwise limit its exporting activities or sales to any Governmental Entity. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, none of the Company or any Company Subsidiary has, since January 31, 2015, received any written notice of deficiencies in connection with any export controls, trade embargoes or economic sanctions matter from OFAC or any other Governmental Entity or made any voluntary disclosures to OFAC or any other Governmental Entity of facts that could result in any action being taken or any penalty being imposed by a Governmental Entity against the Company or any Company Subsidiary. The Company and each Company Subsidiary has in place policies and procedures designed to ensure compliance with all applicable Import Restrictions and Export Controls.

(h) The Company is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 3.10. Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Letter sets forth each material Company Benefit Plan. For purposes of this Agreement, “Company Benefit Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and each bonus, stock, stock option or other equity-based compensation arrangement or plan, incentive, deferred compensation, retirement or supplemental retirement, severance, employment, change-in-control, collective bargaining, profit sharing, pension, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, and each insurance and other similar fringe or employee benefit plan, policy, program, agreement or arrangement, in each case, for the benefit of current employees, directors or consultants (or any dependent or beneficiary thereof) of the Company or any Company Subsidiary or any of their ERISA Affiliates or with respect to which the Company or any Company Subsidiary has or may have any obligation or liability (whether actual or contingent). With respect to each material Company Benefit Plan, the Company has made available to Parent correct and complete copies of (or, to the extent no such copy exists, a description of), in each case, to the extent applicable, (i) all plan documents, summary plan descriptions, summaries of material modifications, and amendments related to such plans and any related trust agreement, (ii) the most recent Form 5500 Annual Report, (iii) the most recent audited financial statement and actuarial valuation, (iv) all material filings and correspondence with any Governmental Entity and (v) all material related agreements, insurance contracts and other agreements which implement each such Company Benefit Plan.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each of the Company Benefit Plans has been operated and administered in accordance with its terms and in compliance with applicable Law, including ERISA, the Code and, in each case, the regulations thereunder. No liability under Title IV of ERISA has been incurred by the Company, the Company Subsidiaries or any of their respective ERISA Affiliates that has not been satisfied in full, and to the Company’s Knowledge no condition exists that is likely to cause the Company, the Company Subsidiaries or any of their ERISA Affiliates to incur any such liability. All material contributions or other material amounts payable by the Company or the Company Subsidiaries pursuant to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP or applicable international accounting standards. There are no pending, or to the Company’s Knowledge, threatened or anticipated claims, actions, investigations or audits (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto that would result in a material liability.

(c) Within the last six (6) years, no Company Benefit Plan has been an employee benefit plan subject to Section 302 or Title IV of ERISA or Section 412, 430 or 4971 of the Code. None of the Company, its Subsidiaries or any of their respective ERISA Affiliates has incurred or is reasonably expected to incur any Controlled Group Liability that has not been satisfied in full, except, with respect to clause (iv) of the definition of Controlled Group Liability only, as would not result in a liability that is material to the Company and the Company Subsidiaries, taken as a whole.

(d) Neither the Company, its Subsidiaries nor any of their respective ERISA Affiliates has, at any time during the preceding six (6) years, contributed to, been obligated to contribute to or had any liability (including any contingent liability) with respect to any Multiemployer Plan or a plan that has two (2) or more contributing sponsors, at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA.

(e) No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or the Company Subsidiaries beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable U.S. state Law.

(f) (i) Each of the Company Benefit Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter as to its qualification and (ii) to the Company’s Knowledge, there are no existing circumstances or any events that have occurred that would reasonably be expected to adversely affect the qualified status of any such plan. Each such favorable determination letter has been provided or made available to Parent.

(g) Neither the execution and delivery of this Agreement nor the consummation of the Transactions (either alone or in conjunction with any other event) will, except as required by the terms of this Agreement, (i) result in any payment (including severance and unemployment compensation, forgiveness of Indebtedness or otherwise) becoming due to any current or former director or any employee of the Company or any Company Subsidiary under any Company Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of the time of payment, funding or vesting of any such benefits, (iv) result in any breach or violation of, or default under or limit the Company’s right to amend, modify, terminate or transfer the assets of, any Company Benefit Plan or (v) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(h) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Benefit Plan, if any, which is maintained outside of the United States (i) has been operated in conformance with the applicable statutes or governmental regulations and rulings relating to such plans in the jurisdictions in which such Company Benefit Plan is present or operates and, to the extent relevant, the United States, (ii) that is intended to qualify for special tax treatment meet all requirements for such treatment and (iii) that is intended to be funded or book-reserved are fully funded or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(i) Each Company Benefit Plan has been maintained and operated in documentary and operational compliance in all materials respects with Section 409A of the Code or an available exemption therefrom.

(j) The Company is not a party to nor does it have any obligation under any Company Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

Section 3.11. Labor Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with a labor union, works council or labor organization. Neither the Company nor any Company Subsidiary is (or has during the past two (2) years been) subject to a material labor dispute, strike or work stoppage. There are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or, to the Company’s Knowledge, threatened involving employees of the Company or any Company Subsidiary.

(b) The Company and each Company Subsidiary are and have been since January 1, 2017 in compliance with all applicable Law respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, mass layoffs, worker classification, sexual harassment, discrimination, exempt and non-exempt status, compensation and benefits, wages and hours and the Worker Adjustment and Retraining Notification Act of 1988, as amended, except where such non-compliance has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) To the Company’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of Vice President or above, and (ii) neither the Company nor any of the Company Subsidiaries have entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of Vice President or above.

Section 3.12. Tax Matters.

(a) The Company and the Company Subsidiaries have timely filed (taking into account any extension of time within which to file) all material Tax Returns that are required to be filed by or with respect to any of them and all such Tax Returns are true, correct and complete in all material respects.

(b) The Company and the Company Subsidiaries have timely paid in full to the appropriate Governmental Entity all material Taxes required to be paid by any of them.

(c) The Company and the Company Subsidiaries have (i) timely paid, deducted, withheld and collected all material amounts required to be paid, deducted, withheld or collected by any of them with respect to any payment owing to, or received from, their employees, creditors, independent contractors, customers and other third parties (and have timely paid over any amounts so withheld, deducted or collected to the appropriate Governmental Entity) and (ii) have otherwise complied in all material respects with all applicable Laws relating to the payment, withholding, collection and remittance of Taxes (including information reporting requirements).

(d) There is no (i) claim, litigation, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened in writing with respect to any material Taxes or material Tax Returns of the Company or any Company Subsidiary, or (ii) deficiency for material Taxes that has been assessed by any Governmental Entity against the Company or any Company Subsidiary and that has not been fully satisfied by payment.

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to any material Taxes or agreed to any extension of time with respect to a material amount of Tax assessment or deficiency (excluding extensions of time obtained by the Company or any Company Subsidiary in connection with extensions obtained in the ordinary course of business consistent with past practice for the filing of Tax Returns), which waiver or extension is still in effect.

(f) Within the last two (2) years, neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355(a) of the Code.

(g) None of the Company or any Company Subsidiary (i) is a party to or bound by, or has any obligation under, any material Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements not primarily related to Taxes, and other than any agreement or arrangement solely among the Company and the Company Subsidiaries) or (ii) has any material liability for Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor or otherwise by operation of Law.

(h) There are no Liens in respect of or on account of material Taxes upon any property or assets of the Company or any Company Subsidiary, other than Permitted Liens.

(i) Within the last six (6) years, no claim has been made in writing received by the Company or any Company Subsidiary from any Tax authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns of a particular type that the Company or any Company Subsidiary is or may be subject to material Tax by, or required to file Tax Returns with respect to material Taxes in, such jurisdiction, in each case with respect to such particular type of Tax.

(j) Neither the Company nor any Company Subsidiary is bound with respect to the current or any future taxable period by any closing agreement (within the meaning of Section 7121(a) of the Code or any similar or analogous provision of state, local or non-U.S. Law) or other ruling or similar written agreement with a Tax authority, in each case, with respect to material Taxes.

(k) Neither the Company nor any Company Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(l) Neither the Company nor any Company Subsidiary will be required to include a material item of income (or exclude a material item of deduction) in any taxable period (or portion thereof) beginning after the Closing Date as a result of (A) a change in or incorrect method of accounting occurring prior to the Closing Date, (B) a prepaid amount received (or deferred revenue recognized) or paid, prior to the Closing Date, or (C) an election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Law). Neither the Company nor any Company Subsidiary has made an election pursuant to Section 965(h) of the Code.

(m) Neither the Company nor any Company Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.13. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.14. Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the date hereof of all: (i) patents and patent applications, (ii) registered trademarks, service marks, trade dress, logos, slogans, brand names, trade names and corporate names and applications therefor, (iii) domain name and social media handle registrations, (iv) copyright registrations and applications for copyright registration, and (v) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by the Company or any Company Subsidiary with any state, government or other public authority, in each case, that are owned by, filed in the name of, applied for by, or subject to a valid obligation of assignment to, the Company or any Company Subsidiary, whether wholly or jointly owned (the “Company Registered Intellectual Property”).

(b) The Company solely owns, or exclusively licenses, each item of material Company Intellectual Property free and clear of all Liens, other than Permitted Liens. Each material item of Company Registered Intellectual Property is subsisting and has not expired, been cancelled, or been abandoned, and to the Knowledge of the Company, each material item of Company Intellectual Property (other than applications for registrations) is valid and enforceable. As of the date hereof, no Proceeding (other than office actions in connection with the prosecution of applications) is pending or, to the Knowledge of the Company, threatened by or before any Governmental Entity, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Intellectual Property that is owned or purported to be owned by the Company or a Company Subsidiary or other Company Intellectual Property to the extent the Proceeding relates to the Company or a Company Subsidiary.

(c) Neither the Company nor any Company Subsidiary has granted or transferred (or is obligated to grant or transfer) to any Person or has permitted (or is obligated to permit) any Person (other than the licensor of exclusively licensed Company Intellectual Property) to retain any ownership interest, including any joint ownership interest, or any exclusive rights, in any Intellectual Property that is or was Company Intellectual Property and is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole.

(d) The Company and the Company Subsidiaries own, license, sublicense or otherwise possess legally enforceable and sufficient rights to use all Intellectual Property necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except as would not be, either individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(e) As of the date hereof, no Proceedings are pending or, to the Company’s Knowledge, are threatened against the Company or any Company Subsidiary, alleging that the Company or any Company Subsidiary is infringing, misappropriating, diluting or otherwise violating the Intellectual Property of any Person. Except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Product and the conduct of the business of the Company and the Company Subsidiaries, as currently conducted, does not infringe, misappropriate, dilute, or otherwise violate any Intellectual Property of any Person or constitute unfair competition or unfair trade practices (and as conducted since January 31, 2017, has not infringed, violated, constituted, or misappropriated any Intellectual Property of any Person or constituted unfair competition or unfair trade practices), (ii) to the Company’s Knowledge, no Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property, and (iii) since January 1, 2017, neither the Company nor any Company Subsidiary has instituted or threatened to institute any Proceeding against any Person alleging that such Person is infringing, misappropriating, diluting, using in an unauthorized manner or otherwise violating any Company Intellectual Property.

(f) Except as would not reasonably be expected to, either individually or in the aggregate, be material to the Company and the Company Subsidiaries, taken as a whole: (i) in each case in which the Company or any Company Subsidiary has engaged or hired an employee, consultant or contractor (whether current or former) for the purpose of developing or creating any Intellectual Property for the Company or any Company Subsidiary, the Company or such Company Subsidiary has obtained, either by operation of Law or by valid assignment or transfer, exclusive ownership of all such Intellectual Property; (ii) the Company and each Company Subsidiary have taken commercially reasonable actions to maintain and protect all Company Intellectual Property that derives independent economic value, actual or potential, from not being known to other Persons, and all such Intellectual Property has been maintained in confidence in accordance with procedures that are customarily used in the industry to protect rights of like importance; and (iii) to the Company’s Knowledge, since January 1, 2017, there has been no unauthorized disclosure of Company Intellectual Property, or unauthorized disclosure by the Company or any Company Subsidiary of any third party Intellectual Property. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries have, and enforce, a policy requiring each employee, consultant and independent contractor that has access to any such Intellectual Property to execute a confidentiality agreement that obligates such Person to maintain the confidentiality thereof, except where the failure to enforce such policy has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(g) Neither the Company nor any Company Subsidiary has used, modified, distributed, or made available any Software or other technology under an Open Source License in a manner that would require any material Company Intellectual Property (i) to be disclosed, distributed, or made available in Source Code form, (ii) to be licensed for the purposes of preparing derivative works, (iii) to be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable Law), or (iv) to be redistributed at no charge. The Company and the Company Subsidiaries are and have been in compliance in all material respects with all Open Source Licenses to which they are subject.

(h) Section 3.14(h) of the Company Disclosure Letter contains a complete and accurate list of, and the Company has made available to Parent prior to the date hereof true and complete copies of, all Contracts in effect (or with respect to Contracts no longer in effect, to the extent of any surviving terms) pursuant to which the Company or any Company Subsidiary (i) grants any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to any Person under or to any patent rights or other material Company Intellectual Property, except Ordinary Course Licenses, or (ii) other than the Ordinary Course Licenses and Open Source Licenses, is granted a license, covenant not to assert, release, agreement not to enforce or prosecute, or immunity to or under any Person’s Intellectual Property, and, in the case of clauses (i) and (ii), that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole (the foregoing in clause (i) and this clause (ii), together with the Ordinary Course Licenses and Open Source Licenses, the “IP Contracts”).

(i) The Company has made available to Parent prior to the date hereof a true and complete list of all material Company Products.

(j) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in (i) a material breach, violation, modification, cancellation, termination, or suspension of any IP Contract that is material to the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, (ii) the release of any Source Code that is Company Intellectual Property or other material proprietary or confidential Intellectual Property of the Company or any Company Subsidiary, (iii) the grant of (or requirement to grant) any license, covenant not to assert, release, agreement not to enforce or prosecute, or other immunity to or under any Company Intellectual Property (or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) any Intellectual Property of Parent) to any Person, except in the case of Company Intellectual Property, as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, or (iv) the Company, any Company Subsidiary or (except as a result of the terms of a Contract to which Parent, but neither the Company nor a Company Subsidiary, is a party) Parent being subject to any non-compete or other material restriction on the operation or scope of their respective business. All IP Contracts shall remain in full force and effect following the Closing in accordance with their terms, and, as of immediately after the Closing, the Company and the Company Subsidiaries will be entitled to exercise all of their respective rights under all IP Contracts to the same extent as prior to the Closing, in each case, except has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

(k) As of the date hereof, no Proceeding by any Person is pending against the Company or any Company Subsidiary, nor has any of them received any written claim or notice since January 31, 2017, with respect to any material warranty or material indemnity claim relating to any Company Products or with respect to the material breach of any material agreement (including any IP Contract) under which such Company Products have been made available, in each case, which remains unresolved.

(l) To the Company’s Knowledge, no Software included in any Company Product contains any undisclosed disabling codes or instructions, “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults, security vulnerabilities (as such terms are commonly understood in the software industry) or other Software routines or hardware components that (i) enable or assist any Person to access without authorization or disable or erase the Company Products, or (ii) otherwise significantly adversely affect the functionality of the Company Products, except as has not been and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.15. Privacy and Data Protection.

(a) Since January 1, 2017, the Company’s and each Company Subsidiary’s receipt, collection, monitoring, maintenance, hosting, creation, transmission, use, analysis, disclosure, storage, disposal and security, as the case may be, of Protected Information, and, to the Company’s Knowledge, any such activities performed or handled by authorized third parties on the Company’s or a Company Subsidiary’s behalf, have complied in all material respects with, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in the Company, any Company Subsidiary, the Surviving Corporation or the Surviving LLC being in material breach or material violation of (i) any Contracts to which the Company or any Company Subsidiary is a party, (ii) applicable Information Privacy and Security Laws, (iii) PCI DSS, as applicable to the Company or a Company Subsidiary, (iv) any Privacy Statements, or (v) any consents or authorizations that apply to the Protected Information that have been obtained by the Company or a Company Subsidiary. The Company and each Company Subsidiary have executed Business Associate Agreements (as such agreements are defined in HIPAA) with any Business Associate (as defined in HIPAA), in compliance with HIPAA. The Company and each Company Subsidiary have all rights, authority, consents and authorizations necessary under applicable Information Privacy and Security Laws to receive, access, use and disclose the Protected Information in their possession or under their control in connection with the operation of their business. Since January 1, 2017, the Company and each Company Subsidiary have posted, where required by Information Privacy and Security Laws, as applicable, privacy policies governing their use of Protected Information on their websites made available by the Company and each Company Subsidiary, and the Company and each Company Subsidiary have complied in all material respects with such current and former published privacy policies.

(b) There has been no material (i) data security breach of or unauthorized access to any Company Products, or any material Company or Company Subsidiary systems, networks or information technology that transmits or maintains Protected Information or (ii) incident involving the loss, damage or unauthorized access, acquisition, modification, use or disclosure of any Protected Information owned, used, hosted, maintained or controlled by the Company or the Company Subsidiaries or, to Company’s Knowledge, no incident involving the loss, damage or unauthorized access, acquisition, modification, use or disclosure of any Protected Information hosted or maintained on behalf of the Company or the Company Subsidiaries, including any such unauthorized access, acquisition, modification, use or disclosure of Protected Information that would constitute a breach for which notification by the Company or any Company Subsidiary to individuals, Persons and/or Governmental Entities is required, or was made, under any applicable Information Privacy and Security Laws or Contracts to which the Company or a Company Subsidiary is a party. To the Company’s Knowledge, none of the Company’s or any Company Subsidiary’s material vendors, suppliers and subcontractors have (A) suffered any security breach that resulted in any unauthorized access to, modification of, use of, disclosure of or loss of or damage to any Protected Information, (B) materially breached any Contracts with the Company or any Company Subsidiary relating to Protected Information or (C) materially violated any applicable Information Privacy and Security Laws.

(c) Since January 1, 2017, the Company and each Company Subsidiary have implemented and maintained in a commercially reasonable manner a written information security program, covering the Company and each Company Subsidiary, designed to (i) identify and address internal and external risks to the security or privacy of any proprietary or confidential information in their possession, including Protected Information, (ii) implement and maintain reasonable administrative, technical and physical safeguards to control these risks, and (iii) maintain notification procedures in compliance with applicable Information Privacy and Security Laws in the case of any breach of security or privacy compromising Protected Information.

(d) Since January 1, 2017, no Person has (i) made any written claim against the Company or a Company Subsidiary, or (ii) to the Company’s Knowledge, commenced any Proceeding, in each case, with respect to (A) any alleged violation of applicable Information Privacy and Security Laws by the Company, any Company Subsidiary or (with respect to services provided to or on behalf of the Company) any third party with whom the Company or any Company Subsidiary has entered into a Contract in connection with the collection, maintenance, storage, retention, use, processing, disclosure, transfer or disposal of Protected Information or (B) any of the Company’s or a Company Subsidiary’s privacy or data security practices related to Protected Information, including any unlawful or accidental loss, damage or unauthorized access, acquisition, use, disclosure, modification or other misuse of any Protected Information maintained by or on behalf of the Company or the Company Subsidiaries. No Person has provided a written complaint to the Company or a Company Subsidiary, nor, to the Company’s Knowledge, to any third party, regarding the improper disclosure of Protected Health Information (as defined in HIPAA) by the Company or a Company Subsidiary.

(e) The Company and the Company Subsidiaries have in place disaster recovery plans, procedures and facilities that satisfy applicable Law in all material respects and the Company’s and the Company Subsidiaries’ obligations under Contracts with all customers, vendors, suppliers and subcontractors of the Company and the Company Subsidiaries, and the Company and the Company Subsidiaries are in compliance therewith in all material respects.

Section 3.16. Real Property; Assets. Neither the Company nor any Company Subsidiary owns any real property. Section 3.16 of the Company Disclosure Letter sets forth a list, as of the date hereof, of any Contract pursuant to which the Company or any Company Subsidiary leases, subleases or occupies any real property that is material to the Company or its Subsidiaries, in each case, other than Contracts for ordinary course arrangements at “shared workspace” or “coworking space” facilities that are not material (such Contracts, “Company Leases”). Neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy any real property subject to a Company Lease or any portion thereof. Each Company Lease is valid, binding and in full force and effect, subject to the Enforceability Limitations, and no uncured default of a material nature on the part of the Company or, if applicable, any Company Subsidiary or, to the Company’s Knowledge, the landlord thereunder exists with respect to any Company Lease. The Company or a Company Subsidiary has a good and valid leasehold interest in or contractual right to use or occupy, subject to the terms of the applicable Company Lease, each real property subject to the Company Leases necessary for the conduct of the business of the Company and the Company Subsidiaries as currently conducted, free and clear of all Liens, other than Permitted Liens. The Company or a Company Subsidiary has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and the Company Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens, other than Permitted Liens.

Section 3.17. Material Contracts.

(a) Except for this Agreement, Section 3.17(a) of the Company Disclosure Letter contains a complete and correct list, as of the date hereof, of each Contract described below in this Section 3.17(a) under which the Company or any Company Subsidiary has any current or future rights, responsibilities, obligations or liabilities (in each case, whether contingent or otherwise) or to which the Company or any Company Subsidiary is a party or to which any of their respective properties or assets is subject, in each case as of the date hereof other than Company Benefit Plans listed on Section 3.10(a) of the Company Disclosure Letter (all Contracts of the type described in this Section 3.17(a), whether or not set forth on Section 3.17(a) of the Company Disclosure Letter, being referred to herein as the “Material Contract”):

(i) each Contract that limits in any material respect the freedom of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the First Effective Time) to compete or engage in any line of business or geographic region or with any Person or sell, supply or distribute any product or service or that otherwise has the effect of restricting the Company, the Company Subsidiaries or any of their respective affiliates (including Parent and its affiliates after the First Effective Time) from the development, marketing or distribution of products and services, in each case, in any geographic area;

(ii) each Contract that limits the freedom of the Company, any Company Subsidiary or any of their respective affiliates to negotiate or, except for provisions requiring notice or consent to assignment by the counterparty thereto, consummate any of the Transactions;

(iii) any material partnership, joint venture, strategic alliance, limited liability company agreement (other than any such agreement solely between or among the Company and its wholly owned Subsidiaries) or similar material Contract;

(iv) each acquisition or divestiture Contract that contains representations, covenants, indemnities or other obligations (including “earnout” or other contingent payment obligations) that would reasonably be expected to result in the receipt or making by the Company or any Company Subsidiary of future payments in excess of $1,000,000;

(v) each Contract that gives any Person the right to acquire any assets of the Company or any Company Subsidiary (excluding ordinary course commitments to purchase Company Products) after the date hereof with consideration of more than $1,000,000;

(vi) each Contract of the type described in clauses (i) and (ii) of Section 3.14(h);

(vii) any Contract to put Source Code for any Company Product in escrow with a third Person on behalf of a licensee or contracting party, and any other Contract to provide Source Code for any Company Product to any third Person (other than an employee, contractor, agent or representative of the Company or a Company Subsidiary in the ordinary course of business consistent with past practice);

(viii) any settlement agreement or similar Contract restricting in any respect the operations or conduct of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the First Effective Time);

(ix) each Contract not otherwise described in any other subsection of this Section 3.17(a) pursuant to which the Company or any Company Subsidiary is obligated to pay, or entitled to receive, payments in excess of $5,000,000 in the twelve (12)-month period following the date hereof;

(x) any Contract that obligates the Company or any Company Subsidiary to make any capital investment or capital expenditure outside the ordinary course of business consistent with past practice and in excess of $1,000,000;

(xi) each Contract that is a Material Customer Agreement, a Material Supplier Agreement or a Material Reseller Agreement;

(xii) each Contract that grants any right of first refusal or right of first offer or that limits the ability of the Company, any Company Subsidiary or any of their respective affiliates (including Parent and its affiliates after the First Effective Time) to own, operate, sell, transfer, pledge or otherwise dispose of any businesses or material assets;

(xiii) each Contract that contains any exclusivity rights or “most favored nations” provisions or minimum use, supply or display requirements that are binding on the Company or its affiliates (including Parent and its affiliates after the First Effective Time);

(xiv) each non-ordinary course Contract that contains any material indemnification obligations by the Company or any Company Subsidiary;

(xv) each Company Government Contract pursuant to which the Company receives annual revenue in excess of $1,000,000;

(xvi) each Company Lease;

(xvii) each Contract relating to outstanding or potential Indebtedness (or commitments in respect thereof) of the Company or any Company Subsidiary (whether incurred, assumed, guaranteed or secured by any asset) in an amount in excess of $500,000 or relating to any Liens on the assets of the Company or any Company Subsidiary;

(xviii) each Contract governing or amending, modifying, supplementing or otherwise relating to the Convertible Notes Indenture or the Convertible Notes Hedge Obligations;

(xix) each Contract involving other derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements) for which the aggregate exposure (or aggregate value) to the Company and the Company Subsidiaries is reasonably expected to be in excess of $500,000 or with a notional value in excess of $500,000;

(xx) each Contract between the Company or any Company Subsidiary, on the one hand, and any officer, director or affiliate (other than a wholly owned Company Subsidiary) of the Company or any Company Subsidiary, any beneficial owner, directly or indirectly, of more than five percent (5%) of the number or voting power of the shares of Company Common Stock or any of their respective “associates” or “immediate family” members (as such terms are defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act), on the other hand, including any Contract pursuant to which the Company or any Company Subsidiary has an obligation to indemnify such officer, director, affiliate, beneficial owner, associate or immediate family member; and

(xxi) any Contract not otherwise described in any other subsection of this Section 3.17(a) that would constitute a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company.

(b) True and complete copies of each Material Contract in effect as of the date hereof have been made available to Parent or publicly filed with the SEC prior to the date hereof. None of the Company or any Company Subsidiary is in breach of or default under the terms of any Material Contract, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, as of the date hereof, no other party to any Material Contract is in breach of or default under the terms of any Material Contract where such breach or default has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Material Contract is a valid, binding and enforceable obligation of the Company or the Company Subsidiary which is party thereto and, to the Company’s Knowledge, of each other party thereto, and is in full force and effect, subject to the Enforceability Limitations.

(c) The Company and the Company Subsidiaries have not delivered or granted, agreed to deliver or grant, or entered into any Company Government Contract that requires the delivery or granting to any Governmental Entity of (i) any Source Code for the Company Products; (ii) unlimited or government purpose rights (as defined in FAR Section 52.227-14, DFARS Section 252.227-7013 or 252.227-7014 or similar clauses) in the material Company Intellectual Property or Company Products or any portion thereof in which the Company could have legally asserted more restrictive rights under applicable regulations or contract clauses; or (iii) ownership of any portion of material Company Intellectual Property or Company Products. The Company

and Company Subsidiaries have taken reasonable steps under any Company Government Contract and applicable Law to assert, protect and support its rights in material Company Intellectual Property and Company Products, so that no more than the minimum rights or licenses required under applicable Laws and the terms of such Company Government Contracts will have been provided to the applicable Governmental Entity and/or counterparty to such Company Government Contract.

(d) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, (i) each Company Government Contract is binding on the Company or the Company Subsidiary party thereto and is in full force and effect, subject to the Enforceability Limitations, (ii) no Company Government Contract or offer, quotation, bid or proposal to sell products or services made by the Company or any Company Subsidiary to any Governmental Entity or any prime contractor (a “Government Contract Bid”) is the subject of bid or award protest proceedings resulting from the conduct of the Company or any of its Subsidiaries, and (iii) neither the Company nor any Company Subsidiary is in breach of or default under the terms of any Company Government Contract. The Company and the Company Subsidiaries are in compliance, and have been in compliance since January 31, 2017, in all material respects with the terms and conditions of each Company Government Contract and Government Contract Bid, including all clauses, provisions and requirements incorporated expressly by reference or by operation of Law therein. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2017, (A) all material facts set forth or acknowledged by any representations, certifications or statements made or submitted by an authorized representative of the Company or a Company Subsidiary in connection with any Company Government Contract or Government Contract Bid were true, accurate and complete as of the date of submission, and (B) neither any Governmental Entity nor any prime contractor or subcontractor has notified the Company or any Company Subsidiary in writing that the Company or any Company Subsidiary has, or is alleged to have, breached or violated in any material respect any Law, representation, certification, disclosure, clause, provision or requirement pertaining to any Company Government Contract or Government Contract Bid. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2017, no material payment due to the Company or any Company Subsidiary pertaining to any Company Government Contract has been withheld or set off, nor has any claim been made to withhold or set off any such payment, and to the Company’s Knowledge, there is no basis for a price adjustment, refund or demand for payment under any such Company Government Contract.

(e) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole, since January 31, 2017, (i) none of the Company, any Company Subsidiary or any of their respective Principals (as defined in Federal Acquisition Regulation 52.209-5) has been debarred, suspended or excluded, or to the Company’s Knowledge, proposed for debarment, suspension or exclusion, from participation in or the award of Contracts or subcontracts for or with any Governmental Entity or doing business with any Governmental Entity, (ii) none of the Company or any Company Subsidiary has received any request to show cause (excluding for this purpose ineligibility to bid on certain Contracts due to generally applicable bidding requirements), (iii) none of the Company or any Company Subsidiary, to the Company’s Knowledge, is the subject of a finding of non-compliance, nonresponsibility or ineligibility for government contracting, (iv) none of the Company or any Company Subsidiary is for any reason listed on the List of Parties Excluded from Federal Procurement and Nonprocurement Programs, (v) neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, employees or Principals (as defined in Federal Acquisition Regulation 52.209-5), nor to the Company’s Knowledge, any consultants or agents of the Company or any Company Subsidiary, is or has been under administrative, civil or criminal investigation, indictment or information by any Governmental Entity with respect to the award or performance of any Company Government Contract, the subject of any actual or, to the Company’s Knowledge, threatened in writing, “whistleblower” or “qui tam” lawsuit, or audit (other than a routine contract audit) or investigation of the Company or any Company Subsidiary with respect to any Company Government Contract, including any alleged material irregularity, misstatement or omission arising thereunder or relating thereto, and to the Company’s Knowledge, there is no basis for any such investigation, indictment, lawsuit or audit and (vi) neither the Company nor any Company Subsidiary has made any disclosure (A) to any Governmental Entity with respect to any alleged material irregularity, misstatement, omission, fraud or price mischarging, or other violation of Law, arising under or relating to a Company Government Contract or (B) under the Federal Acquisition Regulation mandatory disclosure or payment provisions to any Governmental Entity and, to the Company’s Knowledge, there are no facts that would require mandatory disclosure thereunder.

Section 3.18. Environmental Matters. Except as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is in violation of any Environmental Law, (b) none of the properties owned or occupied by the Company or any Company Subsidiary is contaminated with any Hazardous Substance and (c) the Company and the Company Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and the Company Subsidiaries are in compliance with such permits, licenses and other authorizations. As of the date hereof, no Proceeding is pending, or to the Company’s Knowledge, threatened, concerning or relating to the operations of the Company or any Company Subsidiary that seeks to impose, or that is reasonably likely to result in the imposition of, any material liability arising under any Environmental Law upon the Company or any Company Subsidiary.

Section 3.19. Customers; Suppliers; Resellers; Government Entities.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a list of the top twenty-five (25) customers of the Company and the Company Subsidiaries based on revenue received by the Company or any Company Subsidiary during the last twelve (12) months ended October 31, 2020 (each, a “Material Customer” and each such Contract with a Material Customer, a “Material Customer Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Customer that such Material Customer shall not continue as a customer of the Company or that such Material Customer intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(b) Section 3.19(b) of the Company Disclosure Letter sets forth a list of the suppliers and vendors of the Company and the Company Subsidiaries with whom the Company and the Company Subsidiaries have spent at least $2,000,000 during the last twelve (12) months ended October 31, 2020 (each, a “Material Supplier” and each Contract pursuant to which the Company or a Company Subsidiary paid those amounts to the applicable Material Supplier, a “Material Supplier Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Supplier that such supplier shall not continue as a supplier to the Company or that such supplier intends to terminate or materially and adversely modify existing Contracts with the Company or the Company Subsidiaries.

(c) Section 3.19(c) of the Company Disclosure Letter sets forth a list of each technology vendor, reseller, OEM, independent software vendor and distributor, in each case, of Company Products pursuant to which the Company or any Company Subsidiary has had billings during the last twelve (12) months ended October 31, 2020, in excess of $1,000,000 (each, a “Material Reseller” and each Contract with each Material Reseller, a “Material Reseller Agreement”). As of the date hereof, neither the Company nor any Company Subsidiary has received any written notice from any Material Reseller that such Material Reseller shall not continue as a technology vendor, reseller, OEM, independent software vendor and distributor, in each case, of Company Products, as applicable, to the Company or that such Material Reseller intends to terminate or adversely modify existing Contracts with the Company or the Company Subsidiaries.

(d) Section 3.19(d) of the Company Disclosure Letter sets forth a list (and the associated revenues for the last twelve (12) months ended October 31, 2020) of each (i) Governmental Entity of any jurisdiction in the United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction in the United States in its capacity as such) from which the Company and the Company Subsidiaries had had billings in excess of $1,000,000 during the last twelve (12) months ended October 31, 2020, and (ii) each Governmental Entity of any jurisdiction outside the United States (or any prime contractor or subcontractor of any Governmental Entity of any jurisdiction outside the United States in its capacity as such) from which the Company or any Company Subsidiary has had billings in excess of $1,000,000 during the last twelve (12) months ended October 31, 2020.

Section 3.20. Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all current insurance policies and insurance Contracts of the Company and the Company Subsidiaries are in full force and effect and are valid and enforceable and cover against the risks as are customary for companies of similar size in the same or similar lines of business and (b) all premiums due thereunder have been paid. Neither the Company nor any Company Subsidiary has received notice of cancellation or termination with respect to any current third-party insurance policies or insurance Contracts (other than in connection with normal renewals of any such insurance policies or Contracts) where such cancellation or termination would reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.21. Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf the Company and the Company Subsidiaries to be contained in, or incorporated by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Parent Share Issuance (including any amendments or supplements, the “Registration Statement”) will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Registration Statement and the definitive proxy statement/prospectus to be sent to the Company Stockholders in connection with the First Merger and the Transactions (including any amendments or supplements, the “Proxy Statement/Prospectus”) will not, at the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Proxy Statement/Prospectus will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 3.21, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, which information or statements were not supplied by or on behalf of the Company.

Section 3.22. Opinion of Financial Advisor. The Company Board of Directors has received (a) an opinion of Qatalyst Partners LP to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of this Agreement by the holders of shares of Class A Common Stock, in their capacity as holders of Class A Common Stock (other than Parent or any affiliate of Parent), is fair, from a financial point of view, to such holders and (b) an opinion letter of Goldman Sachs & Co. LLC, dated the date of this Agreement, that, as of such date and subject to certain assumptions, limitations, qualifications and other matters set forth therein, the Merger Consideration is fair from a financial point of view to the holders (other than Parent and its affiliates) of Company Common Stock. The Company shall, following the execution of this Agreement by all Parties, furnish an accurate, complete and confidential copy of each of the aforementioned opinion letters to Parent solely for informational purposes.

Section 3.23. State Takeover Statutes; Anti-Takeover Laws. Assuming the accuracy of Parent’s, Merger Sub I’s and Merger Sub II’s representations and warranties set forth in Section 4.14, the Company Board of Directors has taken all action necessary to render inapplicable to this Agreement and the Transactions (including, for the avoidance of doubt, the Voting Agreement) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute. The Company has no rights plan, “poison-pill” or other comparable agreement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

Section 3.24. Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that are required to be disclosed under Item 404 of Regulation S-K of the SEC that are not so disclosed.

Section 3.25. Finders and Brokers. Other than Qatalyst Partners LP and Goldman Sachs & Co. LLC, neither the Company nor any Company Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Mergers; provided that any amounts due to Qatalyst Partners LP and Goldman Sachs & Co. LLC in connection with this Agreement or upon or as a result of the consummation of the Mergers shall be paid immediately prior the Closing. A true and complete copy of the engagement letter with each of Qatalyst Partners LP and Goldman Sachs & Co. LLC has been made available to Parent prior to the date hereof.

Section 3.26. No Other Representations. Except for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c), the Company acknowledges that none of Parent, Merger Sub I, Merger Sub II or any of their respective Representatives makes, and the Company acknowledges that it has not relied upon or otherwise been induced by, any other express or implied representation or warranty with respect to Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries or with respect to any other information provided or made available to the Company or its Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to the Company or to the Company’s Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article IV and the certificate delivered pursuant to Section 7.3(c). Without limiting the generality of the foregoing, the Company acknowledges that, except as may be expressly provided in Article IV and the certificate delivered pursuant to Section 7.3(c), no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to the Company, any of its Representatives or any other Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT, MERGER SUB I AND MERGER SUB II

Except as disclosed in (x) any Parent SEC Document filed or furnished by Parent with the SEC since February 1, 2019, and publicly available prior to the date of this Agreement (including any exhibits and other information incorporated by reference therein but excluding any predictive, cautionary or forward looking disclosures contained under the captions “risk factors,” “forward looking statements” or any similar precautionary sections and any other disclosures contained therein that are predictive, cautionary or forward looking in nature) or (y) the applicable section of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information set forth in one section or subsection of the Parent Disclosure Letter shall be deemed to apply to and qualify (or, as applicable, a disclosure for purposes of) the representation and warranty set forth in this Agreement to which it corresponds in number and, whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Article IV for which it is reasonably apparent on its face that such information is relevant to such other section), Parent, Merger Sub I and Merger Sub II represent and warrant to the Company as set forth below.

Section 4.1. Qualification, Organization, etc. Each of Parent, Merger Sub I and Merger Sub II is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization. Except as would not be material to Parent and Parent Subsidiaries, taken as a whole, each Parent Subsidiary is a legal entity duly organized and validly existing under the Laws of its respective jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and the Parent Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent, Merger Sub II, Merger Sub II and the other Parent Subsidiaries is qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or, where relevant, in good standing, (1) has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect and (2) has not had and would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to consummate the Transactions, including the Mergers, prior to the Outside Date. Parent has filed with the SEC, prior to the date hereof, complete and accurate copies of the certificate of incorporation and bylaws of Parent as amended to the date hereof (the “Parent Governing Documents”). The Parent Governing Documents are in full force and effect and Parent is not in violation of the Parent Governing Documents.

Section 4.2. Capitalization.

(a) The authorized capital stock of Parent consists of 1,600,000,000 shares of Parent Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Parent Preferred Stock”). As of November 27, 2020 (the “Parent Capitalization Date”): (i) (A) 915,444,634 shares of Parent Common Stock were issued and outstanding (including 1,132,837 restricted shares of Parent Common Stock), (B) 93,059 shares of Parent Common Stock were held in Parent’s treasury, (C) options granted under Parent Equity Plans to purchase 24,254,914 shares of Parent Common Stock were outstanding with a weighted average exercise price per share of $119.06, and (D) restricted stock unit awards granted under Parent Equity Plans covering 26,877,732 shares of Parent Common Stock (assuming any applicable performance goals are deemed satisfied at target) were outstanding; (ii) 81,100,145 shares of Parent Common Stock were reserved for future issuance pursuant to the Parent Equity Plans; (iii) 8,855,411 shares of Parent Common Stock were reserved for future issuance pursuant to Parent’s 2004 Employee Stock Purchase Plan; and (iv) no shares of Parent Preferred Stock were issued and outstanding. All of the outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock reserved for issuance as described above shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

(b) Except as set forth in Section 4.2(a) and other than the shares of Parent Common Stock that have become outstanding after the Parent Capitalization Date that were reserved for issuance as set forth in Section 4.2(a), as of the date hereof: (i) Parent does not have any shares of capital stock or other equity interests issued or outstanding and (ii) there are no outstanding subscriptions, options, warrants, puts, calls, exchangeable or convertible securities or other similar rights, agreements or commitments or any other Contract to which Parent or any Parent Subsidiary is a party or is otherwise bound obligating Parent or any Parent Subsidiary to (A) issue, transfer or sell, or make any payment with respect to, any shares of capital stock or other equity interests of Parent or any Parent Subsidiary or securities convertible into, exchangeable for or exercisable for, or that correspond to, such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, put, call, exchangeable or convertible securities or other similar right, agreement or commitment or (C) redeem or otherwise acquire any such shares of capital stock or other equity interests.

(c) Neither Parent nor any Parent Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter.

(d) There are no voting trusts or other agreements, commitments or understandings to which Parent or any Parent Subsidiary is a party with respect to the voting of the capital stock or other equity interests of Parent or any Parent Subsidiary.

(e) The authorized capital stock of Merger Sub I consists solely of 1,000 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub I is, and as of the First Effective Time shall be, directly or indirectly owned by Parent.

(f) The authorized capital stock of Merger Sub II consists solely of 100 limited liability company units, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub II is, and as of the Second Effective Time shall be, directly or indirectly owned by Parent.

Section 4.3. Corporate Authority.

(a) Parent, Merger Sub I and Merger Sub II have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions, including the Mergers. The execution and delivery of this Agreement, the performance of Parent’s, Merger Sub I’s and Merger Sub II’s obligations under this Agreement and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action of Parent, Merger Sub I and Merger Sub II and no other corporate proceedings (pursuant to the Parent Governing Documents or otherwise) on the part of Parent, Merger Sub I or Merger Sub II are necessary to authorize the performance of Parent’s, Parent, Merger Sub I’s or Merger Sub II’s obligations under this Agreement or the consummation of, and to consummate, the Transactions, except, with respect to the Mergers, for the filing of the applicable Certificate of Merger with the Secretary of State of the State of Delaware and, if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, after the First Merger, the vote or consent of Parent, as the sole stockholder of the Surviving Corporation, necessary to approve the Mergers and adopt this Agreement.

(b) No vote or consent of the holders of any class or series of capital stock of Parent or the holders of any other securities of Parent (equity or otherwise) is necessary to adopt this Agreement, or to approve the Mergers or the other Transactions. The vote or consent of Parent, as the sole stockholder of Merger Sub I, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub I, and the vote or consent of Parent, as the sole member of Merger Sub II and, if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7, after the First Merger, as the sole stockholder of the Surviving Corporation, necessary to approve the Mergers and adopt this Agreement.

(c) This Agreement has been duly and validly executed and delivered by Parent, Merger Sub I and Merger Sub II and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes the valid and binding agreement of Parent, Merger Sub I and Merger Sub II, is enforceable against Parent, Merger Sub I and Merger Sub II in accordance with its terms, subject to the Enforceability Limitations.

Section 4.4. Governmental Consents; No Violation.

(a) Other than in connection with or in compliance with (i) the DGCL and the DLLCA, (ii) the filing of the Proxy Statement/Prospectus and the Registration Statement with the SEC and any amendments or supplements thereto and declaration of effectiveness of the Registration Statement and the mailing of the Proxy Statement/Prospectus, (iii) the Securities Act, (iv) the Exchange Act, (v) applicable state securities, takeover and “blue sky” laws, (vi) the HSR Act and any other requisite clearances or approvals under any other applicable requirements of other Regulatory Laws of the jurisdictions set forth on Section 3.4(a) of the Company Disclosure Letter and (vii) any applicable requirements of the NYSE, no authorization, permit, notification to, consent or approval of, or filing with, any Governmental Entity is necessary or required, under applicable Law, for the consummation by Parent, Merger Sub I and Merger Sub II of the Transactions, except for such authorizations, permits, notifications, consents, approvals or filings that, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to consummate the Transactions, including the Mergers, prior to the Outside Date.

(b) The execution and delivery by Parent, Merger Sub I and Merger Sub II of this Agreement do not, and, except as described in Section 4.4(a), the performance and the consummation of the Transactions and compliance with the provisions hereof will not (i) conflict with or result in any violation or breach of, or default or change of control (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, modification, cancellation, first offer, first refusal or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any Parent Subsidiary or to which any of them are a party or by which or to which any of their respective properties, rights or assets are bound or subject, or result in the creation of any Lien upon any of the properties, rights or assets of Parent or any Parent Subsidiary, other than Permitted Liens, (ii) conflict with or result in any violation of any provision of the Parent Governing Documents or the organizational or governing documents of any Parent Subsidiary or (iii) conflict with or violate any Laws applicable to Parent or any Parent Subsidiary or any of their respective properties, rights or assets, other than in the case of clauses (i) and (iii), any such violation, breach, conflict, default, termination, modification, cancellation, acceleration, right, loss or Lien that has not had and would not reasonably be expected to have, individually or in the aggregate, (1) a Parent Material Adverse Effect or (2) a material adverse effect on the ability of Parent, Merger Sub I or Merger Sub II to consummate the Transactions, including the Mergers, prior to the Outside Date.

Section 4.5. SEC Reports and Financial Statements.

(a) Since February 1, 2019, Parent has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (such forms, statements, schedules, documents and reports the “Parent SEC Documents”). As of their respective filing dates, or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Parent SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the NYSE, and none of the Parent SEC Documents contained (or, with respect to Parent SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to Parent SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. Since February 1, 2019, neither Parent nor any Parent Subsidiary has received from the SEC or any other Governmental Entity any written comments or questions with respect to any of the Parent SEC Documents (including the financial statements included therein) that are not resolved, or, as of the date hereof, has received any written notice from the SEC or other Governmental Entity that such Parent SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to Parent’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Entity of any Parent SEC Documents (including the financial statements included therein).

(b) The consolidated financial statements (including all related notes and schedules) of Parent included or incorporated by reference in the Parent SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the absence of notes) in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and the absence of notes).

(c) Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by Parent’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Neither Parent nor, to the Knowledge of Parent, any of its executive officers has received written notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications.

(d) Neither Parent nor any Parent Subsidiary is a party to, or has any Contract to become a party to, any joint venture, off-balance sheet partnership or any similar Contract, including any Contract relating to any transaction or relationship between or among Parent or any Parent Subsidiary, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the SEC), in any such case, where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent in Parent’s published financial statements or any Parent SEC Document.

Section 4.6. Internal Controls and Procedures. Parent has established and maintains, and at all times since January 31, 2017 has maintained, disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Since January 31, 2017, Parent’s principal executive officer and its principal financial officer have disclosed to Parent’s auditors and the audit committee of Parent’s board of directors (the material circumstances of which (if any) and significant facts learned during the preparation of such disclosure have been made available to the Company prior to the date hereof) (a) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (c) any written claim or allegation regarding clause (a) or (b). Since January 31, 2017, neither Parent nor any Parent Subsidiary has received any material, unresolved complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls.

Section 4.7. No Undisclosed Liabilities. Neither Parent nor any Parent Subsidiary has any liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, except (a) as and to the extent specifically disclosed, reflected or reserved against in Parent’s consolidated balance sheet (or the notes thereto) as of January 31, 2020 included in the Parent SEC Documents filed or furnished prior to the date hereof, (b) for liabilities incurred or which have been discharged or paid in full, in each case, in the ordinary course of business consistent with past practice since January 31, 2020 (other than any liability for any material breaches of Contracts), (c) as expressly required or expressly contemplated by this Agreement and (d) for liabilities which have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8. Absence of Certain Changes or Events. From January 31, 2020, there has not occurred any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9. Compliance with Law.

(a) Parent and each Parent Subsidiary are and have been since January 31, 2017 in compliance with and not in default under or in violation of any Laws (including Environmental Laws and employee benefits and labor Laws) applicable to Parent, such Subsidiary or any of their respective properties or assets, except where such noncompliance, default or violation has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent and each Parent Subsidiary are, and since January 31, 2017 have been, in possession of all franchises, grants, authorizations, business licenses, permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances and orders of any Governmental Entity or pursuant to any applicable Law necessary for Parent and the Parent Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Parent Permits”), except where the failure to have any of the Parent Permits has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, all Parent Permits are in full force and effect, no default (with or without notice, lapse of time or both) has occurred under any such Parent Permit and none of Parent or any Parent Subsidiary has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Parent Permit.

(c) Parent is in compliance in all material respects with the applicable listing and other rules and regulations of the NYSE.

Section 4.10. Litigation; Orders. As of the date hereof, there are no Proceedings pending or, to Parent’s Knowledge, threatened against Parent or any Parent Subsidiary or any of their respective properties, rights or assets by or before, and there are no orders, judgments or decrees of or settlement agreements with, any Governmental Entity, that are or would reasonably be expected to be, individually or in the aggregate, material to Parent and the Parent Subsidiaries, taken as a whole.

Section 4.11. Information Supplied. The information relating to Parent and the Parent Subsidiaries to the extent supplied by or on behalf Parent and the Parent Subsidiaries to be contained in, or incorporated by reference in (a) the Registration Statement will not, at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading and (b) the Registration Statement and the Proxy Statement/Prospectus will not, at the date the Proxy Statement/Prospectus is first mailed to the Company Stockholders or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. The Registration Statement will comply in all material respects with the requirements of both the Exchange Act and the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing provisions of this Section 4.11, no representation or warranty is made by Parent, Merger Sub I or Merger Sub II with respect to information or statements made or incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, which information or statements were not supplied by or on behalf of Parent, Merger Sub I or Merger Sub II.

Section 4.12. Sufficient Funds; Valid Issuance. Assuming the accuracy of the Company’s representations and warranties set forth in Section 3.2(a), Section 3.2(b), Section 3.2(c) and Section 3.2(d), Parent will have at the Closing access to all of the funds that are necessary for it to pay the Cash Consideration and consummate the Transactions, and to perform its obligations under this Agreement. The Parent Common Stock to be issued as Stock Consideration pursuant to the terms hereof, when issued as provided in and pursuant to the terms of this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and (other than restrictions under applicable securities laws, or restrictions created by any Company Stockholder) will be free of restrictions on transfer.

Section 4.13. Finders and Brokers. Other than BofA Securities, Inc., neither Parent nor any Parent Subsidiary has employed or engaged any investment banker, broker or finder in connection with the Transactions who is entitled to any fee or any commission in connection with this Agreement or upon or as a result of the consummation of the Mergers.

Section 4.14. Stock Ownership. Parent is not, nor at any time for the past three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. To the Knowledge of Parent, neither Parent nor any Parent Subsidiary directly or indirectly owns as of the date hereof, nor at any time in the past three (3)  years through the date hereof has directly or indirectly owned, any shares of Company Common Stock.

Section 4.15. No Merger Subs Activity. Since its date of formation, (a) Merger Sub I has not engaged in any activities other than in connection with this Agreement and the Transactions and (b) Merger Sub II has not engaged in any activities other than in connection with this Agreement and the Transactions.

Section 4.16. Tax Matters. Merger Sub I is a direct, wholly owned Subsidiary of Parent. Merger Sub II is a direct, wholly owned Subsidiary of Parent. For U.S. federal income Tax purposes, Merger Sub II is and has always been “disregarded as an entity separate from its owner” as such phrase is used in Treasury Regulations Section 301.7701-2(c)(2)(i). Neither Parent nor any Parent Subsidiary is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.17. No Other Representations. Except for the representations and warranties contained in Article III, the certificate delivered pursuant to Section 7.2(d) and the Voting Agreement, each of Parent, Merger Sub I and Merger Sub II acknowledges that none of the Company, any of its Representatives or any other Person makes, and each of Parent, Merger Sub I and Merger Sub II acknowledges that it has not relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided or made available to Parent, Merger Sub I, Merger Sub II or their respective Representatives in connection with the Transactions, including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub I, Merger Sub II or their respective Representatives in certain “data rooms” or management presentations in expectation of the Transactions or the accuracy or completeness of any of the foregoing, except, in each case for the representations and warranties contained in Article III, the certificate delivered pursuant to Section 7.2(d) and the Voting Agreement. Without limiting the generality of the foregoing, each of Parent, Merger Sub I and Merger Sub II acknowledges that, except as may be expressly provided in Article III, the certificate delivered pursuant to Section 7.2(d) and the Voting Agreement, no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospective information that may have been made available, directly or indirectly, to Parent, Merger Sub I, Merger Sub II, any of their respective Representatives or any other Person.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

PENDING THE MERGER

Section 5.1. Conduct of Business by the Company Pending the Closing. The Company agrees that between the date hereof and the earlier of the First Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.1 of the Company Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by Parent (with respect to clauses (i) (with respect to the organizational documents of any Company Subsidiary only), (iv), (v), (ix), (x), (xi), (xii), (xiii), (xiv), (xvi), (xvii), (xix), (xxii) and (xxiv) (or (xxix) with respect to any of the foregoing) of Section 5.1(b) only, such consent not to be unreasonably withheld, conditioned or delayed), the Company (a) shall, and shall cause each Company Subsidiary to, use reasonable best efforts to conduct its business in all material respects in the ordinary course of business and use reasonable best efforts to (i) preserve intact its and their present business organizations, goodwill and ongoing businesses, (ii) keep available the services of its and their present officers and other key employees (other than where termination of such services is for cause) and (iii) preserve its and their relationships with customers, suppliers, vendors, resellers, licensors, licensees, Governmental Entities, employees and other Persons with whom it and they have material business relations (it being agreed by the Parties that with respect to the matters specifically addressed by any provision of Section 5.1(b), such specific provisions shall govern over the more general provision of this Section 5.1(a)); and (b) shall not, and shall cause each Company Subsidiary not to, directly or indirectly:

(i) amend, modify, waive, rescind, change or otherwise restate the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws or equivalent organizational documents;

(ii) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, shares or other securities of the Company or any Company Subsidiary) (other than dividends or distributions made by any wholly owned Company Subsidiary to the Company or any wholly owned Company Subsidiary), or enter into any agreement and arrangement with respect to voting or registration, or file any registration statement with the SEC with respect to any, of its capital stock or other equity interests or securities;

(iii) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, or redeem, purchase or otherwise acquire any of its capital stock or other equity interests, or issue or authorize the issuance of any of its capital stock or other equity interests or any other securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity interests, except for (A) the acceptance of shares of Company Common Stock as payment of the exercise price of Company Options or for withholding Taxes in respect of Company Equity Awards or (B) any such transaction involving only wholly owned Company Subsidiaries;

(iv) issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in the capital stock, voting securities or other equity interest in the Company or any Company Subsidiary or any securities convertible into or exchangeable or exercisable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be exercisable or vested any otherwise unexercisable or unvested Company Equity Award under any existing Company Equity Plan (except as otherwise provided by the express terms of any Company Equity Award), other than (A) issuances of Company Common Stock in respect of any exercise of Company Options outstanding on the date hereof or the vesting or settlement of Company Equity Awards outstanding on the date hereof, in all cases in accordance with their respective terms as of the date hereof, (B) issuances of Company Common Stock in respect of any awards outstanding under the Company ESPP in respect of the Current ESPP Offering Period, (C) sales of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or pursuant to the settlement of Company Equity Awards in order to satisfy Tax withholding obligations, or (D) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries;

(v) except as required by any Company Benefit Plan as in existence as of the date hereof and set forth on Section 3.10(a) of the Company Disclosure Letter, (A) increase the compensation or benefits payable or to become payable to any of its directors, executive officers or employees, (B) grant to any of its directors, executive officers or employees any increase in severance or termination pay, (C) pay or award, or commit to pay or award, any bonuses, retention or incentive compensation to any of its directors, executive officers or employees, (D) enter into any employment, severance, or retention agreement (excluding offer letters that provide for no severance or change in control benefits) with any of its directors, executive officers or employees, (E) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Benefit Plan except for any amendments to health and welfare plans in the ordinary course of business consistent with past practice that do not contravene the other covenants set forth in this clause (v) or materially increase the cost to the Company of maintaining such Company Benefit Plan or the benefits provided thereunder, (F) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Company Benefit Plan, (G) terminate the employment of any employee at the level of senior vice president or above, other than for cause, (H) hire any new employees, except for non-officer employees at the vice president level or below, (I) provide any funding for any rabbi trust or similar arrangement, (J) enter into a Contract or relationship with a professional employer organization, or (K) form or otherwise establish any employing entity in any country that does not currently have an employing entity;

(vi) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or authorize or announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or assets of any Person or any business or division thereof, or otherwise engage in any mergers, consolidations or business combinations, except for (A) transactions solely between the Company and a wholly owned Company Subsidiary or solely between wholly owned Company Subsidiaries, (B) acquisitions of supplies or equipment in the ordinary course of business consistent with past practice or (C) transactions involving an amount up to $50 million cash consideration in the aggregate, in each case, that (x) does not include any “earnout,” deferred or contingent payment obligation or any other future obligation to pay and (y) would not reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(vii) liquidate (completely or partially), dissolve, restructure, recapitalize or effect any other reorganization (including any restructuring, recapitalization or reorganization between or among any of the Company and/or the Company Subsidiaries), or adopt any plan or resolution providing for any of the foregoing;

(viii) make any loans, advances or capital contributions to, or investments in, any other Person, except for (A) loans solely among the Company and its wholly owned Company Subsidiaries or solely among the Company’s wholly owned Company Subsidiaries, (B) advances for reimbursable employee expenses in the ordinary course of business consistent with past practice or (C) loans, advances, capital contributions or investments in Persons not listed on a national securities exchange of up to $15 million cash consideration in the aggregate (provided that such loans, advances, capital contributions or investments shall be non-controlling minority interests of less than ten percent (10%) of the total outstanding capital stock of such Person and shall not involve any board seat or other indicia of control);

(ix) sell, lease, license, assign, abandon, permit to lapse, transfer, exchange, swap or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any of its material properties, rights or assets (including shares in the capital of the Company or the Company Subsidiaries), except (A) dispositions of obsolete or worthless equipment, in the ordinary course of business consistent with past practice, (B) non-exclusive licenses of Company Intellectual Property or Company Products entered into in the ordinary course of business consistent with past practice with customers and resellers of the Company or the Company Subsidiaries and (C) pursuant to transactions solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(x) terminate or materially amend or modify any written policies or procedures with respect to the use or distribution by the Company or any Company Subsidiary of any open source Software;

(xi) enter into or become bound by, or amend, modify, terminate or waive any Contract related to the acquisition or disposition or grant of any license with respect to material Intellectual Property, other than amendments, modifications, terminations or waivers in the ordinary course of business consistent with past practice, or otherwise encumber any material Company Intellectual Property (including by the granting of any covenants, including any covenant not to sue or covenant not to assert), other than (A) non-exclusive licenses of (x) Company Intellectual Property (other than patents on a stand-alone basis) or (y) Company Products, in each case entered into in the ordinary course of business consistent with past practice and (B) distribution rights for Company Products made or entered into in the ordinary course of business consistent with past practice;

(xii) (A) enter into any Contract that would, if entered into prior to the date hereof, be a Material Contract of the types referred to in clause (i), (ii), (iii), (v), (viii), (xii), (xiii), (xiv), (xvii) or (xx) of Section 3.17(a) or any other Material Contract outside of the ordinary course of business consistent with past practice, (B) (1) materially modify, materially amend, extend or terminate (other than non-renewals occurring in the ordinary course of business consistent with past practice) any Material Contract or (2) waive, release or assign any rights or claims thereunder, in the case of this clause (2) other than in the ordinary course of business consistent with past practice or (C) materially modify or amend or terminate, or waive or release or assign any rights under any Material Government Bid or submit any new Government Contract Bid that would have been considered a Material Government Bid if it were submitted prior to the date hereof;

(xiii) except in accordance with the Company’s capital budget set forth on Section 5.1(b)(xiii) of the Company Disclosure Letter, make any capital expenditure or expenditures, enter into agreements or arrangements providing for capital expenditure or expenditures or otherwise commit to do so;

(xiv) commence (other than any collection action in the ordinary course of business consistent with past practice), waive, release, assign, compromise or settle any claim, litigation, investigation or proceeding (for the avoidance of doubt, including with respect to matters in which the Company or any Company Subsidiary is a plaintiff, or in which any of their officers or directors in their capacities as such are parties), other than the compromise or settlement of any claim, litigation or proceeding that is not brought by Governmental Entities and that: (A) is for an amount not to exceed, for any such compromise or settlement individually, $1,000,000, or in the aggregate, $2,000,000, (B) does not impose any injunctive relief on the Company and the Company Subsidiaries and does not involve the admission of wrongdoing by the Company, any Company Subsidiary or any of their respective officers or directors or otherwise establish a materially adverse precedent for similar settlements by Parent or any Parent Subsidiaries (including following the First Effective Time the Company and the Company Subsidiaries) and (C) does not provide for the license of any Intellectual Property or the termination, modification or amendment of any license of Company Intellectual Property;

(xv) make any change in financial accounting policies, practices, principles or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or applicable Law;

(xvi) amend or modify in any material respect any Privacy Statement of the Company or any Company Subsidiary;

(xvii) make, change or revoke any material Tax election, adopt or change any Tax accounting period or material method of Tax accounting, amend any material Tax Return, file any material Tax Return that is materially inconsistent with a previously filed Tax Return of the same type for a prior taxable period (taking into account any amendments prior to the date hereof), settle or compromise any material liability for Taxes or any Tax audit, claim or other proceeding relating to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law), surrender any right to claim a material refund of Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(xviii) take any action, or knowingly fail to take any action, which action or failure to act would or would be reasonably expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(xix) redeem, repurchase, prepay, defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness or any derivative financial instruments or arrangements (including swaps, caps, floors, futures, forward contracts and option agreements), or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for the incurrence and repayment of any Indebtedness solely among the Company and its wholly owned Company Subsidiaries or solely among wholly owned Company Subsidiaries;

(xx) enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC;

(xxi) fail to use commercially reasonable efforts to maintain the Company’s insurance policies or comparable replacement policies with respect to the material assets, operations and activities of the Company and the Company Subsidiaries;

(xxii) (A) acquire any real property or enter into any lease or sublease of real property (whether as a lessor, sublessor, lessee or sublessee), (B) materially modify or amend or exercise any right to renew any Company Lease, or waive any material term or condition thereof or grant any material consents thereunder, (C) grant or otherwise knowingly create or consent to the creation of any material easement, covenant, restriction, assessment or charge affecting any real property leased by the Company, or any interest therein or part thereof, (D) knowingly commit any waste or nuisance on any such property or (E) make any material changes in the construction or condition of any such property, in the case of each of clauses (B) through (E), other than in the ordinary course of business consistent with past practice;

(xxiii) other than the Company Stockholders Meeting, convene any special meeting (or any adjournment or postponement thereof) of the Company Stockholders;

(xxiv) terminate or modify or waive in any material respect any right under any Company Permit;

(xxv) adopt or otherwise implement any stockholder rights plan, “poison-pill” or other comparable agreement;

(xxvi) amend, modify, supplement or terminate the Convertible Notes Indenture or any Capped Call Confirmation or take any action that would result in a change to the Conversion Rate (as defined in the Convertible Notes Indenture as in effect on the date hereof) or the Applicable Percentage, Option Entitlement, Strike Price or Cap Price (each as defined in the Capped Call Confirmations as in effect on the date hereof) from that set forth in Section 3.2(a) (other than as contemplated pursuant to Section 6.15);

(xxvii) subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date;

(xxviii) to the extent within the Company or any Company Subsidiary’s control, take any action to cause, or that would result in, the conversion of Class B Common Stock into Class A Common Stock; or

(xxix) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.2. Conduct of Business by Parent Pending the Closing. Parent agrees that between the date hereof and the earlier of the date of the First Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, except as set forth in Section 5.2 of the Parent Disclosure Letter, as specifically permitted or required by this Agreement, as required by applicable Law or as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall cause each Parent Subsidiary not to, directly or indirectly:

(a) amend, modify, waive, rescind, change or otherwise restate the Parent Governing Documents (whether by merger, consolidation, operation of law or otherwise) in a manner that would materially and adversely affect the Company Stockholders, or adversely affect the Company Stockholders relative to other holders of Parent Common Stock;

(b) authorize, declare, set aside, make or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock or other equity interests (whether in cash, assets, stock or other securities of Parent or any Parent Subsidiary), except (i) dividends and distributions paid or made in the ordinary course of business consistent with past practice by the Parent Subsidiaries to Parent or any other wholly owned Parent Subsidiary and (ii) for transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(c) split, combine, subdivide, reduce or reclassify any of its capital stock or other equity interests, except for (i) any such transaction involving only wholly owned Parent Subsidiaries, and (ii) any transactions that would require an adjustment to the Merger Consideration pursuant to Section 2.1(d) and for which the proper adjustment is made;

(d) liquidate (completely or partially), dissolve or adopt any plan or resolution providing for any of the foregoing, in each case, with respect to Parent, Merger Sub I or Merger Sub II;

(e) acquire (including by merger, consolidation or acquisition of stock or assets or any other means) or publicly announce an intention to so acquire, or enter into any agreements providing for any acquisitions of, any equity interests in or a material portion of the assets of any Person (or any business or division thereof) that (i) would require (A) the filing by Parent or any Parent Subsidiaries of a Notification and Report Form pursuant to the HSR Act with respect to such acquisition or (B) any pre-closing approvals, consents, waivers or clearances under any Regulatory Laws of the jurisdictions set forth on Section 3.4(a) of the Company Disclosure Letter with respect to such acquisition and (ii) would reasonably be expected to prevent (A) any waiting period (or extensions thereof) applicable to the Transactions under the HSR Act from expiring or terminating prior to the Outside Date or (B) Parent, Merger Sub I or Merger Sub II from obtaining, prior to the Outside Date, any of the required pre-closing approvals, consents, waivers or clearances applicable to the Transactions under any Regulatory Laws of the jurisdictions set forth on Section 3.4(a) of the Company Disclosure Letter;

(f) take any action, or knowingly fail to take any action, which action or failure to act would or would be reasonably expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(g) subject to Section 6.2, take or cause to be taken any action that would reasonably be expected to materially delay, impede or prevent the consummation of the Transactions on or before the Outside Date; or

(h) agree or authorize, in writing or otherwise, to take any of the foregoing actions.

Section 5.3. No Solicitation by the Company.

(a) From and after the date hereof until the earlier of the First Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company agrees that it shall not, and shall cause the Company Subsidiaries, and its and their respective officers and directors not to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to not, directly or indirectly: (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would reasonably be expected to lead to an Acquisition Proposal; (ii) participate in any negotiations regarding, or furnish to any person any information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal; (iii) adopt, approve, endorse or recommend, or propose to adopt, approve, endorse or recommend, any Acquisition Proposal; (iv) withdraw, change, amend, modify or qualify, or otherwise propose to withdraw, change, amend, modify or qualify, in a manner adverse to Parent, the Company Board Recommendation, or resolve or agree to take any such action; (v) if an Acquisition Proposal has been publicly disclosed, fail to publicly recommend against any such Acquisition Proposal within ten (10)-Business Days after the public disclosure of such Acquisition Proposal (or subsequently withdraw, change, amend, modify or qualify, in a manner adverse to Parent, such rejection of such Acquisition Proposal) and reaffirm the Company Board Recommendation within such ten (10) Business Day period (or, if earlier, by the second (2nd) Business Day prior to the Company Stockholders Meeting); (vi) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus; (vii) approve, or authorize, or cause or permit the Company or any Company Subsidiary to enter into, any merger agreement, acquisition agreement, reorganization agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document with respect to, or any other agreement or commitment providing for, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into in accordance with this Section 5.3) (a “Company Acquisition Agreement”); (viii) call or convene a meeting of the Company Stockholders to consider a proposal that would reasonably be expected to materially impair, prevent or delay the consummation of the Transactions or (ix) resolve or agree to do any of the foregoing (any act described in clauses (iii), (iv), (v), (vi), (vii), (viii) and/or (ix) (to the extent related to the foregoing clauses (iii), (iv), (v), (vi), (vii) or (viii)), a “Change of Recommendation”). The Company shall, and shall cause the Company Subsidiaries and its and their respective officer and directors to, and shall use its reasonable best efforts to cause its and the Company Subsidiaries’ other Representatives to, immediately cease any and all solicitation, encouragement, discussions or negotiations with any persons (or provision of any information to any persons) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal. Promptly after the date hereof (and in any event within two (2) Business Days following the date hereof), the Company shall (A) request in writing that each person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (B) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such person and its Representatives. The Company shall enforce, and not waive, terminate or modify without Parent’s prior written consent, any confidentiality, standstill or similar provision in any confidentiality, standstill or other agreement; provided that, if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel that the failure to waive a particular standstill provision would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, the Company may, with prior written notice to Parent, waive such standstill solely to the extent necessary to permit the applicable person (if it has not been solicited in violation of this Section 5.3) to make, on a confidential basis to the Company Board of Directors, an Acquisition Proposal, conditioned upon such person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 5.3. For purposes of this Section 5.3, the term “person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to the Company, Parent or any Parent Subsidiary or any of their Representatives. Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, a bona fide written Acquisition Proposal that did not result from a breach of this Section 5.3, the Company and the Company Subsidiaries and the Company’s Representatives may contact the Person or any of its Representatives who has made such Acquisition Proposal solely to clarify (and not to negotiate or engage in any discussions regarding or relating to) the material terms and conditions of such Acquisition Proposal so that the Company may inform itself about such Acquisition Proposal. For the avoidance of doubt, any violation of the restrictions set forth in this Section 5.3 by (x) a Company Subsidiary, (y) a director or officer of the Company or any Company

Subsidiary or (z) any other Representatives acting on behalf of the Company or any Company Subsidiary shall be a breach of this Section 5.3 by the Company.

(b) Notwithstanding the limitations set forth in Section 5.3(a), if the Company receives, prior to the Company Stockholder Approval being obtained, an unsolicited, bona fide, written Acquisition Proposal that did not result from a breach of this Section 5.3, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors (i) constitutes a Superior Proposal or (ii) would reasonably be expected to result in a Superior Proposal and, in each case, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law, then in either event the Company may take the following actions: (x) furnish nonpublic information with respect to the Company to the person making such Acquisition Proposal and its Representatives, if, and only if, prior to so furnishing such information, the Company receives from such person an executed Acceptable Confidentiality Agreement and the Company also provides Parent, prior to or substantially concurrently with the time such information is provided or made available to such person, any nonpublic information furnished to such other person that was not previously furnished to Parent, and (y) engage in discussions or negotiations with such person with respect to such Acquisition Proposal.

(c) The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent of the Company’s or any of its controlled affiliates’ or its or their respective Representatives’ receipt of any Acquisition Proposal, any proposals or inquiries that would reasonably be expected to lead to an Acquisition Proposal, or any inquiry or request for nonpublic information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal. Such notice shall indicate the identity of the person making the Acquisition Proposal, inquiry or request, and the material terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request, including unredacted copies of all written requests, proposals, correspondence or offers, including proposed agreements received by the Company or its Representatives relating to such Acquisition Proposal or, if such Acquisition Proposal is not in writing, a reasonably detailed written description of the material terms and conditions thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall keep Parent reasonably informed on a prompt and timely basis of the status and material terms (including any amendments or proposed amendments to such material terms) of any such Acquisition Proposal or potential Acquisition Proposal and keep Parent reasonably informed on a prompt and timely basis as to the nature of any information requested of the Company with respect thereto and promptly (and in any event within twenty-four (24) hours) provide to Parent copies of all proposals, offers and proposed agreements relating to an Acquisition Proposal received by the Company or its Representatives or, if such information or communication is not in writing, a reasonably detailed written description of the material contents thereof. Without limiting the Company’s other obligations under this Section 5.3, the Company shall promptly provide (and in any event within twenty-four (24) hours) to Parent any material nonpublic information concerning the Company provided to any other person in connection with any Acquisition Proposal that was not previously provided to Parent. Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four (24) hours after such determination) inform Parent in writing if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 5.3(b). Unless this Agreement has been validly terminated pursuant to Section 8.1, the Company shall not take any action to exempt any person other than Parent, Merger Sub I or Merger Sub II from the restrictions on “business combinations” contained in any applicable Takeover Statute or in the Company Governing Documents, or otherwise cause such restrictions not to apply. The Company agrees that it will not, directly or indirectly, enter into any agreement with any person which directly or indirectly prohibits the Company from providing any information to Parent in accordance with, or otherwise complying with, this Section 5.3.

(d) Notwithstanding anything in this Section 5.3 to the contrary, but subject to Section 5.3(e), at any time prior to the Company Stockholder Approval being obtained, the Company Board of Directors may (i) make a Change of Recommendation (only of the type contemplated by Section 5.3(a)(iv) or Section 5.3(a)(vi)) in response to an Intervening Event if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that the failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law or (ii) make a Change of Recommendation and cause the Company to terminate this Agreement pursuant to and in accordance with Section 8.1(h) in order to enter into a definitive agreement providing for an unsolicited Acquisition Proposal received after the date of this Agreement (which, for the avoidance of doubt, did not result from a breach of this Section 5.3 and such Acquisition Proposal is not withdrawn) if the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors that such Acquisition Proposal constitutes a Superior Proposal, but only if the Company Board of Directors has determined in good faith after consultation with the Company’s outside legal counsel and financial advisors, that failure to take such action would be reasonably likely to violate the directors’ fiduciary duties under applicable Law; provided that notwithstanding anything to the contrary herein, neither the Company nor any Company Subsidiary shall enter into any Company Acquisition Agreement unless this Agreement has been validly terminated in accordance with Section 8.1. “Intervening Event” means any Effect that is material to the Company and the Company Subsidiaries (taken as a whole) and was not known by or reasonably foreseeable to the Company or the Company Board of Directors as of or prior to the date hereof; provided, however, that in no event shall the following events, changes or developments constitute an Intervening Event: (A) the receipt, existence or terms of an Acquisition Proposal or any inquiry or communications relating thereto or any matter relating thereto or consequence thereof, (B) changes in the market price or trading volume of the Class A Common Stock, the Parent Common Stock or any other securities of the Company, Parent or their respective Subsidiaries, or any change in credit rating or the fact that the Company meets or exceeds (or that Parent fails to meet or exceed) internal or published estimates, projections, forecasts or predictions for any period, (C) changes in general economic, political or financial conditions or markets (including changes in interest rates, exchange rates, stock, bond and/or debt prices), (D) changes in GAAP, other applicable accounting rules or applicable Law or, in any such case, changes in the interpretation thereof or (E) natural disasters, epidemics or pandemics (including the existence and impact of the COVID-19 pandemic).

(e) Prior to the Company taking any action permitted (i) under Section 5.3(d)(i), the Company shall provide Parent with four (4)-Business Days’ prior written notice advising Parent that the Company Board of Directors intends to effect a Change of Recommendation and specifying, in reasonable detail, the reasons therefor, and during such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement in a manner that would obviate the need to effect a Change of Recommendation and at the end of such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination under Section 5.3(d)(i) (after in good faith taking into account any amendments proposed by Parent) or (ii) under Section 5.3(d)(ii), the Company shall provide Parent with four (4) Business Days’ prior written notice advising Parent that the Company Board of Directors intends to take such action and specifying the material terms and conditions of the Acquisition Proposal, including a copy of any proposed definitive documentation, and during such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day), the Company shall cause its Representatives (including its executive officers) to negotiate in good faith (to the extent Parent desires to negotiate) any proposal by Parent to amend the terms and conditions of this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and at the end of such four (4) Business Day period (which period shall expire at 11:59 p.m., Pacific Time, on the fourth (4th) Business Day) the Company Board of Directors again makes the determination under Section 5.3(d)(ii) (after in good faith taking into account the amendments proposed by Parent). With respect to Section 5.3(e)(ii), if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company Stockholders would receive as a result of the Superior Proposal), the Company shall notify Parent of each such amendment, revision or change in compliance with Section 5.3(c) and the applicable four (4) Business Day period shall be extended until at least three (3) Business Days after the time that Parent receives notification from the Company of each such revision, and the Company Board of Directors shall not take any such action permitted under Section 5.3(d)(ii) prior to the end of any such period (which period shall expire at 11:59 p.m., Pacific Time, on the applicable day) as so extended in accordance with the terms of this Section 5.3(e).

(f) Nothing in this Agreement shall prohibit the Company or the Company Board of Directors from (i) disclosing to the Company Stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any legally required disclosure to the Company Stockholders with regard to an Acquisition Proposal, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Company Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Change of Recommendation. For the avoidance of doubt, this Section 5.3(f) shall not permit the Company Board of Directors to make (or otherwise modify the definition of) a Change of Recommendation except to the extent expressly permitted by Section 5.3(d) and Section 5.3(e).

Section 5.4. Preparation of the Registration Statement and the Proxy Statement/Prospectus; Company Stockholders Meeting.

(a) As promptly as reasonably practicable after the execution of this Agreement, the Company (with Parent’s reasonable cooperation) shall use reasonable best efforts to prepare within thirty (30) days following the execution of this Agreement a mutually acceptable Proxy Statement/Prospectus (as part of the Registration Statement), and Parent (with the Company’s reasonable cooperation) shall use reasonable best efforts to prepare and file within thirty (30) days following the execution of this Agreement with the SEC the Registration Statement, in which the Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the Parent Common Stock to be issued in the First Merger. Each of Parent and the Company shall use its reasonable best efforts to (A) cause the Registration Statement and the Proxy Statement/Prospectus to comply with the applicable rules and regulations promulgated by the SEC, (B) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments from the SEC), and, prior to the effective date of the Registration Statement, take all action reasonably required to be taken under any applicable state securities Laws in connection with the issuance of Parent Common Stock in connection with the First Merger and (C) keep the Registration Statement effective through the Closing in order to permit the consummation of the First Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement/Prospectus. As promptly as practicable after the Registration Statement shall have become effective, the Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be filed and mailed to its stockholders. No filing of, or amendment or supplement to, the Registration Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement/Prospectus will be made by the Company, in each case without providing the other Party with a reasonable opportunity to review and comment (which comments shall be considered by the applicable Party in good faith) thereon if reasonably practicable; provided that, without limiting the generality of this Section 5.4, with respect to documents filed by a Party which are incorporated by reference in the Registration Statement or the Proxy Statement/Prospectus, this right to review and comment shall apply only with respect to information relating to the other Party or such other Party’s business, financial condition or results of operations. If, at any time prior to the First Effective Time, any information relating to Parent or the Company or any of their respective affiliates, directors or officers, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement/Prospectus, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, at the time and in light of the circumstances under which they are made, not misleading, the Party that discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and, following a reasonable opportunity for the other Party to review and comment on such amendment or supplement, promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the Company Stockholders. Subject to applicable Law, each Party shall notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the First Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or the Registration Statement or for additional information and shall supply each other with copies of all correspondence between either Party or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement/Prospectus, the Registration Statement or the Mergers.

(b) Subject to the earlier termination of this Agreement in accordance with Section 8.1, the Company shall (i) as promptly as reasonably practicable after the filing of the Registration Statement with the SEC and in consultation with Parent, conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholders Meeting and (ii) duly call, give notice of, convene and hold a meeting of the Company Stockholders for the purpose of seeking the Company Stockholder Approval (as it may be adjourned or postponed as provided below, the “Company Stockholders Meeting”) as soon as reasonably practicable after the date hereof (but in no event later than forty-five (45) days following the effectiveness of the Registration Statement), and the Company shall submit such proposal to the Company Stockholders at the Company Stockholders Meeting and shall not submit any other proposal to the Company Stockholders in connection with the Company Stockholders Meeting (other than an advisory vote regarding merger-related compensation and a customary proposal regarding adjournment of the Company Stockholders Meeting) without the prior written consent of Parent. The Company agrees (i) to provide Parent with reasonably detailed periodic updates concerning proxy solicitation results on a timely basis (including, if requested, promptly providing daily voting reports in the last seven (7) days prior to the Company Stockholders Meeting) and to give written notice (which, for the avoidance of doubt, may be given via email) to Parent one (1) day prior to, and on the date of, the Company Stockholders Meeting, indicating whether, as of such date, sufficient proxies representing the Requisite Company Vote have been obtained.

(c) Notwithstanding anything to the contrary contained in this Agreement, the Company shall not adjourn or postpone the Company Stockholders Meeting without Parent’s prior written consent; provided that without Parent’s prior written consent, the Company may adjourn or postpone the Company Stockholders Meeting (i) after consultation with Parent, to the extent necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus or Registration Statement required by Law is provided to the stockholders of the Company within a reasonable amount of time in advance of the Company Stockholders Meeting or (ii) if there are not sufficient affirmative votes in person or by proxy at such meeting to constitute a quorum at the Company Stockholders Meeting or to obtain the Company Stockholder Approval, to allow reasonable additional time for solicitation of proxies for purposes of obtaining a quorum or the Company Stockholder Approval; provided that unless agreed to in writing by Parent, (x) any such adjournment or postponement shall be for a period of no more than ten (10) Business Days, and (y) the Company shall only be permitted to effect no more than one (1) such adjournment or postponement pursuant to this clause (ii); provided that (A) no postponement contemplated by this clause (ii) shall be permitted if it would require a change to the record date for the Company Stockholders Meeting, and (B) if requested by Parent, the Company shall effect an adjournment or postponement of the Company Stockholders Meeting under the circumstances contemplated by this clause (ii) for a period of up to ten (10) Business Days each (provided that Parent shall only make up to one (1) such request, and no such request for a postponement shall be permitted if it would require a change in the record date for the Company Stockholders Meeting). The Company shall use its reasonable best efforts to (A) solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and approval of the Transactions, including the Merger and (B) take all other action necessary or advisable to secure the Company Stockholder Approval, including, unless the Company Board of Directors has validly made a Change of Recommendation in accordance with Section 5.3, by communicating to the Company’s stockholders the Company Board Recommendation and including such Company Board Recommendation in the Proxy Statement/Prospectus. Notwithstanding any Change of Recommendation, unless this Agreement is terminated in accordance with its terms, (x) the Company Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company Stockholders for approval at the Company Stockholders Meeting, and nothing contained herein shall be deemed to relieve the Company of such obligation and (y) all other obligations of the Parties hereunder shall continue in full force and effect and such obligations shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal (whether or not a Superior Proposal).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1. Access; Confidentiality; Notice of Certain Events.

(a) From the date hereof until the earlier of the First Effective Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, to the extent permitted by applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and upon reasonable advance notice to the Company’s and the Company Subsidiaries’ offices, properties, Contracts, personnel, books and records (so long as any such access does not unreasonably interfere with the Company’s business), and during such period, the Company shall, and shall cause each Company Subsidiary to, furnish as promptly as practicable to Parent all information (financial or otherwise) concerning its business, properties, offices, Contracts and personnel as Parent may reasonably request (including information for purposes of transition and integration planning). Notwithstanding the foregoing, the Company shall not be required by this Section 6.1 to provide Parent or Parent’s Representatives with access to or to disclose information (i) that is prohibited from being disclosed pursuant to the terms of a confidentiality agreement with a third party entered into prior to the date hereof or after the date hereof in the ordinary course of business consistent with past practice (provided, however, that, at Parent’s written request, the Company shall use its commercially reasonable efforts (x) to obtain the required consent of such third party to such access or disclosure or (y) to make appropriate substitute arrangements to permit reasonable access or disclosure not in violation of such consent requirement), (ii) the disclosure of which, in the reasonable good-faith judgment of the Company, would violate applicable Law (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of such Law) or (iii) the disclosure of which, in the reasonable good-faith judgment of the Company, would cause the loss of any attorney-client, attorney work product or other legal privilege (provided, however, that the Company shall use its commercially reasonable efforts to allow for such access or disclosure to the maximum extent that such access or disclosure would not jeopardize attorney-client, attorney work product or other legal privilege).

(b) Each of the Company and Parent will hold, and will cause its Representatives and affiliates to hold, any nonpublic information exchanged pursuant to this Section 6.1, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement.

(c) The Company shall give prompt notice to Parent, and Parent shall give prompt written notice to the Company (solely with respect to the matters set forth in clauses (i) and (ii) and subject to Section 6.2(b)) (i) of any notice or other communication received by such Party from any Governmental Entity in connection with this Agreement, the Voting Agreement, the Transactions, including the Mergers, or the transactions contemplated by the Voting Agreement, or from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement or the Voting Agreement, (ii) of any legal proceeding commenced or, to such Party’s Knowledge, threatened against such Party or any of its Subsidiaries, affiliates, directors or officers or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, affiliates, directors or officers, in each case in connection with, arising from or otherwise relating to the Mergers or any other transaction contemplated by this Agreement or the Voting Agreement, and (iii) upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any Company Subsidiary that would reasonably be expected to have, individually or in the aggregate, a

Company Material Adverse Effect or which would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.1(c) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date hereof or otherwise limit or affect the remedies available hereunder to Parent, Merger Sub I and Merger Sub II; provided, further, that either Party’s obligations, actions or inactions pursuant to this Section 6.1(c), in each case in and of themselves, shall be deemed excluded for purposes of determining whether the condition set forth in Section 7.2(b) or Section 7.3(b), as applicable, has been satisfied.

Section 6.2. Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate the Transactions, including the Mergers, as soon as practicable after the date hereof, including (i) preparing and filing or otherwise providing, in consultation with the other Party and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as reasonably practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Transactions, including the Mergers, and (ii) taking all actions as may be necessary, subject to the limitations in this Section 6.2, to obtain (and cooperating with each other in obtaining) all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to (x) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within fifteen (15) Business Days after the execution of this Agreement (unless a later date is mutually agreed between the Parties), and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as reasonably practicable and (y) make all other necessary or advisable filings as promptly as reasonably practicable after the date hereof, and to supply as promptly as reasonably practicable and advisable any additional information and documentary materials that may be requested under any Regulatory Laws. Notwithstanding anything to the contrary in this Agreement, none of Parent, Merger Sub I, Merger Sub II or any of their respective Subsidiaries shall be required to, and the Company may not and may not permit any Subsidiary to, without the prior written consent of Parent, become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement or order to (A) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any assets, business or portion of business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub I, Merger Sub II or any Subsidiary of any of the foregoing, (B) conduct, restrict, operate, invest or otherwise change the assets, the business or portion of the business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub I, Merger Sub II or any Subsidiary of any of the foregoing in any manner or (C) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Company, the Surviving Corporation, the Surviving Company, Parent, Merger Sub I, Merger Sub II or any Subsidiary of any of the foregoing, in the case of each of clauses (A), (B) and (C), if any such action would reasonably be expected to, individually or in the aggregate, (x) materially reduce the reasonably anticipated benefits to Parent of the transactions contemplated by this Agreement or (y) impact Parent, the Company or their respective Subsidiaries in a manner or amount that is material relative to the value of the Company and the Company Subsidiaries, taken as a whole; provided that if requested by Parent, the Company or its Subsidiaries will become subject to, consent to or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement or order so long as such requirement, condition, limitation, understanding, agreement or order is only binding on the Company or its Subsidiaries in the event the Closing occurs.

(b) Each of Parent and the Company shall, in connection with and without limiting the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations for the Transactions under the HSR Act or any other Regulatory Law, (i) to the extent not prohibited by applicable Law, cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions and reasonably considering in good faith comments of the other Party and furnish the other Party with such necessary information and reasonable assistance as the other Party may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity, by promptly providing copies to the other Party of any such written communications (or, in the case of oral communications, advise the other Party of such communications), and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions and (iii) permit the other Party to review in advance any communication that it gives to, and consult with each other in advance of any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ, the FTC or other applicable Governmental Entity or other Person, give the other Party the opportunity to attend and participate in any in-person meetings, substantive telephone calls or conferences with the DOJ, the FTC or other Governmental Entity or other Person; provided, however, that materials required to be provided pursuant to the foregoing clauses (i)-(iii) may be redacted (A) to remove references concerning the valuation of Parent, Company or any of their respective Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns; provided, further, that each of Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Antitrust Counsel Only Material” which such material and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent on the one hand or the Company on the other) or its legal counsel.

(c) In connection with and without limiting the foregoing, in the event that Parent requests the Company to do so, the Company shall give any notices to third parties required under Contracts, and the Company shall use, and cause each of the Company Subsidiaries to use, its reasonable best efforts to obtain any third party consents to any Contracts that are necessary, proper or advisable to consummate the Transactions, including the Mergers. Notwithstanding anything to the contrary herein, none of Parent, the Company or any of their respective Subsidiaries shall be required to pay any consent or other similar fee, payment or consideration, make any other concession or provide any additional security (including a guaranty), to obtain such third party consents (except, in the case of the Company, if requested by Parent and either (i) reimbursed or indemnified for by Parent or (ii) subject to the occurrence of the Closing).

Section 6.3. Publicity. From and after the date hereof until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, neither the Company nor Parent, nor any of their respective Subsidiaries, shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the Mergers, the other Transactions or this Agreement or the Voting Agreement without the prior written consent of the other Party, unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of such press release or other public announcement or disclosure with respect to the Mergers, the other Transactions or this Agreement or the Voting Agreement, in which event such Party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement or disclosure in advance and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided, however, that (i) the Parties shall not be required by this Section 6.3 to provide any such review or opportunity to comment to the other Party relating to any dispute between the Parties relating to this Agreement; (ii) each Party may make statements that are consistent with previous press releases, public disclosures or public statements made by Parent or the Company in compliance with this Section 6.3 or make statements regarding the actual or expected financial impact (including earnings guidance) of the Transactions on such Party; and (iii) the obligations set forth in this Section 6.3 shall not apply to any communication regarding an Acquisition Proposal in accordance with Section 5.3(f) or a Change of Recommendation in accordance with Section 5.3.

Section 6.4. D&O Insurance and Indemnification.

(a) For six (6) years from and after the First Effective Time, Parent shall, or shall cause the Surviving Company to, indemnify and hold harmless all past and present directors and officers of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses prior to the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and the Company Governing Documents; provided that such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions), whether asserted or claimed prior to, at or after the First Effective Time, in connection with such Persons serving as an officer, director, employee or other fiduciary of the Company or any Company Subsidiary or of any other Person if such service was at the request or for the benefit of the Company or any Company Subsidiary, to the fullest extent permitted by applicable Law and the Company Governing Documents or the organizational documents of the applicable Company Subsidiary (as applicable) or any indemnification agreements with such Persons in existence on the date of this Agreement as set forth on Section 6.4(a) of the Company Disclosure Letter and provided to Parent prior to the date of this Agreement. The Parties agree that all rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, now existing in favor of the Indemnified Parties as provided in the Company’s or the Company Subsidiaries’ respective certificate of incorporation or bylaws (or comparable organizational documents) or in any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement as set forth on Section 6.4(a) of the Company Disclosure Letter and provided to Parent prior to the date of this Agreement shall survive the Transactions, including the Merger, and shall continue in full force and effect in accordance with the terms thereof; provided that, for the avoidance of doubt, such indemnification agreements shall survive the Closing only with respect to acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (whether asserted or claimed prior to, at or after the Effective Time) and shall not apply to any acts or omissions occurring or alleged to have occurred after the First Effective Time. Notwithstanding anything herein to the contrary, if any Indemnified Party notifies the Surviving Company on or prior to the sixth (6th) anniversary of the First Effective Time of a matter in respect of which such Person intends in good faith to seek indemnification pursuant to this Section 6.4, the provisions of this Section 6.4 shall continue in effect with respect to such matter until the final disposition of all claims, actions, investigations, suits and proceedings relating thereto.

(b) For six (6) years after the First Effective Time, Parent shall cause to be maintained in effect the provisions in (i) the Company Governing Documents and (ii) any indemnification agreement of the Company or a Company Subsidiary with any Indemnified Party in existence on the date of this Agreement and provided to Parent prior to the date of this Agreement, except to the extent that such agreement provides for an earlier termination, in each case, regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date hereof, and no such provision shall be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the First Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Mergers or any of the other Transactions).

(c) At or prior to the First Effective Time, the Company shall purchase a six (6)-year prepaid “tail” policy on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising at or prior to the First Effective Time; provided, however, that the Company shall not commit or spend on such “tail” policy, in the aggregate, more than three hundred percent (300%) of the last aggregate annual premium paid by the Company prior to the date hereof for the Company’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (the “Base Amount”), and if the cost of such “tail” policy would otherwise exceed the Base Amount, the Company shall be permitted to purchase only as much coverage as reasonably practicable for the Base Amount. The Company shall in good faith cooperate with Parent prior to the Closing with respect to the procurement of such “tail” policy, including with respect to the selection of the broker, available policy price and coverage options.

(d) In the event Parent or the Surviving LLC or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving LLC, as the case may be, shall assume the obligations set forth in this Section 6.4. The rights and obligations under this Section 6.4 shall survive consummation of the Mergers and shall not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The Parties acknowledge and agree that the Indemnified Parties shall be third party beneficiaries of this Section 6.4, each of whom may enforce the provisions thereof.

Section 6.5. Takeover Statutes. The Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Mergers or any of the other Transactions (including, for the avoidance of doubt, the Voting Agreement) and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Mergers and the other Transactions (including, for the avoidance of doubt, the Voting Agreement) may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Mergers and the other Transactions. No Change of Recommendation shall change, or be deemed to change, or permit the Company or the Company Board of Directors to change, in any manner or respect, the approval of the Company Board of Directors for purposes of causing any Takeover Statute to be inapplicable to the Merger or any of the other Transactions (including, for the avoidance of doubt, the Voting Agreement).

Section 6.6. Obligations of Merger Subs. Parent shall take all action necessary to cause Merger Sub I and Merger Sub II to perform its obligations under this Agreement and to consummate the Transactions, including the Mergers, upon the terms and subject to the conditions set forth in this Agreement. For the avoidance of doubt, any violation of the obligations of Merger Sub I and Merger Sub II under this Agreement shall also be deemed to be a breach of this Agreement by Parent.

Section 6.7. Employee Matters.

(a) Parent shall assume, honor and fulfill all of the Company Benefit Plans in accordance with their terms as in effect immediately prior to the date hereof or as subsequently amended or terminated as permitted pursuant to the terms of such Company Benefit Plans and this Agreement. Effective as of the First Effective

Time and for a period of twelve (12) months thereafter, Parent shall provide to each employee of the Company and Company Subsidiary who continues to be employed by Parent or any Subsidiary thereof (the “Continuing Employees”), (i) substantially comparable aggregate on target earnings (for clarity, consisting of base pay or wage rate, as applicable, and incentive cash compensation opportunity, but excluding equity incentive compensation) to those in effect for such Continuing Employee immediately prior to the Closing; provided that, for each Continuing Employee whose compensation does not include commissions, such Continuing Employee shall also be provided at least the same wage rate or base salary as those in effect for such Continuing Employee immediately prior to the Closing, (ii) employee benefits (including health and welfare benefits, but excluding equity incentive compensation, retirement benefits and cash bonus opportunities) that are, in the aggregate, no less favorable to such Continuing Employee than, (A) for the period from the First Effective Time through December 31, 2021, those in effect for such Continuing Employee immediately prior to the Closing, and (B) for the period from January 1, 2022 through the first anniversary of the First Effective Time, those in effect for similarly situated employees of Parent and its Subsidiaries, and (iii) retirement benefits that are, in the aggregate, in Parent’s discretion, either (A) no less favorable to such Continuing Employee than those in effect for such Continuing Employee immediately prior to the Closing or (B) no less favorable than those in effect for similarly situated employees of Parent and its Subsidiaries.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Continuing Employees after the First Effective Time (the “New Plans”), each Continuing Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the First Effective Time, to the same extent as such Continuing Employee was entitled, before the First Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the First Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time (other than any administrative delays in connection with any transition to Parent’s tax qualified defined contribution plan), in any and all New Plans to the extent coverage under such New Plan is of the same type as the Company Benefit Plan in which such Continuing Employee participated immediately before the First Effective Time (such plans, collectively, the “Old Plans”), and (ii)(A) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee, Parent or its applicable Subsidiary shall use its commercially reasonable efforts to cause all preexisting condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents, unless such conditions would not have been waived under the Old Plan in which such Continuing Employee participated immediately prior to the First Effective Time and (B) Parent and its applicable Subsidiary shall use commercially reasonable efforts to cause any eligible expenses incurred by such Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) If, at least ten (10) Business Days prior to the First Effective Time, Parent provides written notice to the Company directing the Company to terminate its 401(k) plan(s), the Company shall terminate any and all 401(k) plans effective as of the day immediately preceding the day on which the First Effective Time occurs (the “401(k) Termination Date”). In the event that Parent requests that such 401(k) plan(s) be terminated, the Company shall provide Parent with evidence that such 401(k) plan(s) have been terminated pursuant to resolution of the Company’s Board of Directors at least two (2) Business Days prior to the day on which the First Effective Time occurs; provided that, prior to amending or terminating the Company’s 401(k) plan, the Company shall provide Parent with the form and substance of any applicable resolutions or amendments for review and approval (which approval shall not be unreasonably withheld, conditioned or delayed). If the Company 401(k) plan is terminated pursuant to this Section 6.7(c), then as soon as practicable following the 401(k) Termination Date, Parent shall permit all Continuing Employees who were eligible to participate in the Company 401(k) plan immediately prior to the 401(k) Termination Date to participate in Parent’s 401(k) plan and shall permit each such Continuing Employee to elect to transfer his or her account balance when distributed from the terminated Company 401(k) plan, including any outstanding participant loans, to Parent’s 401(k) plan, except to the extent accepting such transfers would adversely affect the tax-qualified status of Parent’s 401(k) plan or as may be prohibited by Parent’s 401(k) plan.

(d) Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Company or any affiliate of Parent and the Continuing Employee or any severance, benefit or other applicable plan or program covering such Continuing Employee. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to be an amendment or other modification of any Company Benefit Plan or employee benefit plan of Parent, Merger Sub I or Merger Sub II or (ii) create any third party rights in any current or former service provider of the Company or its affiliates (or any beneficiaries or dependents thereof).

(e) The Company shall use commercially reasonable efforts to terminate all Contracts, arrangements or relationships between the Company or any Company Subsidiary, on the one hand, and any professional employer organization, on the other hand, effective as of the Closing Date.

Section 6.8. Rule 16b-3. Prior to the First Effective Time, the Company and Parent shall, as applicable, take all such steps as may be reasonably necessary or advisable hereto to cause any dispositions of Company equity securities (including derivative securities) and Convertible Notes and acquisitions of Parent equity securities pursuant to the Transactions by each individual who is a director or officer of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9. Stockholder Litigation. The Company shall provide Parent prompt notice (and in any event within forty-eight (48) hours) of any litigation brought by any stockholder of the Company or purported stockholder of the Company against the Company, any of its Subsidiaries and/or any of their respective directors or officers relating to the Mergers or any of the other Transactions or this Agreement or the Voting Agreement, and shall keep Parent informed on a prompt and timely basis with respect to the status thereof. The Company shall give Parent the opportunity to participate (at Parent’s expense) in the defense or settlement of any such litigation and reasonably cooperate with Parent in conducting the defense or settlement of such litigation, and no such settlement shall be agreed without Parent’s prior written consent, which consent shall not be unreasonably withheld or delayed, except that Parent may, in its sole discretion, withhold such consent to any settlement which does not include a full release of Parent and its affiliates (including the Surviving Corporation, the Surviving Company and their respective Subsidiaries) or which imposes an injunction or other equitable relief on the Company, Parent or any of their affiliates (including, after the First Effective Time, the Surviving Corporation, the Surviving Company and their respective Subsidiaries). In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 6.2, the provisions of this Section  6.9 shall control.

Section 6.10. Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Class A Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until at or after the First Effective Time.

Section 6.11. Director Resignations. The Company shall use its reasonable best efforts to cause to be delivered to Parent resignations executed by each director of the Company in office as of immediately prior to the First Effective Time and effective upon the First Effective Time.

Section 6.12. Stock Exchange Listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Mergers to be approved for listing on the NYSE, subject to official notice of issuance.

Section 6.13. Certain Tax Matters.

(a) None of the Parties shall (and each Party shall cause its respective Subsidiaries not to) take any action (or knowingly fail to take any action) which action (or failure to act) would or would reasonably be expected to prevent or impede the Mergers, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Parties intend this Agreement to meet the requirements of measuring continuity of interest pursuant to Treasury Regulations Section 1.368-1(e)(2)(i). The Parties shall treat, for U.S. federal income tax purposes, the Mergers, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code and no Party shall take any position for Tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) Each of Parent, Merger Sub I, Merger Sub II and the Company shall use its reasonable best efforts and will cooperate in good faith with one another to obtain the opinions of counsel referred to in Section 7.2(e) and Section 7.3(d). In connection therewith, Parent shall deliver to Wachtell, Lipton, Rosen & Katz, counsel to Parent (“Parent’s Counsel”), and Latham & Watkins LLP, counsel to the Company (“Company’s Counsel”), a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of Parent (the “Parent Tax Representation Letter”), and the Company shall deliver to Parent’s Counsel and Company’s Counsel a representation letter dated as of the Closing Date (and, if requested, dated as of the date the registration statement shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the registration statement or its exhibits) and signed by an officer of the Company (the “Company Tax Representation Letter”); provided that, in each case, the representation letter shall contain such customary representations, warranties and covenants as are reasonably necessary or appropriate to allow each of Parent’s Counsel and Company’s Counsel to provide the opinions of counsel referred to in Section 7.2(e) and Section 7.3(d).

Section 6.14. Financing Cooperation(a) . Prior to the First Effective Time, the Company shall, and shall cause the Company Subsidiaries to, use its and their reasonable best efforts to, and shall use its reasonable best efforts to cause its and their respective Representatives to, provide customary cooperation and customary financial information, in each case that is reasonably requested by Parent in connection with any financing (the “Financing”) obtained or to be obtained by Parent for the purpose of financing the Transactions or any transaction undertaken in connection therewith (it being understood that the receipt of any such financing is not a condition to the Mergers), including by (i) furnishing, or causing to be furnished, to Parent (x) audited consolidated balance sheets and related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for the Company for each of the three most recently completed fiscal years of the Company ended at least ninety (90) days prior to the Closing Date prepared in accordance with GAAP applied on a basis consistent with that of the most recent fiscal year and (y) unaudited consolidated balance sheets and related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows (in each case, subject to normal year-end adjustments and absence of footnotes) for each subsequent fiscal quarter ended on a date that is at least forty-five (45) days before the Closing Date, and (ii) using reasonable best efforts to cause the Company’s and the Company Subsidiaries’ independent accountants, as requested by Parent, to consent to the use of their audit reports on the financial statements of the Company and the Company Subsidiaries in any materials relating to the Financing or in connection with any filings made with the SEC or pursuant to the

Securities Act or Exchange Act in connection with the Financing and to provide any “comfort letters” (including drafts thereof which such accountants are prepared to issue at the time of pricing and at closing of any offering or placement of the Financing) necessary and reasonably requested by Parent in connection with any debt capital markets transaction comprising a part of the Financing and to participate in customary due diligence sessions; provided, however, that (A) no such cooperation shall be required to the extent it would (i) unreasonably disrupt the conduct of the Company’s business, (ii) require the Company or the Company Subsidiaries to incur any fees, expenses or other liability prior to the First Effective Time for which it is not promptly reimbursed or simultaneously indemnified, (iii) be reasonably expected to cause any director, officer or employee of the Company or any Company Subsidiary to incur any material personal liability, (iv) require the Company to waive or amend any terms of this Agreement or (v) require the Company to provide any information that is prohibited or restricted by applicable Law or is legally privileged (provided, however, that the Company shall use its commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of Law or to allow for such access or disclosure to the maximum extent that does not result in a loss of such legal privilege); and (B) the Company and the Company Subsidiaries shall not be required to execute any credit or security documentation or any other definitive agreement (other than customary authorization letters) or provide any indemnity, in each case of this clause (B), prior to the First Effective Time; provided, further, that in no event shall the Company’s breach of any obligations in this Section 6.14(a) be considered in determining the satisfaction of the condition set forth in Section 7.2(b) unless (i) the Company shall not have attempted in good faith to comply with such obligation in this Section 6.14(a) and (ii) such breach is the primary cause of Parent being unable to obtain the proceeds of the Financing at the First Effective Time.

(b) Parent shall indemnify and hold harmless the Company, the Company Subsidiaries, and their respective Representatives from and against any and all liabilities or losses suffered or incurred by them in connection with the Financing and any information utilized in connection therewith, except in the event such liabilities or losses arose out of or result from (i)the willful misconduct, gross negligence or bad faith of the Company and the Company Subsidiaries or any of their respective Representatives, (ii) the material breach by the Company of its obligations under this Agreement or (iii) any material misstatement or omission in information provided in writing hereunder by or on behalf of the Company, the Company Subsidiaries or any of their respective Representatives for use in connection with the Financing (clauses (i) through (iii) collectively, the “Indemnity Exceptions”). If this Agreement is terminated pursuant to Article VIII, Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable and documented out-of-pocket costs actually incurred by the Company and the Company Subsidiaries (including those of its Representatives) in connection with taking action required or requested by Parent pursuant to this Section 6.14, other than those arising out of or resulting from the Indemnity Exceptions. For the avoidance of doubt, the Parties acknowledge and agree that the provisions contained in this Section 6.14 represent the sole obligation of the Company, the Company Subsidiaries and their respective affiliates and Representatives with respect to cooperation in connection with the arrangement of the Financing and no other provision of this Agreement (including the Exhibits and the Company Disclosure Letter) shall be deemed to expand or modify such obligations.

Section 6.15. Treatment of Company Indebtedness.

(a) The Company shall (and shall cause the Company Subsidiaries to) deliver all notices and take all other actions required to facilitate at or prior to the First Effective Time the termination of all commitments outstanding under the Company Credit Agreement, the repayment in full of all obligations outstanding thereunder, the release of all Liens securing such obligations, and the release of all guarantees in connection therewith. In furtherance and not in limitation of the foregoing, the Company shall, and shall cause the Company Subsidiaries to, (A) use reasonable best efforts to deliver to Parent at least seven (7) Business Days prior to the Closing Date, a draft payoff letter and draft related release documentation and (B) deliver to Parent at least two (2) Business Days prior to the Closing Date, an executed payoff letter and executed related release documentation, in each case, with respect to the Company Credit Agreement (the “Payoff Letter”) in form and substance customary for transactions of this type, from the agent on behalf of the Persons to whom such

Indebtedness is owed, which Payoff Letter together with any related release documentation shall, among other things, include the payoff amount and provide that all guarantees and Liens granted in connection therewith relating to the assets, rights and properties of the Company and the Company Subsidiaries securing such Indebtedness and any other obligations secured thereby, shall, upon the payment of the amount set forth in the Payoff Letter at or prior to the First Effective Time, be released and terminated.

(b) Within the time periods required by the terms of the Convertible Notes Indenture, the Company shall, and shall cause the Company Subsidiaries to, take all actions required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indenture and applicable Law to be performed by the Company or any Company Subsidiary at or prior to the Second Effective Time as a result of the execution and delivery of this Agreement or the consummation of the Transactions, including the giving of any notices that may be required or reasonably requested by Parent and delivery to the trustee, holders or other applicable Person, as applicable, of any documents or instruments required or reasonably requested by Parent to be delivered at or prior to the Second Effective Time to such trustee, holders or other applicable Person, in each case in connection with the execution and delivery of this Agreement, the Transactions or as otherwise required by, or reasonably requested by Parent pursuant to, the Convertible Notes Indenture; provided that the Company (or the applicable Company Subsidiary) shall deliver a copy of any such notice or other document to Parent at least three (3) Business Days prior to delivering or entering into such notice or other document in accordance with the terms of the Convertible Notes Indenture. Without limiting the generality of the foregoing, prior to the Second Effective Time, the Company agrees to cooperate with Parent, at Parent’s written request, by (i) executing and delivering (or causing to be executed and delivered, as applicable) at the First Effective Time and/or Second Effective Time, as applicable, one or more supplemental indentures, officer’s certificates and opinions of counsel, in each case in form and substance reasonably acceptable to Parent, pursuant to the Convertible Notes Indenture and (ii) using its reasonable best efforts to cause the trustee under the Convertible Notes Indenture to execute at the First Effective Time and/or Second Effective Time, as applicable, any such supplemental indenture.

(c) Prior to the First Effective Time, the Company shall (i) facilitate the settlement of the Convertible Note Hedge Obligations substantially concurrently with the First Effective Time as reasonably requested by Parent (it being understood that any such settlement, including the timing thereof, will be subject to the terms of the Capped Call Confirmations, unless otherwise agreed by the relevant dealer thereunder) and (ii) cooperate with Parent with respect to its efforts to settle the Convertible Note Hedge Obligations and the negotiation of any termination or settlement payment or valuation related thereto; provided that the Company shall not (x) exercise any right that it may have to terminate the Convertible Note Hedge Obligations (other than any exercise or termination contemplated pursuant to Section 9(h)(i) of the Capped Call Confirmations upon any conversion of Convertible Notes prior to the First Effective Time (a “Specified Exercise”)); it being agreed that the Company shall notify Parent in writing as promptly as practicable prior to any such exercise or termination) or (y) agree to amend, modify or supplement the terms relating to, or agree to any amount due upon, the termination or settlement thereof, in each case of clauses (x) and (y), without the prior written consent of Parent; provided, further, that nothing in this Section 6.15(c) shall require the Company to (A) pay any fees, incur or reimburse any costs or expenses, or make any payment in connection with any Convertible Note Hedge Obligations prior to the occurrence of the First Effective Time, (B) enter into or effect any settlement, termination, instrument or agreement, or agree to any settlement, termination or any other change or modification to any instrument or agreement, that is effective prior to the occurrence of the First Effective Time or (C) refrain from delivering, or delay the delivery of, any notice required by the terms of the Convertible Note Hedge Obligations or a notice contemplated by Section 9(h)(i) of the Capped Call Confirmations in connection with a Specified Exercise (it being understood that the Company will provide Parent with prior notice of any such delivery with an opportunity to comment on the relevant notice).

(d) Parent and/or one of its Subsidiaries may (i) commence one or more offers to purchase any or all of the outstanding Convertible Notes for cash, Parent Common Stock or a combination thereof (the “Offers to Purchase”); and/or (ii) solicit the consent of the holders of Convertible Notes regarding certain proposed amendments to the Convertible Notes Indenture (the “Consent Solicitations” and, together with any Offers to

Purchase, the “Company Note Offers and Consent Solicitations”); provided that the closing of any such Offer to Purchase shall not be consummated prior to the First Effective Time and any such transaction shall be funded using consideration provided by Parent or any of its Subsidiaries (other than the Company or one of its Subsidiaries). Any Company Note Offers and Consent Solicitations shall be made on such terms and conditions (including price to be paid and conditionality) as are proposed by Parent or one of its Subsidiaries and which are permitted by the terms of such Convertible Notes, the Convertible Notes Indenture and applicable Laws, including SEC rules and regulations. Parent and its Subsidiaries shall consult with the Company regarding the material terms and conditions of any Company Note Offers and Consent Solicitations, including the timing and commencement of any Company Note Offers and Consent Solicitations and any tender deadlines. Parent shall not be permitted to commence any Company Note Offers and Consent Solicitations until Parent shall have provided to the Company the necessary offer to purchase, consent solicitation statement, letter of transmittal, press release, if any, in connection therewith, and each other document relevant to the transaction that will be distributed by Parent or any of its Subsidiaries to holders of the Convertible Notes in the applicable Company Note Offers and Consent Solicitations (collectively, the “Debt Offer Documents”) a reasonable period of time in advance of commencing the applicable Company Note Offers and Consent Solicitations to allow the Company and its counsel to review and comment on such Debt Offer Documents (and Parent shall consider in good faith comments of the Company and its counsel thereon). Subject to the receipt of the requisite consents, in connection with any or all of the Consent Solicitations, the Company shall execute a supplemental indenture to the Convertible Notes Indenture in accordance with the terms thereof amending the terms and provisions of such Convertible Notes Indenture as described in the applicable Debt Offer Documents in a form as reasonably requested by Parent, which supplemental indenture shall become effective promptly upon receipt of the requisite consents (or as otherwise contemplated in the applicable Consent Solicitation) but shall not become operative until the First Effective Time. At Parent’s or its Subsidiaries’ expense, the Company shall, and shall cause its Subsidiaries to and shall use its reasonable best efforts to cause its and their respective Representatives to, on a timely basis, upon the reasonable request of Parent or any of its Subsidiaries, provide cooperation in connection with any Company Note Offers and Consent Solicitations (including but not limited to requesting, and using reasonable best efforts to cause, the Company’s independent accountants to provide customary consents for use of their reports to the extent required in connection with any Company Note Offers and Consent Solicitations); provided that prior to the First Effective Time, neither the Company nor counsel for the Company shall be required to furnish any certificates, legal opinions or negative assurance letters in connection with any Company Note Offers and Consent Solicitations (other than, in connection with the execution of the supplemental indentures relating to the Consent Solicitations, the Company delivering and using reasonable best efforts to cause counsel for the Company to deliver customary officer’s certificates and customary legal opinions (other than any opinions as to tax matters), respectively, to the trustee under the Convertible Notes Indenture, to the extent such certificates and opinions would not conflict with applicable Laws and would be accurate in light of the facts and circumstances at the time delivered) or execute any other instruments or agreements in connection therewith other than the supplemental indenture described in the immediately preceding sentence. The dealer manager, solicitation agent, information agent, depositary or other agent retained in connection with any Company Note Offers and Consent Solicitations will be selected by Parent or its Subsidiaries and their fees and out-of-pocket expenses will be paid directly by Parent. The consummation of any or all of the Company Note Offers and Consent Solicitations shall not be a condition to Closing. If at any time prior to the completion of the Company Note Offers and Consent Solicitations, any information should be discovered by the Company, Parent or one of their respective Subsidiaries that any of the Company, Parent or any of their respective Subsidiaries reasonably believes should be set forth in an amendment or supplement to the Debt Offer Documents, so that the Debt Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of circumstances under which they are made, not misleading, the party that discovers such information shall use reasonable best efforts to promptly notify the other party, and an appropriate amendment or supplement prepared by Parent describing such information shall be disseminated by or on behalf of the Parent to the holders of the applicable Convertible Notes (which supplement or amendment and dissemination may, at the reasonable direction of Parent, if related to information of the Company or any of its Subsidiaries take the form of a filing of a Current Report on Form 8-K); provided that Parent shall provide a copy of such amendment or supplement to the Company a reasonable period of time in advance of such dissemination to allow for Company and its counsel to review and comment on such amendment or supplement (and Parent shall consider in good faith and accept all reasonable comments of the Company and its counsel thereon).

(e) As promptly as practical on or after the Free Trade Date (as defined in the Convertible Notes Indenture) and in any event no later than the De-Legending Deadline Date (as defined in the Convertible Notes Indenture), the Company shall remove the Restrictive Notes Legend (as defined in the Convertible Notes Indenture), or cause to be deemed removed the Restrictive Notes Legend, from the Convertible Notes, and cause such Convertible Notes to be assigned an unrestricted CUSIP number as a result thereof, in each case, in accordance with the terms of the Convertible Notes Indenture.

Section 6.16. Certain Actions. The Company shall use its reasonable best efforts to take the actions set forth on Section 6.16 of the Company Disclosure Letter.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1. Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub I, Merger Sub II and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) NYSE Listing. The shares of Parent Common Stock to be issued in the First Merger shall have been approved for listing on the NYSE (or any successor inter-dealer quotation system or stock exchange thereto) subject to official notice of issuance; provided that Parent shall not be entitled to invoke this condition if it has not complied in all material respects with Section 6.12.

(c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

(d) Government Consents. (i) The waiting period (or extensions thereof) under the HSR Act relating to the Transactions shall have expired or been terminated and (ii) all applicable filings, registrations, waiting periods (or extensions thereof) and approvals under each other applicable Regulatory Law relating to the Transactions that is set forth on Section 7.1(d) of the Company Disclosure Letter shall have been made, expired, terminated or obtained, as the case may be, and remain in effect.

(e) No Legal Prohibition. No Governmental Entity of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the First Effective Time or the Second Effective Time, as applicable or (ii) issued or granted any order or injunction (whether temporary, preliminary or permanent) that is in effect as of immediately prior to the First Effective Time or the Second Effective Time, as applicable, in each case which has the effect of restraining, enjoining or otherwise prohibiting the consummation of the Mergers.

Section 7.2. Conditions to Obligations of Parent. The obligations of Parent, Merger Sub I and Merger Sub II to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub I and Merger Sub II, as the case may be, to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of the Company set forth in Section 3.1(a) (other than the last sentence thereof) (Qualification, Organization, Subsidiaries, etc.), the first sentence of Section 3.1(b) (Qualification, Organization, Subsidiaries, etc.), Section 3.3 (Corporate Authority), Section 3.22 (Opinion of Financial Advisor), Section 3.23 (State Takeover Statutes; Anti-Takeover Laws) and Section 3.25 (Finders and Brokers) (x) that are qualified by materiality or Company Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of the Company set forth in Section 3.2(a) (Capitalization), Section 3.2(c) (Capitalization), Section 3.2(d) (Capitalization) and Section 3.2(e) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of the Company set forth in Section 3.8(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of the Company set forth in this Agreement (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) No Company Material Adverse Effect. A Company Material Adverse Effect shall not have occurred on or after the date of the Agreement and be continuing as of immediately prior to the Closing.

(d) Company Officer’s Certificate. Parent shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of the Company certifying that each of the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) has been satisfied.

(e) Tax Opinion. Parent shall have received a written opinion from Parent’s Counsel, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income Tax purposes the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.2(e), Parent’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Parent’s Counsel reasonably deems relevant.

Section 7.3. Conditions to Obligations of the Company. The obligations of the Company to consummate the Mergers shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company to the extent permitted by applicable Law:

(a) Representations and Warranties. (A) The representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.1 (Qualification, Organization, etc.), Section 4.3 (Corporate Authority) and Section 4.13 (Finders and Brokers) (x) that are qualified by materiality or Parent Material Adverse Effect shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date) and (y) that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects as of the date hereof and shall be true and correct in all material respects as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (B) the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.2(a) (Capitalization), Section 4.2(c) (Capitalization) and Section 4.2(d) (Capitalization) shall be true and correct other than for de minimis inaccuracies as of the date hereof and shall be true and correct other than for de minimis inaccuracies as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); (C) the representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in Section 4.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date hereof and shall be true and correct in all respects as of the Closing as though made as of the Closing; and (D) the other representations and warranties of Parent, Merger Sub I and Merger Sub II set forth in this Agreement (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) shall be true and correct as of the date hereof and shall be true and correct as of the Closing as though made as of the Closing (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date), except, with respect to this clause (D), where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent. Each of Parent, Merger Sub I and Merger Sub II shall have performed or complied in all material respects with the obligations, covenants and agreements required to be performed or complied with by it under the Agreement at or prior to the Closing.

(c) Parent Officer’s Certificate. The Company shall have received a certificate, dated as of the Closing Date, signed by the chief executive officer or chief financial officer of Parent certifying that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) has been satisfied.

(d) Tax Opinion. The Company shall have received a written opinion from Company’s Counsel, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions, set forth or referred to in such opinion, for U.S. federal income Tax purposes the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 7.3(d), Company’s Counsel shall be entitled to rely on the Parent Tax Representation Letter and the Company Tax Representation Letter and such other information as Company’s Counsel reasonably deems relevant.

ARTICLE VIII

TERMINATION

Section 8.1. Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time before the Closing, as follows (with any termination by Parent also being an effective termination by Merger Sub I and Merger Sub II):

(a) by mutual written consent of Parent and the Company;

(b) by the Company, in the event that (i) Parent, Merger Sub I and/or Merger Sub II shall have breached, failed to perform or violated their respective covenants or agreements under this Agreement or (ii) any of the representations and warranties of Parent, Merger Sub I or Merger Sub II set forth in this Agreement shall have become inaccurate, in either case of clause (i) or (ii) in a manner that would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by Parent, Merger Sub I or Merger Sub II, as applicable, before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from the Company of such breach, failure to perform, violation or inaccuracy; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if the Company is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c);

(c) by Parent, in the event that (i) the Company shall have breached, failed to perform or violated its covenants or agreements under this Agreement or (ii) any of the representations and warranties of the Company set forth in this Agreement shall have become inaccurate, in either case of clause (i) or (ii) in a manner that would give rise to the failure of a condition set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) and such breach, failure to perform, violation or inaccuracy is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, is not cured by the Company before the earlier of (x) the Business Day immediately prior to the Outside Date and (y) the thirtieth (30th) calendar day following receipt of written notice from Parent of such breach, failure to perform, violation or inaccuracy; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent, Merger Sub I or Merger Sub II is then in breach of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(d) by either Parent or the Company if the Closing has not occurred on or before August 1, 2021 (as extended, the “Outside Date”); provided that (i) if, on the Outside Date, all of the conditions to Closing, other than the conditions set forth in Section 7.1(d) and Section 7.1(e) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended one (1) time for all purposes hereunder for an additional three (3) months, which date shall thereafter be deemed to be the Outside Date and (ii) on the Outside Date as so extended pursuant to clause (i) of this Section 8.1(d), all of the conditions to Closing, other than the conditions set forth in Section 7.1(d) and Section 7.1(e) (to the extent any such injunction or order is in respect of, or any such Law is, the HSR Act or any other Regulatory Law) and those conditions that by their nature are to be satisfied at Closing (but provided that such conditions shall then be capable of being satisfied if the Closing were to take place on such date), shall have been satisfied or waived, then the Outside Date shall automatically be extended one (1) additional time for all purposes hereunder for an additional three (3) months, which date shall thereafter be deemed to be the Outside Date; provided, further, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to fulfill any obligation under this Agreement has been a proximate cause of the failure of the Transactions to be consummated by the Outside Date and such action or failure to act constitutes a material breach of this Agreement;

(e) by Parent, if, prior to obtaining the Company Stockholder Approval, (i) the Company Board of Directors shall have effected a Change of Recommendation (whether or not in compliance with this Agreement) or (ii) the Company has materially breached Section 5.3;

(f) by either the Company or Parent if a Governmental Entity of competent jurisdiction shall have issued a final, non-appealable order, injunction, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(g) by either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(h) by the Company in order to effect a Change of Recommendation and substantially concurrently enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 5.3 and (ii) substantially concurrently with or prior to (and as a condition to) the termination of this Agreement, the Company pays to Parent the Termination Fee.

Section 8.2. Effect of Termination.

(a) In the event of the valid termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other Party or Parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability on the part of Parent, Merger Sub I, Merger Sub II or the Company, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 shall survive such termination; provided that nothing herein shall relieve any Party from liability for fraud or willful breach of this Agreement prior to such termination. For purposes of this Agreement, (i) “willful breach” shall mean an action or omission taken or omitted to be taken that the breaching party intentionally takes (or fails to take) and actually knows would, or would reasonably be expected to, be or cause a material breach of this Agreement; and (ii) “fraud” shall mean common law fraud that is committed with actual knowledge of falsity and with the intent to deceive or mislead another.

(b) Termination Fee.

(i) If (A) Parent or the Company terminates this Agreement pursuant to Section 8.1(d) or Section 8.1(g), or Parent terminates this Agreement pursuant to Section 8.1(c) as a result of a breach, failure to perform or violation described in such Section that (except with respect to a breach of Section 5.3(a)) first occurred following the making of an Acquisition Proposal of the type referenced in the following clause (B), (B) after the date hereof and prior to the date of such termination (or prior to the Company Stockholder Approval in the case of termination pursuant to Section 8.1(g)), a bona fide Acquisition Proposal is publicly disclosed (whether by the Company or a third party), or otherwise made known to the Company Board of Directors or the Company’s management, and in each case, is not withdrawn (publicly, if publicly disclosed) at least three (3) Business Days prior to the earlier of the date of the Company Stockholders Meeting and the date of such termination and (C) within twelve (12) months of such termination, an Acquisition Proposal is consummated or a definitive agreement with respect to an Acquisition Proposal is entered into, then on or prior to the date that is the earlier of (x) the date any such Acquisition Proposal is consummated and (y) the date of entry in any such definitive agreement, the Company shall pay to Parent a fee of nine hundred million dollars ($900,000,000) in cash (the “Termination Fee”). Solely for purposes of this Section 8.2(b)(i), the term “Acquisition Proposal” shall have the meaning assigned to such term in Annex A, except that all references to “fifteen percent (15%)” and “eighty five percent (85%)” therein shall be deemed to be references to “fifty percent (50%).”

(ii) If (x) Parent terminates this Agreement pursuant to Section 8.1(e) or (y) the Company terminates this Agreement pursuant to Section 8.1(d) at a time when Parent would be permitted to terminate this Agreement pursuant to Section 8.1(e), within two (2) Business Days after such termination, the Company shall pay to Parent the Termination Fee.

(iii) If the Company terminates this Agreement pursuant to Section 8.1(h), substantially concurrently with or prior to (and as a condition to) such termination, the Company shall pay to Parent the Termination Fee.

(iv) In the event any amount is payable by the Company pursuant to the preceding clauses (i), (ii) or (iii), such amount shall be paid by wire transfer of immediately available funds to an account designated in writing by Parent (which account shall be designated by Parent upon request by the Company to allow the Company to pay or cause to be paid to Parent any amounts payable hereunder within the time periods required by this Section 8.2). For the avoidance of doubt, in no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(c) Each Party acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that, without these agreements, the Parties hereto would not enter into this Agreement. Each Party further acknowledges that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent, Merger Sub I and Merger Sub II in the circumstances in which the Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions. In addition, if the Company fails to pay in a timely manner any amount due pursuant to Section 8.2(b), then (i) the Company shall reimburse Parent for all reasonable out-of-pocket costs and expenses (including disbursements and fees of counsel) incurred in the collection of such overdue amounts, including in connection with any related claims, actions or proceedings commenced and (ii) the Company shall pay to Parent interest on the amounts payable pursuant to Section 8.2(b) from and including the date payment of such amounts were due to but excluding the date of actual payment at the prime rate set forth in the Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, except the right to seek monetary damages for fraud (solely as it relates to the representations and warranties expressly made in Article III) or for willful breach occurring prior to the valid termination of this Agreement, and without limiting Parent’s, Merger Sub I’s or Merger Sub II’s right to specific performance in accordance with Section 9.12, (A) the Termination Fee (and any other amounts expressly contemplated by this Section 8.2, if any) shall be the sole and exclusive monetary remedy available to Parent, Merger Sub I and Merger Sub II in connection with this Agreement and the Transactions in any circumstance in which the Termination Fee becomes due and payable and is paid by the Company in accordance with this Agreement, and (B) upon Parent’s receipt of the full Termination Fee (and any other amounts contemplated by this Section 8.2(c)) pursuant to this Section 8.2 in circumstances in which the Termination Fee is payable, none of the Company, any Company Subsidiary or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates or agents shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for fraud or willful breach. For the avoidance of doubt, Parent may seek specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and the payment of the Termination Fee pursuant to this Section 8.2(c), but in no event shall Parent be entitled to both (i) specific performance to cause the Company to consummate the Transactions in accordance with Section 9.12 and (ii) the payment of the Termination Fee pursuant to this Section 8.2(c).

ARTICLE IX

MISCELLANEOUS

Section 9.1. Amendment and Modification; Waiver.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each of the Parties.

(b) At any time and from time to time prior to the First Effective Time, either the Company, on the one hand, or Parent, Merger Sub I and Merger Sub II, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Parties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent, Merger Sub I, Merger Sub II or the Company to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or the Company, as applicable. No failure or delay by the Company, Parent, Merger Sub I or Merger Sub II in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 9.2. Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the First Effective Time.

Section 9.3. Expenses. Except as otherwise expressly provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such costs and expenses; provided, however, that Parent shall pay all filing fees under the HSR Act and any other applicable Regulatory Laws relating to the Transactions.

Section 9.4. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender; provided that, electronic mail received after 6:00 p.m., Pacific Time, shall be deemed received on the next day) or sent by a nationally recognized overnight courier service or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, Merger Sub I or Merger Sub II, to:

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Email: legal@salesforce.com

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email: ajnussbaum@wlrk.com

  rcchen@wlrk.com

Attention: Andrew J. Nussbaum

Ronald C. Chen

if to the Company, to:

Slack Technologies, Inc.

500 Howard Street

San Francisco, California 94105

Email: dschellhase@slack-corp.com

Attention: David Schellhase

with copies to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Email: rick.kline@lw.com

  tad.freese@lw.com

  mark.bekheit@lw.com

Attention: Richard A. Kline

Tad J. Freese

Mark M. Bekheit

Section 9.5. Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof. All references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person, unless otherwise indicated or the context otherwise requires. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 9.6. Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 9.7. Entire Agreement; Third -Party Beneficiaries.

(a) This Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Parent, Merger Sub I and Merger Sub II shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b) Except as provided in Section 6.4 and Section 9.13, nothing in this Agreement (including the Company Disclosure Letter and the Parent Disclosure Letter) or in the Confidentiality Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

Section 9.8. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Mergers is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Mergers are fulfilled to the extent possible.

Section 9.9. Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.9(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

Section 9.10. Waiver of Jury Trial. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGERS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11. Assignment. This Agreement shall not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.12. Enforcement; Remedies.

(a) Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b) The Parties agree that irreparable injury, for which monetary damages (even if available) would not be an adequate remedy, will occur in the event that any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the Mergers or the other Transactions) is not performed in accordance with its specific terms or is otherwise breached. Accordingly, it is agreed that each Party shall be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, a decree or order of specific performance specifically enforcing the terms and provisions of this Agreement and any further equitable relief, in each case in accordance with Section 9.9, this being in addition to any other remedy to which such Party entitled under the terms of this Agreement at law or in equity.

(c) The Parties’ rights in this Section 9.12 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.12 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For the avoidance of doubt, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.12, such Party shall not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

Section 9.13. Financing Entities. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself, the Company Subsidiaries and each of their controlled affiliates hereby: (a) agrees that any Proceeding, whether in law or in equity, whether in contract or in tort or otherwise, involving the Financing Entities, arising out of or relating to, this Agreement, the Financing or any of the agreements (including any applicable commitment letter) entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each Party hereto irrevocably submits itself and its property with respect to any such Proceeding to the exclusive jurisdiction of such court, (b) agrees that any such Proceeding shall be governed by and construed in accordance with the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another state), except as otherwise provided in any applicable commitment letter, agreement or document relating to the Financing, (c) agrees not to bring or support or permit the Company or any of the Company Subsidiaries or their affiliates to bring or support any Proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Entity in any way arising out of or relating to, this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (d) agrees that service of process upon the Company, the Company Subsidiaries and their controlled affiliates in any such Proceeding shall be effective if notice is given in accordance with Section 9.4, (e) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Proceeding in any such court, (f) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable law trial by jury in any Proceeding brought against the Financing Entities in any way arising out of or relating to, this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (g) agrees that none of the Financing Entities will have any liability to the Company, the Company Subsidiaries or any of their controlled affiliates or Representatives (in each case, other than Parent or its Subsidiaries) relating to or arising out of this Agreement, the Financing, any commitment letter relating thereto or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise and (h) agrees that (and each other Party hereto agrees that) the Financing Entities are express third party beneficiaries of, and may enforce, any of the provisions of this Section 9.13, and that such provisions and the definitions of “Financing Entities” and “Financing Parties” shall not be amended in any way adverse to the Financing Entities without the prior written consent of the Financing Parties).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Parent, Merger Sub I, Merger Sub II and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

salesforce.com, inc.

By	/s/ John Somorjai
Name:	John Somorjai
Title:	Executive Vice President, Corporate Development & Salesforce Ventures

Skyline Strategies I Inc.

By	/s/ John Somorjai
Name:	John Somorjai
Title:	Vice President

Skyline Strategies II LLC

By	/s/ John Somorjai
Name:	John Somorjai
Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

Slack Technologies, Inc.

By:	/s/ Allen Shim
Name: Allen Shim
Title: Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]

Annex A

Certain Definitions

For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement entered into after the date hereof that contains terms that (i) are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a “standstill” or similar provision) and (ii) do not in any way restrict the Company or its Representatives from complying with its disclosure obligations under this Agreement.

“Acquisition Proposal” means any offer, proposal or indication of interest from a Person (other than a proposal or offer by Parent or any Parent Subsidiary) at any time relating to any transaction or series of related transactions (other than the Transactions) involving: (a) any acquisition or purchase by any person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares), or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company (whether by voting power or number of shares); (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and a person pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty five percent (85%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a person of more than fifteen percent (15%) of the consolidated assets of the Company and the Company Subsidiaries (measured by the fair market value thereof).

“Aggregate Cash Amount” means the aggregate amount of cash to be paid to holders of Company Common Stock (including in respect of any Dissenting Shares and any fractional shares pursuant to Section 2.5) in exchange for their Company Common Stock. Solely for purposes of Section 2.8 and the definitions used therein, the amount of cash payable in respect of Dissenting Shares shall be deemed to be (i) the Parent Trading Price multiplied by the Exchange Ratio plus (ii) the Cash Consideration per Dissenting Share (it being understood that the actual amount that would be payable in respect of any Dissenting Shares following completion of a proceeding determining the “fair value” of such Dissenting Shares would be determined pursuant to such proceeding in accordance with the applicable provisions of Delaware law).

“Aggregate Stock Consideration” means the product of (i) the aggregate number of shares of Parent Common Stock to be delivered to the holders of Company Common Stock in exchange for their Company Common Stock pursuant to this Agreement (for the avoidance of doubt, disregarding any fractional shares in respect of which cash is paid pursuant to Section 2.5), multiplied by (ii) the Parent Trading Price.

“Anti-Corruption Law” means any Law related to combating bribery and corruption, including legislation implementing the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions or the U.N. Convention Against Corruption including, the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), and the U.K. Bribery Act 2010.

“Business Days” means any day, other than a Saturday, Sunday and any day which is a legal holiday under the Laws of the State of California or the State of New York or is a day on which banking institutions located in such States are authorized or required by applicable Law or other governmental action to close.

“Capped Call Confirmations” means that certain (i) Base Call Option Transaction Confirmation, dated as of April 6, 2020, by and between the Company and Goldman Sachs & Co. LLC, (ii) Additional Call Option

Transaction Confirmation, dated as of April 7, 2020, by and between the Company and Goldman Sachs & Co. LLC, (iii) Base Call Option Transaction Confirmation, dated as of April 6, 2020, by and between the Company and Morgan Stanley & Co. LLC, (iv) Additional Call Option Transaction Confirmation, dated as of April 7, 2020, by and between the Company and Morgan Stanley & Co. LLC, (v) Base Call Option Transaction Confirmation, dated as of April 6, 2020, by and between the Company and Credit Suisse Securities (USA) LLC, (vi) Additional Call Option Transaction Confirmation, dated as of April 7, 2020, by and between the Company and Credit Suisse Securities (USA) LLC, (vii) Base Call Option Transaction Confirmation, dated as of April 6, 2020, by and between the Company and Citibank, N.A., (viii) Additional Call Option Transaction Confirmation, dated as of April 7, 2020, by and between the Company and Citibank, N.A., (ix) Base Call Option Transaction Confirmation, dated as of April 6, 2020, by and between the Company and Bank of Montreal and (x) Additional Call Option Transaction Confirmation, dated as of April 7, 2020, by and between the Company and Bank of Montreal.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Bylaws” means the Amended and Restated Bylaws of the Company as in effect on the date hereof.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company as in effect on the date hereof.

“Company Credit Agreement” means that certain Revolving Credit and Guaranty Agreement, dated as of May 30, 2019, among the Company, the lenders and other parties from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent.

“Company Equity Awards” means the Company Options, the Company Restricted Share Awards and the Company RSUs.

“Company Equity Plans” means (i) the Company’s 2009 Stock Plan, as amended and restated from time to time, and (ii) the Company’s 2019 Stock Option and Incentive Plan, as amended and restated from time to time.

“Company ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“Company Governing Documents” means the Company Bylaws and the Company Charter.

“Company Government Contract” means any Contract with (i) any Governmental Entity; (ii) any prime contractor of a Governmental Entity in its capacity as a prime contractor, or any higher-tier subcontractor to a prime contractor of a Governmental Entity in its capacity as a higher-tier subcontractor; or (iii) any subcontractor with respect to any Contract described in clauses (i) or (ii). Unless otherwise indicated, a task, purchase, change or delivery order under a Company Government Contract will not constitute a separate Company Government Contract for purposes of this definition, but will be considered part of the Company Government Contract under which it was issued.

“Company Intellectual Property” means all Intellectual Property owned by (or purported to be owned by), filed in the name of or exclusively licensed to the Company or any Company Subsidiary.

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in the business collaboration technology industry; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by the Company to meet any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Company Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of Parent or any Parent Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions); and (i) any action or failure to take any action which action or failure to act is requested in writing by Parent or otherwise expressly required by this Agreement (other than pursuant to Section 5.1(a)); provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on the Company or any Company Subsidiary relative to other companies operating in the business collaboration technology industry, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Company Material Adverse Effect exists or has occurred.

“Company Option” means each option to purchase Company Common Stock granted under any Company Equity Plan that is outstanding and unexercised immediately prior to the First Effective Time.

“Company Products” means any and all products and services, including Software as a service (SaaS) and any professional or consulting services, that are or have been in the three (3) years prior to the date of this Agreement marketed, offered, sold, licensed, made available or distributed by the Company or any Company Subsidiary.

“Company Restricted Share Award” means the portion of each award of shares of Company Common Stock granted under any Company Equity Plan (or under the arrangements set forth on Section 3.2(a)(i)(A)(1) and Section 3.2(a)(i)(A)(2) of the Company Disclosure Letter) that is outstanding and subject to a substantial risk of forfeiture (within the meaning of Section 83 of the Code) as of immediately prior to the First Effective Time.

“Company RSU” means each restricted stock unit award relating to shares of Company Common Stock granted under any Company Equity Plan that is outstanding immediately prior to the First Effective Time and subject solely to service-based vesting requirements.

“Company Subsidiaries” means the Subsidiaries of the Company; provided that, for the avoidance of doubt, Slack Fund L.L.C. shall be deemed a Subsidiary of the Company for the purposes of this Agreement.

“Confidentiality Agreement” means the Confidentiality Agreement, dated September 10, 2020, between Parent and the Company, as may be amended.

“Contract” means any legally binding written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, instrument, permit, concession, franchise, binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other commitment or undertaking of any nature.

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, plans directly sponsored by the Company and the Company Subsidiaries.

“Convertible Notes” means the $862,500,000 in aggregate principal amount of 0.50% Convertible Senior Notes due 2025 issued under the Convertible Notes Indenture.

“Convertible Notes Hedge Obligations” means the hedge obligations entered into in connection with the Convertible Notes evidenced by the Capped Call Confirmations.

“Convertible Notes Indenture” means the Indenture, dated as of April 9, 2020, between the Company and U.S. Bank National Association, as trustee.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Environmental Law” means any and all applicable Law which (a) regulate or relate to the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or the health and safety of persons or property, including protection of the health and safety of employees or (b) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other Law of similar effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Export Controls” means all applicable export and reexport control Laws and regulations, including the Export Administration Regulations maintained by the U.S. Department of Commerce, trade and economic sanctions maintained by OFAC and the United Nations, International Traffic in Arms Regulations maintained by the U.S. Department of State and any applicable anti-boycott compliance regulations.

“Financing Entities” means the Financing Parties and their respective affiliates and their and their respective affiliates’ officers, directors, employees, agents and representatives and their respective successors and assigns; provided that neither Parent nor any affiliate of Parent shall be a Financing Party

“Financing Parties” means the entities that have committed to or commit to provide or have otherwise entered into or enter into agreements in connection with the Financing, or to purchase securities from or place securities or arrange or provide loans for Parent in connection with the Financing.

“Founders Voting Agreements” means (i) the Holder Voting Agreement, dated as of May 29, 2019, by and among Eric Costello, Eric E.G. Costello Revocable Trust, Esther Costello 2019 Trust, Jude Costello 2019 Trust, Phoebe Costello 2019 Trust, Hope Costello 2019 Trust and Stewart Butterfield; (ii) the Holder Voting Agreement, dated as of May 27, 2019, by and among Cal Henderson, Rebecca Reeve Henderson, Cal Henderson and Rebecca Reeve Henderson, as trustees of the Henderson Family Trust u/a/d 7/21/2016, the Cal Henderson 2019 Grantor Retained Annuity Trust, the Theodore Henderson GST Exempt Trust under the Cal Henderson Family 2019 Irrevocable Trust, the William Franklin Henderson GST Exempt Trust under the Cal Henderson Family 2019 Irrevocable Trust, the Rebecca Reeve Henderson 2019 Grantor Retained Annuity Trust, the Theodore Henderson GST Exempt Trust under the Rebecca Reeve Henderson Family 2019 Irrevocable Trust, the William Franklin Henderson GST Exempt Trust under the Rebecca Henderson Family 2019 Irrevocable Trust and Stewart Butterfield; and (iii) the Holder Voting Agreement, dated as of May 24, 2019, by and between Serguei Mourachov and Stewart Butterfield, as assigned to 1232391 B.C. Ltd. pursuant to that Consent to Assignment, dated as of December 18, 2019, by and between Stewart Butterfield and Serguei Mourachov.

“GDPR” means Regulation (EU) 2016/679 (General Data Protection Regulation) of the European Parliament and of the Council on the protection of natural persons with regard to the processing of personal data and on the free movement of such data as currently in effect and as may be amended from time to time.

“Governmental Entity” means (a) any supranational, national, federal, state, county, municipal, local, or foreign government or any entity exercising executive, legislative, judicial, regulatory, taxing, or administrative functions of or pertaining to government, (b) any public international governmental organization or (c) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (a) or (b) of this definition (including patent and trademark offices and self-regulatory organizations).

“Hazardous Substances” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, chemical compound, hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, lead paint, polychlorinated biphenyls (or PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, and mycotoxins.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Import Restrictions” means all applicable U.S. and foreign import Laws, including Title 19 of the U.S. Code and Title 19 of the Code of Federal Regulations.

“Indebtedness” means, with respect to any Person, (a) all obligations for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) all Indebtedness of others secured by any Lien on owned or acquired property, whether or not the Indebtedness secured thereby has been assumed; (d) all guarantees (or any other arrangement having the economic effect of a guarantee) of Indebtedness of others; (e) all finance and capital lease obligations and all synthetic lease obligations; (f) all obligations, contingent or otherwise, of such Person as an account party in respect of financial guaranties, letters of credit, letters of guaranty, surety bonds and other similar instruments; (g) all securitization transactions; (h) all obligations representing the deferred and unpaid purchase price of property (other than trade payables incurred in the ordinary course of business consistent with past practice); (i) all obligations, contingent or otherwise, in respect of bankers’ acceptances; and (j) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination).

“Information Privacy and Security Laws” means (i) any Law, rule, regulation or directive and all binding guidance issued by any Governmental Entity thereunder applicable to the Company or to any Company

Subsidiary and (ii) to the extent the Company has agreed to comply with the same, any binding applicable self-regulatory guidelines, in each case, relating to: (a) the privacy, protection, or security of Protected Information, including as relevant to the collection, storage, retention, processing, transfer, disclosure, sharing, disposal and destruction of Protected Information or (b) requirements for websites and mobile applications, online behavioral advertising, tracking technologies, call or electronic monitoring or recording, or any outbound calling and text messaging, telemarketing, or email marketing. Without limiting the foregoing, “Information Privacy and Security Laws” includes, to the extent applicable to Company and Company Subsidiary, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, PCI DSS, the Fair and Accurate Credit Reporting Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009 (together, “HIPAA”), the Gramm-Leach-Bliley Act, state privacy and data security laws, state social security number protection laws, state data breach notification laws, state consumer protection laws, the GDPR (and any European Union member states’ laws and regulations implementing the GDPR), the Canadian Personal Information Protection and Electronic Documents Act, India’s Information Technology Act, Japan’s Act on the Protection of Personal Information, Hong Kong’s Personal Data (Privacy) Ordinance, and Australia’s Privacy Amendment (Private Sector) Act 2000, as amended by the Privacy Amendment (Enhancing Privacy Protection) Act 2012, and other applicable data protection laws of the jurisdictions in which the Company or the Company Subsidiaries operate or which are applicable to their respective businesses.

“Intellectual Property” means all technology and intellectual property or other proprietary rights, whether statutory, common law or otherwise, in any jurisdiction throughout the world, including all: (a) inventions, discoveries, improvements, patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), social media handles and other identifiers and indicia of origin, and all applications and registrations in connection therewith; (c) all works of authorship and copyrights (whether or not published), and all applications and registrations in connection therewith, including audiovisual works, collective works, computer programs, compilations, databases, derivative works, literary works, mask works, and sound recordings; (d) intellectual property rights in Software; (e) mask works and industrial designs, and all applications and registrations in connection therewith; (f) trade secrets and other intellectual property rights in confidential and proprietary information (including inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, schematics, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations, including any and all data and collections of data); and (g) rights of attribution and integrity and other moral rights of an author.

“Knowledge” will be deemed to be, as the case may be, the actual knowledge of (a) the individuals set forth on Section 1.1(a) of the Parent Disclosure Letter with respect to Parent, Merger Sub I or Merger Sub II or (b) the individuals set forth on Section 1.1(a) of the Company Disclosure Letter with respect to the Company, in each case after reasonable inquiry of those employees of such Party and its Subsidiaries who would reasonably be expected to have actual knowledge of the matter in question.

“Law” means any law (including common law), statute, requirement, code, rule, regulation, order, ordinance, judgment or decree or other pronouncement of any Governmental Entity.

“Lien” means any lien, pledge, hypothecation, mortgage, deed of trust, security interest, conditional or installment sale agreement, encumbrance, covenant, charge, claim, option, right of first refusal, easement, right of way, encroachment, occupancy right, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), whether voluntarily incurred or arising by operation of Law.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA or any plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA.

“Net Share” means, with respect to a Company Option, the quotient obtained by dividing (a) the product of (i) the excess, if any, of the Per Share Cash Equivalent Consideration over the per share exercise price of such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such Company Option immediately prior to the First Effective Time, by (b) the Per Share Cash Equivalent Consideration.

“NYSE” means the New York Stock Exchange.

“Open Source License” means any license that is approved by the Open Source Initiative and listed at http://www.opensource.org/licenses or the Free Software Foundation and listed at https://www.gnu.org/licenses/license-list.en.html, and any similar license for “free,” “publicly available” or “open source” software, including the Affero General Public License, Server Side Public License (SSPL), GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that otherwise requires, as a condition of use, modification, distribution, or making available of the Software or other technology licensed thereunder, that other Software or other technology incorporated into, derived from, distributed, or made available with, such Software or other technology (a) be, in the case of Software, disclosed or distributed in Source Code form, (b) be licensed for purposes of preparing derivative works, (c) be licensed under terms that allow Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of applicable Law), or (d) be redistributed at no charge.

“Option/RSU Conversion Ratio” means the sum of (a) the Exchange Ratio and (b) the quotient, rounded to the 4th decimal place, obtained by dividing (i) the Cash Consideration by (ii) the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Ordinary Course License” means standard licenses contained in (a) customer subscription, terms of use or terms of service, license or service agreements, in each case, with respect to Company Products; (b) confidentiality agreements; or (c) agreements based on a form used by the Company or Company Subsidiary that has been made available to Parent, including each form of (i) software development kit (SDK), connector, or API agreement; (ii) distributor, reseller, or sales representatives agreement; (iii) agreement with employees and independent contractors; (iv) vendor, professional services, outsourced development, consulting, support or maintenance agreement; in each case that are non-exclusive, and granted in the ordinary course of business consistent with past practice.

“Parent Equity Plans” means all employee and director equity incentive plans of Parent and agreements for equity awards in respect of Parent Common Stock granted under the inducement grant exception.

“Parent Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the financial condition, business or operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that no Effects to the extent resulting or arising from the following shall be deemed to constitute a Parent Material Adverse Effect or shall be taken into account when determining whether a Parent Material Adverse Effect exists or has occurred: (a) any changes in United States, regional, global or international economic conditions, including any changes affecting financial, credit, foreign exchange or capital market conditions; (b) any changes in conditions in the business collaboration technology industry; (c) any changes in political, geopolitical, regulatory or legislative conditions in the United States or any other country or region of the world; (d) any changes after the date hereof in GAAP or the interpretation thereof; (e) any changes after the date hereof in applicable Law or the interpretation thereof; (f) any failure by Parent to meet any internal or published projections, estimates or expectations of Parent’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by Parent to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from this definition of a “Parent Material Adverse Effect” may be taken into account); (g) any acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions, natural disasters, epidemics or pandemics (including the COVID-19 pandemic) or other force majeure events, including any material worsening of such conditions threatened or existing as of the date hereof; (h) the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, including the effect thereof on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources, employees or sales representatives, or the public announcement of this Agreement or the Transactions, including any litigation arising out of or relating to this Agreement or the Transactions, in each case only to the extent resulting from the execution and delivery of this Agreement, the identity of the Company or any Company Subsidiary, the pendency or consummation of this Agreement, the Mergers and the other Transactions, or the public announcement of this Agreement and the Transactions, as applicable (provided that this clause (h) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address, as applicable, the consequences resulting from the execution and delivery of this Agreement, the pendency or consummation of this Agreement, the Mergers and the other Transactions); and (i) any action or failure to take any action which action or failure to act is requested in writing by the Company or otherwise expressly required by this Agreement; provided that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (g), if such Effect has had a disproportionate adverse effect on Parent or any Parent Subsidiary relative to other companies operating in the business collaboration technology industry, then only the incremental disproportionate adverse effect of such Effect shall be taken into account for the purpose of determining whether a Parent Material Adverse Effect exists or has occurred.

“Parent Subsidiaries” means the Subsidiaries of Parent.

“Parent Trading Price” means $260.50.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Per Share Cash Equivalent Consideration” means the sum of (a) the Cash Consideration and (b) the product (rounded to the nearest cent) obtained by multiplying (i) the Exchange Ratio by (ii) the volume weighted average closing sale price of one (1) share of Parent Common Stock as reported on the NYSE for the ten (10) consecutive trading days ending on the trading day immediately preceding the Closing Date (as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Permitted Liens” means any Lien (i) for Taxes or governmental assessments, charges or claims of payment not yet due or that is being contested in good faith by appropriate proceedings; (ii) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Lien arising by operation of Law in the ordinary course of business for amounts not yet delinquent; (iii) is specifically disclosed on the most recent consolidated balance sheet of the Company or the notes thereto included in the Company SEC Documents as of the date hereof; (iv) which is a statutory or common law Lien to secure landlords, lessors or renters under leases or rental agreements; (v) which is imposed on the underlying fee interest in real property subject to a real property lease; (vi) that arises as a result of a non-exclusive license or other non-exclusive grant of rights under

Intellectual Property in the ordinary course of business consistent with past practice; (vii) that arises from pledges or deposits to secure obligations pursuant to workers’ compensation Laws, unemployment insurance, social security, retirement and similar Laws or similar legislation or to secure public or statutory obligations, in each case in the ordinary course of business consistent with past practice; (viii) which is an immaterial defect, imperfection or irregularity in title, charge, easement, covenant and right of way of record or zoning, building and other similar restriction, in each case, that do not adversely affect in any material respect the current use of the applicable property owned, leased, used or held for use by the Company or any Company Subsidiary; (ix) is a pledge or deposit to secure performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature that, in each case, is not material; and (x) that has arisen in the ordinary course of business consistent with past practice and does not adversely affect the value, ownership, use or operation of the property subject thereto.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Personal Data” means any and all information that can reasonably be used to identify an individual natural person or household, including information that identifies or could be used to identify, alone or in combination with other information, an individual natural person or an individual natural person’s device or browser, including name, physical address, telephone number, email address, financial account number, passwords or PINs, device identifier or unique identification number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations and marital or other status (to the extent any of these data elements can reasonably be associated with an individual natural person or household, or is linked to any such data element that can reasonably be associated with an individual natural person or household). Personal Data also includes any information not listed above if such information is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and is regulated by such Law.

“Privacy Statements” means, collectively, all of the Company’s and the Company Subsidiaries’ (a) internal privacy policies and/or notices, and (b) publicly posted or internal privacy policies and/or notices (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the collection, use, disclosure, transfer, storage, maintenance, retention, deletion, disposal, modification or processing of Protected Information.

“Proceedings” means all actions, suits, claims, hearings, arbitrations, litigations, mediations, audits, investigations, examinations or other similar proceedings, in each case, by or before any Governmental Entity.

“Protected Information” means (a) Personal Data; (b) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws and; (c) any information that is covered by the PCI DSS.

“Regulatory Laws” means any applicable supranational, national, federal, state, county, local or foreign antitrust, competition, trade regulation, or foreign investment Laws that are designed or intended to prohibit, restrict or regulate (a) actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act, the Sherman Act, the Clayton Act and the Federal Trade Commission Act, in each case, as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States (Laws described in clause (a), “Antitrust Laws) or (b) investments by entities that are deemed a foreign entity or that may pose a threat to national security for purposes of any applicable law or regulation (Laws described in clause (b), “FDI Laws).

“Representatives” means, when used with respect to any Person, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers and other agents, advisors and representatives of such Person and its Subsidiaries.

“Restricted Stock Conversion Ratio” means 0.1804.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in Source Code, object code or other form; (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (d) all user documentation, including user manuals and training materials, relating to any of the foregoing.

“Source Code” means computer Software and code, in form other than object code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation, limited liability company, partnership or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner or managing member of such partnership.

“Superior Proposal” means a bona fide, written Acquisition Proposal (with references in the definition thereof to fifteen percent (15%) and eighty-five percent (85%) being deemed to be replaced with references to eighty percent (80%) and twenty percent (20%), respectively) by a third party, which the Company Board of Directors determines in good faith after consultation with the Company’s outside legal counsel and financial advisors to be more favorable to the Company Stockholders from a financial point of view than the Mergers, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, certainty of financing and/or regulatory approvals and likelihood of consummation) and this Agreement (and, if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to Section 5.3)).

“Takeover Statute” means any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments, levies, duties, tariffs, imposts and other similar charges and fees imposed by any Governmental Entity, including income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, occupation, environmental, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, including any interest, penalty, additions to tax and any additional amounts imposed with respect thereto, whether disputed or not.

“Tax Return” means any report, return, certificate, claim for refund, election, estimated Tax filing or declaration filed or required to be filed with any Governmental Entity with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Threshold Percentage” means the quotient, expressed as a percentage, obtained by dividing (i) the Aggregate Stock Consideration by (ii) the sum of the Aggregate Stock Consideration plus the Aggregate Cash Amount.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

401(k) Termination Date	Section 6.7(c)
Acquisition Proposal	Section 8.2(b)(i)
Adjusted Option	Section 2.3(b)
Adjusted Restricted Share Award	Section 2.3(d)
Adjusted RSU	Section 2.3(d)
Agreement	Preamble
Alternative Transaction Structure	Section 2.7
Antitrust Laws	Annex A
Base Amount	Section 6.4(c)
Book-Entry Share	Section 2.1(a)(i)
Cancelled Shares	Section 2.1(a)(ii)
Cash Consideration	Section 2.1(a)(i)
Certificate	Section 2.1(a)(i)
Certificate of Merger	Section 1.4
Change of Recommendation	Section 5.3(a)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Closing	Section 1.3
Closing Date	Section 1.3
Company	Preamble
Company Acquisition Agreement	Section 5.3(a)
Company Benefit Plan	Section 3.10(a)
Company Board of Directors	Recitals
Company Board Recommendation	Recitals
Company Capitalization Date	Section 3.2(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Leases	Section 3.16
Company Note Offers and Consent Solicitations	Section 6.15(d)
Company Permits	Section 3.9(b)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Documents	Section 3.5(a)
Company Stockholder Approval	Section 3.3(b)
Company Stockholders	Recitals
Company Stockholders Meeting	Section 5.4(b)
Company Tax Representation Letter	Section 6.13(b)
Company’s Counsel	Section 6.13(b)
Consent Solicitations	Section 6.15(d)
Continuing Employees	Section 6.7(a)
Current ESPP Offering Periods	Section 2.3(e)
Debt Offer Documents	Section 6.15(d)
DGCL	Recitals

Dissenting Shares	Section 2.1(c)
DLLCA	Recitals
DOJ	Section 6.2(b)
Enforceability Limitations	Section 3.3(e)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(a)(i)
FCPA	Annex A
FDI Laws	Annex A
Financing	Section 6.14(a)
First Certificate of Merger	Section 1.4
First Effective Time	Section 1.4
First Merger	Recitals
Fractional Share Consideration	Section 2.1(a)(i)
fraud	Section 8.2(a)
FTC	Section 6.2(b)
GAAP	Section 3.5(b)
Government Contract Bid	Section 3.17(c)
HIPAA	Annex A
Indemnified Parties	Section 6.4(a)
Indemnity Exceptions	Section 6.14
Intervening Event	Section 5.3(d)
IP Contracts	Section 3.14(h)
Material Contract	Section 3.17(a)
Material Customer	Section 3.19(a)
Material Customer Agreement	Section 3.19(a)
Material Reseller	Section 3.19(c)
Material Reseller Agreement	Section 3.19(c)
Material Supplier	Section 3.19(b)
Material Supplier Agreement	Section 3.19(b)
Merger Consideration	Section 2.1(a)(i)
Merger Sub I	Preamble
Merger Sub II	Preamble
Mergers	Recitals
New Plans	Section 6.7(b)
OFAC	Section 3.9(e)
Offers to Purchase	Section 6.15(d)
Old Plans	Section 6.7(b)
Original Closing Date	Section 1.3
Outside Date	Section 8.1(d)
Parent	Preamble
Parent Capitalization Date	Section 4.2(a)
Parent Common Stock	Recitals
Parent Disclosure Letter	Article IV
Parent Governing Documents	Section 4.1
Parent Permits	Section 4.9(b)
Parent Preferred Stock	Section 4.2(a)
Parent SEC Documents	Section 4.5(a)
Parent Tax Representation Letter	Section 6.13(b)
Parent’s Counsel	Section 6.13(b)
Parties	Preamble
Party	Preamble

Payoff Letter	Section 6.15(a)
person	Section 5.3(a)
Proxy Statement/Prospectus	Section 3.21
Registration Statement	Section 3.21
Restricted Parties	Section 3.9(g)
Revised Structure Notice	Section 2.7
Sarbanes-Oxley Act	Section 3.5(a)
Second Certificate of Merger	Section 1.4
Second Effective Time	Section 1.4
Second Merger	Recitals
Specified Exercise	Section 6.15(c)
Stock Consideration	Section 2.1(a)(i)
Surviving Company	Section 1.1
Surviving Corporation	Section 1.1
Surviving LLC	Section 1.1
Termination Fee	Section 8.2(b)(i)
Transactions	Recitals
Voting Agreement	Recitals
willful breach	Section 8.2(a)

Annex B

Opinion of Qatalyst Partners LP

December 1, 2020

Board of Directors

Slack Technologies, Inc.

500 Howard Street

San Francisco, California 94105

Members of the Board:

We understand that Slack Technologies, Inc., a Delaware corporation (the “Company”), salesforce.com, inc., a Delaware corporation (“Salesforce”), Skyline Strategies I Inc., a Delaware corporation and a wholly owned subsidiary of Salesforce (“Merger Sub I”), and Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned subsidiary of Salesforce (“Merger Sub II”) have entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, (i) Merger Sub I will merge with and into the Company, with the Company surviving such merger (the “Surviving Corporation”) as a wholly owned subsidiary of Salesforce (the “First Merger”), and (ii) immediately following the First Merger, a second merger shall occur: (a) if the Revised Structure Notice (as defined in the Merger Agreement) shall not have been delivered by Salesforce in accordance with the Merger Agreement, by the Surviving Corporation merging with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned subsidiary of Salesforce or (b) if the Revised Structure Notice shall have been delivered by Salesforce in accordance with the Merger Agreement, by the Surviving Corporation merging with and into Salesforce, with Salesforce surviving the merger (the “Second Merger” and, together with the First Merger, the “Mergers”). Pursuant to the Mergers, the Company will either become a wholly owned subsidiary of Salesforce or be merged with and into Salesforce, and each share of Class A common stock, par value $0.0001 per share, of the Company (“Company Class A Common Stock”) and each share of Class B common stock, par value $0.0001 per share, of the Company (“Company Class B Common Stock,” and, together with Company Class A Common Stock, the “Company Common Stock”) that is outstanding as of immediately prior to the effective time of the First Merger (the “First Effective Time”), will, other than any shares of Company Common Stock that are (I) owned by stockholders that have properly perfected their rights of appraisal within the meaning of Section 262 of the DGCL, (II) owned or held in treasury by the Company or owned by Salesforce or (III) owned by any direct or indirect wholly owned subsidiary of Salesforce or of the Company, be converted into the right to receive (1) 0.0776 (the “Exchange Ratio”) of a share of common stock, par value $0.001 per share, of Salesforce (“Salesforce Common Stock”) and (2) $26.79 in cash, without interest (together with the Exchange Ratio, the “Merger Consideration”). The terms and conditions of the Mergers are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement, by the holders of shares of Company Class A Common Stock, in their capacity as holders of Company Class A Common Stock, (other than Salesforce or any affiliate of Salesforce, the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements of the Company and Salesforce and other business

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

and financial information of the Company and Salesforce. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company and Salesforce, with senior management of the Company, and Salesforce, respectively. We also reviewed the historical market prices and trading activity for Company Class A Common Stock and Salesforce Common Stock, and compared the financial performance of the Company and Salesforce and the prices and trading activity of Company Class A Common Stock and Salesforce Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company and Salesforce. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Mergers will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay and that the Mergers will have the tax consequences as set forth in the Merger Agreement and as described in discussions with representatives of the Company. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Mergers, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company, Salesforce or the contemplated benefits expected to be derived in the proposed Mergers. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or Salesforce or their respective affiliates, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with the Mergers and will receive a fee for our services, a portion of which has been earned, and a portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Mergers are consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Salesforce pursuant to which compensation was received by Qatalyst Partners or its affiliates; however, Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Salesforce, their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Salesforce or certain of their respective affiliates.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Mergers or any other matter and does not in any manner address what the value of Salesforce Common Stock actually will be when issued pursuant to the Mergers or the price at which Company Class A Common Stock, or Salesforce Common Stock will trade or otherwise be transferable at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Mergers, or the relative merits of the Mergers as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement, by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or Salesforce or any of their respective affiliates, or any class of such persons, relative to such consideration. We also express no opinion regarding the consideration to be received by any holder of Company Class B Common Stock under the Merger Agreement in such holder’s capacity as a holder of Company Class B Common Stock.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement, by the Holders of Company Class A Common Stock, in their capacity as such Holders, is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ QATALYST PARTNERS LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Annex C

Opinion of Goldman Sachs & Co. LLC

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

PERSONAL AND CONFIDENTIAL

December 1, 2020

Board of Directors

Slack Technologies, Inc.

500 Howard Street

San Francisco, CA 94105

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than salesforce.com, inc. (“Salesforce”) and its affiliates) of the outstanding shares of Class A common stock, par value $0.0001 per share (“Company Class A Common Stock”), of Slack Technologies, Inc. (the “Company”) and the outstanding shares of Class B common stock, par value $0.0001 per share (“Company Class B Common Stock”, collectively with Company Class A Common Stock, “Company Common Stock”), of the Company of the Aggregate Consideration (as defined below) to be paid to such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of December 1, 2020 (the “Agreement”), by and among Salesforce, Skyline Strategies I Inc., a wholly owned subsidiary of Salesforce (“Merger Sub I”), Skyline Strategies II LLC, a wholly owned subsidiary of Salesforce (“Merger Sub II”), and the Company. Pursuant to the Agreement and on the terms and subject to the conditions set forth in the Agreement (A) Merger Sub I will be merged with and into the Company with the Company surviving the merger (the “First Merger”) and each outstanding share of Company Common Stock will be converted into 0.0776 of a share of common stock, par value $0.001 per share (“Salesforce Common Stock”), of Salesforce (the “Stock Consideration”) and the right to receive $26.79 in cash, without interest (the “Cash Consideration”; together with the Stock Consideration, the “Aggregate Consideration”), and immediately following the First Merger (B) (i) if Salesforce does not deliver the Revised Structure Notice, the Company will be merged with and into Merger Sub II with Merger Sub II surviving the merger or (ii) if Salesforce does deliver the Revised Structure Notice, the Company will be merged with and into Salesforce with Salesforce surviving the merger. All capitalized terms used but not defined herein shall have the respective meanings set forth in the Agreement.

Goldman Sachs & Co. LLC and its affiliates (collectively, “Goldman Sachs”) are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Salesforce and any of their respective affiliates and third parties, or any currency or commodity that may be involved in the transactions contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Slack Technologies, Inc.

December 1, 2020

are contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as a financial advisor with respect to the direct listing of 118,429,640 shares of Company Class A Common Stock in June 2019 and as bookrunner with respect to the public offering of the Company’s 0.50% Convertible Senior Notes due 2025 (aggregate principal amount of $862,500,000) (the “Convertible Notes”) in April 2020. We may also in the future provide financial advisory and/or underwriting services to the Company, Salesforce and their respective affiliates for which our Investment Banking Division may receive compensation. In addition, a Director on the Board of the Company is currently affiliated with Goldman Sachs as a Senior Director.

We further note that concurrent with the issuance of the Convertible Notes in April 2020, the Company entered into capped call transactions with respect to the Convertible Notes (collectively, the “Capped Call Transactions”) with Goldman Sachs & Co. LLC (with respect to 25%) and other counterparties each acting as principal for its own account, consisting of the purchase by the Company of capped call options with respect to collectively approximately 27,826,837 shares of Company Class A Common Stock, the aggregate number of shares of Company Class A Common Stock underlying the Convertible Notes. The Capped Call Transactions may be adjusted, exercised, cancelled and/or terminated in accordance with their terms in connection with certain events, including the announcement or consummation of the Transaction. In particular, under the terms of the Capped Call Transactions, each of Goldman Sachs & Co. LLC and the other counterparties, each acting separately as calculation agent under the Capped Call Transactions to which it is a party, is entitled in certain circumstances to make adjustments to the exercise price of the embedded call options sold by the Company to Goldman Sachs & Co. LLC and the other counterparties to reflect the economic effect of the announcement of the Transaction on the Capped Call Transactions. In addition, each of Goldman Sachs & Co. LLC and the other counterparties may, each acting separately as the calculation agent, determining party or otherwise as principal under the Capped Call Transactions to which it is a party, determine such additional adjustments and/or value owed upon termination or cancellation in respect of such Capped Call Transactions in accordance with their terms and pay any amounts due to the Company under various circumstances, including on or following consummation or abandonment of the Transaction. All actions or exercises of judgment by Goldman Sachs & Co. LLC, in its capacity as calculation agent, pursuant to the terms of the Capped Call Transactions to which it is a party must be performed in good faith and a commercially reasonable manner.

In connection with this opinion, we have reviewed, among other things, the Agreement; the annual report to stockholders and Annual Report on Form 10-K of the Company for the fiscal year ended January 31, 2020; the registration statement on Form S-1 of the Company, dated April 26, 2019, as amended, including the prospectus contained therein, relating to the registration and resale of Company Class A Common Stock; annual reports to stockholders and Annual Reports on Form 10-K of Salesforce for the five fiscal years ended January 31, 2020; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Salesforce; certain other communications from the Company and Salesforce to their respective stockholders; certain publicly available research analyst reports for the Company and Salesforce; certain internal financial analyses and forecasts for the Company prepared by its management as approved for our use by the Company (the “Forecasts”); and certain analyses prepared by the management of the Company related to the expected utilization by the Company of certain net operating loss carryforwards of the Company, as approved for our use

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Slack Technologies, Inc.

December 1, 2020

by the Company (the “NOL Forecasts”). We have also held discussions with the members of senior managements of the Company and Salesforce regarding their assessment of the past and current business operations, financial condition and future prospects of Salesforce and with the members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for shares of Company Class A Common Stock and shares of Salesforce Common Stock; compared certain financial and stock market information for the Company and Salesforce with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts and the NOL Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or Salesforce or any of their respective subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or Salesforce or on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of, or other business combination with, the Company or any other alternative transaction. This opinion addresses only the fairness from a financial point of view to the holders (other than Salesforce and its affiliates) of shares of Company Common Stock, as of the date hereof, of the Aggregate Consideration to be paid to such holders, taken in the aggregate, pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any ongoing obligations of the Company, any allocation of the aggregate consideration payable pursuant to the Agreement, including among the holders of Company Class A Common Stock and Company Class B Common Stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Company Common Stock, taken in the aggregate, pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which shares of Company Class A Common Stock or Salesforce Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Company, Salesforce, or the Transaction, or as to the

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Board of Directors

Slack Technologies, Inc.

December 1, 2020

impact of the Transaction on the solvency or viability of the Company or Salesforce or the ability of the Company or Salesforce to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of shares of Company Common Stock should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Salesforce and its affiliates) of shares of Company Common Stock, taken in the aggregate, pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex D

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT is entered into as of December 1, 2020 (this “Agreement”), by and among salesforce.com, inc., a Delaware corporation (“Parent”), and each of the persons set forth on Schedule A hereto (each, a “Stockholder” and collectively, the “Stockholders”). Parent and the Stockholders are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, Parent, Slack Technologies, Inc., a Delaware corporation (the “Company”), Skyline Strategies I Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub I”), and Skyline Strategies II LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Merger Sub II”), are entering into an Agreement and Plan of Merger dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, among other things, at the First Effective Time under the Merger Agreement, Merger Sub I will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation in the First Merger (the “Surviving Corporation”) upon the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”);

WHEREAS, immediately following the First Merger, a second merger shall occur (a) if the Revised Structure Notice shall not have been delivered by Parent in accordance with Section 2.7 of the Merger Agreement, by the Surviving Corporation merging with and into Merger Sub II, with Merger Sub II surviving the merger as a wholly owned Subsidiary of Parent in accordance with the applicable provisions of the DGCL and the Delaware Limited Liability Company Act or (b) if the Revised Structure Notice shall have been delivered by Parent in accordance with Section 2.7 of the Merger Agreement, by the Surviving Corporation merging with and into Parent, with Parent surviving the merger in accordance with the applicable provisions of the DGCL (such second step merger together with the First Step Merger, the “Mergers”), in each case, upon the terms and subject to the conditions set forth in the Merger Agreement;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of such number of shares of each class of capital stock of the Company as set forth opposite such Stockholder’s name on Schedule A hereto (the “Existing Shares”);

WHEREAS, the board of directors of the Company (the “Board”) has (i) determined that the Mergers constitute a Change of Control Transaction (as defined in the Amended and Restated Certificate of Incorporation of the Company (the “Charter”)) and unanimously adopted the Merger Agreement, and approved the transactions contemplated thereby, including the Mergers, and (ii) subject to Section 4.14 of the Merger Agreement, the Board has taken all action necessary to render inapplicable to the Merger Agreement and transactions contemplated thereby (including, for the avoidance of doubt, this Agreement) Section 203 of the DGCL and any similar provisions in the Company Governing Documents or any other Takeover Statute; and

WHEREAS, as a condition to the willingness of Parent, Merger Sub I and Merger Sub II to enter into the Merger Agreement, and incurring the obligations set forth therein, and as an inducement and in consideration for Parent, Merger Sub I and Merger Sub II to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement concurrently with the execution and delivery of the Merger Agreement, pursuant to which, among other things, each Stockholder is agreeing, subject to the terms of this Agreement, to vote all of such Stockholder’s Shares in accordance with the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. For the purposes of and under this Agreement, the following capitalized terms shall have the respective meanings below. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

(a) “beneficial ownership” by a Person of any securities includes ownership by any Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power, which includes the power to dispose, or to direct the disposition, of such security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that for purposes of determining beneficial ownership, a Person shall be deemed to be the beneficial owner of any securities that may be acquired by such Person pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise (irrespective of whether the right to acquire such securities is exercisable immediately or only after the passage of time, including the passage of time in excess of sixty (60) days, the satisfaction of any conditions, the occurrence of any event or any combination of the foregoing). For purposes of this Agreement, a Person shall be deemed to beneficially own any securities beneficially owned by its Affiliates or any Group of which such Person or any such Affiliate is or becomes a member or is otherwise acting in concert. For the avoidance of doubt, beneficially own and beneficial ownership shall also include record ownership of securities. The terms “beneficially own,” “beneficially owned” and “beneficial owner” shall each have a correlative meaning.

(b) “Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of the Company.

(c) “Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of the Company.

(d) “Company Common Stock” means the Class A Common Stock and the Class B Common Stock of the Company.

(e) “Founder Voting Agreements” means (i) the Holder Voting Agreement, dated as of May 29, 2019, by and among Eric Costello, Eric E.G. Costello Revocable Trust, Esther Costello 2019 Trust, Jude Costello 2019 Trust, Phoebe Costello 2019 Trust, Hope Costello 2019 Trust (collectively, the “Costello Entities”) and Stewart Butterfield; (ii) the Holder Voting Agreement, dated as of May 27, 2019, by and among Cal Henderson, Rebecca Reeve Henderson, Cal Henderson and Rebecca Reeve Henderson, as trustees of the Henderson Family Trust u/a/d 7/21/2016, the Cal Henderson 2019 Grantor Retained Annuity Trust, the Theodore Henderson GST Exempt Trust under the Cal Henderson Family 2019 Irrevocable Trust, the William Franklin Henderson GST Exempt Trust under the Cal Henderson Family 2019 Irrevocable Trust, the Rebecca Reeve Henderson 2019 Grantor Retained Annuity Trust, the Theodore Henderson GST Exempt Trust under the Rebecca Reeve Henderson Family 2019 Irrevocable Trust, the William Franklin Henderson GST Exempt Trust under the Rebecca Henderson Family 2019 Irrevocable Trust (collectively, the “Henderson Entities”) and Stewart Butterfield; and (iii) the Holder Voting Agreement, dated as of May 24, 2019, by and between Serguei Mourachov and Stewart Butterfield, as assigned to 1232391 B.C. Ltd. pursuant to that Consent to Assignment, dated as of December 18, 2019, by and between Stewart Butterfield and Serguei Mourachov.

(f) “Shares” means, with respect to each Stockholder, (1) such Stockholder’s Existing Shares and (2) any shares of Company Common Stock or other voting capital stock of the Company and any securities convertible into or exercisable or exchangeable for shares of Company Common Stock or other voting capital stock of the Company, in each case that such Stockholder, directly or indirectly, has or acquires beneficial ownership of on or after the date hereof.

1.2 Other Definitions.

Term	Section
10b5-1 Class B Shares	Section 3.2(b)
Agreement	Preamble
Board	Recitals
Charter	Recitals
Company	Recitals
Determination Date	Section 2.1(a)
DGCL	Recitals
Encumbrances	Section 4.1(c)
Existing Shares	Recitals
First Merger	Recitals
Merger Agreement	Recitals
Merger Sub I	Recitals
Merger Sub II	Recitals
Mergers	Recitals
Parent	Preamble
Parties	Preamble
Party	Preamble
Permitted Encumbrances	Section 4.1(c)
Permitted Transfer	Section 3.2(b)
Stockholder	Preamble
Stockholders	Preamble
Surviving Corporation	Recitals
Termination Date	Section 5.2
Transfer	Section 3.2(b)

ARTICLE II

AGREEMENT TO VOTE

2.1 Agreement to Vote.

(a) Each Stockholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending on the Termination Date, it shall, at any meeting of the stockholders of the Company (whether annual or special and whether or not an adjourned or postponed meeting, including the Company Stockholders Meeting), however called (the date of the taking of any such action being an applicable “Determination Date”), each Stockholder shall, in each case to the fullest extent that such Stockholder’s Shares are entitled to vote thereon: appear at such meeting or otherwise cause such Stockholder’s Shares to be counted as present thereat for purposes of establishing a quorum; and

(i) vote, or cause to be voted at such meeting, in person or by proxy, all of such Stockholder’s Shares:

(A)

in favor of the approval and adoption of (1) the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Mergers, and (2) any related proposal in furtherance thereof, including in favor of any proposal to adjourn or postpone to a later date any meeting of the stockholders of the Company at which any of the foregoing matters are submitted for consideration and vote of the stockholders of the Company if there are not sufficient votes for approval of such matters on the date on which the meeting is held; and

(B)

against (1) any Acquisition Proposal or any related proposal in furtherance thereof; (2) any action or agreement that is in opposition to the Mergers or that would result in a breach of any covenant, representation or warranty of the Company or any of its Subsidiaries contained in the Merger Agreement; and (3) any other action that would reasonably be expected to impede, interfere with, delay, postpone, frustrate the purposes of, or adversely affect the transactions contemplated by the Merger Agreement, including the Mergers, or this Agreement or the performance by the Company of its obligations under the Merger Agreement.

(b) Any vote required to be cast pursuant to this Section 2.1 shall be cast or executed in accordance with the applicable procedures relating thereto so as to ensure that it is duly counted for purposes of recording the results of that vote. Any attempt by a Stockholder to vote, consent or express dissent with respect to (or otherwise to utilize the voting power of) such Stockholder’s Shares in contravention of this Section 2.1 shall be null and void ab initio. If a Stockholder is the beneficial owner, but not the holder of record, of any Shares, such Stockholder agrees to take all actions necessary to cause the holder of record and any nominees to vote all of such Shares in accordance with this Section 2.1. For the avoidance of doubt, Stewart Butterfield shall take all actions necessary to exercise his rights under the Founder Voting Agreements to cause the Shares covered by the Founder Voting Agreements to be voted in accordance with and pursuant to Section 2.1(a). To the extent a Stockholder does not fully control the determinations of such stockholder entity, such Stockholder agrees to exercise all voting or other rights it has in such entity to carry out the intent and purposes of the support and voting obligations in this Section 2.1 or otherwise set forth in this Agreement. For the avoidance of doubt, the foregoing commitments apply to any Shares held by any trust, limited partnership or other entity holding Shares over which the applicable Stockholder exercises direct or indirect voting control.

(c) Nothing in this Agreement shall obligate any Stockholder to exercise any option or any other right to acquire any shares of Company Common Stock.

ARTICLE III

ADDITIONAL AGREEMENTS

3.1 Waiver of Appraisal Rights and Certain Other Actions; Litigation. To the full extent permitted by Law, each Stockholder hereby irrevocably and unconditionally waives, and agrees not to exercise, any rights of appraisal (including under Section 262 of the DGCL), any dissenters’ rights and any similar rights relating to the Mergers that such Stockholder may have, directly or indirectly, by virtue of the ownership of any Shares, or may acquire in connection with the Mergers. Each Stockholder further agrees not to commence, join in, facilitate, assist or knowingly encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub I, Merger Sub II or the Company or any of their respective affiliates and each of their successors, directors managers or officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the transactions contemplated hereby or thereby, including any claim (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoy or delay the closing of the Mergers) or (b) alleging a breach of any duty of the Board or any Stockholder in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby, and hereby irrevocably waives any claim or rights whatsoever with respect to any of the foregoing.

3.2 No Inconsistent Arrangements; No Transfer.

(a) Each Stockholder represents, covenants and agrees that, except for this Agreement and the Shares subject to the Founder Voting Agreements, such Stockholder (i) has not entered into, and shall not enter into at any time prior to the Termination Date, any voting agreement, voting trust or similar arrangement or understanding with respect to such Stockholder’s Shares, (ii) has not granted, and shall not grant at any time prior to the Termination Date, a proxy, consent or power of attorney with respect to such Stockholder’s Shares,

(iii) has not taken, and shall not take at any time while this Agreement remains in effect, any action that would, or would reasonably be expected to, (A) make any representation or warranty of such Stockholder contained herein untrue or incorrect, (B) violate or conflict with such Stockholder’s covenants and obligations under this Agreement, (C) otherwise have the effect preventing, impairing or materially delaying such Stockholder from performing any of its obligations under this Agreement or (D) have the effect of preventing, impairing or materially delaying, the Merger or the other transactions contemplated by the Merger Agreement or the performance by the Company of its obligations under the Merger Agreement.

(b) Except as provided hereunder, from and after the date hereof and until the Termination Date, each Stockholder shall not, directly or indirectly, (i) create or permit to exist any Encumbrances, other than Permitted Encumbrances, on such Stockholder’s Shares; (ii) transfer, sell, short sell, assign, tender, encumber, gift, hedge, distribute, pledge or otherwise dispose of, or grant a proxy with respect to, such Stockholder’s Shares, beneficial ownership thereof or any other interest therein (including, for the avoidance of doubt, any “Transfer” (for this purpose, as defined in the Charter) or take any other action that would cause or result in the conversion of a share of Class B Common Stock into a share of Class A Common Stock pursuant to the Charter), or enter into any derivative arrangement with respect to (collectively, “Transfer”), such Stockholder’s Shares, or any right or interest therein (or offer to do or consent to any of the foregoing); (iii) enter into or acquire any Contract with respect to such Stockholder’s Shares or any legal or beneficial interest therein, including any derivative contract, any futures or forward contract to deliver such Stockholder’s Shares or any other hedging or other derivative, swap, “put-call,” margin, securities lending or other transaction that has or reasonably would be expected to have the effect of changing, limiting, arbitraging or reallocating the economic benefits and risks of ownership of such Stockholder’s Shares; (iv) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to such Stockholder’s Shares; or (v) deposit or permit the deposit of such Stockholder’s Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Stockholder’s Shares. Any action taken in violation of the immediately preceding sentence shall be null and void ab initio. Notwithstanding the foregoing, each Stockholder may Transfer such Stockholder’s (A) Shares to a Permitted Transferee (as defined in the Charter), but only if such Transfer does not result in the conversion under the Charter of such Shares that are shares of Class B Common Stock into Class A Common Stock, or (B) Shares of Class A Common Stock and, solely in the case of clause (3) below, up to 825,000 shares of Class B Common Stock (such Class B Common Stock, the “10b5-1 Class B Shares”) (1) if such Transfer is by David C. Butterfield and Alfonso D. Rubio Memorial Foundation for bona fide charitable purposes, (2) in connection with the payment of the exercise price and/or the satisfaction of any tax withholding obligations arising from the exercise, vesting and/or settlement of any Company Option, Company RSU or Company Restricted Share Award, and (3) pursuant to a Rule 10b5-1 trading plan in effect as of the date hereof (any such Transfer and any Transfer with Parent’s prior written consent, a “Permitted Transfer”), provided that (x) a Transfer pursuant to clause (A) of this sentence shall be a Permitted Transfer only if the transferee of such Shares, prior to the date of such Transfer, agrees in a signed writing satisfactory to Parent (acting reasonably) to accept such Shares subject to the terms of this Agreement and to be bound by the terms of this Agreement applicable to such Stockholder for all purposes of this Agreement and (y) any Transfer of Shares pursuant to clause (B), in the aggregate (taking into account all Transfers of Shares pursuant to clause (B) by any Stockholder from and after the date of this Agreement), will not, and would not reasonably be expected to exceed one percent (1%) of the total voting power of the outstanding shares of Company Common Stock as of immediately prior to the applicable Determination Date. If any involuntary Transfer of such Stockholder’s Shares in the Company shall occur (including, but not limited to, a sale by any Stockholder’s trustee in any bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (including any transferees and subsequent transferees of the initial transferee) shall take and hold such Shares subject to all of the terms of this Agreement applicable to the initial Stockholder of such Shares.

(c) Without limiting Section 3.2(a) and Section 3.2(b), prior to the Termination Date, each Stockholder shall not take any action to cause the conversion of such Stockholder’s Shares that are Class B Common Stock into shares of Class A Common Stock (except as expressly permitted in Section 3.2(b) with respect to the 10b5-1 Class B Shares). Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not request that the Company register the conversion (book-entry or otherwise) of any certificate or uncertificated interest representing any or all of the Stockholder’s Shares that are Class B Common Stock into Class A Common Stock (except as expressly permitted in Section 3.2(b) with respect to the 10b5-1 Class B Shares). Any conversion of shares of Class B Common Stock in violation of this Agreement shall, to the fullest extent permitted by Law, be null and void ab initio.

(d) From the date hereof until the Termination Date, such Stockholder shall not, without the prior written consent of Parent, amend, modify or waive any provision or remedy under the applicable Founder Voting Agreement.

3.3 Adjustments. In the event of any stock split (including a reverse stock split), stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of the Company affecting such Stockholder’s Shares, the terms of this Agreement shall apply to the resulting securities.

3.4 No Shop Obligations of the Stockholders.

(a) Subject to Section 5.14 and from the date hereof until the Termination Date, each Stockholder shall not, and shall cause its affiliates and its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate (including by way of providing information or taking any other action) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer which constitutes or would be reasonably expected to lead to an Acquisition Proposal, (ii) participate in any negotiations regarding, or furnish to any person any information relating to the Company or any Company Subsidiary in connection with an actual or potential Acquisition Proposal, (iii) otherwise cooperate with or assist or participate in, or facilitate, any such inquiries, proposals, offers, discussions or negotiations, (iv) encourage or recommend any other holder of Company Common Stock to not adopt the Merger Agreement or approve the transactions contemplated by the Merger Agreement, including the Mergers, (v) support, recommend, endorse, authorize or approve, or propose to support, recommend, endorse, authorize or approve, any Acquisition Proposal or enter into any Company Acquisition Agreement or (vi) agree to do any of the foregoing. Each Stockholder shall, and shall cause its affiliates and its and their respective Representatives to, immediately cease any and all solicitation, encouragement, discussion or negotiation with any Person or groups or provision of any information to any persons (other than Parent, its Subsidiaries, and their respective Representatives acting on their behalf) with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; provided, however, that each Stockholder, its affiliates and its and their respective Representatives may engage in such activities to the extent that the Company is permitted to engage in such activities pursuant to the terms of the Merger Agreement, but only if such Stockholder and its affiliates and its and their respective Representatives each comply with the terms of the Merger Agreement as if it were the Company.

(b) From and after the date hereof until the First Effective Time, each Stockholder shall promptly (and in any event within twenty-four (24) hours) (i) notify Parent of (A) any Acquisition Proposal it receives in its capacity as a stockholder of the Company, (B) any proposals or inquiries it receives in its capacity as a stockholder of the Company that would reasonably be expected to lead to an Acquisition Proposal and (C) any inquiry or request it receives in its capacity as a stockholder of the Company for information relating to the Company or any Company Subsidiary by any person who has made or would reasonably be expected to make any Acquisition Proposal, (ii) if such Acquisition Proposal, request or inquiry is in writing, deliver to Parent a copy of such Acquisition Proposal, request or inquiry and any related draft agreements and other written materials setting forth the terms and conditions of such Acquisition Proposal, request or inquiry, and (iii) if such Acquisition Proposal, request or inquiry is oral, provide to Parent a reasonably detailed summary thereof. Without limiting any Stockholder’s other obligations hereunder, each Stockholder shall keep Parent reasonably informed on a prompt and timely basis of the status and material details of any such Acquisition Proposal and with respect to any material change to the terms of any such Acquisition Proposal within twenty-four (24) hours of any such material change.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of the Stockholders. Each Stockholder hereby represents and warrants to Parent, as to such Stockholder with respect to his, her or its own account and with respect to its Shares, on a several basis, that:

(a) Authorization; Binding Agreement. If such Stockholder is not an individual, such Stockholder is duly organized and validly existing in good standing (where such concept is recognized) under the Laws of the jurisdiction in which it is incorporated or constituted and the consummation of the transactions contemplated hereby are within such Stockholder’s entity powers and have been duly authorized by all necessary entity actions on the part of such Stockholder, and such Stockholder has all requisite entity power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby. If such Stockholder is an individual, such Stockholder has all requisite legal capacity, right and authority to execute and deliver this Agreement and to perform such Stockholder’s obligations hereunder. This Agreement has been duly and validly executed and delivered by such Stockholder and, assuming the due authorization, execution and delivery by Parent constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to the Enforceability Limitations. If such Stockholder is an individual and is married, and such Stockholder’s Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly and validly executed and delivered by such Stockholder’s spouse and, assuming the due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of such Stockholder’s spouse, enforceable against such Stockholder’s spouse in accordance with its terms, subject to the Enforceability Limitations.

(b) Non-Contravention. Neither the execution and delivery of this Agreement by such Stockholder (or if applicable, such Stockholder’s spouse) nor the consummation of the transactions contemplated hereby nor compliance by such Stockholder (or if applicable, such Stockholder’s spouse) with any provisions herein will (a) violate, contravene or conflict with or result in any breach of any provision of the certificate of incorporation or bylaws (or other similar governing documents) of such Stockholder, (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity on the part of such Stockholder (or if applicable, such Stockholder’s spouse), except for compliance with the applicable requirements of the Securities Act, the Exchange Act or any other United States or federal securities laws and the rules and regulations promulgated thereunder, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default or loss of a benefit (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Contract to which such Stockholder (or if applicable, such Stockholder’s spouse) is a party or by which such Stockholder (or if applicable, such Stockholder’s spouse) or such Stockholder’s Shares may be bound, (d) result (or, with the giving of notice, the passage of time or otherwise, would result) in the creation or imposition of any Lien (other than Permitted Liens) on any asset of such Stockholder (or if applicable, such Stockholder’s spouse) (other than one created by Parent, Merger Sub I or Merger Sub II) or (e) violate any Law applicable to such Stockholder (or if applicable, such Stockholder’s spouse) or by which such Stockholder’s Shares are bound, except, in the case of each of clauses (c), (d) and (e), as would not reasonably be expected to prevent or materially delay or impair the consummation by such Stockholder of the transactions contemplated by this Agreement or otherwise materially impair such Stockholder’s ability to perform its obligations hereunder.

(c) Ownership of Shares; Total Shares. Such Stockholder is the record and beneficial owner of all of the Existing Shares and has good and marketable title to all of the Existing Shares free and clear of any Liens, claims, proxies, voting trusts or agreements, options, rights, understandings or arrangements or any other encumbrances or restrictions whatsoever on title, transfer or exercise of any rights of a stockholder in respect of such Existing Shares (collectively, “Encumbrances”), except for any such Encumbrance that may be imposed pursuant to (i) this Agreement, (ii) any applicable restrictions on transfer under the Securities Act or any state securities law, (iii) the Company Governing Documents, (iv) any applicable Company Equity Plan or agreements evidencing grants thereunder, (v) the Amended and Restated Investors’ Rights Agreement, dated May 9, 2019, and (vi) the Founder Voting Agreement to which such Stockholder is a party ((i) through (vi), collectively, “Permitted Encumbrances”).

(d) The Existing Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock, Company Options, Company RSUs, and Company Restricted Share Award, and any other securities of the Company beneficially owned by such Stockholder as of the date hereof.

(e) Voting Power. Except, in each case, for the Shares subject to the Founder Voting Agreements, such Stockholder has full voting power with respect to all of such Stockholder’s Shares (to the extent such Shares have voting rights) (provided that nothing under the Founder Voting Agreements would prohibit, conflict with or otherwise impede this Agreement or the transactions contemplated hereby), and full power of disposition with respect to such Shares to the extent they consist of vested shares of Company Common Stock, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Shares.

(f) Absence of Other Voting Agreements. (i) None of such Stockholder’s Shares is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting of such Shares, in each case, that is inconsistent with this Agreement and (ii) except for such Stockholder’s Shares subject to the applicable Founder Voting Agreement, none of such Stockholder’s Shares is subject to any pledge agreement pursuant to which such Stockholder does not retain sole and exclusive voting rights with respect to such Shares subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument. True and complete copies of each Founder Voting Agreement in effect as of the date hereof have been made available to Parent prior to the date hereof. None of the parties thereto is in material breach of or any material default under the terms of any Founder Voting Agreement. Each Founder Voting Agreement is a valid, binding and enforceable obligation on each party thereto and is in full force and effect, subject to the Enforceability Limitations.

(g) Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no Proceeding pending against such Stockholder, or, to the knowledge of such Stockholder, threatened against (i) such Stockholder or its affiliates or (ii) any of such Stockholder’s properties or assets (including any of such Stockholder’s Shares), in each case, that would reasonably be expected to prevent, materially delay or impair the performance by such Stockholder of its obligations under this Agreement.

(h) Reliance by Parent, Merger Sub I and Merger Sub II. Such Stockholder understands and acknowledges that Parent, Merger Sub I and Merger Sub II are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement and the representations and warranties of such Stockholder contained herein. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Mergers and the other transactions contemplated thereby.

4.2 Representations and Warranties of Parent. Parent hereby represents and warrants to each Stockholder as follows:

(a) Organization and Qualification. Parent is a duly organized and validly existing corporation in good standing under the Laws of the jurisdiction of its organization. All of the issued and outstanding capital stock of Merger Sub I and Merger Sub II is owned directly or indirectly by Parent.

(b) Authority for this Agreement. Parent has all requisite entity power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent have been duly and validly authorized by all necessary entity action on the part of Parent, and no other entity proceedings on the part of Parent are necessary to authorize this

Agreement. This Agreement has been duly and validly executed and delivered by Parent and, assuming the due authorization, execution and delivery by each Stockholder, constitutes a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Limitations.

ARTICLE V

MISCELLANEOUS

5.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), by electronic mail (notice deemed given upon transmission so long as there is no return error message or other notification of non-delivery received by the sender; provided that electronic mail received after 6:00 p.m., Pacific Time, shall be deemed received on the next day) or sent by a nationally recognized overnight courier or express delivery service (notice deemed given upon receipt of proof of delivery), to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Parent, to:

salesforce.com, inc.

Salesforce Tower

415 Mission Street, 3rd Floor

San Francisco, CA 94105

Email: legal@salesforce.com

Attention: General Counsel

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Email: ajnussbaum@wlrk.com

            rcchen@wlrk.com

Attention: Andrew J. Nussbaum

                 Ronald C. Chen

if to a Stockholder, to such Stockholder’s address or email address set forth below:

Stewart Butterfield and the David C. Butterfield and Alfonso D. Rubio Memorial Foundation

500 Howard Street

San Francisco, CA 94105

Email: ***

Attention: Stewart Butterfield

Eric Costello and the Costello Entities

500 Howard Street

San Francisco, CA 94105

Email: ***

Attention: Eric Costello

Cal Henderson, Rebecca Reeve Henderson and the Henderson Entities

San Francisco, CA 94105

Email: ***

Attention: Cal Henderson

Serguei Mourachov and 1232391 B.C. Ltd.

500 Howard Street

San Francisco, CA 94105

Email: ***

Attention: Serguei Mourachov

with a copy to:

Latham & Watkins LLP

140 Scott Drive

Menlo Park, California 94025

Email: rick.kline@lw.com

            tad.freese@lw.com

            mark.bekheit@lw.com

Attention: Richard A. Kline

                 Tad J. Freese

                 Mark M. Bekheit

5.2 Termination. This Agreement shall terminate automatically with respect to a Stockholder and Parent, without any notice or other action by any Person, upon the earliest to occur of (a) the valid termination of the Merger Agreement in accordance with its terms, (b) the First Effective Time, (c) the entry without the prior written consent of such Stockholder into any amendment, waiver or modification to the Merger Agreement that results in a decrease in the Merger Consideration or changes the mix of Merger Consideration or (d) the delivery of written notice by Parent to such Stockholder of termination of this Agreement, and upon the occurrence of the earliest of such events this Agreement shall terminate and be of no further force (the date of termination, the “Termination Date”). Upon termination of this Agreement with respect to a Stockholder and Parent, neither such Stockholder nor Parent shall have any further obligations or liabilities under this Agreement; provided, however, that (i) nothing set forth in this Section 5.2 shall relieve or otherwise limit the liability of any Party for fraud or any willful breach (as defined in the Merger Agreement) of this Agreement prior to termination hereof and (ii) the provisions of this Article V shall survive any termination of this Agreement.

5.3 Amendments and Waivers.

(a) Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented by written agreement of each Party.

(b) At any time and from time to time prior to the First Effective Time, each Party may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (ii) waive any inaccuracies in the representations and warranties made by the other Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for their respective benefit contained herein. Any agreement on the part of Parent or any Stockholder to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of Parent or such Stockholder, as applicable. No failure or delay by Parent or a Stockholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

5.4 Entire Agreement; Third-Party Beneficiaries. This Agreement and the other documents and certificates delivered pursuant hereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties any rights or remedies hereunder or thereunder.

5.5 Enforcement; Remedies. The Parties agree that irreparable damage would occur and that the Parent would not have any adequate remedy at law in the event that any Stockholder did not perform any of the provisions of this Agreement in accordance with their specific terms or otherwise breached any such provisions. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. Any and all remedies herein expressly conferred upon Parent will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon Parent, and the exercise by Parent of any one remedy will not preclude the exercise of any other remedy.

5.6 Governing Law; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b) Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding, except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof; (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts; and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 5.6(b) in the manner provided for notices in Section 5.1. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by applicable Law.

5.7 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.7.

5.8 Assignment. This Agreement shall not be assigned by any Party (including by operation of law, by merger or otherwise) without the prior written consent of (a) Parent, in the case of an assignment by a Stockholder and (b) each Stockholder, in the case of an assignment by Parent; provided that Parent may assign any of its respective rights and obligations to any direct or indirect Subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

5.9 Descriptive Headings. The table of contents and headings set forth in this Agreement or any schedule delivered pursuant to this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or such schedule or any term or provision hereof or thereof.

5.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner.

5.11 Counterparts. This Agreement may be executed manually or by other electronic transmission by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Parties. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

5.12 Interpretation. When a reference is made in this Agreement to sections, such reference shall be to a section of this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” As used in this Agreement, the term “affiliates” shall have the meaning set forth in Rule 12b-2 of the Exchange Act. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other things extends, and such word or phrase shall not merely mean “if.” The term “or” is not exclusive, and shall be interpreted as “and/or.” The phrases “the date of this Agreement,” “the date hereof,” “of even date herewith” and terms of similar import, shall be deemed to refer to the date set forth in the preamble to this Agreement. A reference to any specific Law or to any provision of any Law, whether or not followed by the phrase “as amended,” includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific Law will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

5.13 Publicity; Documentation and Information. Each Stockholder agrees that it shall not make any public announcement regarding this Agreement or the transactions contemplated hereby without the prior written consent of Parent, except as may be required by applicable Law (provided that reasonable notice of any such disclosure will be provided to Parent, and such Stockholder will consider in good faith the reasonable comments of Parent with respect to such disclosure and otherwise cooperate with Parent in obtaining confidential treatment with respect to such disclosure). Each Stockholder consents to and hereby authorizes Parent, Merger Sub I and Merger Sub II to publish and disclose in all documents and schedules filed with the SEC or any other Governmental Entity or applicable securities exchange, and any press release or other disclosure document that Parent, Merger Sub I or Merger Sub II reasonably determines to be necessary or advisable in connection with the Mergers or any other transactions contemplated by the Merger Agreement or this Agreement, including, without limitation, any registration statement and any definitive proxy statement/prospectus (and any amendments or supplements thereto), such Stockholder’s identity and ownership of such Stockholder’s Shares, the existence of this Agreement and the nature of such Stockholder’s commitments and obligations under this Agreement, and each Stockholder acknowledges that Parent, Merger Sub I and Merger Sub II may, in Parent’s sole discretion, file this Agreement or a form hereof with the SEC or any other Governmental Entity or securities exchange.

5.14 Capacity as Stockholder. Each Stockholder signs this Agreement in such Stockholder’s capacity as a stockholder of the Company, and not, if applicable, in such Stockholder’s capacity as a director, officer or employee of the Company. Notwithstanding anything herein to the contrary, nothing in this Agreement shall in any way restrict a director or officer of the Company in the taking of any actions (or the failure to take any actions) in his or her capacity as a director or officer of the Company, or in the exercise of his or her fiduciary duties in his or her capacity as a director or officer of the Company, or prevent, or be construed to create any obligation on the part of, any director or officer of the Company from taking any action in his or her capacity as such director or officer.

5.15 Further Assurances. Each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to perform its obligations under this Agreement.

5.16 Stockholder Obligation Several and Not Joint. The obligations of each Stockholder hereunder shall be several and not joint, and no Stockholder shall be liable for any breach of the terms of this Agreement by any other Stockholder.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

salesforce.com, inc.

By:	/s/ John Somorjai
Name:	John Somorjai
Title:	Executive Vice President, Corporate Development & Salesforce Ventures

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

By:	/s/ Stewart Butterfield
Name:	Stewart Butterfield

DAVID C. BUTTERFIELD AND ALFONSO D. RUBIO MEMORIAL FOUNDATION

By:	/s/ Stewart Butterfield
Name:	Stewart Butterfield
Title:	Chief Executive Officer

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

By:	/s/ Eric Costello
Name:	Eric Costello

By:	/s/ Katrina Costello
Spouse (if applicable): Katrina Costello

ERIC E.G. COSTELLO REVOCABLE TRUST

By:	/s/ Eric Costello
Name:	Eric Costello
Title:	Trustee

ESTHER COSTELLO 2019 TRUST

By:	/s/ Michael Todd Parker
Name:	Michael Todd Parker
Title:	Trustee

JUDE COSTELLO 2019 TRUST

By:	/s/ Michael Todd Parker
Name:	Michael Todd Parker
Title:	Trustee

PHOEBE COSTELLO 2019 TRUST

By:	/s/ Michael Todd Parker
Name:	Michael Todd Parker
Title:	Trustee

HOPE COSTELLO 2019 TRUST

By:	/s/ Michael Todd Parker
Name:	Michael Todd Parker
Title:	Trustee

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

By:	/s/ Cal Henderson
Name:	Cal Henderson

By:	/s/ Rebecca Reeve Henderson
Name:	Rebecca Reeve Henderson

CAL HENDERSON AND REBECCA REEVE HENDERSON AS TRUSTEES OF THE HENDERSON FAMILY TRUST U/A/D 7/21/2016

By:	/s/ Cal Henderson
Name:	Cal Henderson
Title:	Trustee

THE CAL HENDERSON 2019 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Cal Henderson
Name:	Cal Henderson
Title:	Trustee

THE THEODORE HENDERSON GST EXEMPT TRUST UNDER THE CAL HENDERSON FAMILY 2019 IRREVOCABLE TRUST

By:	/s/ Cal Henderson
Name:	Cal Henderson
Title:	Trustee

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

WILLIAM FRANKLIN HENDERSON GST EXEMPT TRUST UNDER THE CAL HENDERSON FAMILY 2019 IRREVOCABLE TRUST

By:	/s/ Cal Henderson
Name:	Cal Henderson
Title:	Trustee

THE REBECCA REEVE HENDERSON 2019 GRANTOR RETAINED ANNUITY TRUST

By:	/s/ Rebecca Reeve Henderson
Name:	Rebecca Reeve Henderson
Title:	Trustee

THE THEODORE HENDERSON GST EXEMPT TRUST UNDER THE REBECCA REEVE HENDERSON FAMILY 2019 IRREVOCABLE TRUST

By:	/s/ Rebecca Reeve Henderson
Name:	Rebecca Reeve Henderson
Title:	Trustee

THE WILLIAM FRANKLIN HENDERSON GST EXEMPT TRUST UNDER THE REBECCA REEVE HENDERSON FAMILY 2019 IRREVOCABLE TRUST

By:	/s/ Rebecca Reeve Henderson
Name:	Rebecca Reeve Henderson
Title:	Trustee

[Signature Page to Voting and Support Agreement]

STOCKHOLDERS:

By:	/s/ Serguei Mourachov
Name:	Serguei Mourachov

By:	/s/ Oksana Leontieva
Spouse (if applicable): Oksana Leontieva

1232391 B.C. LTD.

By:	/s/ Serguei Mourachov
Name:	Serguei Mourachov
Title:	Director

[Signature Page to Voting and Support Agreement]

SCHEDULE A

EXISTING SHARES

Name of Stockholder	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Company Options	Company RSUs	Company Class A Restricted Share Awards	Company Class B Restricted Share Awards
Stewart Butterfield and the David C. Butterfield and Alfonso D. Rubio Memorial Foundation	1,670,370	37,367,937	697,471	762,670	122,817	987,928
Eric Costello and the Costello Entities	88,302	6,334,174	0	0	0	0
Cal Henderson, Rebecca Reeve Henderson and the Henderson Entities	94,365	16,269,141	181,122	140,601	0	0
Serguei Mourachov and 1232391 B.C. Ltd.	40,720	13,000,000	0	1,688	0	0

Annex E

Section 262 of the General Corporation Law of the State of Delaware

SECTION 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [REPEALED]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the

Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

E-5